As filed with the Securities and Exchange Commission on February 24, 2012

Registration No. 333-179384

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact name of Registrant as specified in its charter)

Minnesota	3679	41-0901840
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Telephone (320) 587-3797

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

David P. Radloff

Vice President and Chief Financial Officer

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Telephone (320) 587-3797

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to: David M. Vander Haar Peggy Steif Abram Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Phone: (612) 766-7000 Fax: (612) 766-1600	Copies to: Robert A. Zuccaro Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4834 Phone: (212) 906-1200 Fax: (212) 751-4864

Date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.50% Senior Secured Second Lien Notes due 2017 (“New Notes”) issuable pursuant to the Exchange Offer	$68,618,000	100% (1)	$68,618,000 (1)	$8,298.52 (1)
Subscription Rights to purchase a Unit	40,000	N/A	N/A	$0 (2)
Units consisting of $1,000 principal amount of New Notes with Warrants to purchase 96.725 shares of our Common Stock issuable upon exercise of the Subscription Rights	40,000	$985 (3)	$39,400,000 (3)	$4,515.24 (3)
New Notes issuable as a component of the Units	$40,000,000	N/A	N/A	$0 (4)
Warrants to Purchase Common Stock issuable as a component of the Units	40,000	N/A	N/A	$0 (4)
Common Stock, par value $.01 per share, underlying the Warrants (5)	3,869,000 (6)	$.01 (7)	$38,690 (7)	$4.43 (7)
Total				$12,818.19

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The maximum aggregate principal amount of the 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”) to be tendered is $76,243,000. The registration fee is based on the book value of such Outstanding 3.25% Notes ($72,412,901).
(2)	The Subscription Rights are being issued without consideration evidencing the rights to subscribe for 40,000 Units. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.
(3)	The registration fee is calculated pursuant to Rule 457(g) based on the subscription price of $985 per Unit.
(4)	Issued as a component of the Units for no additional consideration.
(5)	Associated with the Common Stock of the Registrant are common share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(6)	Includes such indeterminate number of additional shares of common stock issuable upon exercise of the Warrants in the event adjustments have been made to offset certain transactions that would otherwise have a dilutive effect on the holders of the Warrants.
(7)	The registration fee is calculated pursuant to Rule 457(g) based on the exercise price of $.01 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus may change. We may not complete the Tender/Exchange Offers or Rights Offering, each as described below, and, where applicable, issue the related securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO CHANGE, DATED FEBRUARY 24, 2012

PRELIMINARY PROSPECTUS AND OFFER TO PURCHASE

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Exchange 8.50% Senior Secured Notes due 2017 for any and all 3.25% Convertible Subordinated Notes due 2026	Offer to Purchase up to $49,250,000 of 3.25% Convertible Subordinated Notes due 2026 AND up to $26,666,000 of 8.50% Convertible Senior Notes due 2026

AND

Rights Offering

40,000 Units

Each Unit consisting of

$1,000 principal amount of 8.50% Senior Secured Second Lien Notes due 2017

and

a Warrant to purchase 96.725 shares of Common Stock,

issuable upon exercise of rights to subscribe for such Units

*************************************

Upon the terms and subject to the conditions described in this prospectus and offer to purchase (as it may be supplemented or amended from time to time, the “prospectus”), and set forth in the related letters of transmittal, Hutchinson Technology Incorporated will:

(1) offer to exchange any and all of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”) for a new series of 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”), in an amount equal to $900 principal amount of New Notes for each $1,000 principal amount of Outstanding 3.25% Notes exchanged (the “Exchange Offer”),

(2) apply up to an amount of cash equal to the proceeds generated from the Rights Offering (the “Rights Offering Proceeds”) to offer to purchase for cash up to $49,250,000 aggregate principal amount of its Outstanding 3.25% Notes, in an amount equal to $800 in cash for each $1,000 principal amount of Outstanding 3.25% Notes tendered (the “Outstanding 3.25% Notes Tender Offer”), and

(3) to the extent that the Rights Offering Proceeds exceed the amount necessary to fund the Outstanding 3.25% Notes Tender Offer, apply an amount of cash equal to the lesser of any such excess Rights Offering Proceeds (the “Residual Rights Offering Proceeds”) and $20.0 million to offer to purchase for cash up to $26,666,000 aggregate principal amount of its 8.50% Convertible Senior Notes due 2026 (the “Outstanding 8.50% Notes”), in an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes tendered (the “Outstanding 8.50% Notes Tender Offer” and, together with the Outstanding 3.25% Notes Tender Offer, the “Tender Offers” and, the Tender Offers and the Exchange Offer collectively, the “Tender/Exchange Offers”). If there are no Residual Rights Offering Proceeds, Hutchinson Technology Incorporated will not purchase any Outstanding 8.50% Notes.

Each holder may participate in the Tender/Exchange Offers described above, at the election of such holder, each as summarized below:

The Exchange Offer

	Security	CUSIP No.	Amount Outstanding	Exchange Consideration
“Exchange Offer”	Outstanding 3.25% Notes	448407AF3	$76,243,000	$900 principal amount of New Notes per $1,000 principal amount

The Tender Offers
	Security	CUSIP No.	Amount Outstanding	Tender Consideration	Maximum Acceptance Amount	Acceptance Priority
“Outstanding 3.25% Notes Tender Offer”	Outstanding 3.25% Notes	448407AF3	$76,243,000	$800 cash per $1,000 principal amount	$49,250,000 aggregate principal amount	1

“Outstanding 8.50% Notes Tender Offer”	Outstanding 8.50% Notes	448407AG1	$85,170,000	$750 cash per $1,000 principal amount	$26,666,000 aggregate principal amount	2

Additionally, upon the terms and subject to the conditions described in this prospectus, Hutchinson Technology Incorporated has distributed one right (each, a “Subscription Right”) to subscribe for one unit (each, a “Unit”) for every $1,906.075 principal amount of Outstanding 3.25% Notes (the “Rights Offering”). Each Unit consists of (1) $1,000 principal amount of New Notes and (2) a warrant to purchase on a cashless basis 96.725 shares of our common stock, at an exercise price of $.01 per share for a period of ten years following the issue date (each, a “Warrant”).

The Subscription Rights may be exercised only by holders of Outstanding 3.25% Notes who tender all or some of their Outstanding 3.25% Notes in the Exchange Offer and who exercise all of the Subscription Rights corresponding to their Outstanding 3.25% Notes so tendered for exchange (other than pursuant to oversubscription rights) (“Participating Holders”). Holders of Outstanding 3.25% Notes who do not participate in the Exchange Offer or who participate in the Exchange Offer but do not elect to subscribe for all of the Units available for purchase through the Rights Offering (other than pursuant to oversubscription rights) may not exercise their Subscription Rights and will not be issued Units. The Subscription Rights may be exercised for a payment of $985 per right (the “Subscription Price”), which will result in the issuance of one Unit. No fractional Subscription Rights may be exercised.

There is no minimum subscription amount required for consummation of this Rights Offering. Any Participating Holder may subscribe for any additional Units not purchased, subject to pro rata distribution of otherwise unsubscribed rights to Units among all Participating Holders electing to subscribe for such additional Units.

A person or entity, together with related persons or entities, may not exercise a Warrant to the extent such exercise, when aggregated with his, her, its or their existing ownership, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 9.99% of the total number of our issued and outstanding shares of common stock following such exercise. By written notice to the Company, a holder of Warrants may from time to time increase or decrease such percentage to any other percentage not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us. Holders of Warrants will be entitled to participate pro rata in any dividends or other distributions (whether in cash, securities or other assets) paid, or rights offered, to holders of our common stock on an as-exercised basis and will be protected from the dilutive effect of certain transactions.

The maximum amount of gross proceeds that can be generated from the Rights Offering is $39.4 million.

The Exchange Offer, the Outstanding 3.25% Notes Tender Offer and the Rights Offering will expire at 9:00 a.m., New York City time, on March 6, 2012 (the “3.25% Expiration Date”) unless earlier terminated or extended by us. Tenders of Outstanding 3.25% Notes may be withdrawn at any time before 9:00 a.m., New York City time, on the 3.25% Expiration Date. The Outstanding 8.50% Notes Tender Offer will expire at 9:00 a.m., New York City time, on March 15, 2012 (the “8.50% Expiration Date”) unless earlier terminated or extended by us. Tenders of Outstanding 8.50% Notes may be withdrawn at any time before 9:00 a.m., New York City time, on the 8.50% Expiration Date.

Outstanding 3.25% Notes and Outstanding 8.50% Notes that are not tendered for purchase or exchange or that are withdrawn before the applicable 3.25% Expiration Date or 8.50% Expiration Date will remain outstanding. The Subscription Rights will expire without any payment to the holders of unexercised Subscription Rights if they are not exercised by the 3.25% Expiration Date. Subscription Rights that have been exercised may not be revoked unless the corresponding Outstanding 3.25% Notes are validly withdrawn from the Exchange Offer.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.” The last reported sale price of our common stock on the NASDAQ Global Select Market on February 22, 2012 was $2.17 per share. None of the New Notes, Subscription Rights, Units or Warrants will be listed on any securities exchange or included in any automated quotation system.

*************************************

See “Risk Factors” beginning on page 47 for a discussion of certain risks that you should consider before participating in the Tender/Exchange Offers or Rights Offering.

Neither we, our officers, our board of directors, the exchange agent, the information agent, the subscription agent nor the dealer manager is making any recommendation as to whether you should choose to tender your Outstanding 3.25% Notes for purchase or exchange or tender your Outstanding 8.50% Notes for purchase pursuant to the Tender/Exchange Offers and whether, if applicable, you should exercise your Subscription Rights pursuant to the Rights Offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Tender/Exchange Offers:

The date of this prospectus is                     , 2012.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representations not contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus. This prospectus, any accompanying supplement to this prospectus or any free writing prospectus does not constitute an offer to sell or exchange or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying supplement to this prospectus or any free writing prospectus constitute an offer to sell or exchange or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus is accurate only as of the date of that document.

HUTCHINSON TECHNOLOGY INCORPORATED

When we refer to “HTI,” “our Company,” “we,” “our” and “us” in this prospectus, we mean Hutchinson Technology Incorporated and its subsidiaries unless otherwise noted or the context indicates otherwise.

We are a global technology manufacturer committed to creating value by developing solutions to critical customer problems. Our culture of quality, continuous improvement, superior innovation and a relentless focus on the fundamentals enables us to compete in the markets we serve. Our Disk Drive Components Division is a key worldwide supplier of suspension assemblies for hard disk drives. Suspension assemblies are precise electro-mechanical components that hold a disk drive’s read/write head at microscopic distances above the drive’s disks. Our innovative product solutions help customers improve yields, increase reliability and enhance disk drive performance, thereby increasing the value they derive from our products. Our BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs. By helping clinicians instantly detect changes in a patient’s perfusion status, our InSpectra StO2 products help clinicians reduce risks and costs by enabling faster and more precise assessment of oxygen delivery to vital organs and tissue in critical care settings.

We were incorporated in 1965 and are a Minnesota corporation. Our principal executive offices are located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350 and our telephone number is (320) 587-3797.

QUESTIONS AND ANSWERS ABOUT THE OFFERS

The following answers to questions that you may have as a holder of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes highlight selected information included elsewhere in this prospectus. To fully understand the Tender/Exchange Offers and the Rights Offering and the other considerations that may be important to your decision about whether to participate, you should carefully read this prospectus in its entirety, including “Risk Factors.” For further information about us, see “Where You Can Find More Information.”

The Tender/Exchange Offers

Q: Why are you making the Tender/Exchange Offers?

A: Holders of the Outstanding 3.25% Notes have the right to require us to repurchase their Outstanding 3.25% Notes for cash in whole or in part, at par, beginning on January 15, 2013, and holders of the Outstanding 8.50% Notes have the right to require us to repurchase their Outstanding 8.50% Notes for cash in whole or in part, at par, beginning on January 15, 2015. Therefore, we are conducting the Tender/Exchange Offers to improve our financial flexibility by eliminating the repurchase (at the option of the holder) element of a portion of our indebtedness and to retire such indebtedness at a discount to par.

Q: What securities are being sought in the Tender/Exchange Offers?

A: We will offer to exchange any and all of the Outstanding 3.25% Notes for New Notes, apply up to an amount of cash equal to the Rights Offering Proceeds to purchase for cash up to $49,250,000 aggregate principal amount of the Outstanding 3.25% Notes, and, to the extent that the Rights Offering Proceeds exceed the amount necessary to fund the Outstanding 3.25% Notes Tender Offer, apply an amount of cash equal to the lesser of the Residual Rights Offering Proceeds and $20.0 million to offer to purchase for cash up to $26,666,000 aggregate principal amount of the Outstanding 8.50% Notes. If there are no Residual Rights Offering Proceeds, we will not purchase any of the Outstanding 8.50% Notes. As of the date hereof, $76,243,000 aggregate principal amount of the Outstanding 3.25% Notes are outstanding and $85,170,000 aggregate principal amount of the Outstanding 8.50% Notes are outstanding.

Q: Is there a maximum amount of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes that will be accepted for purchase or exchange in the Tender/Exchange Offers?

A: Yes. In connection with the Outstanding 3.25% Notes Tender Offer, we will apply up to an amount of cash equal to the Rights Offering Proceeds to purchase up to $49,250,000 aggregate principal amount of the Outstanding 3.25% Notes. If the amount of cash required to purchase Outstanding 3.25% Notes tendered in the Outstanding 3.25% Notes Tender Offer exceeds the Rights Offering Proceeds, we will accept Outstanding 3.25% Notes tendered for purchase on a pro rata basis.

In connection with the Outstanding 8.50% Notes Tender Offer, we will apply an amount of cash equal to the lesser of any Residual Rights Offering Proceeds and $20.0 million (the lesser of the two such amounts, the “Outstanding 8.50% Notes Tender Limit”) to purchase up to $26,666,000 aggregate principal of the Outstanding 8.50% Notes. If the amount of cash required to purchase Outstanding 8.50% Notes tendered in the Outstanding 8.50% Notes Tender Offer exceeds the Outstanding 8.50% Notes Tender Limit, we will accept Outstanding 8.50% Notes tendered for purchase on a pro rata basis, and if there are no Rights Offering Proceeds remaining after application of such proceeds to the Outstanding 3.25% Notes Tender Offer, no Outstanding 8.50% Notes will be accepted for purchase.

Q: Is there a minimum amount of Outstanding 3.25% Notes that must be tendered in the Exchange Offer or a minimum amount of Outstanding 3.25% Notes or Outstanding 8.50% Notes that must be tendered in the Tender Offers?

A: No, there is no minimum amount of Outstanding 3.25% Notes that must be exchanged in the Exchange Offer or minimum amount of Outstanding 3.25% Notes or Outstanding 8.50% Notes that must be tendered in the Tender Offers for the Tender/Exchange Offers to be consummated. However, if the agreements we have received from certain holders of Outstanding 3.25% Notes to tender Outstanding 3.25% Notes into the Exchange Offer expire or are terminated, we may terminate the Tender/Exchange Offers if less than $30 million in aggregate principal amount of such notes have been tendered for exchange at the Expiration Date.

Q: What are the benefits of exchanging my Outstanding 3.25% Notes for New Notes?

A: The interest rate on the New Notes is 8.50% per annum, as compared to 3.25% for the Outstanding 3.25% Notes; the New Notes will be our senior indebtedness, whereas the Outstanding 3.25% Notes are our subordinated obligations; and the New Notes will be secured by liens on all assets securing our senior secured credit facilities, which liens will rank junior in priority to the liens securing our senior secured credit facilities and other permitted priority liens, whereas the Outstanding 3.25% Notes are unsecured. In addition, only holders of Outstanding 3.25% Notes who tender into the Exchange Offer may participate in the Rights Offering.

Q: Who may participate in the Tender/Exchange Offers?

A: Any holder of Outstanding 3.25% Notes may participate in the Exchange Offer and/or the Outstanding 3.25% Notes Tender Offer, and any holder of Outstanding 8.50% Notes may participate in the Outstanding 8.50% Notes Tender Offer.

Q: What will I receive in the Exchange Offer if I exchange my Outstanding 3.25% Notes or in the Tender Offers if I tender my Outstanding 3.25% Notes or my Outstanding 8.50% Notes and they are accepted?

A: For each $1,000 principal amount of Outstanding 3.25% Notes that you validly tender as part of the Exchange Offer and we accept for exchange, you will receive $900 principal amount of New Notes. For each $1,000 principal amount of Outstanding 3.25% Notes that you validly tender as part of the Outstanding 3.25% Notes Tender Offer and we accept for purchase, you will receive cash in an amount equal to $800. For each $1,000 principal amount of Outstanding 8.50% Notes that you validly tender as part of the Outstanding 8.50% Notes Tender Offer and we accept for purchase, you will receive cash in an amount equal to $750.

We will make the following adjustments so as not to issue New Notes in a principal amount other than in a minimum denomination of $2,000 or integral multiples of $1,000: the aggregate principal amount of New Notes to be issued to any holder pursuant to the Exchange Offer after application of the exchange ratio of 0.9 or 90% to the amount of Outstanding 3.25% Notes accepted for exchange will be rounded down to the nearest integral multiple of $1,000, and any remainder will be paid in cash. We will not accept tenders in the Exchange Offer in any principal amount of Outstanding 3.25% Notes lower than $3,000. Subject to the limitations and conditions described herein, we will accept tenders from all holders participating in the Tender Offers, provided that any person who holds less than $1,000 principal amount of Outstanding 3.25% Notes or Outstanding 8.50% Notes must tender all of its interests to participate in the Tender Offers.

We will pay in cash all accrued and unpaid interest on Outstanding 3.25% Notes accepted for exchange in the Exchange Offer, and we will pay in cash all accrued and unpaid interest on Outstanding 3.25% Notes and Outstanding 8.50% Notes accepted for purchase in the Tender Offers, up to but excluding the date the Exchange Offer, the Outstanding 3.25% Notes Tender Offer and the Outstanding 8.50% Notes Tender Offer, as applicable, are completed (each such date being referred to herein as a “Settlement Date”).

Your right to receive the applicable consideration in the Tender/Exchange Offers is subject to all of the conditions described herein.

v

Q: How will the Company fund the Tender Offers?

A: We will fund the Tender Offers with the Rights Offering Proceeds. The first priority use for such Rights Offering Proceeds is to fund the Outstanding 3.25% Notes Tender Offer. To the extent that Rights Offering Proceeds exceed the amount needed to fund the Outstanding 3.25% Notes Tender Offer, up to $20.0 million of such Residual Rights Offering Proceeds will be used to fund the Outstanding 8.50% Notes Tender Offer. If there are no Residual Rights Offering Proceeds, we will not purchase any of the Outstanding 8.50% Notes. There are no alternate sources of financing to fund the Tender Offers if the Rights Offering Proceeds cannot cover the purchase price for any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered for purchase hereby.

Q: Have any holders of Outstanding 3.25% Notes or Outstanding 8.50% Notes indicated that they will participate in the Tender/Exchange Offers?

A: Prior to the commencement of the Tender/Exchange Offers, certain holders of Outstanding 3.25% Notes have agreed to tender an aggregate principal amount of $21,039,000 of such notes in the Outstanding 3.25% Notes Tender Offer and to exchange an aggregate principal amount of $41,558,000 of such notes in the Exchange Offer, subject to certain conditions. No holders of Outstanding 8.50% Notes have agreed to participate in the Outstanding 8.50% Notes Tender Offer.

Q: What rights will I lose if I tender my Outstanding 3.25% Notes for exchange or purchase and Outstanding 8.50% Notes for purchase, and they are accepted?

A: If you validly tender your Outstanding 3.25% Notes and we accept them for purchase or exchange or if you validly tender your Outstanding 8.50% Notes and we accept them for purchase, you will lose any rights associated with being a holder of such notes, including but not limited to your right to require us to repurchase the Outstanding 3.25% Notes and Outstanding 8.50% Notes at par on January 15, 2013 and January 15, 2015, respectively, and your right to convert such notes into shares of our common stock at prescribed times and upon the satisfaction of certain conditions. You also will lose the right to receive interest accruing on or after the applicable Settlement Date and principal payments on such notes, your rights as a creditor of the Company with respect to those notes and your right to any and all claims you may have, now or in the future, arising out of or related to such notes. Please see “Risk Factors” for other possible consequences of participating in the Tender/Exchange Offers.

Q: May I tender only a portion of the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes that I hold?

A: Yes. You do not have to tender all of your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to participate in the Tender/Exchange Offers. However, if you choose to tender less than all of your Outstanding 3.25% Notes or Outstanding 8.50% Notes, you must tender your notes in a minimum principal amount of $3,000 or integral multiples of $1,000 in excess thereof in the case of the Exchange Offer, and in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof in the case of the Tender Offers, provided, however, that we will accept tenders in the Tender Offers in principal amounts of less than $1,000 if such principal amount represents the holder’s entire interest. In addition, if you elect to exchange only a portion of your Outstanding 3.25% Notes for New Notes, your ability to exercise your Subscription Rights distributed pursuant to the Rights Offering will be based on the Outstanding 3.25% Notes exchanged for New Notes by you and will be less than if you exchange all of your Outstanding 3.25% Notes.

Q: If the Tender/Exchange Offers are consummated and I do not participate, I do not tender all of my Outstanding 3.25% Notes or all of my Outstanding 8.50% Notes, or not all of the Outstanding 3.25% Notes or Outstanding 8.50% Notes I tender are accepted for purchase or exchange, as applicable, how will my rights and obligations under my remaining Outstanding 3.25% Notes and Outstanding 8.50% Notes be affected?

A: The terms of your Outstanding 3.25% Notes and Outstanding 8.50% Notes that remain outstanding after the consummation of the Tender/Exchange Offers will not change as a result of the Tender/Exchange Offers.

Q: How will the Tender/Exchange Offers affect the trading market for the Outstanding 3.25% Notes that are not purchased or exchanged and Outstanding 8.50% Notes that are not purchased?

A: As Outstanding 3.25% Notes and Outstanding 8.50% Notes are tendered and accepted in the Tender/Exchange Offers, the principal amount of remaining Outstanding 3.25% Notes and Outstanding 8.50% Notes will decrease. This decrease could reduce the liquidity of the trading market for the Outstanding 3.25% Notes and Outstanding 8.50% Notes.

Q: What do you intend to do with the Outstanding 3.25% Notes and Outstanding 8.50% Notes that are purchased or exchanged in the Tender/Exchange Offers?

A: All Outstanding 3.25% Notes and Outstanding 8.50% Notes accepted in the Tender/Exchange Offers will be retired and canceled.

Q: Are you making a recommendation regarding whether I should participate in the Tender/Exchange Offers?

A: Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should choose to tender your Outstanding 3.25% Notes or Outstanding 8.50% Notes pursuant to the Tender/Exchange Offers. Further, we have not authorized anyone to make any recommendation. Accordingly, you must make your own determination as to whether to tender your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes and, if so, the principal amount of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to tender and in the case of Outstanding 3.25% Notes, whether to tender into the Exchange Offer or into the Outstanding 3.25% Notes Tender Offer. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth under “Risk Factors.”

Q: What are the conditions to the Tender/Exchange Offers?

A: The Tender/Exchange Offers are subject to certain customary conditions described in “The Tender/Exchange Offers—Conditions to the Tender/Exchange Offers.” In addition, if the agreements we have received from certain holders of Outstanding 3.25% Notes to tender Outstanding 3.25% Notes into the Exchange Offer expire or are terminated, we may terminate the Tender/Exchange Offers if less than $30 million in aggregate principal amount of such notes have been tendered for exchange at the 3.25% Expiration Date. We may, subject to certain of our contractual agreements, waive certain conditions of the Tender/Exchange Offers. If any of the conditions of the Exchange Offer are not satisfied or waived by the 3.25% Expiration Date, we will not complete the Exchange Offer, but we may complete the Exchange Offer if conditions of the Outstanding 3.25% Notes Tender Offer are not satisfied or waived by the 3.25% Expiration Date. If any of the conditions of the Outstanding 3.25% Notes Tender Offer are not satisfied or waived by the 3.25% Expiration Date, we will not complete the Tender Offers. The Outstanding 8.50% Notes Tender Offer is essentially subject to a financing condition because if there are no Residual Rights Offering Proceeds after completion of the Outstanding 3.25% Notes Tender Offer, we will not complete the Outstanding 8.50% Notes Tender Offer.

Q: What is the Expiration Date for the Outstanding 3.25% Notes Tender Offer and Exchange Offer?

A: The Outstanding 3.25% Notes Tender Offer and Exchange Offer will expire at 9:00 a.m., New York City time, on March 6, 2012, unless extended or earlier terminated by us.

Q: What is the Expiration Date for the Outstanding 8.50% Notes Tender Offer?

A: The Outstanding 8.50% Notes Tender Offer will expire at 9:00 a.m., New York City time, on March 15, 2012, unless extended or earlier terminated by us.

Q: Under what circumstances can the Tender/Exchange Offers be extended, amended or terminated?

A: We reserve the right, subject to certain of our contractual agreements and to applicable law, to extend, amend or terminate the Tender/Exchange Offers, by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the exchange agent.

If we amend the Tender/Exchange Offers in a manner that we reasonably determine constitutes a material or significant change, we will extend the Tender/Exchange Offers for a period of five to ten business days, depending upon the significance of the amendment, if the Tender/Exchange Offers would otherwise have expired during the five- to ten-business-day period. If we extend the 3.25% Expiration Date, we will extend the 8.50% Expiration Date until not less than five business days after the extended 3.25% Expiration Date. Any change in the consideration offered to holders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in the Tender/Exchange Offers will be paid to all holders whose Outstanding 3.25% Notes and/or Outstanding 8.50% Notes have previously been tendered and are accepted for purchase or exchange pursuant to the Tender/Exchange Offers.

Q: How will I be notified if the Tender/Exchange Offers are extended, amended or terminated?

A: Any extension, amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. For more information regarding notification of extensions, amendments or the termination of the Tender/Exchange Offers, see “The Tender/Exchange Offers—Expiration Dates; Extensions; Amendments.”

Q: How do I tender my Outstanding 3.25% Notes for purchase or exchange and my Outstanding 8.50% Notes for purchase in the Tender/Exchange Offers?

A: A holder who wishes to tender Outstanding 3.25% Notes and/or Outstanding 8.50% Notes pursuant to the Tender/Exchange Offers must deliver a fully completed letter of transmittal (as it may be supplemented or amended from time to time, the “3.25% Notes Letter of Transmittal” or “8.50% Notes Letter of Transmittal,” as applicable), or transmit an “agent’s message” to the exchange agent prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date, in the case of the tender of Outstanding 3.25% Notes, or on the 8.50% Expiration Date, in the case of the tender of the Outstanding 8.50% Notes. If your Outstanding 3.25% Notes or Outstanding 8.50% Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Tender/Exchange Offers, you should contact that registered holder promptly and instruct him, her or it to tender your Outstanding 3.25% Notes or Outstanding 8.50% Notes on your behalf. If you are a participant in The Depository Trust Company (“DTC”), you must electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”). A completed 3.25% Notes Letter of Transmittal or 8.50% Notes Letter of Transmittal, as applicable, need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes. See “The Tender/Exchange Offers—Procedures for Tender.” For further information on how to tender Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, contact the information agent and exchange agent at the telephone number set forth on the back cover page of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q: How will I receive the New Notes if I choose to participate in the Exchange Offer?

A: The New Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC.

Q: What happens if some or all of my Outstanding 3.25% Notes and/or Outstanding 8.50% Notes are not accepted for purchase or exchange?

A: If any tendered Outstanding 3.25% Notes and/or Outstanding 8.50% Notes are not accepted because of an invalid tender, tenders of Outstanding 3.25% Notes for purchase in excess of the Rights Offering Proceeds, tenders of Outstanding 8.50% Notes in excess of the Outstanding 8.50% Notes Tender Limit, the occurrence of any other events described under “The Tender/Exchange Offers—Conditions to the Tender/Exchange Offers” or otherwise, we will credit the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes not accepted to your account maintained with DTC promptly after the expiration or termination of the Tender/Exchange Offers.

Q: May I withdraw Outstanding 3.25% Notes and/or Outstanding 8.50% Notes previously tendered?

A: Yes, you may withdraw your tender of Outstanding 3.25% Notes at any time before the 3.25% Expiration Date, your tender of Outstanding 8.50% Notes at any time before the 8.50% Expiration Date and your tender of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes after the expiration of 40 business days from the commencement of the Tender/Exchange Offers if we have not accepted such Outstanding 3.25% Notes or Outstanding 8.50% Notes for purchase or exchange as of that date. Note that any withdrawal of Outstanding 3.25% Notes from the Exchange Offer will automatically result in the revocation of any exercise of Subscription Rights in the Rights Offering. For more information, see “The Tender/Exchange Offers—Withdrawal and Revocation Rights.”

Q: How do I withdraw Outstanding 3.25% Notes and/or Outstanding 8.50% Notes previously tendered?

A: For a withdrawal or revocation to be effective, the holder must deliver to the exchange agent a written or facsimile notice of withdrawal of a tender or properly transmit to the exchange agent an agent’s message, which must be received by the exchange agent prior to the applicable withdrawal deadline. If the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. For more information regarding the procedures for withdrawal or revocation, see “The Tender/Exchange Offers—Withdrawal and Revocation Rights.”

Q: Will I have to pay any fees or commissions if I participate in the Tender/Exchange Offers?

A: We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Outstanding 3.25% Notes for purchase or exchange and the acceptance of any Outstanding 8.50% Notes for purchase, unless the box titled “Special Issuance or Payment Instructions” on the 3.25% Notes Letter of Transmittal or 8.50% Notes Letter of Transmittal has been completed, as described in the instructions thereto. However, if your Outstanding 3.25% Notes or Outstanding 8.50% Notes are held through a broker or other nominee who tenders the Outstanding 3.25% Notes or Outstanding 8.50% Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q: What risks should I consider in deciding whether or not to tender my Outstanding 3.25% Notes and/or Outstanding 8.50% Notes?

A: In deciding whether to participate in the Tender/Exchange Offers, you should carefully consider the discussion of risks and uncertainties affecting us, the Tender/Exchange Offers and the New Notes that are described under “Risk Factors.”

Q: What are the material U.S. federal income tax consequences of my participating in the Tender/Exchange Offers?

A: Please see “Material United States Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Tender/Exchange Offers.

Q: Will the Company receive any cash proceeds from the Tender/Exchange Offers?

A: No, we will not receive any cash proceeds from the Tender/Exchange Offers.

Q: With whom may I talk if I have questions about the Tender/Exchange Offers?

A: If you have questions about the terms of the Tender/Exchange Offers, please contact Houlihan Lokey Capital, Inc., the dealer manager for the Tender/Exchange Offers (“Houlihan Lokey” or the “dealer manager”). If you have questions regarding the procedures for tendering Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in the Tender/Exchange Offers or require assistance regarding this process, please contact D.F. King & Co., Inc., the information agent and exchange agent. The contact information for the dealer manager and the information agent and exchange agent is set forth on the back cover page of this prospectus. See also “Where You Can Find More Information.”

The Rights Offering

Q: Why are you conducting the Rights Offering?

A: We are conducting the Rights Offering to fund the Tender Offers, thereby allowing us to retire some debt at a discount to par and reducing the principal amount of outstanding debt that is subject to repurchase at the option of the holder.

Q: What Subscription Rights have been distributed?

A: One Subscription Right has been distributed for every $1,906.075 principal amount of Outstanding 3.25% Notes (i.e., for every $1,000 principal amount of Outstanding 3.25% Notes, there exists a corresponding 0.524638 of a Subscription Right). An aggregate of 40,000 Subscription Rights have been distributed. The Subscription Rights are not evidenced by a certificate but have automatically, and without further action on the part of the Company or any holders of Outstanding 3.25% Notes, attached to the Outstanding 3.25% Notes. Each Subscription Right can be exercised for one Unit.

Q: What will I receive in the Rights Offering if I exercise my right to subscribe for Units?

A: Each Subscription Right can be exercised for one Unit, which consists of the following components:

•	$1,000 principal amount of New Notes; and

•	a Warrant entitling the holder to purchase on a cashless basis 96.725 shares of our common stock at a price of $0.01 per share for a period of 10 years following the date of issue.

Your right to receive the consideration in the Rights Offering is subject to all of the conditions described herein.

Q: What is the Subscription Price?

A: The Subscription Price is $985 for each right to subscribe for one Unit.

x

Q: What conditions apply to the exercise of Subscription Rights?

A: Only holders of Outstanding 3.25% Notes who tender all or some of such Outstanding 3.25% Notes in the Exchange Offer may participate in the Rights Offering. Only the number of Subscription Rights that correspond to the principal amount of Outstanding 3.25% Notes tendered in the Exchange Offer may be exercised (subject to any allocation for oversubscription), and all of such Subscription Rights must be exercised if any are exercised. Only whole Subscription Rights may be exercised.

For example: if a person holds $10 million principal amount of Outstanding 3.25% Notes and elects to exchange $8 million principal amount of such notes in the Exchange Offer, that person will be able to exercise 4,197 Subscription Rights (8,000 x 0.524638, rounded down to the nearest whole number). The person in the example cannot exercise the Subscription Rights corresponding to the $2 million principal amount of Outstanding 3.25% Notes not exchanged, cannot exercise the fractional Subscription Right, and cannot exercise less than 4,197 Subscription Rights.

Holders of Outstanding 3.25% Notes that participate in the Exchange Offer and also participate in the Rights Offering by exercising all of the Subscription Rights corresponding to the Outstanding 3.25% Notes that were tendered in the Exchange Offer are referred to herein as “Participating Holders.”

Q: Am I required to participate in the Rights Offering?

A: No. Only holders of Outstanding 3.25% Notes that participate in the Exchange Offer are eligible to participate in the Rights Offering, but such holders are not required to exercise their Subscription Rights.

Q: Is there an opportunity to oversubscribe in this Rights Offering?

A: Any Participating Holder may subscribe for additional Units not purchased as of the 3.25% Expiration Date. Units available for oversubscription will consist of those related to Subscription Rights that could not have been exercised (i.e., Subscription Rights corresponding to Outstanding 3.25% Notes that were not exchanged in the Exchange Offer); those related to Subscription Rights that could have been exercised (i.e., Subscription Rights corresponding to Outstanding 3.25% Notes that were exchanged) but were not exercised; and those related to the sum of all fractional Subscription Rights. A Participating Holder may elect to subscribe for any amount of such additional Units, subject to pro rata distribution of otherwise unsubscribed rights to Units among all Participating Holders electing to subscribe for such additional Units.

Q: Is there a minimum number of Subscription Rights that must be exercised for the Rights Offering to be consummated?

A: No, there is no minimum number of Subscription Rights that must be exercised for the Rights Offering to be consummated.

Q: How do I exercise my Subscription Rights in the Rights Offering?

A: If you wish to participate in the Rights Offering, you should indicate such election on the 3.25% Notes Letter of Transmittal, or the agent’s message, as applicable, submitted to the exchange agent in conjunction with the Exchange Offer. If your Outstanding 3.25% Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Rights Offering, you should contact that registered holder promptly and instruct him, her or it to exercise your Subscription Rights on your behalf in conjunction with the tender of the corresponding Outstanding 3.25% Notes in the Exchange Offer. See “The Tender/Exchange Offers—Procedures for Tender” for more information about these procedures.

You must also deliver, on or before 9:00 a.m., New York City time, on March 6, 2012, the expiration date applicable to the Rights Offering, the following items: (1) a fully completed Rights Offering Subscription Form, to be delivered to the subscription agent, and (2) unless other arrangements have been made with the Company prior to the 3.25% Expiration Date with respect to the timing of payment, full payment of the Subscription Price of $985 per Subscription Right exercised, to be delivered to the Company. Please carefully follow the instructions contained in this document on how to exercise your Subscription Rights. See “The Rights Offering—Procedures for Subscription.” For further information on how to exercise your Subscription Rights, contact the subscription agent and information agent at the telephone number set forth on the back cover page of this prospectus.

Q: How do I elect to oversubscribe in the Rights Offering?

A: You must indicate your desire to subscribe for any additional Units in the oversubscription opportunity on the 3.25% Notes Letter of Transmittal, or the agent’s message as applicable, in conjunction with your tender of Outstanding 3.25% Notes in the Exchange Offer and your subscription for Units corresponding to such Outstanding 3.25% Notes as described above. You must also indicate your desire to participate in the oversubscription opportunity on the Rights Offering Subscription Form used with respect to your subscription for Units corresponding to the Outstanding 3.25% Notes tendered for exchange.

Promptly following expiration of the Rights Offering, the Company will notify you of the number of Units allocated to you through the oversubscription opportunity in accordance with the allocation procedures outlined in “The Rights Offering—Oversubscription Opportunity.” In order to purchase those Units, you will be required to transmit the total Subscription Price for those Units to the Company within two business days of the delivery of such notice, unless other arrangements have been made with the Company prior to the 3.25% Expiration Date. The Company may reject any oversubscription election that is not fully funded within such two-business-day period. See “The Rights Offering—Procedures for Oversubscription.” For further information on how to oversubscribe in the Rights Offering, contact the subscription agent and information agent at the telephone number set forth on the back cover page of this prospectus.

Q: Are there any limits on the number of Warrants I may exercise?

A: Yes. A person or entity, together with related persons or entities, may not exercise Warrants resulting in the issuance of shares of our common stock to the extent that such exercise, when aggregated with his, her, its or their existing beneficial ownership of common stock, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 9.99% of the total number of our issued and outstanding shares of common stock following said exercises. By written notice to us, a holder of Warrants may from time to time increase or decrease such percentage to any other percentage not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us. See “Description of the Units—Certain Terms.”

Q: Will owning Warrants entitle me to any of the rights of a stockholder prior to exercise?

A: Holders of Warrants issued as a component of the Units will not be able to vote the shares of common stock underlying their Warrants before exercising the Warrants, but they will be entitled to participate pro rata in any dividends or distributions (whether in cash, securities or other assets) paid, or rights offered, to holders of the common stock on an as-exercised basis. Holders of the Warrants will be protected from the dilutive effect of recapitalizations, reclassifications, stock splits and similar transactions prior to exercise. See “Description of the Units—Certain Terms.”

Q: May I transfer or sell my Subscription Rights if I do not want to subscribe for Units?

A: You may not sell or otherwise transfer Subscription Rights separate from the Outstanding 3.25% Notes that gave rise to such rights. The Subscription Rights may be transferred only together with valid transfers of Outstanding 3.25% Notes before the 3.25% Expiration Date. Holders transferring their Outstanding 3.25% Notes and the corresponding Subscription Rights must make their own arrangements for effecting such transfer and notify us and any agent designated by us as to such transfer.

Q: Are you making a recommendation regarding whether I should participate in the Rights Offering?

A: Neither we, our officers, our board of directors, the subscription agent, the information agent nor Houlihan Lokey is making any recommendation as to whether you should exercise your right to subscribe for Units. Further, we have not authorized anyone to make any recommendation. Accordingly, if you have exchanged Outstanding 3.25% Notes in the Exchange Offer and are therefore eligible to participate in the Rights Offering, you must make your own determination as to whether to exercise your right to subscribe for Units and whether to oversubscribe for additional Units. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth under “Risk Factors.”

Q: What are the conditions to the Rights Offering?

A: The Rights Offering will not be consummated if either the Exchange Offer or Outstanding 3.25% Notes Tender Offer is terminated. In addition, the Rights Offering is subject to certain customary conditions described in “The Rights Offering—Conditions to the Rights Offering.” We may, subject to certain of our contractual agreements, waive certain conditions of the Rights Offering. If any of the conditions are not satisfied or waived for the Rights Offering by the 3.25% Expiration Date, we will not complete the Rights Offering.

Q: What is the expiration date for the Rights Offering?

A: The Rights Offering, along with the Exchange Offer and the Outstanding 3.25% Notes Tender Offer, will expire at 9:00 a.m., New York City time, on March 6, 2012, unless extended or earlier terminated by us. Any Subscription Rights not exercised at or before that time will expire without any payment to the holders of such Subscription Rights.

Q: Can the Rights Offering be extended, amended or terminated?

A: Yes. Subject to certain of our contractual agreements, we may decide to cancel or terminate this Rights Offering at any time before the 3.25% Expiration Date for certain reasons. If we cancel or terminate this Rights Offering, in whole or in part, all affected Subscription Rights will expire without value and any payments of the Subscription Price received by the Company will be returned promptly, without interest or deduction. Subject to certain of our contractual agreements, we may amend the terms of the Rights Offering or extend the subscription period of the Rights Offering. If the Outstanding 3.25% Notes Tender Offer and Exchange Offer are extended, the Rights Offering will be correspondingly extended.

Q: How will I be notified if the Rights Offering is extended, amended or terminated?

A: Any extension, amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled 3.25% Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Rights Offering, see “The Rights Offering—Expiration Date; Extensions; Amendments.”

Q: How will I receive the New Notes upon exercise of my Subscription Rights?

A: The New Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC.

Q: How will I receive the Warrants upon exercise of my Subscription Rights?

A: The Warrants will be issued either via book-entry registration on the books and records of the Warrant Agent or in the form of one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC.

Q: May I revoke my exercise of Subscription Rights?

A: If you validly withdraw your Outstanding 3.25% Notes tendered in the Exchange Offer, your exercise of the corresponding Subscription Rights will be automatically revoked, as well as any election you had made to oversubscribe for Units not otherwise purchased, and your payment of the Subscription Price will be returned promptly without interest or deduction. You may not revoke your exercise of Subscription Rights (including any election you made to oversubscribe for Units) without withdrawing your tender of the corresponding Outstanding 3.25% Notes from the Exchange Offer.

Q: Have any holders of Outstanding 3.25% Notes indicated that they will participate in the Rights Offering?

A: Prior to the commencement of the Rights Offering, certain holders of Outstanding 3.25% Notes have agreed to subscribe for a total of 21,802 Units in the Rights Offering, subject to certain conditions.

Q: Will I have to pay any fees or commissions if I participate in the rights offer?

A: We will not charge any fee or sales commission to Participating Holders for exercising their Subscription Rights (other than the Subscription Price). However, if you exercise your Subscription Rights through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Q: What risks should I consider in deciding whether or not to exercise my Subscription Rights?

A: In deciding whether to participate in the Rights Offering, you should carefully consider the discussion of risks and uncertainties affecting us, the Rights Offering, the New Notes, the Warrants and our common stock that are described under “Risk Factors.”

Q: What are the material U.S. federal income tax consequences of my participating in the rights offer?

A: Please see “Material United States Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Rights Offering.

Q: How will the Company use the proceeds from the Rights Offering?

A: The maximum amount of gross proceeds that can be generated from the Rights Offering is $39.4 million. The first priority use of the Rights Offering Proceeds is to purchase Outstanding 3.25% Notes tendered for purchase in the Outstanding 3.25% Notes Tender Offer. To the extent Residual Rights Offering Proceeds are available, we will use up to $20.0 million of such proceeds to fund the Outstanding 8.50% Notes Tender Offer. Any remaining balance will be used for general corporate purposes.

Q: With whom may I talk if I have questions about the Rights Offering?

A: If you have questions about the terms of the Rights Offering, please contact the Company. If you have questions regarding the procedures for exercising Subscription Rights in the Rights Offering or require assistance regarding this process, please contact D.F. King & Co., Inc., the subscription agent and information agent. The contact information for the Company is set forth under “Hutchinson Technology Incorporated” and “Where You Can Find More Information,” and the contact information for D.F. King & Co., Inc. is set forth on the back cover page of this prospectus.

SUMMARY OF THE TENDER/EXCHANGE OFFERS

This summary highlights the information contained elsewhere in this prospectus. You should read the following summary together with the more detailed description of the terms of the Tender/Exchange Offers contained elsewhere in this prospectus. See “The Tender/Exchange Offers.”

The Exchange Offer

The following is a brief summary of the terms of the Exchange Offer. For a more complete description, see “The Tender/Exchange Offers.”

Purpose of the Exchange Offer	We are conducting the Exchange Offer to improve our financial flexibility by eliminating the repurchase (at the option of the holder) element of a portion of our indebtedness.

Material Differences Between the Outstanding 3.25% Notes and the New Notes	The material differences between the Outstanding 3.25% Notes and the New Notes are described below. This summary is qualified in its entirety by the information contained elsewhere in this prospectus and the documents governing the Outstanding 3.25% Notes and the New Notes, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the Outstanding 3.25% Notes and the New Notes, see “Description of the Outstanding 3.25% Notes” and “Description of the New Notes.”

•	the New Notes will be our senior indebtedness, whereas the Outstanding 3.25% Notes are our subordinated obligations;

•

the New Notes will be secured by liens on all assets securing our senior secured credit facilities (other than certain excluded assets), which liens will rank junior in priority to the liens securing the senior secured credit facilities and other permitted priority liens, whereas the Outstanding 3.25% Notes are unsecured;

•	the interest rate on the New Notes is 8.50% per annum, as compared to 3.25% per annum for the Outstanding 3.25% Notes;

•	the maturity date of the New Notes is January 15, 2017, as opposed to a maturity date of January 15, 2026 for the Outstanding 3.25% Notes;

•

the New Notes are not convertible into shares of our common stock, whereas each $1,000 principal amount of the Outstanding 3.25% Notes is convertible into 27.4499 shares of our common stock at an approximate conversion price of $36.43 per share at prescribed times and upon the satisfaction of certain conditions;

•	holders of the New Notes will not have the right to require us to repurchase the New Notes (except in connection with a change of control and out of the excess net cash proceeds of certain asset sales), whereas holders of the Outstanding 3.25% Notes have the right to require us to repurchase the Outstanding 3.25% Notes at par on each of January 15, 2013, January 15, 2016 and January 15, 2021;

•

we may redeem all or part of the New Notes at any time by paying 100% of the principal amount redeemed, plus a make-whole premium as of, and accrued and unpaid interest on the principal amount redeemed to, the date of redemption (subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date), whereas the Outstanding 3.25% Notes are redeemable in whole or in part at our option at 100.46% of the principal amount redeemed if the redemption occurs during the 12-month period commencing on January 21, 2012, and 100.00% of the principal amount redeemed if the redemption occurs thereafter, plus accrued and unpaid interest on the principal amount redeemed (subject to the rights of holders of Outstanding 3.25% Notes on the relevant record date to receive interest due on an interest payment date that is also the redemption date); and

•

the indenture governing the New Notes will contain certain covenants that, among other things, will limit our and our restricted subsidiaries’ ability to incur additional indebtedness, pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments, enter into agreements that restrict distributions from restricted subsidiaries, sell or otherwise dispose of assets, including capital stock of restricted subsidiaries, enter into transactions with affiliates, create or incur liens and enter into operating leases, whereas the indenture governing the Outstanding 3.25% Notes does not contain such covenants.

Terms of the Exchange Offer	For each $1,000 principal amount of Outstanding 3.25% Notes that are tendered and accepted for exchange, the holder will receive New Notes in an amount equal to $900 principal amount of New Notes. The New Notes will be issued in a minimum principal denomination of $2,000 and integral multiples of $1,000 in excess thereof. Holders of Outstanding 3.25% Notes must tender a minimum principal amount of $3,000 of Outstanding 3.25% Notes to participate in the Exchange Offer. The aggregate principal amount of New Notes to be issued to any holder in the Exchange Offer after application of the exchange ratio of 0.9 or 90% to the amount of Outstanding 3.25% Notes accepted for exchange will be rounded down to the nearest integral multiple of $1,000, and any remainder will be paid in cash.

Outstanding 3.25% Notes tendered for exchange will bear interest at the existing rate of interest up to, but excluding, the Settlement Date for the Exchange Offer, which we will pay to tendering holders in cash. Effective on the Settlement Date, we will no longer pay interest on any Outstanding 3.25% Notes that are accepted for exchange by us pursuant to the Exchange Offer. Interest will begin to accrue on the

New Notes commencing on the Settlement Date. We will pay interest on the New Notes on a semi-annual basis on January 15 and July 15 of each year, with the first interest payment being due on July 15, 2012 (assuming a Settlement Date for the Exchange Offer prior to July 1, 2012).

Agreements to Participate	Prior to the commencement of the Tender/Exchange Offers, certain holders of Outstanding 3.25% Notes have agreed to exchange an aggregate principal amount of $41,558,000 of such notes in the Exchange Offer, subject to certain conditions.

Conditions to the Exchange Offer	We will not be required to accept any tendered Outstanding 3.25% Notes for exchange and may terminate or amend the Exchange Offer if at any time before the expiration of Exchange Offer, we reasonably determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”) or any order of any governmental agency or court of competent jurisdiction. In addition, if the agreements we have received from certain holders of Outstanding 3.25% Notes to tender Outstanding 3.25% Notes into the Exchange Offer expire or are terminated, we may terminate the Tender/Exchange Offers if less than $30 million in aggregate principal amount of such notes have been tendered for exchange at the Expiration Date. See “The Tender/Exchange Offers – Conditions to the Tender/Exchange Offers.” We may, subject to applicable law and certain of our contractual agreements, waive certain conditions of the Exchange Offer.

Expiration Date; Extension	The Exchange Offer will expire at 9:00 a.m., New York City time, on March 6, 2012 (referred to herein as the “3.25% Expiration Date”) unless extended or earlier terminated by us. Subject to certain of our contractual agreements, we may extend the 3.25% Expiration Date. If we decide to extend the Exchange Offer, we will announce the extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled 3.25% Expiration Date.

Settlement Date	The settlement of the Exchange Offer will occur promptly after the 3.25% Expiration Date, as it may be extended, unless the Exchange Offer is earlier terminated. The Settlement Date for the Exchange Offer will be concurrent with the date Units will be issued pursuant to the Rights Offering and before the Settlement Dates for the Tender Offers.

Withdrawal of Tenders	The Outstanding 3.25% Notes tendered pursuant to the Exchange Offer may be withdrawn (1) at any time prior to the 3.25% Expiration Date and (2) after the expiration of 40 business days from the commencement of the Exchange Offer if we have not accepted the Outstanding 3.25% Notes for exchange as of that date. The valid withdrawal of Outstanding 3.25% Notes from the Exchange Offer will result in the automatic revocation of the exercise of any corresponding Subscription Rights and election to subscribe for additional Units through the oversubscription opportunity.

Procedures for Tender and Delivery	A holder who wishes to tender Outstanding 3.25% Notes pursuant to the Exchange Offer must deliver a fully completed 3.25% Notes Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date. We will issue the New Notes promptly after the 3.25% Expiration Date, upon the terms and subject to the conditions described in this prospectus.

The Outstanding 3.25% Notes may be tendered by electronic transmission of acceptance through ATOP procedures for transfer. Custodial entities that are DTC participants must tender Outstanding 3.25% Notes through ATOP. A completed 3.25% Notes Letter of Transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained herein on how to tender your Outstanding 3.25% Notes. See “The Tender/Exchange Offers—Procedures for Tender.”

Amendment of the Exchange Offer	We reserve the right, in our reasonable discretion, to interpret or modify the terms of the Exchange Offer, provided that we will comply with applicable laws that may require us to extend the period during which Outstanding 3.25% Notes may be tendered or withdrawn, as a result of changes in the terms of, or information relating to, the Exchange Offer.

Use of Proceeds	We will not receive any cash proceeds in the Exchange Offer. Any Outstanding 3.25% Notes that are validly tendered and accepted in exchange for New Notes pursuant to the Exchange Offer will be retired and canceled.

Fees and Expenses	We estimate that the total fees and expenses of the Tender/Exchange Offers and the Rights Offering will be approximately $2.6 million, which we will pay with cash on hand.

Certain U.S. Federal Income Tax Consequences

The U.S. federal income tax treatment of the Exchange Offer is complex. If a holder of Outstanding 3.25% Notes tenders its notes pursuant to the Exchange Offer, or tenders a portion of such notes for exchange pursuant to the Exchange Offer and also tenders a portion of such notes for purchase pursuant to the Outstanding 3.25% Notes Tender Offer, whether such holder will recognize gain or loss on the exchange of Outstanding 3.25% Notes for New Notes will depend on whether the exchange qualifies as a reorganization for tax purposes. If the exchange qualifies as a reorganization, then such holder may recognize gain, but not loss, equal to the lesser of: (1) the sum of the cash payment and the issue price of a New Note, minus the holder’s adjusted tax basis in the Outstanding 3.25% Note; and (2) the amount of the cash payment. If the exchange does not qualify as a reorganization, then such holder will recognize gain or loss in an amount equal to the difference between the issue price of the New

Notes plus cash received and the holder’s adjusted basis in its Outstanding 3.25% Notes. See “Material United States Federal Income Tax Consequences.”

Outstanding 3.25% Notes Not Tendered or Accepted	Any tendered Outstanding 3.25% Notes that are not accepted for exchange by us as described below will be credited to your DTC account without expense to you promptly after the expiration or termination of the Exchange Offer. If you do not tender your Outstanding 3.25% Notes, or if your Outstanding 3.25% Notes are not accepted for exchange by us, you will continue to hold your Outstanding 3.25% Notes and you will be entitled to all the rights, and subject to all the limitations, applicable to the Outstanding 3.25% Notes.

Consequences If You Do Not Tender Your Outstanding 3.25% Notes	To the extent that any Outstanding 3.25% Notes are tendered, accepted and retired pursuant to the Exchange Offer, the principal amount of remaining Outstanding 3.25% Notes will decrease. This decrease could reduce the liquidity of the trading market for the Outstanding 3.25% Notes.

Deciding Whether to Participate	Neither we, our officers, our board of directors, the subscription agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender all or any portion of your Outstanding 3.25% Notes pursuant to the Exchange Offer. Further, we have not authorized anyone to make any recommendation.

You should make your own decision as to whether you should tender your Outstanding 3.25% Notes, in whole or in part, after reading the information contained herein, including “Risk Factors,” and consulting with your advisors, if any, based on your own financial position and requirements.

Dealer Manager	Houlihan Lokey has been retained to act as the dealer manager in connection with the Exchange Offer. Houlihan Lokey’s address and telephone number are provided on the back cover page of this prospectus. We will pay Houlihan Lokey a fee for its service as dealer manager. See “ Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Dealer Manager.”

Exchange Agent	D.F. King & Co., Inc. has been retained to serve as the exchange agent for the Exchange Offer. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Exchange Agent, Information Agent and Subscription Agent.”

Information Agent	D.F. King & Co., Inc. has also been retained to serve as the information agent for the Exchange Offer. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Exchange Agent, Information Agent and Subscription Agent.”

Trading	Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.” The Outstanding 3.25% Notes are not listed on any national securities exchange or included in any automated quotation system and we do not intend to list the New Notes on any securities exchange or include them in any automated quotation system.

Subsequent Purchases	Subject to certain of our contractual agreements, we and our subsidiaries or affiliates reserve the right, in our discretion and to the extent permitted by applicable law and certain contractual limitations, at any time and from time to time after the consummation or earlier termination of the Exchange Offer, to acquire any Outstanding 3.25% Notes that are not tendered or are not accepted for exchange pursuant to the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices (subject to certain maximum prices as set forth in the indenture) and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Outstanding 3.25% Notes in accordance with their terms and the terms of the indenture governing the Outstanding 3.25% Notes. In each case, the consideration for the Outstanding 3.25% Notes may be different from the consideration offered in the Exchange Offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

YOU SHOULD READ THIS PROSPECTUS AND THE 3.25% NOTES LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR OUTSTANDING 3.25% NOTES PURSUANT TO THE EXCHANGE OFFER.

The Tender Offers

The following is a brief summary of the terms of the Tender Offers. For a more complete description, see “The Tender/Exchange Offers.”

Purpose of the Tender Offers	We are conducting the Tender Offers to improve our financial flexibility by eliminating the repurchase (at the option of the holder) element of a portion of our indebtedness and to retire such indebtedness at a discount to par.

Terms of the Tender Offers	For each $1,000 principal amount of Outstanding 3.25% Notes that are tendered and accepted for purchase, the holder will receive cash in an amount equal to $800. We will apply up to an amount of cash equal to the Rights Offering Proceeds to purchase up to $49,250,000 aggregate principal amount of the Outstanding 3.25% Notes. If the amount of cash required to purchase Outstanding 3.25% Notes tendered for purchase exceeds the Rights Offering Proceeds, we will accept Outstanding 3.25% Notes tendered for purchase on a pro rata basis.

For each $1,000 principal amount of Outstanding 8.50% Notes that are tendered and accepted for purchase, the holder will receive cash in an amount equal to $750. We will apply an amount of cash equal to the lesser of any Residual Rights Offering Proceeds and $20.0 million (the lesser of the two such amounts being referred to herein as the “Outstanding 8.50% Notes Tender Limit”) to purchase up to $26,666,000 aggregate principal of the Outstanding 8.50% Notes. If the amount of cash required to purchase Outstanding 8.50% Notes tendered for purchase exceeds the Outstanding 8.50% Notes Tender Limit, we will accept Outstanding 8.50% Notes tendered for purchase on a pro rata basis, and if there are no Rights Offering Proceeds remaining after application of such proceeds to the Outstanding 3.25% Notes Tender Offer, no Outstanding 8.50% Notes will be accepted for purchase.

Outstanding 3.25% Notes and Outstanding 8.50% Notes tendered for purchase will bear interest at the existing rate of interest up to, but excluding, the respective Settlement Dates for the Tender Offers, which we will pay to tendering holders in cash. Effective on the respective Settlement Dates, we will no longer pay interest on any Outstanding 3.25% Notes and Outstanding 8.50% Notes that are accepted for purchase by us pursuant to the Tender Offers.

Agreements to Participate	Prior to the commencement of the Tender/Exchange Offers, certain holders of Outstanding 3.25% Notes have agreed to tender an aggregate principal amount of $21,039,000 of such notes in the Outstanding 3.25% Notes Tender Offer.

Conditions to the Tender Offers

We will not be required to accept any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered for purchase and may terminate or amend the Tender Offers if at any time before the expiration of the Tender Offers, we reasonably determine that the Tender Offers violate applicable law, any applicable interpretation of the staff of the

SEC or any order of any governmental agency or court of competent jurisdiction. In addition, if the agreements we have received from certain holders of Outstanding 3.25% Notes to tender Outstanding 3.25% Notes into the Exchange Offer expire or are terminated, we may terminate the Tender/Exchange Offers if less than $30 million in aggregate principal amount of such notes have been tendered for exchange at the 3.25% Expiration Date. In addition, we will terminate the Outstanding 8.50% Notes Tender Offer if there are no Residual Rights Offering Proceeds. See “The Tender/Exchange Offers—Conditions to the Tender/Exchanage Offers” for more information about conditions applicable to the Tender Offers. We may, subject to applicable law and certain of our contractual agreements, waive certain conditions of the Tender Offers.

Expiration Dates; Extension	The Outstanding 3.25% Notes Tender Offer will expire at 9:00 a.m., New York City time, on March 6, 2012 (referred to herein as the “3.25% Expiration Date”), unless extended or earlier terminated by us. The Outstanding 8.50% Notes Tender Offer will expire at 9:00 a.m., New York City time, on March 15, 2012 (referred to herein as the “8.50% Expiration Date”), unless extended or earlier terminated by us. Subject to certain of our contractual agreements, we may extend the 3.25% Expiration Date and/or the 8.50% Expiration Date, and if the 3.25% Expiration Date is extended, we will extend the 8.50% Expiration Date until not less than five business days after the extended 3.25% Expiration Date. If we decide to extend the Tender Offers, we will announce the extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Settlement Dates	The settlement of the Outstanding 3.25% Notes Tender Offer will occur promptly after the 3.25% Expiration Date, as it may be extended, unless the Outstanding 3.25% Notes Tender Offer is earlier terminated. The Settlement Date for the Outstanding 3.25% Notes Tender Offer will occur after the Settlement Date of the Exchange Offer and the issuance of Units pursuant to the Rights Offering. The settlement of the Outstanding 8.50% Notes Tender Offer will occur promptly after the 8.50% Expiration Date, as it may be extended, unless the Outstanding 8.50% Notes Tender Offer is earlier terminated.

Withdrawal of Tenders	Outstanding 3.25% Notes tendered pursuant to the Outstanding 3.25% Notes Tender Offer may be withdrawn at any time prior to the 3.25% Expiration Date, Outstanding 8.50% Notes tendered pursuant to the Outstanding 8.50% Notes Tender Offer may be withdrawn at any time prior to the 8.50% Expiration Date and Outstanding 3.25% Notes and Outstanding 8.50% Notes tendered pursuant to the Tender Offers may be withdrawn after the expiration of 40 business days from the commencement of the Tender Offers if we have not accepted such Outstanding 3.25% Notes and Outstanding 8.50% Notes for purchase as of that date.

Procedures for Tender and Delivery	A holder who wishes to tender Outstanding 3.25% Notes pursuant to the Outstanding 3.25% Notes Tender Offer must deliver a fully completed 3.25% Notes Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date. A holder who wishes to tender Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Notes Tender Offer must deliver a fully completed 8.50% Notes Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 9:00 a.m., New York City time, on the 8.50% Expiration Date. We intend to accept all Outstanding 3.25% Notes validly tendered for purchase and not withdrawn or revoked as of the 3.25% Expiration Date and all Outstanding 8.50% Notes validly tendered for purchase and not withdrawn or revoked as of the 8.50% Expiration Date, subject to the amount of Rights Offering Proceeds available to fund such purchases and the Outstanding 8.50% Notes Tender Limit. We will pay the cash consideration promptly after the applicable 3.25% Expiration Date or 8.50% Expiration Date, as such dates may be extended or earlier terminated, upon the terms and subject to the conditions described in this prospectus.

The Outstanding 3.25% Notes and Outstanding 8.50% Notes may be tendered by electronic transmission of acceptance through ATOP procedures for transfer. Custodial entities that are DTC participants must tender Outstanding 3.25% Notes and Outstanding 8.50% Notes through ATOP. A completed 3.25% Notes Letter of Transmittal and 8.50% Notes Letter of Transmittal, as applicable, need not accompany tenders effected through ATOP. Please carefully follow the instructions contained herein on how to tender your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes. See “The Tender/Exchange Offers—Procedures for Tender.”

Amendment of the Tender Offers	We reserve the right, in our reasonable discretion, to interpret or modify the terms of the Tender Offers, provided that we will comply with applicable laws that may require us to extend the period during which Outstanding 3.25% Notes and Outstanding 8.50% Notes may be tendered or withdrawn, as a result of changes in the terms of, or information relating to, the Tender Offers.

Source of Funds

Concurrent with the Tender Offers, we are conducting a Rights Offering pursuant to which holders of Outstanding 3.25% Notes who tender such notes for exchange in the Exchange Offer and who subscribe for the Units corresponding to the principal amount of their Outstanding 3.25% Notes exchanged (referred to herein as “Participating Holders”) can subscribe for one Unit for every $1,906.075 principal amount of Outstanding 3.25% Notes exchanged at a Subscription Price of $985 per Unit. To the extent Units are not purchased or were represented by fractional Subscription Rights, Participating Holders may subscribe for such additional Units. The maximum amount of gross proceeds that can be generated from the Rights Offering is $39.4 million. The first priority use for such Rights Offering Proceeds is to fund the Outstanding 3.25% Notes Tender

Offer. We will fund the Outstanding 8.50% Notes Tender Offer with the Residual Rights Offering Proceeds, if any. If there are no Residual Rights Offering Proceeds, we will not purchase any of the Outstanding 8.50% Notes. There are no alternate sources of financing to fund the Tender Offers if the Rights Offering Proceeds cannot cover the purchase price for any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered for purchase hereby.

Use of Proceeds	We will not receive any cash proceeds from the Tender Offers. Any Outstanding 3.25% Notes and Outstanding 8.50% Notes that are validly purchased for cash pursuant to the Tender Offers will be retired and canceled.

Fees and Expenses	We estimate that the total fees and expenses of Tender/Exchange Offers and the Rights Offering will be approximately $2.6 million, which we will pay with cash on hand.

Certain U.S. Federal Income Tax Consequences	The U.S. federal income tax treatment of the Tender Offers is complex. See “Material United States Federal Income Tax Consequences.”

Outstanding 3.25% Notes and/or Outstanding 8.50% Notes Not Tendered or Accepted	Any tendered Outstanding 3.25% Notes and/or Outstanding 8.50% Notes that are not accepted for purchase by us as described below will be credited to your DTC account without expense to you promptly after the expiration or termination of the respective Tender Offers. If you do not tender your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, or if your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes are not accepted for purchase by us, you will continue to hold such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes and you will be entitled to all the rights, and subject to all the limitations, applicable to such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes.

Consequences If You Do Not Tender Your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes	To the extent that any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes are tendered, accepted and retired pursuant to the Tender Offers, the principal amount of remaining Outstanding 3.25% Notes and Outstanding 8.50% Notes will decrease. This decrease could reduce the liquidity of the trading market for the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes.

Deciding Whether to Participate	Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender all or any portion of your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes pursuant to the Tender Offers. Further, we have not authorized anyone to make any recommendation.

You should make your own decision as to whether you should tender your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, in

whole or in part, after reading the information contained herein, including “Risk Factors,” and consulting with your advisors, if any, based on your own financial position and requirements.

Dealer Manager	Houlihan Lokey has been retained to act as the dealer manager in connection with the Tender Offers. Houlihan Lokey’s address and telephone number are provided on the back cover page of this prospectus. We will pay Houlihan Lokey a fee for its services as dealer manager. See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Dealer Manager.”

Exchange Agent	D.F. King & Co., Inc. has been retained to serve as exchange agent. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Exchange Agent, Information Agent and Subscription Agent.”

Information Agent	D.F. King & Co., Inc. has also been retained to serve as the information agent. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Exchange Agent, Information Agent and Subscription Agent.”

Trading	Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.” The Outstanding 3.25% Notes and Outstanding 8.50% Notes are not listed on any national securities exchange or included in any automated quotation system.

Subsequent Purchases	Subject to certain of our contractual agreements, we and our subsidiaries or affiliates reserve the right, in our discretion and to the extent permitted by applicable law and certain contractual limitations, at any time and from time to time after the consummation or earlier termination of the Tender Offers, to acquire any Outstanding 3.25% Notes and Outstanding 8.50% Notes that are not tendered or are not accepted for purchase pursuant to the Tender Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices (subject to certain maximum prices as set forth in the indenture) and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Outstanding 3.25% Notes and Outstanding 8.50% Notes in accordance with their terms and the terms of the indentures governing the Outstanding 3.25% Notes and Outstanding 8.50% Notes. In each case, the consideration for the Outstanding 3.25% Notes and Outstanding 8.50% Notes may be different from the consideration offered in the Tender Offers. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

YOU SHOULD READ THIS PROSPECTUS AND THE 3.25% NOTES LETTER OF TRANSMITTAL AND 8.50% NOTES LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR OUTSTANDING 3.25% NOTES AND/OR OUTSTANDING 8.50% NOTES PURSUANT TO THE TENDER OFFERS.

SUMMARY OF THE RIGHTS OFFERING

This summary highlights the information contained elsewhere in this prospectus. You should read the following summary together with the more detailed description of the terms of the Rights Offering contained elsewhere in this prospectus. See “The Rights Offering.”

The Rights Offering

The following is a brief summary of the terms of the Rights Offering. For a more complete description, see “The Rights Offering.”

Purpose of the Rights Offering	We are conducting the Rights Offering to fund the Tender Offers, thereby allowing us to retire some debt at a discount to par and reducing the principal amount of outstanding debt that is subject to repurchase at the option of the holder.

Terms of the Rights Offering	One right to subscribe for one Unit has been distributed for every $1,906.075 principal amount of Outstanding 3.25% Notes. Each Unit consists of (1) $1,000 principal amount of New Notes and (2) a Warrant to purchase 96.725 shares of our common stock, at an exercise price of $.01 per share for a period of ten years following the issue date. Only holders of Outstanding 3.25% Notes that tender some or all of such notes in the Exchange Offer may participate in the Rights Offering. To participate in the Rights Offering, holders of Outstanding 3.25% Notes that participated in the Exchange Offer must exercise all of the Subscription Rights associated with the principal amount of Outstanding 3.25% Notes tendered in the Exchange Offer (other than pursuant to oversubscription rights) and may not exercise any Subscription Rights associated with Outstanding 3.25% Notes not tendered.

Agreements to Participate	Prior to the commencement of the Rights Offering, certain holders of Outstanding 3.25% Notes have agreed to subscribe for a total of 21,802 Units in the Rights Offering, subject to certain conditions.

Expiration Date	The Rights Offering will expire at 9:00 a.m., New York City time, on March 6, 2012 (referred to herein as the “3.25% Expiration Date”) unless extended or earlier terminated by us. Any Subscription Rights not exercised at or before that time will expire without any payment.

Extension and Amendment	If we cancel or terminate this Rights Offering, in whole or in part, in compliance with our contractual agreements, all affected Subscription Rights will expire without value and any payments of the Subscription Price received by the Company will be returned promptly, without interest or deduction. Subject to certain of our contractual agreements, the period for exercising Subscription Rights may be extended by us, although we do not presently intend to do so. If the Exchange Offer and Outstanding 3.25% Notes Tender Offer are extended, the Rights Offering will be correspondingly extended.

Subscription Price	$985 per Subscription Right.

Issuance Date	The issuance of the New Notes and the Warrants will occur promptly after the 3.25% Expiration Date, as it may be extended or earlier terminated, before the Settlement Dates for the Tender Offers, and concurrent with the Settlement Date for the Exchange Offer.

Oversubscription	Any Participating Holder may subscribe for any additional Units that have not been purchased as of the 3.25% Expiration Date, subject to pro rata distribution of otherwise unsubscribed rights to Units among all Participating Holders electing to subscribe for such additional Units.

Conditions to the Rights Offering	We will not be required to accept the exercise of any Subscription Right and may terminate or amend the Rights Offering if at any time before the expiration of the Rights Offering, we reasonably determine that the Rights Offering violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction. We may, subject to certain of our contractual agreements, waive certain conditions of the Rights Offering. In addition, the Rights Offering will not be consummated if either of the Exchange Offer or Outstanding 3.25% Notes Tender Offer is terminated. See “The Rights Offering – Conditions to the Rights Offering.”

Procedures for Exercise

If you wish to participate in the Exchange Offer, you should indicate your election to exercise the Subscription Rights corresponding to the Outstanding 3.25% Notes you tendered in the Exchange Offer and, if applicable, your desire to oversubscribe for additional Units, on the 3.25% Notes Letter of Transmittal submitted to the exchange agent in conjunction with the Exchange Offer. You must also deliver, on or before 9:00 a.m., New York City time, on March 6, 2012, the expiration date for the Rights Offering, the following items: (1) a fully completed Rights Offering Subscription Form, to be delivered to the subscription agent, and (2) unless other arrangements have been made with the Company prior to the 3.25% Expiration Date with respect to the timing of payment, full payment of the Subscription Price of $985 per Subscription Right, to be delivered to the Company. Payment of the Subscription Price is due upon exercise only for the Subscription Rights corresponding to the principal amount of Outstanding 3.25% Notes you tendered in the Exchange Offer; you will receive notice of the Subscription Price due for Units to be purchased through oversubscription promptly following expiration of the Rights Offering and, unless other arrangements have been made with the Company prior to the 3.25% Expiration Date, will be obligated to transmit such payment within two business days of receipt of such notice. If your Outstanding 3.25% Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Rights Offering, you should contact that registered holder promptly and instruct him, her or it to exercise your Subscription Rights on your behalf and, if applicable, to elect to oversubscribe. Please carefully follow the instructions contained in this document on how to exercise your

Subscription Rights. See “The Rights Offering—Procedures for Subscription” and “The Rights Offering—Procedures for Oversubscription.” For further information on how to exercise your Subscription Rights or oversubscribe for Units, contact the subscription agent and information agent at the telephone number set forth on the back cover page of this prospectus.

Revocation of Exercise	If you validly withdraw your Outstanding 3.25% Notes tendered in the Exchange Offer, your exercise of the corresponding Subscription Rights and your election to oversubscribe in the Rights Offering will be automatically revoked. You may not otherwise revoke your exercise of Subscription Rights. If, however, you withdraw your tender of Outstanding 3.25% Notes from the Exchange Offer, you can resubmit such notes for exchange prior to the 3.25% Expiration Date and elect not to exercise your Subscription Rights at that time or to exercise your Subscription Rights but not subscribe for additional Units.

Terms of Warrants	A person or entity, together with related persons or entities, may not exercise Warrants to purchase shares of our common stock to the extent that such exercise, when aggregated with his, her, its or their existing ownership of common stock, would result in such person or entity, together with any related persons or entities, owning in excess of 9.99% of the total number of our issued and outstanding shares of common stock following said exercise. By written notice to us, a holder of Warrants may from time to time increase or decrease such percentage to any other percentage not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Holders of Warrants will be entitled to participate pro rata in any dividends or other distributions (whether in cash, securities or other assets) paid, or rights offered, to holders of our common stock on an as-exercised basis. The Warrants will be adjusted as necessary to protect holders from the dilutive effects of recapitalizations, reclassifications, stock splits and similar transactions. See “Description of the Units—Certain Terms.”

Shares Outstanding	As of February 22, 2012, 23,422,662 shares of our common stock were outstanding. Assuming the maximum number of Units are purchased pursuant to the Rights Offering and all Warrants that are part of those Units are exercised, an additional 3,869,000 shares of our common stock will be issued as a consequence of this Rights Offering.

Use of Proceeds	The maximum amount of gross Rights Offering Proceeds that can be generated from the Rights Offering is $39.4 million. The Rights Offering Proceeds will be used to fund the Tender Offers, with first priority being given to the Outstanding 3.25% Notes Tender Offer. Any proceeds remaining after the Tender Offers have been funded will be used for general corporate purposes.

Fees and Expenses	We estimate that the total fees and expenses of the Tender/Exchange Offers and the Rights Offering will be approximately $2.6 million, which we will pay with cash on hand.

Certain U.S. Federal Income Tax Consequences	The U.S. federal income tax treatment of the receipt, exercise and expiration of Subscription Rights is subject to substantial uncertainty. A U.S. holder that exercises a Subscription Right could be treated as directly exchanging the Subscription Price for a New Note and Warrant in an exchange in which the U.S. holder does not recognize gain or loss. Alternatively, the issuance of Subscription Rights could be treated as a distribution of property to the holder of Outstanding 3.25% Notes. If so treated, the tax treatment of the receipt of Subscription Rights will depend on whether the Outstanding 3.25% Notes and the Subscription Rights are considered securities and the receipt is considered part of a reorganization. If the Outstanding 3.25% Notes and the Subscription Rights qualify as securities, then a U.S. holder should not recognize gain or loss on the receipt of the Subscription Rights. If the Subscription Rights do not qualify as securities, or are otherwise not considered issued as part of a reorganization, then the value of the Subscription Rights (if any) could be treated as property giving rise to gain or possibly loss. See “Material United States Federal Income Tax Consequences.”

Deciding Whether to Participate	Neither we, our officers, our board of directors, the subscription agent, the information agent nor Houlihan Lokey is making any recommendation as to whether you should exercise your right to subscribe for Units in the Rights Offering. Further, we have not authorized anyone to make any recommendation.

You should make your own decision as to whether you should exercise your Subscription Rights, if applicable, after reading the information contained herein, including “Risk Factors,” and consulting with your advisors, if any, based on your own financial position and requirements.

Subscription Agent	D.F. King & Co., Inc. has been retained to serve as the subscription agent for the Rights Offering. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Exchange Agent, Information Agent and Subscription Agent.”

Information Agent	D.F. King & Co., Inc. has also been retained to serve as the information agent for the Rights Offering. Its address and telephone number are provided on the back cover page of this prospectus See “Dealer Manager, Exchange Agent, Information Agent and Subscription Agent—Exchange Agent, Information Agent and Subscription Agent.”

Trading	Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.” None of the Subscription Rights, the Units, the New Notes nor the Warrants are listed on any national securities exchange or included in any automated quotation system and we do not intend to so list or include any of these securities.

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE MAKING A DECISION TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

SUMMARY OF THE NEW NOTES

This summary is not a complete description of the New Notes. You should read the following summary together with the more detailed description of the New Notes contained elsewhere in this prospectus. See “Description of the New Notes.” As used in this portion of the summary, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of our subsidiaries.

Issuer of New Notes	Hutchinson Technology Incorporated.

New Notes Offered	Up to $68,618,000 aggregate principal amount of 8.50% Senior Secured Second Lien Notes due January 15, 2017 (referred to herein as the “New Notes”) will be issued in exchange for Outstanding 3.25% Notes tendered pursuant to the Exchange Offer.

Up to an additional $40.0 million aggregate principal amount of the New Notes will be issued as a component of Units purchased by exercise of Subscription Rights distributed pursuant to the Rights Offering.

Interest	The New Notes will bear interest at a rate of 8.50% per annum. Interest on the New Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2012 (assuming a Settlement Date for the Exchange Offer prior to July 1, 2012). The interest so payable will be paid to each holder in whose name a New Note is registered at the close of business on the January 1 or July 1 immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from the Settlement Date for the Exchange Offer.

Maturity Date	The New Notes will mature on January 15, 2017 unless redeemed or repurchased in accordance with their terms.

Denomination	The New Notes will be issued in minimum principal denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Sinking Fund	The New Notes are not entitled to the benefits of, or subject to, a sinking fund.

New Note Guaranties	If we or any of our restricted subsidiaries forms or acquires any new domestic subsidiary in the future that is a wholly owned restricted subsidiary (a “New Domestic Subsidiary”), or if any other restricted subsidiary of ours in the future guaranties or otherwise provides certain credit support for our senior secured credit facilities, that subsidiary will guaranty the New Notes. The New Note Guaranties, if any, are required to be released under certain circumstances.

Security

The New Notes and New Note Guaranties, if any, will be secured by liens on all of the assets of our Company and any subsidiary guarantors securing our senior secured credit facilities (other than capital stock of subsidiaries of our Company to the extent that inclusion of such capital stock would require the filing of separate financial statements for such subsidiary with the SEC). The liens securing the New Notes and the New Note Guaranties, if any, will rank junior in priority to the liens securing our senior secured credit facilities and other permitted priority liens. The liens securing the New Notes and any New Note Guaranties are required to be released under certain circumstances.

The collateral for the New Notes and the New Note Guaranties, if any, will initially consist of:

•

all capital stock of our subsidiaries owned directly by us or any subsidiary guarantor that is a New Domestic Subsidiary (except that the collateral will not include the capital stock of any of our existing foreign subsidiaries other than Hutchinson Technology Operations (Thailand) Co., Ltd. (“HTI Thailand”) or more than 65% of the voting capital stock of HTI Thailand or any future foreign subsidiaries), but in each case only to the extent that, in our reasonable judgment, inclusion of the capital stock of a subsidiary in the collateral would not require the filing of separate financial statements for such subsidiary with the SEC; and

•

substantially all other personal property of our Company and any subsidiary guarantor that is a New Domestic Subsidiary, other than certain excluded assets described in the indenture governing the New Notes.

Within five months after the closing of the issuance of the Units upon exercise of Subscription Rights distributed pursuant to the Rights Offering (but in no event later than August 31, 2012), we will grant mortgages on all real property currently owned by us and located in the United States (other than the real property on which we operate our development center and learning center in Hutchinson, Minnesota) to secure the New Notes and any New Note Guaranties. The mortgages will rank junior in priority to mortgages that we will grant on such real property to secure our senior secured credit facilities and to permitted priority liens.

In addition, to the extent that, in the future, we or any of our restricted subsidiaries grants liens on currently unencumbered assets to secure our senior secured credit facilities (other than capital stock of subsidiaries of our Company to the extent that inclusion of such capital stock would require the filing of separate financial statements for such subsidiary with the SEC), we will grant liens on such assets to secure the New Notes and any New Note Guaranties. Such liens will rank junior in priority to the liens securing our senior secured credit facilities and to permitted priority liens.

Ranking of New Notes and New Note Guaranties	The New Notes and New Note Guaranties, if any, will rank:

•	pari passu in right of payment with all existing and future senior indebtedness of our Company and any subsidiary guarantor, including indebtedness under our senior secured credit facilities;

•

senior in right of payment to all existing and future subordinated indebtedness of our Company and any subsidiary guarantor, including any Outstanding 3.25% Notes that remain outstanding after consummation of the Tender/Exchange Offers (to the extent provided in the indenture governing the Outstanding 3.25% Notes);

•

effectively junior, to the extent of the value of the collateral (i) to the obligations of our Company and any subsidiary guarantor under our senior secured credit facilities and (ii) to any other obligations of our Company or any subsidiary guarantor secured by priority liens on the collateral;

•

effectively junior to any other obligations of our Company and any subsidiary guarantor secured by any assets of our Company or such subsidiary guarantor other than the collateral, to the extent of the value of such assets;

•

effectively senior, to the extent of the value of the collateral, to any unsecured senior indebtedness of our Company or any subsidiary guarantor, including any Outstanding 8.50% Notes that remain outstanding after consummation of the Tender/Exchange Offers; and

•	effectively subordinated to all obligations, including trade payables, of each of our subsidiaries that is not a subsidiary guarantor.

Intercreditor Agreement	The collateral agent for the holders of the New Notes will enter into an intercreditor agreement with PNC Bank, National Association, as agent under our existing senior secured credit facility, which governs the relationship between the holders of the New Notes and the lenders under our senior secured credit facilities with respect to collateral and certain other matters.

Mandatory Redemption	None.

Optional Redemption	We may redeem all or part of the New Notes at any time by paying 100% of the principal amount of the New Notes redeemed, plus a certain make-whole premium as of, and accrued and unpaid interest on the principal amount of the New Notes redeemed to, the date of redemption, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date.

Change of Control Offer	If certain changes of control occur, we must give holders of the New Notes an opportunity to sell us their New Notes at a purchase price of 101% of the principal amount of the New Notes, plus accrued and unpaid interest, to the applicable repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer

If we or any of our restricted subsidiaries sell assets under certain circumstances, we must offer to repurchase, prepay or redeem the New Notes (and potentially other indebtedness that is pari passu with the New Notes) at a repurchase price equal to 100% of the principal amount repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase, prepayment or redemption date. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the New Notes will contain certain covenants that, among other things, limit our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	enter into operating leases; and

•	merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications. See “Description of the New Notes—Certain Covenants.”

Book-Entry Form	The New Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC. Beneficial interests in a global certificate representing the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. These interests will not be permitted to be exchanged for certificated New Notes, except in limited circumstances.

Tax Impacts Associated with the New Notes	The rules for determining the issue price of a New Note are subject to substantial uncertainty. The amount of Original Issue Discount (“OID”) for a New Note will be based on its issue price. The Company intends to take the position that the issue price of a New Note will be equal to the amount of the Subscription Price allocated to it upon exercise of a Subscription Right. See “Material United States Federal Income Tax Consequences” in this prospectus.

Risk Factors	You should read carefully the “Risk Factors” section of this prospectus for risks related to the New Notes.

SUMMARY OF THE UNITS

This summary is not a complete description of the Units. You should read the following summary together with the more detailed description of the Units contained elsewhere in this prospectus. See “Description of the Units.” As used in this portion of the summary, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of our subsidiaries.

Units Offered	Up to 40,000 Units may be purchased pursuant to the Rights Offering.

Components of Units	Each Unit consists of the following:

(1) $1,000 principal amount of New Notes; and

(2) one Warrant.

The components of the Units will be immediately separable upon issuance, without any action by the Company or the holder. Participating Holders who subscribe for Units will receive New Notes and Warrants, each in book-entry form and represented by one or more global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC.

Principal Terms of Warrants:

Securities issuable upon exercise	Each Warrant entitles its holder to purchase 96.725 shares of our common stock, par value $0.01 per share.

Exercise price	$0.01 per share of common stock.

Expiration date	The ten-year anniversary of the date of issuance.

Limits on exercise	A person or entity, together with related persons or entities, may not exercise a Warrant to the extent such exercise, when aggregated with his, her, its or their existing ownership, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 9.99% of the total number of our issued and outstanding shares of common stock following such exercise. By written notice to us, a holder of Warrants may from time to time increase or decrease such percentage to any other percentage not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Dividend rights	Holders of Warrants will be entitled to participate pro rata in any dividends or other distributions (whether in cash, securities or other assets) paid, or rights offered, to holders of our common stock on an as-exercised basis.

Dilution protection	The Warrants will be adjusted as necessary to protect holders from the dilutive effects of recapitalizations, reclassifications, stock splits and similar transactions.

Percentage ownership	HTI will represent in the Warrant Agreement that at the time of initial issuance, the Warrants represent, in aggregate, not less than 16.5% of the outstanding shares of common stock of HTI if all of the Units in the Rights Offering are issued and the pro rata portion thereof if not all of the Units in the Rights Offering are issued.

Tax impacts associated with the Warrants	The U.S. federal income tax consequences of ownership of the Warrants is unclear. Because their exercise price is materially less than the current fair market value of our common stock and other factors, it is possible that the Warrants could be considered essentially common stock in the hands of a holder. Thus it is possible that the IRS would conclude that the holders of Warrants should be taxed as if they owned the common stock underlying their Warrants. If the holders of Warrants are not considered as owning the common stock underlying the Warrants, a holder generally will not realize a gain or loss upon the exercise of a Warrant. The taxation of distributions on a Warrant is not clear, and it is possible a distribution would not be considered a qualified dividend, eligible for favorable tax treatment. The U.S. federal income tax treatment of a cashless exercise of Warrants is unclear. Additionally, certain adjustments to the amount of common stock that will be issued on the exercise of the Warrants may be treated as a constructive distribution to a U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment. See “Material United States Federal Income Tax Consequences” in this prospectus.

DESCRIPTION OF BUSINESS

Unless otherwise indicated, references to “2012” mean our fiscal year ending September 30, 2012, references to “2011” mean our fiscal year ended September 25, 2011, references to “2010” mean our fiscal year ended September 26, 2010, references to “2009” mean our fiscal year ended September 27, 2009 and references to “2008” mean our fiscal year ended September 28, 2008.

Overview

We are a global technology manufacturer committed to creating value by developing solutions to critical customer problems. Our culture of quality, continuous improvement, superior innovation and a relentless focus on the fundamentals enables us to compete in the markets we serve. We incorporated in Minnesota in 1965.

Our Disk Drive Components Division is a key world-wide supplier of suspension assemblies for hard disk drives. Suspension assemblies are precise electro-mechanical components that hold a disk drive’s read/write head at microscopic distances above the drive’s disks. Our innovative product solutions help customers improve yields, increase reliability and enhance disk drive performance, thereby increasing the value they derive from our products.

Our BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of healthcare and reduce costs. Our noninvasive InSpectraTM StO2 devices provide clinicians the ability to instantly detect changes in a patient’s perfusion status, and help in the early detection of hypoperfusion to enable faster and more precise assessment of oxygen delivery to vital organs and tissue in critical care settings.

Thailand Flooding

In October 2011, severe flooding in Thailand required us to suspend assembly operations at our Thailand manufacturing facility. During our fourth quarter of 2011 prior to the flooding, approximately one-third of our sales originated out of our Thailand assembly facility. By the end of that quarter, our Thailand operations had an assembly capacity of four to five million parts per week.

We are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand. This resulted in our retaining approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate and whose anticipated severance and benefits were included in our 2011 severance and benefits charges. This resulted in a reduction of $895,000 in our severance and benefits expense during our first quarter of 2012.

After review of the flood mitigation plans of the Thai government and those of the industrial park where our plant is located, we are proceeding with plans to restore our Thailand manufacturing facility. We expect to resume production there by the end of June 2012 and that it will take until the middle of 2013 to return production to pre-flood output levels. The timing of resuming production in Thailand is dependent on several factors including the requalification of our clean room at the Thailand site, the timing and our ability to get replacement equipment fully operational and final product qualification from our customers.

As a result of the flooding in Thailand, during our first quarter of 2012, we recorded flood-related costs, net of insurance recoveries, as follows:

•

Flood-related costs of $13,727,000, including $8,338,000 of impairment charges for damaged facility equipment and fixtures, manufacturing equipment and tooling, $2,744,000 of inventory write-downs and $2,645,000 of Thailand operating and site restoration costs; and

•	Flood insurance recoveries of $13,727,000, including $9,000,000 of cash proceeds and $4,727,000 proceeds receivable.

The total carrying value of our Thailand building and equipment was approximately $18,700,000 at the time of the flood. We expect the remaining $2,600,000 of inventory that was in Thailand at the time of the flood and that was not written off will be usable or sellable. As we repair and restore our facility and equipment in Thailand, we may determine that additional property, plant and equipment and inventory may be damaged. This could result in additional impairments and write-offs. Our estimates of our flood-related costs are based on current damage assessments and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. We expect any remaining impairments and write-offs related to the floodwaters will be less than $2,000,000.

After the suspension of production in Thailand in our first quarter of 2012, we have and will continue to incur costs for wages, salaries and benefits, depreciation and other items, which continued regardless of the suspension of production. Some employees normally engaged in the assembly manufacturing operation are being utilized in the clean-up and repairs of the facility and equipment, assessment and recovery of inventories and other aspects of the site restoration. In addition, we have and will continue to hire contractors to assist in the repair and restoration of our facility and equipment.

In total, we estimate we will spend $25,000,000 to $30,000,000 in 2012 and an additional $5,000,000 in 2013 to restore our Thailand manufacturing operation and bring it back to pre-flood capacity levels and to cover the incremental costs of manufacturing in the United States. These estimates do not include lost profits. These costs will be partially offset by $25,000,000 in insurance proceeds. We believe we have sufficient cash to manage through the restoration of our Thailand operations.

Our insurance policies provide for $25,000,000 of flood coverage for property and casualty damage and business interruption. Our total claims exceeded this amount. Insurance proceeds are recognized in the consolidated financial statements to the extent of losses incurred when realization is deemed probable. During the first quarter of 2012, we received an initial insurance payment of $9,000,000 which is included in cash provided by operating activities on our consolidated statement of cash flows. Subsequent to December 25, 2011, we received the final insurance payment of $16,000,000. The insurance recoveries, to the extent of losses incurred, were deemed probable at December 25, 2011. Accordingly, we recorded a flood insurance receivable in the amount of $4,727,000 included in the line item Other receivables on our condensed consolidated balance sheets. Recoveries in excess of losses incurred were assessed for recognition in accordance with gain contingency guidance and will be recognized when no contingencies remain. There are no restrictions on the insurance proceeds received. We plan to use the proceeds to repair and restore our Thailand facility and replace equipment.

Our available assembly capacity and vertically integrated components operations in the U.S. are enabling us to meet current levels of customer demand and should provide us with the flexibility to respond to increases in demand as the supply chain recovers. The effects of the flooding in Thailand continue to constrain overall capacity in the disk drive supply chain, significant portions of which are still in recovery mode. We expect our second quarter of 2012 suspension assembly shipments will total 90 million to 100 million, compared with 89.3 million in the first quarter of 2012. We expect our shipments to further increase in our third and fourth quarters of 2012 as the disk drive supply chain continues to recover from the flooding in Thailand.

Disk Drive Components Division

Our Disk Drive Components Division manufactures suspension assemblies for all sizes and types of hard disk drives. Suspension assemblies are critical components of disk drives that hold the read/write heads in position above the spinning magnetic disks. We developed our position as a key supplier of suspension assemblies through an integrated manufacturing approach, research, development and design activities coupled with substantial investments in process capabilities, product features and manufacturing capacity. We manufacture our suspension assemblies with proprietary technology and processes with very low part-to-part variation. These processes require manufacturing to precise specifications that are critical to maintaining the necessary microscopic clearance between the head and disk and the electrical connectivity between the head and the drive circuitry.

We design our suspension assemblies with a focus on the increasing performance requirements of new disk drives, principally more complex, increased data density, improved head-to-disk stability during a physical shock event and reduced data access time. Increased capacity, improved reliability and performance, as well as the miniaturization of disk drives, generally require suspension assemblies with lower variability, specialized design, expanded functionality and greater precision. Manufacturing of these smaller and more complex suspension assemblies requires that we develop new manufacturing process capabilities. We will continue to invest, as needed, to advance suspension assembly technology, enhance our process capabilities and expand our production capacity. During 2011, we shipped 454 million suspension assemblies of all types, supplying all manufacturers of disk drives and head-gimbal assemblers.

Our net sales have decreased significantly in recent years because of market share losses primarily due to changes in supply chain alignment by our customers. In 2009, our customer, Seagate, significantly reduced its procurement of our suspension assemblies. While the overall market for suspension assemblies grew in 2010 and 2011, our shipments of suspension assemblies declined 7% in 2010 and 11% in 2011 primarily due to further market share losses. In addition, during 2010 we encountered difficulties in ramping up our TSA+ suspension assembly process, including product defects, yield declines and capacity constraints, some of which resulted in lost shipments. We believe investments in our TSA+ process capabilities and our Thailand assembly operation will further lower our costs and considerably strengthen our competitive position.

As the disk drive industry has matured and consolidated, cost competitiveness has become an important factor to our customers, which has required us to lower our pricing to retain business. Our average selling price decreased from $0.80 in the first half of 2008, to $0.58 in our fourth quarter 2011. Average selling price in our first quarter of 2012 was $0.60, up from the preceding quarter primarily because of changes in our product mix resulting from the flood-related capacity constraints at our customers.

Subsequent to our 2011 year-end, severe flooding in Thailand required us to suspend our assembly operations at our Thailand manufacturing facility in the second week of October 2011. In addition to the negative impact on our operations, the flooding in Thailand is temporarily suppressing the overall production capacity of the hard disk drive supply chain, which has resulted in a material decrease in our suspension assembly demand. Our available assembly capacity and vertically integrated components operations in the U.S. are enabling us to meet current levels of customer demand and should provide us with the flexibility to respond to increases in demand as the supply chain recovers. The effects of the flooding in Thailand continue to constrain overall capacity in the disk drive supply chain, significant portions of which are still in recovery mode. We expect our second quarter of 2012 suspension assembly shipments will total 90 million to 100 million, compared with 89.3 million in the first quarter of 2012. We expect our shipments to further increase in our third and fourth quarters of 2012 as the disk drive supply chain continues to recover from the flooding in Thailand. After our Thailand facility is fully restored and operational, we anticipate that the Thailand assembly operation will continue to improve our ability to serve our customers’ operations in Asia and enable us to reduce our costs.

We believe that our vertically integrated model in our Disk Drive Components Division provides the best means to meet customers’ requirements and be the low cost producer in the industry. As our TSA+ suspension assembly volumes increase, and as our TSA+ flexure output and process efficiencies continue to improve, we expect to realize additional cost reductions as more of our product mix shifts to TSA+ products. Our return to profitability will come from increasing revenue through overall suspension assembly market growth and higher market share, improving our TSA+ production efficiency and restoring our assembly operations in Thailand.

Products

We categorize our current products as either suspension assemblies or other revenue, which consists primarily of revenue outside of the disk drive industry for metrology, tool design, tool build and precision component manufacturing, and reimbursement for disk drive industry-related engineering services and specific program capacity.

The following table shows, for each of 2011, 2010 and 2009, the relative contribution to net sales, in millions of dollars and percentages, of each product category:

	2011		2010		2009
	Amount	%	Amount	%	Amount	%
Suspension assemblies	$270.7	98%	$338.0	98%	$398.0	98%
Other revenue	5.0	2	6.8	2	8.3	2

Total Disk Drive Components Division net sales	$275.7	100%	$344.8	100%	$406.3	100%

See Note 11, “Segment Reporting,” in the notes to the audited consolidated financial statements and Note 15, “Segment Reporting,” in the notes to the unaudited condensed consolidated financial statements contained in this prospectus for financial information with respect to our business segments and a distribution of revenue and long-lived assets by geographic area for each of 2011, 2010 and 2009 and the first quarters of 2012 and 2011, respectively.

Suspension Assemblies

During 2011, we shipped 454 million suspension assemblies, compared to 512 million and 553 million in 2010 and 2009, respectively. We shipped TSA+ and TSA suspension assemblies, as well as suspensions using purchased additive flexures, to our customers. We produce suspension assemblies using our “additive” and our “subtractive” manufacturing processes. We shipped 238 million TSA+ suspension assemblies during 2011, up from 116 million in 2010 and 43 million in 2009. TSA+ suspension assemblies accounted for 52% of first quarter of 2012 shipments, down from 60% in the preceding quarter because of shifts in product mix resulting from flood-related capacity constraints among the disk drive manufacturers. Despite a decline in our TSA+ shipments, we further reduced our TSA+ cost per part. As the shift in our product mix from subtractive TSA suspensions to additive TSA+ suspensions resumes, and we make further improvements in our TSA+ process efficiency and capacity utilization, our total cost per part will continue to improve. We currently expect TSA+ suspension assemblies to account for about 80% or more of our shipments by the end of 2012. We believe the industry will fully transition to additive suspensions over the next one to three years. We also purchase additive flexures to fill other customer requirements.

We have the capability to produce multiple variations of suspension assemblies. This capability permits us to assist customers’ design efforts and meet the varied and changing requirements of specific customers. We have developed significant proprietary capabilities in the design and production of suspension assemblies for both current and new generations of higher performance disk drives and read/write heads. The continual pursuit of increased data density and lower storage costs is leading to suspension assemblies with flexures that have finer electrical conductors, greater lead counts and increased complexity such as interleaved or stacked traces, and to the adoption of value-added features for suspension assemblies, such as formed and polished headlifts, larger dampers with through-hole features and a variety of limiter configurations. We continue to see strong customer interest in dual-stage actuated (“DSA”) suspension assemblies and we are working with our customers on multiple DSA suspension programs. Our prototyping activity for DSA suspension assemblies is increasing. All of our DSA capacity is currently at our U.S. sites, and we are well positioned to meet customer demand as it materializes. We currently expect demand for DSA suspensions to develop gradually in 2012, depending primarily on the pace at which the disk drive makers launch new programs during this period of industry disruption due to the Thailand flooding. We believe we are positioned to meet the demand for DSA suspensions as it materializes and all of our DSA suspension capacity is currently at our U.S. sites.

We price our products to be competitive and our selling prices also are affected by changes in overall demand for our products, changes in the specific products our customers buy and a product’s life cycle. Our selling prices are subject to market pressure from our competitors and pricing pressure from our customers. Disk drive manufacturers seek low cost designs and suspension assembly pricing is highly competitive. A typical life cycle for our products begins with higher pricing when products are introduced and decreasing prices as they mature. To offset price decreases during a product’s life, we rely primarily on higher sales volume and improving our manufacturing yields and efficiencies to reduce our cost. If we cannot increase our sales volume or reduce our manufacturing costs as prices decline during our products’ life cycles, our business, financial condition and results of operations could be materially adversely affected.

Other Revenue

To derive additional value from the unique expertise and capabilities in metrology, tool design, tool build and precision component manufacturing that we have developed in our Disk Drive Components Division, we are offering these capabilities to targeted companies in several industries outside of the disk drive industry. We secured some initial business in 2009, and our effort generated a modest contribution to net sales in 2010 and 2011. We will continue to pursue targeted opportunities in this area.

We enter into arrangements with customers that provide us with reimbursement for disk drive industry-related engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate.

Manufacturing

Our manufacturing strategy focuses on reliably producing suspension assemblies in high volume with the consistent precision and features required by our customers. We have developed advanced proprietary process, inspection and measurement systems and controls, and related automated production equipment. We have adopted an integrated manufacturing approach that closely couples design, tooling and manufacturing, which has facilitated the development, implementation and high-volume production of new suspension assembly products. We believe that our integrated approach and dedicated development capability give us a competitive advantage in quickly supplying suspension assembly prototypes, ramping volume manufacturing and responding to short-term shifts in market demand.

New manufacturing processes for advanced suspension assembly features and suspension assembly types, such as those currently used for manufacturing our TSA+ flexures, initially have lower manufacturing yields than those for more mature products and processes. Manufacturing yields generally improve as the process and product mature and production volumes increase. Manufacturing yields also vary depending on the complexity and uniqueness of products. Small variations in manufacturing yields can have a significant negative impact on gross profits.

Our products require several manufacturing processes, each dependent on different technical disciplines, to ensure the high degree of precision and the process control necessary to meet strict customer requirements. The manufacturing processes we employ include photoetching, stamping, chemical deburring, automated optical inspection, plasma etching, plating, precision forming, laser welding, metal deposition and ultrasonic cleaning.

Our critical raw material needs are available through multiple sources of supply, with the following exceptions. Certain types of stainless steel, polyimide and photoresists are currently single-sourced because the raw materials provided by these sources meet our strict specifications. To protect against the adverse effect of a short-term supply disruption, we maintain several weeks’ supply of these materials. Similarly, we obtain certain customized equipment and related repair parts from single sources because of the specialization of the equipment and the quality of these supply sources. In light of current uncertain market and economic conditions and the effect they may have on our suppliers, we continue to look for options that may reduce our risk of supply disruption.

Our production processes require the storage, use and disposal of a variety of chemicals that are considered hazardous under applicable federal and state laws. Accordingly, we are subject to a variety of regulatory requirements for the handling of such materials. We do not anticipate any material effect on our capital expenditures, earnings or competitive position due to compliance with government regulations involving environmental matters.

Research and Development

The disk drive industry is subject to rapid technological change, and our ability to remain competitive depends on, among other things, our ability to anticipate and respond to changes and to continue our close working relationships with the engineering staffs of our customers. Our research and development efforts are directed at continuing to develop suspension assembly capabilities and features that enable our products to meet performance criteria desired by our customers for specific drive applications. Measurement, process development and process control are critical to improving capability related to static attitude, gram force, resonance and windage, all performance characteristics important to suspension assemblies.

We have devoted and will continue to devote substantial resources to research and development efforts. Our research and development expenses for the Disk Drive Components Division were approximately $13,297,000, $16,396,000 and $22,511,000, in 2011, 2010 and 2009, respectively. The reduction in research and development expenses from 2009 to 2011 was primarily related to lower labor expenses due to reduced headcount as a result of our TSA+ flexure development efforts transitioning to high-volume manufacturing and our cost reduction actions.

The development of more complex next-generation read/write heads and continuing improvement in data density necessitate the further miniaturization of suspension component features, including finer conductor lines/spaces on TSA+ flexures and further improvement of suspension performance through dual stage actuation or other means. We have and will continue to implement alternative technologies, as needed, which we believe will be required for manufacturing future generations of our products.

Customers and Marketing

Our disk drive products are sold principally through our account management team operating primarily from our headquarters in Hutchinson, Minnesota. Through subsidiaries, we have managers, technical representatives and quality coordinators in Asia. We sell our suspension assemblies to original equipment manufacturers for use in their products and to subassemblers who sell to original equipment manufacturers. Our account management team is organized by individual customer, and contacts are typically initiated with both the customer’s purchasing agents and its engineers. Our engineers and account management team together actively participate in the selling process and in maintaining customer relationships.

We have established “vendor managed inventory,” or VMI, facilities near the major production centers of certain individual customers to assure that we meet the customers’ inventory requirements. Certain agreements with our customers provide that we maintain minimum finished goods inventory levels. During 2011, a significant majority of our suspension assembly shipments were distributed to our customers in Thailand, Hong Kong and the Philippines through our VMI facilities. We also utilize our Thailand manufacturing facility to provide product logistics support, technical support and measurement services.

We are a supplier to all manufacturers of disk drives and head-gimbal assemblers. The following table shows our four largest customers for 2011, 2010 and 2009 as a percentage of net sales.

Customer	2011	2010	2009
Western Digital Corporation	56%	43%	36%
SAE Magnetics, Ltd/TDK Corporation	19%	37%	39%
Seagate Technology, LLC	11%	10%	18%
Hitachi and affiliates	11%	8%	3%

Sales to our four largest customers constituted 97%, 98% and 96% of net sales for 2011, 2010 and 2009, respectively. Significant portions of our revenue may be indirectly attributable to large manufacturers of disk drives, such as Western Digital and Toshiba, which may purchase read/write head assemblies that utilize our suspension assemblies from SAE Magnetics, Ltd/TDK Corporation. During 2011, a greater percentage of our suspension assemblies were shipped directly to large manufacturers of disk drives and our shipments to Toshiba

Corporation declined, as we were no longer its primary suspension assembly supplier. The disk drive industry has consolidated significantly in recent years. In October 2009, Toshiba Corporation completed its acquisition of the hard disk drive business of Fujitsu Limited of Japan. In March 2011, Western Digital announced that it was acquiring Hitachi Global Storage Technologies. Western Digital expects to close this acquisition during the fourth quarter of calendar 2011. In April 2011, Seagate Technology, LLC and Samsung Electronics Co., Ltd., announced that they had entered into a definitive agreement to significantly expand and strengthen their strategic relationship by further aligning their respective ownership, investments and key technologies, which is expected to close by the end of calendar 2011. We expect to continue to depend upon a limited number of customers for our sales, given the relatively small number of disk drive manufacturers and head-gimbal assemblers. Our results of operations could be adversely affected by reduced demand from a major customer.

The flooding in Thailand has temporarily suppressed the overall production capacity of the hard disk drive supply chain, and this has resulted in a material decrease in our suspension assembly demand. We estimate that we maintained our overall market share in the first quarter of 2012 compared with the previous quarter, however, as we leveraged our vertically integrated U.S. operations to meet customers’ needs. We expect our shipments to further increase in our third and fourth quarters of 2012 as the disk drive supply chain continues to recover from the flooding in Thailand.

Backlog

We generally make our sales pursuant to purchase orders rather than long-term contracts. Our backlog of purchase orders was approximately $18,600,000 at September 25, 2011 and $20,100,000 at September 26, 2010. Our purchase orders may be changed or cancelled by customers on short notice. In addition, we believe that it is a common practice for disk drive manufacturers to place orders in excess of their needs during growth periods. Accordingly, we do not believe that backlog should be considered indicative of sales for any future period.

Seasonality

Historically, the disk drive industry has experienced seasonal demand, with higher levels of demand in the second half of the calendar year driven, we believe, by consumer spending in the winter holiday season. In addition, corporate information technology budget calendars often provide for more spending during the second half of the calendar year. Seasonal demand for our suspension assemblies generally tracks that of the disk drive industry and may also be delayed or accelerated by existing inventory levels in the supply chain.

Competition

We believe that the principal factors of competition in the suspension assembly market include price, reliability of volume supply, time to market, product performance, quality and customer service. Disk drive manufacturers seek low cost designs and as the disk drive industry has matured and consolidated, cost competitiveness, and thus suspension assembly pricing, has become an increasingly important factor to our customers. Our customers’ operating results also depend on being the first-to-market and first-to-volume with new products at a low cost. Our development efforts have typically enabled us to shorten development cycles and achieve reliable high-volume output per manufacturing unit quickly.

Our principal competitors for suspension assemblies are Nihon Hatsujo Kabusikigaisha (“NHK”), Magnecomp Precision Technology Public Company Limited (“MPT”), a subsidiary of TDK Corporation, and NAT Peripheral (H.K.) Co., Ltd., (a joint venture of NHK and SAE Magnetics, Ltd./TDK Corporation). The NAT Peripheral joint venture has provided our customer, SAE Magnetics, Ltd./TDK Corporation, the capability to produce suspension assemblies since calendar 2005. We believe that consolidation in the disk drive industry, including the affiliation between our competitor MPT and our customer SAE Magnetics, Ltd., has resulted in shifts in certain industry supply chain alignments that have negatively impacted our competitive position since

2008. Our principal competitors in producing suspension flexures are Nitto Denko Corporation and Dai Nippon

Corporation. Although we cannot be sure that the number of competitors will not increase in the future or that users of suspension assemblies will not develop internal capabilities to manufacture suspension assemblies or suspension assembly components, we believe that the number of entities that have the technical capability and capacity for producing precision suspension assemblies or components in large volumes will remain small.

We continually monitor technological developments in and potential threats to the disk drive storage market and we believe disk drives will remain the primary data storage technology for the foreseeable future. However, other types of data storage technology, such as solid state storage or flash (semiconductor) memory, may become competitive with certain disk drive applications, and thereby negatively affect the demand for our products. As an example, emerging applications requiring digital storage, particularly consumer electronics products that require lower storage capacity, are using flash memory, which has and may continue to limit growth opportunities for disk drive-based data storage.

BioMeasurement Division

We established the BioMeasurement Division in 1996 with the objective of leveraging our culture of quality, engineering capabilities and leading-edge measurement technology in the medical market. We applied our engineering and manufacturing expertise to develop a device that noninvasively provides information about tissue perfusion, critical information needed in the detection and resuscitation of patients experiencing shock, at risk of going into shock or experiencing compromised circulation. We estimate the world-wide market for StO2 monitoring could be a multi-billion dollar annual opportunity in the future. We believe that the potential for the InSpectra StO2 system has merited our continued investment. Our first device, the InSpectra Tissue Spectrometer, was introduced in 2002 and was used primarily for research. In 2007, we launched a second-generation product for clinical use, the InSpectra StO2 Tissue Oxygenation Monitor and, in 2011, we launched a hand-held version of the product, the InSpectra StO2 Spot Check. We are currently selling both products to the emergency medicine, trauma and critical care areas of hospitals.

We believe understanding tissue perfusion with the use of the InSpectra StO2 systems is of key importance in the monitoring of patients as they are transferred through the various departments in a hospital.

In light of slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 systems and spending constraints in healthcare markets world-wide, in 2010 and 2011 we reduced costs and made certain operating changes in our BioMeasurement Division. The cost reductions reduced the division’s operating loss from $23,959,000 in 2010 to $9,161,000 in 2011 and $1,123,000 for the first quarter of 2012. We are focusing our sales and marketing activities primarily on the customers, applications and geographic markets where we have momentum.

Products

We designed the InSpectra StO2 systems for use in emergency medicine, trauma and critical care settings where there is a need to directly monitor the compromised tissue perfusion associated with hemorrhagic and other forms of shock. The InSpectra StO2 systems have received United States Food and Drug Administration (“FDA”) 510k clearance and CE Mark registration in the European Union. The devices provide an absolute measure of StO2, which quantifies the ratio of oxygenated hemoglobin to total hemoglobin in the microcirculation of skeletal or peripheral muscle. This measurement helps clinicians assess and detect changes in the patient’s overall perfusion status, enabling them to better identify at-risk patients and make treatment decisions while reducing costs in critical care settings.

The InSpectra StO2 systems use near infrared spectroscopy to noninvasively provide a continuous, real-time and direct measurement of StO2 in the thenar muscle tissue. The InSpectra StO2 Tissue Oxygenation Monitor is configured for use with a single-use sensor, which is applied to the thenar eminence (the muscle at the base of the thumb on the palm side of the hand). The thenar eminence has proven to be the most reliable site for obtaining tissue perfusion readings. It provides consistent results among patients, with minimal influence from factors such as adipose tissue, edema and differences in tissue densities.

In 2011, we launched a new product, the InSpectra StO2 Spot Check to quickly assess tissue perfusion and identify patients who would benefit from the use of StO2 monitoring, as well as have monitoring incorporated into the continuum of patient care from entry into the hospital through the patient’s treatment course and discharge. The InSpectra StO2 Spot Check is a hand-held device with a reusable sensor that enables clinicians to obtain a StO2 measurement at a low cost-per-patient, and its portability makes it easy to use. These attributes should help foster the use of StO2 monitoring.

There are currently no other clinical methods for directly determining oxygen saturation in the microcirculation of muscle tissue. Blood chemistry tests indicate systemic oxygenation levels and require blood samples, making them invasive and intermittent. In contrast, the InSpectra StO2 systems noninvasively provide a direct, real-time and continuous regional tissue oxygen reading. Pulse oximeters give clinicians an indication of arterial oxygenation, but the measurement they provide of SpO2 represents oxygen saturation of blood before it enters the tissue region where oxygen is significantly consumed. The InSpectra StO2 systems measure microcirculation, where oxygen exchange predominantly occurs; unlike arterial oxygenation, StO2 will vary as the flow and consumption of oxygen changes within the measurement tissue. Transcutaneous PO2 measures the partial pressure of oxygen in the skin and only permits an inference of whether tissue is being oxygenated based on what is being emitted by the skin. Our devices measure oxygen saturation in the microcirculation of muscle tissue below the sensor to produce an accurate StO2 reading.

Manufacturing

We manufacture and assemble all of our BioMeasurement Division products in our Hutchinson, Minnesota manufacturing facility, using components and subassemblies obtained from outside suppliers. Our quality management system complies with the FDA’s Quality System Regulation, ISO 13485:2003, an international standard for quality management systems for medical devices, and with the European Medical Device Directive 93/42 EEC.

Research and Development

We have conducted, and continue to conduct, clinical studies to demonstrate the effectiveness and value of our technology. We also continue to devote research and engineering resources to ongoing product development, which focuses on the application of near-infrared technologies to detect and monitor tissue perfusion. For 2011, 2010 and 2009, research and development expenses for the BioMeasurement Division were approximately $1,295,000, $5,033,000 and $4,265,000, respectively. The reduction in research and development expenses from 2010 to 2011 was primarily related to lower labor expenses due to reduced headcount as a result of our 2010 restructuring actions and lower external research expenses.

In September 2006, we announced the results of the multi-site StO2 Trauma Study, a multi-center prospective, non-randomized study conducted by seven Level I trauma centers. The study, which enrolled 383 trauma patients, was designed to determine whether StO2 measurements obtained on the thenar eminence were an indicator of hypoperfusion (inadequate blood flow and oxygenation) and subsequent complications such as multiple organ dysfunction syndrome (“MODS”). Results showed that StO2 was a statistically significant indicator of hypoperfusion and MODS in hemorrhagic shock patients and functioned as well as base deficit and lactate measures, with the added benefits of being continuous, real-time and noninvasive. The results of the StO2 Trauma Study were published in the January 2007 issue of The Journal of Trauma.

Many additional studies have since been conducted to further demonstrate the value of using StO2 in other areas of the hospital such as in emergency medicine and intensive care units. Results continue to corroborate the StO2 Trauma Study results and to demonstrate that achieving and maintaining normal StO2 values and guiding treatment decisions aimed at improving tissue perfusion for in benefits such as shorter hospital and ICU length of stays.

To date, these studies have yielded more than 300 publications and presentations supporting the value of StO2 as an indicator of poor tissue perfusion and compromised circulation in multiple shock states.

Marketing, Sales and Distribution

We have focused our marketing efforts on educating critical care and emergency medicine clinicians on the value of StO2 in monitoring patients. We have also participated in key trauma, critical care and emergency medicine conferences and sponsored educational forums.

We estimate the world-wide market for StO2 monitoring could be a multi-billion dollar annual opportunity in the future. Our end customers include major medical centers primarily in the United States and Europe. In 2011, we restructured our direct sales organization in the United States and added distributors. In Europe, we restructured to a distributor-only model and we continue to sell through distributors in select countries throughout the rest of the world. We are currently positioned to sell into 18 countries.

Competition

The InSpectra StO2 systems are currently the only noninvasive tissue oxygenation monitor designed for trauma, critical care and emergency medicine settings. Nonin Medical produces a device that uses near infrared spectroscopy to monitor levels of cerebral oxygen. Covidien plc and CAS Medical Systems Inc. have products that monitor changes in regional blood oxygen saturation in both cerebral and somatic tissue. ViOptix, Inc. produces a device that uses near infrared spectroscopy to monitor tissue oxygenation that is focused on reconstructive surgery applications. In addition, other companies may have the ability to develop tissue perfusion monitors that use near infrared spectroscopy and that may in the future compete with the InSpectra StO2 System. It is possible that any of these companies, or others, may develop and market a product similar to the InSpectra StO2 System for use in trauma, emergency medicine and other critical care markets.

We also face competition from alternative clinical methodologies. If clinicians do not incorporate StO2 into their decision making and instead continue to rely on indirect indications of tissue perfusion provided by blood tests, indwelling catheters and vital sign parameters, for instance, we may have difficulties selling our product.

General

Foreign Sales

Sales to foreign-based enterprises for both divisions totaled $85,164,000, $157,611,000 and $182,417,000 for 2011, 2010 and 2009, respectively. Sales to foreign subsidiaries of United States corporations totaled $187,256,000, $182,474,000 and $217,900,000 for 2011, 2010 and 2009, respectively. The majority of these sales were to the Pacific Rim region. In addition, we have sales to United States corporations that use our products in their offshore manufacturing sites.

Intellectual Property

We regard much of the equipment, processes, information and knowledge that we generate and use in the manufacture of our products as proprietary and protectable under applicable trade secret, copyright, trademark and unfair competition laws. In addition, if we develop manufacturing equipment, products and processes for making disk drive products where patents might enhance our position, we have pursued, and we will continue to pursue, patents in the United States and in other countries covering our disk drive products. We have United States and foreign patents issued and pending on the technology employed by the InSpectra StO2 system. We also have obtained certain trademarks for our products to distinguish them from our competitors’ products.

As of December 25, 2011, we held 197 United States patents and 20 foreign patents, and we had 30 patent applications pending in the United States and 15 patent applications pending in other countries covering both our Disk Drive Components Division and our BioMeasurement Division. Internally, we protect intellectual property and trade secrets through physical security measures at our facilities, as well as through non-disclosure and non-competition agreements with all employees and confidentiality policies and non-disclosure agreements with consultants, strategic suppliers and customers.

In connection with our disk drive industry business, we have entered into licensing and cross-licensing agreements relating to certain of our patents and patent applications allowing some of our competitors to produce products similar to ours in return for royalty payments and/or cross-license rights. The agreements include cross-licenses to certain existing and future suspension assembly technology.

From time to time, third parties in the disk drive industry have asserted patents against us or our customers that may relate to certain of our manufacturing equipment or products or to products that include our products as a component. Some of our competitors have experience with, and have developed patent portfolios relating to, technology associated with our TSA+ product. We also have litigated claims against a competitive supplier in the disk drive industry alleging infringement of our patents. In addition, some of our disk drive industry customers have been sued on patents having claims closely related to products we sell. We expect that, as the number of patents issued continues to increase, the volume of intellectual property claims could increase.

Employees

As of December 25, 2011, we had 2,147 employees.

PROPERTIES

We own four buildings on a site of approximately 163 acres in Hutchinson, Minnesota used by both our Disk Drive Components Division and our BioMeasurement Division. The buildings have an aggregate of approximately 790,000 square feet of floor area. 20,000 square feet are leased to a third party. This site serves as our corporate headquarters, our center for research and development, our BioMeasurement Division site and for manufacturing of suspension assemblies and precision components for several industries outside of the disk drive industry. We also lease a 20,000 square foot warehouse and a 7,200 square foot fabrication shop near the Hutchinson site.

We own a manufacturing plant in Eau Claire, Wisconsin used by our Disk Drive Components Division, which is approximately 859,000 square feet. This site includes component and assembly manufacturing operations and office space.

We lease a building of approximately 100,000 square feet located in Plymouth, Minnesota that is used by our Disk Drive Components Division for stamping operations and office space, and we lease approximately 48,000 square feet of warehouse space located in Brooklyn Park, Minnesota for storage of excess manufacturing equipment.

In 2010, we completed construction of our assembly manufacturing plant in Ayutthaya, Thailand that is used by our Disk Drive Components Division to assemble a portion of our Disk Drive Components Division products. The plant is approximately 123,000 square feet. During our fourth quarter 2011, approximately 1/3 of our sales originated out of that plant and by the end of that quarter, our Thailand operations had an assembly capacity of four to five million parts per week. Subsequent to our 2011 year-end, severe flooding in Thailand required us to suspend our Thailand assembly operations in the second week of October 2011. Although we expect it will take multiple quarters, we intend to fully resume operations in Thailand, restore our operation to its previous assembly capacity and work with third parties to mitigate the impact that future flooding could have on our operations.

Through our wholly owned subsidiaries, we also lease offices used by our Disk Drive Components Division for customer service and support in Japan, Korea and the People’s Republic of China.

We believe that our existing facilities will be adequate to meet our anticipated requirements for 2012.

LEGAL PROCEEDINGS

We and certain users of our products have from time to time received, and may in the future receive, communications from third parties asserting patents against us or our customers which may relate to certain of our manufacturing equipment or products or to products that include our products as a component. In addition, certain of our customers have been sued on patents having claims closely related to products sold by us. If any third party makes a valid infringement claim and a license were not available on terms acceptable to us, our operating results could be adversely affected. We expect that, as the number of patents issued continues to increase, and as we grow, the volume of intellectual property claims could increase. We may need to engage in litigation to enforce patents issued or licensed to us, protect trade secrets or know-how owned by us or determine the enforceability, scope and validity of our intellectual property rights or the rights of others. We could incur substantial costs in such litigation or other similar legal actions, which could have a material adverse effect on our results of operations.

We are a party to ordinary routine litigation incidental to our business. The outcome of such claims is not expected to materially affect our current or future financial position or results of operations.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial information for the dates and periods indicated. You should read the data set forth below in conjunction with our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information in this prospectus. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending September 30, 2012 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Fiscal Year Ended					Thirteen Weeks Ended
	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010	September 25, 2011	December 26, 2010	December 25, 2011
FOR THE PERIOD:
Net sales	$716,103	$631,619	$408,022	$347,189	$278,090	$68,244	$58,475
Gross profit	122,241	85,480	7,534	32,965	10,351	3,324	2,301
Percent of net sales	17%	14%	2%	9%	4%	5%	4%
Loss from operations	$(18,675)	$(30,598)	$(175,517)	$(47,986)	$(51,830)	$(14,359)	$(8,109)
Percent of net sales	(3)%	(5)%	(43)%	(14)%	(19)%	(21)%	(14)%
Interest expense	$17,994	$19,767	$19,762	$15,876	$15,065	$3,844	$4,283
Net income (loss)	2,526	(106,867)	(168,707)	(58,922)	(55,565)	(16,950)	(12,476)
Percent of net sales	0%	(17)%	(41)%	(17)%	(20)%	(25)%	(21)%
Capital expenditures	$102,239	$65,603	$20,609	$31,382	$13,506	$4,686	$5,384
Research and development expenses	55,245	39,711	26,776	21,429	14,592	4,049	3,948
Depreciation expenses	111,796	105,423	73,508	50,751	46,941	11,501	8,907
Cash flow from operating activities	102,790	90,336	19,300	13,742	(2,538)	1,404	12,502

AT PERIOD END:
Receivables	$122,526	$109,775	$71,893	$55,478	$52,062	$46,859	$47,569
Inventories	61,183	76,459	46,878	53,568	55,018	60,841	52,912
Working capital	428,623	301,135	181,748	177,365	121,314	172,365	122,173
Net property, plant and equipment	457,883	415,088	279,336	258,233	223,134	250,032	211,643
Total assets	1,030,933	881,287	635,487	479,712	401,005	466,080	378,948
Total debt and capital leases	328,023	334,752	270,214	176,471	154,840	178,034	146,015
Total debt and capital leases as a percentage of total capitalization	34%	41%	46%	40%	43%	42%	43%
Shareholders’ equity	$632,756	$481,292	$321,710	$264,678	$206,322	$248,679	$193,820
Return on shareholders’ equity	0%	(19)%	(42)%	(20)%	(24)%	(26)%	(25)%
Number of employees	4,699	4,591	2,448	2,546	2,317	2,540	2,147
Shares of stock outstanding	26,074	22,941	23,359	23,371	23,387	23,371	23,399

	Fiscal Year Ended					Thirteen Weeks Ended
	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010	September 25, 2011	December 26, 2010	December 25, 2011
PER SHARE INFORMATION:
Net income (loss)—diluted	$0.10	$(4.38)	$(7.27)	$(2.52)	$(2.38)	$(0.73)	$(0.53)
Shareholders’ equity (book value)	$24.27	$20.98	$13.77	$11.33	$8.82	$10.64	$8.28
Price range
High	$25.15	$27.61	$11.58	$11.40	$4.30	$3.42	$2.11
Low	$18.00	$11.34	$1.28	$2.74	$2.00	$1.99	$1.45

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumes the Outstanding 3.25% Notes Tender Offer, Exchange Offer and Rights Offering amounts equal to the commitments to participate as agreed to by certain holders of Outstanding 3.25% Notes prior to the commencement of the Tender/Exchange Offers and the Rights Offering as follows:

•	tender an aggregate principal amount of $41,558,000 of such notes in the Exchange Offer,

•	tender an aggregate principal amount of $21,039,000 of such notes in the Outstanding 3.25% Notes Tender Offer, and

•	purchase a total of 21,802 Units in the Rights Offering.

We do not have any commitments from holders of Outstanding 8.50% Notes regarding participation in the Outstanding 8.50% Notes Tender Offer and have assumed for purposes of the pro forma information that no Outstanding 8.50% Notes are tendered for purchase and retired.

The Exchange Offer

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 aggregate principal amount of New Notes on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma interest expense adjustment was determined by subtracting the interest expense related to the aggregate principal amount of $41,558,000 of Outstanding 3.25% Notes retired, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees and adding the interest expense assuming the issuance of $37,402,000 aggregate principal amount of New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees, as shown separately below.

The pro forma financial information assumed the exchange was considered to be a substantial debt modification and we applied debt extinguishment accounting in accordance with Financial Accounting Standards Board (“FASB”) guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this New Notes exchange for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes. For the determination of the fair value of the New Notes, we applied authoritative guidance for recording of debt. Accordingly, the notes will be recorded at a carrying value which represents the fair value of debt with the difference being recorded as a debt discount. The debt discount will be amortized using the effective interest rate method.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)	Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(1,343)	$(338)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(1,835)	(514)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(159)	(40)
Add New Notes interest expense	3,179	795
Add New Notes discount amortization expense	871	218
Add New Notes amortization of loan fees	328	82

Pro forma interest expense adjustment	$1,041	$203

The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was treated as a gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was treated as reacquisition of the equity component, which resulted in a reduction to additional paid-in capital. The market pricing assumptions for the Outstanding 3.25% Notes and New Notes used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of exchange. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)
Exchange $41,558,000 Outstanding 3.25% Notes for $37,402,000 New Notes
Net carrying amount of $41,558,000 Outstanding 3.25% Notes retired , net of discount	$38,748	$39,261
Subtract fair value of Outstanding 3.25% Notes retired liability component	(32,955)	(32,955)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(226)	(186)

Net gain on extinguishment of debt	$5,567	$6,120

Fair value of consideration given to extinguish Outstanding 3.25% Notes retired	$34,223	$34,223
Subtract fair value of Outstanding 3.25% Notes retired liability component	(32,955)	(32,955)

Reduction of additional paid in capital	$1,268	$1,268

The Outstanding 3.25% Notes Tender Offer

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes for $16,831,000 of cash on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma interest expense adjustment was determined by subtracting the interest expense related to the $21,039,000 aggregate principal amount of Outstanding 3.25% Notes retired, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees.

The pro forma financial information assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 26, 2011 (pro forma)	Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(680)	$(170)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(929)	(260)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(81)	(20)

Pro forma interest expense adjustment	$(1,690)	$(450)

The difference between the fair value and the carrying value of the liability component of our Outstanding 3.25% Notes retired at the date of extinguishment was treated as a gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was treated as reacquisition of the equity component, which resulted in a reduction to additional paid-in capital. The market pricing assumptions for the Outstanding 3.25% Notes used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of exchange. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)
Retire $21,039,000 Outstanding 3.25% Notes with cash
Net carrying amount of $21,039,000 Outstanding 3.25% Notes, net of discount	$19,616	19,876
Subtract fair value of Outstanding 3.25% Notes retired liability component	(16,684)	(16,684)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(114)	(94)

Net gain on extinguishment of debt	$2,818	3,098

Fair value of consideration given to extinguish Outstanding 3.25% Notes	$16,831	16,831
Subtract fair value of Outstanding 3.25% Notes liability component	(16,684)	(16,684)

Reduction of additional paid in capital	$147	147

The Rights Offering

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumes that 21,802 Subscription Rights were exercised for 21,802 Units consisting of $21,802,000 aggregate principal amount of New Notes and Warrants entitling the holder to purchase 2,108,798 shares of our common stock for approximately $21,000 that we issued on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma interest expense adjustment was determined by adding the interest expense assuming $21,802,000 aggregate principal amount of New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees, as shown separately below.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)	Thirteen Weeks Ended December 25, 2011 (pro forma)
Add New Notes interest expense	1,853	463
Add New Notes discount amortization expense	508	127
Add New Notes amortization of loan fees	192	48

Pro forma interest expense adjustment	$2,553	$638

The sale of $21,802,000 aggregate principal amount of the New Notes and the Warrants were recorded based on fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $3,389,000, and the New Notes were recorded in the amount of $18,086,000 with a related debt discount of $3,716,000. The debt discount will be amortized using the effective interest rate method. All other costs incurred in connection with the offering will be capitalized and amortized over the term of the New Notes. The market pricing assumptions for the New Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of issuance. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)

Proceeds received from the sale of $21,802,000 New Notes	$21,475	21,475
Warrants recorded in additional paid-in capital	3,389	3,389

New Notes	18,086	18,086
Debt discount	3,716	3,716

Summary

The pro forma financial information set forth below includes the above-described components of the offers described in this prospectus. The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumed that we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes, exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 aggregate principal amount of New Notes, and issued $21,802,000 of New Notes for $21,475,000 of cash as of September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma net loss was determined by subtracting the interest expense related to the Outstanding 3.25% Notes retired, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees, and adding the interest expense of the New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees, as shown separately below. Dollar amounts are in thousands except per share amounts.

	Fiscal Year Ended September 25, 2011			Thirteen Weeks Ended December 25, 2011
	(actual)	(pro forma adjustment)	(pro forma)	(actual)	(pro forma adjustment)	(pro forma)
OTHER DATA-UNAUDITED
Interest expense (A)	15,065	1,904	16,969	4,283	391	4,674
Net loss	(55,565)	(1,904)	(57,469)	(12,476)	(391)	(12,867)
Per Share Information:
Net loss — diluted (B)	$(2.38)	$(0.08)	$(2.46)	$(0.53)	$(0.02)	$(0.55)
Shareholders’ equity (book value) (C)	$8.82	$0.44	$9.26	$8.28	$0.48	$8.76

(A)	Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)	Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(2,023)	$(508)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(2,764)	(774)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(240)	(60)
Add New Notes interest expense	5,032	1,258
Add New Notes discount amortization expense	1,379	345
Add New Notes amortization of loan fees	520	130

Pro forma interest expense adjustment	$1,904	$391

(B)	Our pro forma shareholders’ equity (book value) per share for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumes that we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes, exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 of aggregate principal amount of New Notes, and issued $21,802,000 aggregate principal amount of New Notes for $21,475,000 of cash on September 25, 2011 (the last date of our 2011 fiscal year) and December 25, 2011 (the last date of our 2012 first fiscal quarter), and includes any gain or loss on the purchase and exchange offers.

(C)	Per share data does not reflect the dilutive effect of potential common shares associated with the Warrants of 2,108,798 as they are antidilutive.

The pro forma financial information assumed the Exchange Offer was considered to be a substantial debt modification and we applied debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this New Notes exchange for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes. For the determination of the fair value of the New Notes, we applied authoritative guidance for recording of debt. Accordingly, the New Notes will be recorded at a carrying value which represents the fair value of debt with the difference being recorded as a debt discount. The debt discount will be amortized using the effective interest rate method.

The difference between the fair value and the carrying value of the liability component of our Outstanding 3.25% Notes retired at the date of extinguishment was treated as a gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was treated as reacquisition of the equity component, which resulted in a reduction to additional paid-in capital. The market pricing assumptions for the Outstanding 3.25% Notes and New Notes used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of exchange.

The pro forma financial information for the Outstanding 3.25% Notes Tender Offer assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

The sale of $21,802,000 aggregate principal amount of the New Notes and Warrants were recorded based on fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $3,389,000, and the New Notes were recorded in the amount of $18,086,000 with a related debt discount of $3,716,000. The debt discount will be amortized using the effective interest rate method. All other costs incurred in connection with the offering will be capitalized and amortized over the term of the New Notes. The market pricing assumptions for the New Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of issuance. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)
Tender and Exchange $62,597,000 Outstanding 3.25% Notes for $59,204,000 New Notes
Net carrying amount of $62,597,000 Outstanding 3.25% Notes, net of discount	$58,364	59,137
Subtract fair value of Outstanding 3.25% Notes retired liability component	(49,639)	(49,639)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(340)	(280)

Net gain on extinguishment of debt	$8,385	9,218

Fair value of consideration given to extinguish Outstanding 3.25% Notes retired	$51,054	51,054
Subtract fair value of Outstanding 3.25% Notes retired liability component	(49,639)	(49,639)

Reduction of additional paid-in capital due to extinguishment of Outstanding 3.25% Notes retired	$1,415	1,415

Warrants recorded in additional paid-in capital	(3,389)	(3,389)

Total increase in additional paid-in capital	(1,974)	(1,974)

The pro forma shareholders’ equity (book value) was calculated as follows (in thousands, except per share data):

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)

Reduction of additional paid-in capital due to extinguishment of Outstanding 3.25% Notes retired	$(1,415)	$(1,415)
Add Warrants recorded in additional paid-in capital	3,389	3,389
Add Outstanding 3.25% Notes retired gain on extinguishment of debt	8,385	9,218

Pro forma shareholders’ equity (book value) adjustment	$10,359	$11,192

Shares of stock outstanding	23,387,000	23,399,000
Pro forma shareholders’ equity (book value) adjustment (A)	$0.44	$0.48

(A)	Per share data does not reflect the dilutive effect of potential common shares associated with the Warrants of 2,108,798 as they are antidilutive.

SELECTED QUARTERLY FINANCIAL INFORMATION

The following table sets forth selected financial information for the dates and periods indicated. You should read the data set forth below in conjunction with our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information in this prospectus. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending September 30, 2012 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Fiscal Year Ending September 30, 2012
	First Quarter
Net sales	$58,475
Gross profit	2,301
Net loss	(12,476	)(A)
Net loss per share—diluted	(0.53)

(A)	During the first quarter of 2012, we recorded flood-related costs of $13,727,000, including $8,338,000 of impairment charges for damaged facility equipment and fixtures, manufacturing equipment and tooling, $2,744,000 of inventory write-downs and $2,645,000 of Thailand operating and site restoration costs. These costs were offset by flood insurance recoveries of $13,727,000, including $9,000,000 of cash proceeds and $4,727,000 proceeds receivable.

	Fiscal Year Ended September 25, 2011
	First Quarter	Second Quarter		Third Quarter	Fourth Quarter
Net sales	$68,244	$63,281		$72,180	$74,385
Gross profit (loss)	3,324	(2,298)		4,190	5,136
Net loss	(16,950)	(20,482	)(A)	(10,940)	(7,193	)(B)
Net loss per share—diluted	(0.73)	(0.88)		(0.47)	(0.31)

(A)	During the second quarter of fiscal 2011:

•

We announced a manufacturing consolidation and restructuring plan that included eliminating approximately 800 positions from our U.S. workforce. The workforce reductions resulted in charges for severance and other expenses of $6,725,000. Of the total severance charges, $576,000 was related to our BioMeasurement Division.

•	We recorded accelerated depreciation of $724,000 as a result of the consolidation and restructuring plan.

•	We recorded a $5,467,000 gain on extinguishment of debt as a result of the completion of the exchange for new securities or purchase for cash of a portion of our outstanding 3.25% Notes.

(B)	During the fourth quarter of 2011, we recorded $2,915,000 gain on extinguishment of debt as a result of our July 2011 debt exchange.

	Fiscal Year Ended September 26, 2010
	First Quarter	Second Quarter	Third Quarter		Fourth Quarter
Net sales	$108,256	$87,614	$77,293		$74,026
Gross profit (loss)	20,777	7,315	4,907		(34)
Net income (loss)	2,220	(15,590)	(18,500	)(A)	(27,052	)(B)
Net income (loss) per share—diluted	0.09	(0.67)	(0.79)		(1.16)

(A)	During the third quarter of 2010, we recorded $2,294,000 for asset impairments. The impairments were triggered by slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 System and spending constraints in health care markets world-wide, along with our planned operating changes within the BioMeasurement Division
(B)	During the fourth quarter of 2010, we recorded $3,674,000 for severance and other costs.

SUMMARY OF OUR RATIO OF EARNINGS TO FIXED CHARGES

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumes that we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes and exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 aggregate principal amount of New Notes and issued $21,802,000 of New Notes for $21,475,000 of cash as of September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma net loss was determined by subtracting the interest expense related to the Outstanding 3.25% Notes, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees, and adding the interest expense of the New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees.

The following table summarizes our ratio of earnings to fixed charges for each of the periods indicated. For a more complete description, see “Ratio of Earnings to Fixed Charges.”

	Fiscal Year Ended												Thirteen Weeks Ended December 25, 2011
	September 30, 2007		September 28, 2008		September 27, 2009		September 26, 2010		September 25, 2011
									(actual)		(pro forma)		(actual)		(pro forma)
Ratio of earnings to fixed charges	(A	)	(A	)	(A	)	(A	)	(A	)	(A	)(B)	(A	)	(A	)(B)

(A)	Due to insufficient earnings during the fiscal year ended September 30, 2007 and losses in all other periods presented, the ratio coverage was less than 1:1 for all period presented. For the fiscal years ended September 30, 2007, September 28, 2008, September 27, 2009, and September 26, 2010, we would have needed to generate additional earnings of $17,744,000, $45,060,000, $167,186,000 and $60,521,000, respectively, in order to cover the fixed charges in those periods. For the fiscal year ended September 25, 2011 actual and pro forma we would have needed to generate additional earnings of $55,640,000, and $57,630,000, respectively. For the thirteen weeks ended December 25, 2011, actual and pro forma we would have needed to generate additional earnings of $12,572,000 and $13,007,000, respectively.
(B)	Pro forma interest expense adjustment was calculated as follows:

	Fiscal Year Ended September 25, 2011	Thirteen Weeks Ended December 25, 2011
Subtract Outstanding 3.25% Notes retired interest expense	$(2,023)	$(508)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(2,764)	(774)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(240)	(60)
Add New Notes interest expense	5,032	1,258
Add New Notes discount amortization expense	1,379	345
Add New Notes amortization of loan fees	520	130

Pro forma interest expense adjustment	$1,904	$391

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the other information contained in this prospectus and any accompanying supplement thereto, before tendering any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes for exchange or purchase or subscribing for Units in the Rights Offering. The trading price of the New Notes and our common stock could decline due to any of these risk factors, and you may lose all or part of your investment. This prospectus and any accompanying supplement also contain forward-looking statements that involve risks and uncertainties. See “Statements Regarding Forward-Looking Information.”

Unless otherwise indicated, references to “2012” mean our fiscal year ending September 29, 2012, references to “2011” mean our fiscal year ending September 25, 2011, references to “2010” mean our fiscal year ended September 26, 2010, references to “2009” mean our fiscal year ended September 27, 2009, references to “2008” mean our fiscal year ended September 28, 2008, and references to “2007” mean our fiscal year ended September 30, 2007.

Risks Relating to the Tender/Exchange Offers

Holders who fail to tender their Outstanding 3.25% Notes for purchase or exchange or who fail to tender their Outstanding 8.50% Notes for purchase may have reduced liquidity after the Tender/Exchange Offers.

As Outstanding 3.25% Notes are tendered and accepted in the Tender/Exchange Offers, the principal amount of remaining Outstanding 3.25% Notes will decrease. This decrease could reduce the liquidity of the trading market for the Outstanding 3.25% Notes. We cannot assure you of the liquidity, or even the continuation, of any trading market for the Outstanding 3.25% Notes following the completion of the Tender/Exchange.

Following the consummation or earlier termination of the Tender/Exchange Offers, we may, subject to certain of our contractual agreements, acquire remaining Outstanding 3.25% Notes and/or Outstanding 8.50% Notes upon terms and at prices as we may determine, which may be more or less than the price paid pursuant to the Tender/Exchange Offers and could be for cash or other consideration.

Subject to certain of our contractual agreements, we and our subsidiaries or affiliates reserve the right, in our discretion and to the extent permitted by applicable law and certain of our contractual agreements, at any time and from time to time after the consummation or earlier termination of the Tender/Exchange Offers, to acquire any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes that are not tendered and accepted pursuant to the Tender/Exchange Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine (subject to certain contractual agreements), or by redeeming the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in accordance with their terms and the terms of the indentures governing the Outstanding 3.25 Notes and Outstanding 8.50% Notes, respectively. In each case, the consideration for the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes may be different from the consideration offered in the Tender/Exchange Offers. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

Holders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes who have validly tendered such notes into the Tender/Exchange Offers and have had such notes accepted for purchase or exchange will lose their rights under those notes, including the right to future interest and principal payments.

Holders that validly tender Outstanding 3.25% Notes and/or Outstanding 8.50% Notes and whose tenders are accepted for purchase or exchange will lose the rights of a holder of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, except to the extent that they continue to hold any other Outstanding 3.25% Notes and/or Outstanding 8.50% Notes after the consummation of the Tender/Exchange Offers. These rights include the right to convert their Outstanding 3.25% Notes and/or Outstanding 8.50% Notes into shares of our common stock at prescribed times and upon the satisfaction of certain conditions, the right to require us to repurchase their Outstanding 3.25% Notes at par beginning on January 15, 2013 and Outstanding 8.50% Notes at par beginning on January 15, 2015 and the right to receive interest and principal payments on the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes after the applicable Settlement Date. Holders will also lose their rights to any and all claims they may have, now or in the future, arising out of or related to any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes accepted for exchange or purchase, and any rights as our creditors with respect to these notes. In addition, any holders that exchange their Outstanding 3.25% Notes for New Notes as part of the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of the New Notes.

We are not making a recommendation as to whether you should participate in the Tender/Exchange Offers, and we have not obtained a third-party determination that the Tender/Exchange Offers are fair to holders.

Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender or refrain from tendering all or any portion of your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes. Further, we have not authorized anyone to make any recommendation. We have not obtained a third-party determination that the Tender/Exchange Offers are fair to the holders of the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, nor do we intend to do so.

The exchange ratio for the New Notes does not reflect any independent valuation of the Outstanding 3.25% Notes or the New Notes.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange ratio for the New Notes or the relative values of the Outstanding 3.25% Notes and the New Notes.

To the extent that a holder of Outstanding 3.25% Notes exchanges some or all of its Outstanding 3.25% Notes for New Notes, such holder may not require us to purchase such notes in accordance with the repurchase (at the option of the holder) feature of the Outstanding 3.25% Notes, which may increase such holder’s risk of nonpayment on the New Notes.

Holders of Outstanding 3.25% Notes are being offered the option to exchange the Outstanding 3.25% Notes for New Notes. Holders who tender their Outstanding 3.25% Notes and whose tender is accepted for exchange may be exposed to increased risk of nonpayment on the New Notes because the New Notes do not have a repurchase (at the option of the holder) feature similar to that applicable to the Outstanding 3.25% Notes. For instance, following the first possible required purchase date of the Outstanding 3.25% Notes (January 15, 2013), but prior to the maturity date of the New Notes (January 15, 2017), we may become subject to a bankruptcy or similar proceeding. If so, there is a risk that the holders of Outstanding 3.25% Notes who elected to participate in the Exchange Offer and whose Outstanding 3.25% Notes were accepted for exchange would not be paid in full while holders of Outstanding 3.25% Notes who opted not to exchange their Outstanding 3.25% Notes in the Exchange Offer (or whose Outstanding 3.25% Notes were not accepted for exchange) and required us to repurchase their Outstanding 3.25% Notes at par on January 15, 2013, would already have been paid in full.

The U.S. federal income tax consequences of the exchange of the Outstanding 3.25% Notes for the New Notes, or a combination of New Notes and cash or New Notes and cash received for an fractional New Note, are uncertain.

The U.S. federal income tax consequences of the Tender/Exchange Offers are uncertain in several respects. See “Material United States Federal Income Tax Consequences—Tax Consequences to Tendering U.S. Holders—Treatment of Exchange of Outstanding 3.25% Notes for New Notes, or a Combination of New Notes

and Cash, or New Notes and Cash Received for Any Fractional Note.” In addition, the New Notes will be issued with OID. A U.S. holder (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) receiving a New Note will be required to report the OID as income annually as it accrues, based on a constant yield method (which includes at least annual compounding) and regardless of the holder’s regular method of tax accounting, before the corresponding amount is received by the holder in cash. The rules for determining the amount of OID in these circumstances are not entirely clear. See “Material United States Federal Income Tax Consequences—Tax Consequences to Tendering U.S. Holders—OID on the New Notes.”

Risks Relating to the New Notes

We expect that the trading price of the New Notes will be affected by the general level of interest rates and our credit quality, each of which may be volatile.

The general level of interest rates and our credit quality will affect the trading price of the New Notes. Each may be volatile and could fluctuate in a way that adversely affects the trading price of the New Notes. We cannot predict whether interest rates will rise or fall. During the term of the New Notes, interest rates will be influenced by a number of factors, most of which are beyond our control. Furthermore, our credit quality may vary substantially during the term of the New Notes and will be influenced by a number of factors, including variations in our cash flows and the amount of indebtedness we have outstanding. Any decrease in our credit quality is likely to negatively impact the trading price of the New Notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, pay interest on or refinance our indebtedness, including our senior secured credit facility, the New Notes, any Outstanding 3.25% Notes that remain outstanding after consummation of the Tender/Exchange Offers and any Outstanding 8.50% Notes that remain outstanding after consummation of the Tender/Exchange Offers, depends on our future performance and our ability to generate cash flow from our operations, which is subject to economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we may be required to pursue one or more financing alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at that time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

There is currently no trading market for the New Notes, and an active liquid trading market for the New Notes may not develop or, if it develops, may not be maintained.

We do not intend to list the New Notes on any securities exchange or include them for quotation on any automated dealer quotation system. An active public trading market may not develop for the New Notes and, even if one develops, may not be maintained. If an active public trading market for the New Notes does not develop or is not maintained, the market price and liquidity of the New Notes is likely to be adversely affected and holders may not be able to sell their New Notes at desired times and prices, if at all. If any of the New Notes are traded after their purchase, they may trade at a discount from face value.

The liquidity of the trading market, if any, and future trading prices of the New Notes will depend on many factors, including, among other things, the aggregate principal amount of New Notes outstanding, prevailing interest rates, our financial condition, results of operations and business, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control.

The effective subordination of the New Notes to our indebtedness that is secured by priority liens on the collateral securing the New Notes or by different collateral, as well as the structural subordination of the New Notes, may limit our ability to satisfy our obligations under the New Notes.

The New Notes will be secured by liens on all of the assets of our Company and any subsidiary guarantors securing our senior secured credit facilities (other than capital stock of subsidiaries of our Company to the extent that inclusion of such capital stock would require the filing of separate financial statements for such subsidiaries with the SEC). These liens will rank junior in priority to the liens securing our senior secured credit facilities and other permitted priority liens to the extent of the value of the collateral. Consequently, although the New Notes rank pari passu in right of payment with all existing and future senior indebtedness of our Company and senior in right of payment to all existing and future subordinated indebtedness of our Company, they will be (i) effectively junior, to the extent of the value of the collateral to the obligations of our Company and any subsidiary guarantor under our senior secured credit facilities and to any other obligations of our Company or any subsidiary guarantor secured by priority liens on the collateral to the extent of the value of the collateral; (ii) effectively junior to any other obligations of our Company and any subsidiary guarantor secured by any assets of our Company or such subsidiary guarantor other than the collateral, to the extent of the value of such assets; and (iii) effectively subordinate to all obligations, including trade payables, of each of our subsidiaries that is not a subsidiary guarantor. None of our current subsidiaries will be a subsidiary guarantor.

As of the date hereof, we have no outstanding indebtedness under our senior secured credit facilities. However, subject to certain borrowing base limitations and reserves, we have the ability to borrow up to $35 million under our senior secured credit facilities, which borrowings would be secured by priority liens on the assets securing the New Notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of such indebtedness will be entitled to proceed directly against the collateral securing the indebtedness they hold, and this collateral will not be available to satisfy any amounts owed under the New Notes until such indebtedness is satisfied in full.

The New Notes are not guaranteed by any of our current subsidiaries and will be effectively subordinated in right of payment to all unsecured and secured liabilities of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any subsidiary, the assets of the subsidiary will first be used to satisfy the prior claims of the subsidiary’s creditors, including trade creditors, before any amounts become available to the holders of the New Notes. As of December 25, 2011, our subsidiaries had outstanding approximately $32.3 million in aggregate debt, trade payables and other obligations, of which approximately $30.3 million were intercompany obligations owed by those subsidiaries to our Company.

The indenture governing the New Notes and the agreement governing our existing senior secured credit facility impose significant operating and financial restrictions on our Company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the New Notes and our existing senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	enter into operating leases;

•	merge, consolidate or sell substantially all of our assets;

•	make capital expenditures;

•	change the nature of our business; and

•	expand the assets or free cash flow of our subsidiaries that have not guaranteed the New Notes or had their stock pledged (subject to certain limitations) to secure the New Notes.

As a result of these covenants and restrictions, we will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, our existing senior secured credit facility requires us to meet certain financial ratios and financial conditions tests. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to meet the financial ratios and financial conditions tests described above or to comply with the restrictive covenants described above as well as the terms of any future indebtedness we may incur from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

We may be unable to repurchase the New Notes upon a change of control.

Upon the occurrence of specified kinds of change of control events (which includes certain dispositions of our TSA+ know-how, technology and patents or all or a substantial portion of physical assets relating to our TSA+ assets or patents), we will be required to offer to repurchase all New Notes at a price equal to 101% of the principal amount of such New Notes, together with accrued and unpaid interest to the date of repurchase.

However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes. If we are required to repurchase the New Notes, it would likely require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all.

In addition, the repurchase of the New Notes upon a change in control would be prohibited by our existing senior secured credit facility and could cause a default under future senior secured credit facilities. In the event a change of control occurs, we could seek the consent of the lenders under our senior secured credit facilities to the purchase of the New Notes, however, we cannot be sure that we would be able to obtain that consent or refinance our senior secured credit facilities if a consent cannot be obtained.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the New Notes to obtain the benefit of an offer to repurchase all of a portion of the New Notes held by such holder may be impaired. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

It is also possible that the events that constitute a change of control may also be events of default under our senior secured credit facilities. These events may permit the lenders under such facilities to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the New Notes pursuant to a change of control offer and we are required to repay certain amounts outstanding under our senior secured credit facilities if such indebtedness is accelerated, we would likely require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If the indebtedness under our senior secured credit facilities is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the New Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the New Notes.

The value of the collateral is uncertain, and may not be sufficient to pay all or any of the New Notes.

The collateral securing the New Notes may be subject to exceptions, defects, encumbrances, liens and other imperfections. No appraisal of the fair market value of the collateral has been made in connection with this offering. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the New Notes, in full or at all, after first satisfying our obligations in full under our senior secured credit facilities and any other obligations secured by a first-priority lien on the collateral. To the extent the value of the collateral is insufficient to satisfy our obligations under the New Notes, holders of the New Notes would have unsecured claims against our remaining assets.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Notes. Any claim for the difference between the amount, if any, realized by holders of the New Notes from the sale of the collateral securing the New Notes and the obligations under the New Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

If the Company files bankruptcy within 90 days after the Settlement Date for the Exchange Offer, the New Notes may be treated as unsecured debt obligations.

The Outstanding 3.25% Notes are unsecured notes. The New Notes will be secured by a second lien security interest in certain of the Company’s assets. Because the effect of the Exchange Offer is that the holders of the unsecured Outstanding 3.25% Notes will receive secured New Notes, the grant of the security interest in the collateral and the mortgages securing repayment of the New Notes may be treated as a transfer of property to the holders of the Outstanding 3.25% Notes under applicable bankruptcy law. It is possible that, under applicable bankruptcy law, a trustee could avoid the grant of the security interest in the collateral and the mortgages on the real estate as a preferential transfer on account of the Outstanding 3.25% Notes if the Company files bankruptcy within 90 days after the Settlement Date.

Security over certain collateral may not be in place prior to closing, may not be perfected prior to closing and may be invalidated following closing.

The indenture governing the New Notes requires us to have mortgages covering certain of our real property securing the New Notes executed, recorded and perfected within five months after the Settlement Date for the Exchange Offer (but no later than August 31, 2012). In addition, certain security interests in our personal property may neither be in place nor perfected on the Settlement Date. To the extent a lien on certain collateral is perfected following the Settlement Date, and the Company files a bankruptcy case within 90 days after the perfection of the security interest, such lien would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the Settlement Date may no longer be subject to such risk.

The rights of holders of the New Notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the New Notes from time to time owned by us or our subsidiary guarantors may not be perfected if the collateral agent has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the New Notes. The inability or failure of the collateral agent to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the holders of the New Notes to which they would have been otherwise entitled.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We and our subsidiary guarantors will have limited obligations to perfect the security interest of the holders of the New Notes in specified collateral. We cannot assure you that the collateral agent will monitor, or that we or our subsidiary guarantors will inform such collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the New Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes and the New Note Guaranties against third parties.

The security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral agent will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The provisions of the intercreditor agreement will limit the ability of the holders of the New Notes to exercise rights and remedies with respect to the collateral.

The intercreditor agreement will provide significant limitations on the right of the holders of the New Notes and their collateral agent to take action against the collateral securing the New Notes. Until the obligations under our senior secured credit facilities and all other obligations secured by priority liens on the collateral are discharged, neither the holders of the New Notes nor their collateral agent may exercise any rights or remedies with respect to the collateral for the New Notes until 120 days have elapsed after notice to the agent for the lenders under our senior secured credit facilities that one or more events of default under the indenture governing the New Notes exist and that, as a consequence thereof, the New Notes have been accelerated, and then only so long as such events of default have not been cured within such 120 day period and the lenders under our senior secured credit facilities or their agent have not commenced the exercise of secured creditor remedies with respect to all or any material portion of the collateral first. The intercreditor agreement will be applicable both before and after the commencement of any insolvency proceeding and will include numerous restrictions on the rights of the holders of the New Notes and their collateral agent to act in any insolvency proceeding.

The provisions of the intercreditor agreement and indenture governing the New Notes will provide for automatic release of the liens on the collateral securing the New Notes and automatic release of guarantees under certain circumstances without the holders’ consent or the consent of the trustee under the indenture governing the New Notes.

The intercreditor agreement and the indenture governing the New Notes will provide that, in various circumstances, some of the collateral securing the New Notes, and some or all of the guarantees, if any, of the New Notes, will be released automatically, including:

•

any release by the agent for the lenders under our senior secured credit facilities of its liens in particular collateral (other than in connection with the payment in full of our obligations under such senior secured credit facilities and the termination or expiration of all commitments, if any, to extend credit under such senior secured credit facilities) will effect an automatic corresponding release of the liens in that collateral securing the New Notes;

•	sale, transfer or other disposition of such collateral in compliance with the indenture governing the New Notes; and

•

with respect to the guaranty of any subsidiary guarantor and the collateral held by such subsidiary guarantor, upon the sale or other disposition of equity interests in such subsidiary guarantor in compliance with the indenture governing the New Notes.

The collateral is subject to casualty risks.

The indenture and the security documents governing the New Notes will require us and our subsidiary guarantors to maintain adequate insurance or otherwise insure against risks as is reasonably comparable to companies in the same or similar businesses operating in the same or similar locations as us. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the New Notes, we cannot ensure that any insurance proceeds received by us will be sufficient to satisfy our obligations, including the New Notes.

Rights of holders of the New Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the New Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the United States Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the New Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the New Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or our subsidiary guarantors, holders of the New Notes will be entitled to post-petition interest under the United States Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the New Notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code.

Under certain circumstances a court could cancel the New Notes or the related New Note Guaranties and the security interests that secure the New Notes and any New Note Guaranties under fraudulent conveyance laws.

The issuance of the New Notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the New Notes. The court might do so, if it found that, when we issued the New Notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the New Notes, without regard to factors (i) and (ii), if it found that we issued the New Notes with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of our subsidiary guarantors becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such subsidiary guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (i) and (ii) above applied to such subsidiary guarantor, such subsidiary guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such subsidiary guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any subsidiary guarantor pursuant to the New Notes or a guarantee or any realization on the pledge of assets securing the New Notes or the guarantees, and require the return of any payment or the return of any realized value to us or the subsidiary guarantor, as the case may be, or to a fund for the benefit of the creditors of our Company or the subsidiary guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the New Notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the New Notes from another subsidiary guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the New Notes will limit the liability of each subsidiary guarantor on its guarantee to the maximum amount that such subsidiary guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the New Notes in full when due.

If a court avoided our obligations under the New Notes and the obligations of all of the subsidiary guarantors under their guarantees, you would cease to be the Company’s creditor or creditor of the subsidiary guarantors and likely have no source from which to recover amounts due under the New Notes. Even if the guarantee of a subsidiary guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that subsidiary guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that subsidiary guarantor’s other debt.

The pledge of the capital stock and other equity interests of our subsidiaries is limited.

None of the capital stock of or equity interest in any of our foreign subsidiaries other than our subsidiary in Thailand will be initially pledged to secure the New Notes. The pledge of capital stock and other equity interests of our subsidiaries that secures the New Notes is limited. The pledge of stock of our subsidiary in Thailand, and of any other foreign subsidiary that we may elect or be required to subject to a pledge in the future, does not include any capital stock or equity interest that exceeds 66% of the total outstanding capital stock of or other equity interests in such subsidiary. Furthermore, the indenture governing the New Notes and security documents exclude from collateral pledged stock or equity interests of any of our subsidiaries to the extent that any rule would require the filing with the SEC or any other governmental agency of separate financial statements for that subsidiary due to the fact that the subsidiary’s capital stock or other equity interests secure the New Notes. Under current rules, to the extent the value of the capital stock and other equity interests of a subsidiary is greater than or equal to 20% of the aggregate principal amount of the New Notes outstanding, it will be excluded from the collateral.

Provisions of the New Notes, anti-takeover provisions in our charter documents and under Minnesota law and our share rights agreement could discourage an acquisition of us by a third party.

Certain provisions of the New Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change in control, holders of the New Notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at 101% of par.

Anti-takeover provisions of our Amended and Restated Articles of Incorporation, Restated By-Laws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then-current market price of our common stock. For example, while we have no present plans to do so, our board of directors, without further shareholder approval, may issue additional shares of our common stock that could have the effect of delaying, deterring or preventing a change in control. In addition, we have a share rights agreement, commonly referred to as a poison pill, which makes it difficult for a person to acquire control of us without the consent of our board of directors.

Risks Relating to the Rights Offering, the Warrants and our Common Stock

Investors participating in the Rights Offering will be subject to risks as holders of the New Notes and, upon exercise of their Warrants, such investors will be subject to risks as holders of our common stock.

If you purchase the Units offered in the Rights Offering, you will be subject to the risks relating to the New Notes that are described above. Additionally, if you exercise the Warrants issued as part of such Units, you will be subject to risks relating to our common stock.

The market price of our common stock has been volatile.

The market price of our common stock has been volatile in the past, and will be influenced by a number of factors, many of which are beyond our control. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	quarterly variations in key financial performance measures, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	announcements of technological innovations or new products by us or our competitors;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock or other actions by investors with significant shareholdings;

•	general market conditions for technology companies; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

The stock markets in general also have experienced substantial volatility that often has been unrelated to the operating performance of particular companies. These broad market fluctuations also may adversely affect the market price of our common stock. Many of the factors listed above, which are beyond our control, may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects.

Future sales of our common stock and/or issuances of convertible debt could lower the market price for our common stock.

We may sell shares of our common stock and/or convertible debt in the future to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options and upon the conversion of the Outstanding 3.25% Notes and Outstanding 8.50% Notes and for other purposes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock and/or convertible debt, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Participating Holders who otherwise beneficially own our common stock or acquire beneficial ownership of our common stock may be restricted in the exercise of Warrants.

The Warrants restrict the ability of a holder to exercise Warrants that would result in a holder beneficially owning more than 9.99% of our common stock. A Participating Holder who subscribes for Units that would otherwise entitle it to beneficial ownership of more than 9.99% of our common stock, but for this provision, will not be able to exercise Warrants that would result in such Participating Holder beneficially owning more than 9.99% of our common stock. A Participating Holder who purchases Units that, together with shares of our common stock beneficially owned by that holder at the time of purchase, would not result in such holder beneficially owning more than 9.99% of our common stock upon exercise of the Warrants, may be restricted in the exercise of Warrants if the holder acquires additional shares of our common stock and the holder would thereafter be deemed to beneficially own more than 9.99% of our common stock upon exercise of the Warrants. These provisions may affect your ability to dispose of the Warrants to persons who would be subject to these limitations.

We may terminate the Rights Offering or we may fail to satisfy the conditions to the Rights Offering, and in such cases neither we nor the subscription agent will have any obligation to you with respect to the Subscription Rights except to return your payments of the Subscription Price.

We may, subject to certain of our contractual agreements, terminate the Rights Offering before it expires. In addition, we will not consummate the Rights Offering if either the Exchange Offer or the Outstanding 3.25% Notes Tender Offer is terminated. See “The Rights Offering—Conditions to the Rights Offering” for information about other conditions to the consummation of the Rights Offering. If we terminate the Rights Offering, or if the conditions to the Rights Offering are not satisfied or waived, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment of the Subscription Price received by us, without interest or deduction, as soon as practicable.

You may not receive all of the Units you subscribe for pursuant to the oversubscription opportunity.

If an insufficient number of Units are available to fully satisfy all oversubscription requests, the available Units will be distributed proportionately among Participating Holders who elect to participate in the oversubscription opportunity based on the number of Units each Participating Holder purchased under his, her or its basic Subscription Rights. See “The Rights Offering—Oversubscription Opportunity.”

If you do not act promptly and follow the subscription instructions, your exercise of Subscription Rights will be rejected.

If you desire to purchase Units in the Rights Offering, you must act promptly to ensure that the subscription agent actually receives all required forms and, unless other arrangements have been made with the Company prior to the 3.25% Expiration Date with respect to the timing of payment, the Company actually receives the required payments before the expiration of the Rights Offering at 9:00 a.m., New York City time, on March 6, 2012, unless we extend the Rights Offering. If your Outstanding 3.25% Notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and you wish to participate in the Rights Offering, you should contact that registered holder promptly and instruct him, her or it to exercise your Subscription Rights on your behalf. If you fail to complete and sign the required subscription forms or submit proper payment or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights, your exercise of Subscription Rights will be rejected. You bear the risk of delivery of all documents and payments, and neither the Company nor the subscription agent has any responsibility for such deliveries.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of subscriptions for Units in our reasonable discretion. Partial, alternative, conditional or contingent subscriptions for Units will not be considered valid. We reserve the right to reasonably reject any and all subscriptions for Units not properly completed or subscriptions that might, in the judgment of our counsel, be unlawful. See “The Rights Offering—Subscription Procedures” and “The Rights Offering—Oversubscription Procedures.”

If the Company files for bankruptcy, the Warrants may be treated as executory contracts subject to rejection.

In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

The U.S. federal income tax consequences of the Subscription Rights and ownership and exercise of the Warrants is unclear.

The U.S. federal income tax treatment of the Subscription Rights is subject to substantial uncertainty and there are several alternative characterizations that could apply. While the Company intends to take the position that the exercise of a Subscription Right is a separate purchase of a Unit for the Subscription Price, it is possible that the receipt of Subscription Rights could be taxable to a holder of Outstanding 3.25% Notes. The taxation of the Warrants is unclear and it is likely a holder will be taxed as if it owned our common stock underlying the Warrants. If a holder is not taxed as if it owned our common stock, the taxation of distributions on the Warrants is not clear, and it is possible a distribution would not be considered a qualified dividend, eligible for favorable tax treatment. In that case, it is also not certain how the cashless exercise of Warrants will be taxed. You should review the section entitled “Material United States Federal Income Tax Consequences.” You should also consult your own tax advisor regarding the taxation of these items and other issues related to the Subscription Rights and ownership and exercise of the Warrants.

Holders who beneficially own 10% or more of our common stock may be subject to restrictions under Minnesota’s Business Combination Act.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any merger, substantial sale or lease of assets, substantial stock issuance or certain other transactions defined as business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares within four years following the time a shareholder crosses the 10% ownership threshold, unless the acquisition of the 10% ownership interest or the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% ownership threshold. We have taken such action as may be necessary to cause a holder of the Warrants who would, with or without regard to the maximum percentage limitation, beneficially own 10% or more of our common stock not to be an interested shareholder and not to be subject to Section 302A.673 of the Minnesota Business Corporation Act upon issuance or exercise of the Warrants. If you would, with and without regard to the maximum percentage limitation, beneficially own less than 10% of our common stock upon the issuance or exercise of the Warrants, Section 302A.673 of the Minnesota Business Corporation Act may limit your ability to acquire shares of our common stock that would result in your beneficially owning 10% or more of our common stock. Your percentage beneficial ownership of our common stock, but for the maximum percentage limitation, will be calculated by dividing the number of shares of our outstanding common stock you would be entitled to receive upon exercise of the Warrants (plus the number of other shares of common stock, if any, beneficially owned by you) by the sum of the number of shares of our outstanding common stock plus the number of shares of common stock you would be entitled to receive upon exercise of the Warrants and any notes owned by you that are convertible into our common stock. As of February 22, 2012, we had 23,422,662 shares of common stock outstanding. You should consult with your own counsel regarding the calculation of beneficial ownership. See “Description of Common Stock—Anti-Takeover Provisions of the Minnesota Business Corporation Act.”

Acquisitions of common stock or other securities convertible into common stock could result in persons becoming “acquiring persons” under our share rights plan.

Under our share rights plan, a beneficial owner of 15% or more of our common stock is considered an “acquiring person,” subject to certain exceptions. In connection with the Exchange Offer and Rights Offering, we have amended our share rights plan to provide that the provisions of our share rights plan will not apply to a holder of Warrants by reason of a holder holding unexercised Warrants. The share rights plan will be applicable to a person who acquires shares of common stock issued upon exercise of the Warrants. See “Description of Common Stock—Rights Agreement.”

Holders may be subject to certain other restrictions in our articles and the Minnesota Business Corporation Act, which could affect the liquidity of the Warrants.

Holders who beneficially own 20% or more of our common stock may be subject to fair price provisions under our Amended and Restated Articles of Incorporation and to the control share acquisition provisions contained in Section 302A.671 of the Minnesota Business Corporation Act. The provisions of Section 302A.671 will not apply to the issuance of shares of our common stock upon exercise of the Warrants, but holders of Warrants who then acquire beneficial ownership of additional common stock will be restricted from voting more than 20% of our common stock without complying with Section 302A.671. Shares in excess of 20% of our common stock that cannot be voted may also be subject to limited redemption rights by us at their then fair market value. See “Description of Common Stock—Anti-Takeover Provisions Contained in Our Amended and Restated Articles of Incorporation and Restated By-Laws” and “—Anti-Takeover Provisions of the Minnesota Business Corporation Act.”

Risks Relating to Our Company

GENERAL

The recent severe flooding in Thailand, and the suspension of production in our Thailand assembly facility, will adversely affect our near-term business, results of operations and financial condition, and we expect our spending on restoration and capital expenditures will exceed our insurance coverage.

The unprecedented recent flooding in Thailand and the resulting suspension of our Thailand assembly operations is temporarily suppressing the overall production capacity of the hard disk drive supply chain, which has resulted in a material decrease in demand for suspension assemblies that will adversely affect our near-term business, results of operations and financial condition. Although we are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand, the timing and pace of increases in demand as the disk drive industry supply chain recovers from the flood is uncertain. Our ability and the time required to restore our operations will be affected by the amount of damage to our facility and equipment, the time needed to replace or repair damaged equipment and complete customer qualification of any replaced equipment. Although we expect it will take multiple quarters, we intend to fully resume operations in Thailand, restore our operation to its previous assembly capacity and work with third parties to mitigate the impact that future flooding could have on our operations.

We estimate we will spend $25,000,000 to $30,000,000 in 2012 and an additional $5,000,000 in 2013 to restore our Thailand manufacturing operation and bring it back to pre-flood capacity levels and to cover the incremental costs of manufacturing in the United States. These estimates do not include lost profits. All of these estimates are based on our preliminary damage assessment and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. While we have made preliminary estimates of the additional costs associated with operating in the U.S. and of the substantial charges (including impairments of equipment, tooling and inventories) and expenses that we expect to incur related to our recovery from the flooding and its impact on our operations, the final amounts of these charges and expenses depend upon a number of factors, including the time required to restart production, ramp capacity and complete our recovery efforts.

Our insurance policies provide for $25,000,000 of flood coverage for property and casualty damage and business interruption. Our total claims exceeded this amount. During the first quarter of 2012, we received an initial insurance payment of $9,000,000 and subsequent to December 25, 2012, we received the final insurance payment of $16,000,000.

We may not be able to generate enough cash or secure enough capital to service our existing debt obligations or execute our current and future business plans.

In 2009, 2010 and 2011, we experienced significant reductions in demand for and shipments of our suspension assemblies due primarily to supply chain realignments by our customers that resulted in our loss of market share. Our operating results and cash flow from operations have been adversely affected by decreases in our demand. Our manufacturing capacity may continue to be underutilized in the future, which will negatively impact our operating results. Despite our workforce reductions and restructuring actions in 2009, 2010 and 2011, both our Disk Drive Components and BioMeasurement divisions have continued to incur operating losses. Our unfavorable operating results in 2009 and 2010 resulted in cash flow from operations decreasing to $13,742,000 for 2010 from $19,300,000 for 2009 and $90,336,000 for 2008. Cash flow used for operations was $2,538,000 for 2011, and cash flows provided by operations was $12,502,000 for the thirteen weeks ended December 25, 2011. We continue to have significant liquidity needs. Holders of our $76,243,000 aggregate principal amount of Outstanding 3.25% Notes currently outstanding may require us to purchase all or a portion of such notes for cash as early as January 15, 2013. Additionally, holders of our $85,170,000 aggregate principal amount of Outstanding 8.50% Notes may require us to purchase all or a portion of such notes for cash as early as January 15, 2015. To the extent that the Tender/Exchange Offers described herein are not successful, we anticipate that we would need to obtain additional financing if the holders of our Outstanding 3.25% Notes or our Outstanding 8.50% Notes require us to purchase all or a portion of their Outstanding 3.25% Notes or their Outstanding 8.50% Notes, respectively, for cash on those dates.

A further deterioration in our business or further disruption in the global credit and financial markets and related continuing adverse economic conditions would impact our ability to generate cash flow from operations and our ability to obtain new financing. We may not be able to obtain new financing on terms acceptable to us, including covenants that we will be able to comply with in the short-term. If cash flow from operations together with cash and cash equivalents are not sufficient to fund operations, capital expenditures and debt obligations, and we are unable to secure alternative sources of financing, our results of operations, financial condition and liquidity would be materially adversely affected.

We will need a significant amount of funds over the next several years to achieve our long-term growth objectives and to meet our debt obligations.

Our business will require significant funds over the next several years. We would likely use these funds for capital expenditures, research and development, debt service and working capital. Our Disk Drive Components Division is highly capital intensive. Our total capital expenditures for both of our divisions were $13,506,000 in 2011, $31,382,000 in 2010 and $20,609,000 in 2009. Cash used for capital expenditures totaled $5,384,000 for the thirteen weeks ended December 25, 2011. We anticipate capital expenditures will be approximately $35,000,000 in 2012, including approximately $6,000,000 of costs related to restoring operations in Thailand, and for TSA+ flexure production capacity and tooling and manufacturing equipment for new process technology and capability improvements, such as for DSA suspension assemblies. In addition, our total research and development expenses for both of our divisions were approximately $14,592,000, or 5% of net sales, in 2011. Our 2011 Disk Drive Components Division capital expenditures and research and development expenses were primarily for additional TSA+ flexure production capacity, establishing our Thailand assembly operation and new program tooling.

Holders of our Outstanding 3.25% Notes may require us to purchase all or a portion of their Outstanding 3.25% Notes for cash as early as January 15, 2013. Holders of our Outstanding 8.50% Notes may require us to purchase all or a portion of their Outstanding 8.50% Notes for cash as early as January 15, 2015. We entered into a revolving credit and security agreement with PNC Bank, National Association in September 2011 that is secured by substantially all of the personal property of Hutchinson Technology Incorporated, and contains a number of financial covenants and other customary provisions. The suspension of production in our Thailand facility in October 2011 triggered an event of default provision related to business interruptions under our credit agreement with PNC Bank and we have obtained a waiver of the event of default. As of December 25, 2011, we had no borrowings drawn under the credit agreement and the event of default did not trigger any cross-default provisions in our other financing arrangements. We may pursue additional debt or equity financing or other forms of financing to supplement our current capital resources, if needed, in 2012 and beyond. Our ability to obtain additional financing will depend upon a number of factors, including our future performance and financial results and general economic and capital market conditions. We may not be able to maintain adequate capital or raise additional capital on reasonable terms or at all, if needed.

The following factors could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic and capital market conditions and conditions in the disk drive industry;

•	our financial condition;

•	our ratio of debt to equity;

•	the perception in the capital markets of our business;

•	our business prospects; and

•	changes in interest rates.

Our ability to execute our long-term strategy may depend on our ability to obtain additional long-term debt and equity capital. We cannot determine the precise amount and timing of our funding needs at this time. We may be unable to obtain additional financing on terms acceptable to us or at all. We also may need to refinance our indebtedness on a required repurchase date or at maturity. We may not be able to obtain additional capital on favorable terms to refinance our indebtedness or provide us with sufficient cash to serve our ongoing needs. An inability to refinance our indebtedness, if needed, could materially adversely affect our results of operations, financial condition and liquidity.

Current and future disruptions in the global credit and financial markets could limit our access to credit, which could negatively impact our business.

Domestic and foreign credit and financial markets have experienced extreme disruption in the past two years, including volatility in security prices, diminished liquidity and credit availability, declining valuations of certain investments and significant changes in the capital and organizational structures of certain financial institutions. We are unable to predict the likely duration and severity of the continuing disruption in the credit and financial markets or of any related adverse economic conditions. Given these conditions, we may not be able to secure additional financing for future activities on satisfactory terms, or at all, which could materially adversely affect our results of operations, financial condition and liquidity.

In the third quarter of 2009, we terminated a credit facility that we had in place at that time. We entered into a revolving credit and security agreement with PNC Bank in September 2011 that is secured by substantially all of the personal property of Hutchinson Technology Incorporated and contains a number of financial covenants and other customary provisions. The suspension of production in our Thailand facility in October 2011 triggered an event of default provision related to business interruptions under our credit agreement with PNC Bank and we have obtained a waiver of the event of default. As of December 25, 2011, we had no borrowings drawn under the credit agreement and the event of default did not trigger any cross-default provisions in our other financing arrangements. Deterioration in our business or further disruptions in the global credit and financial markets could result in further reductions in our access to credit, which could materially adversely affect our results of operations, financial condition and liquidity.

Current and future disruptions in the global credit and financial markets also could adversely affect our customers and suppliers. Our customers and their customers may experience difficulty obtaining financing for significant purchases and operations. A resulting decrease in orders could decrease the overall demand for our products. It is also possible that our customers could demand adjustments in pricing terms or postpone or cancel existing orders as a result of limited credit availability. Furthermore, we maintain significant balances due from customers and limitations on the credit available to our customers could impair our ability to collect those receivables on a timely basis. If our suppliers, of either raw materials or equipment, experience similar credit restrictions, they may become unable to meet our ongoing supply demands or tighten the terms of our purchases. Disruptions in the global credit markets that adversely affect our customers and suppliers could materially adversely affect our results of operations, financial condition and liquidity.

Significant changes in the market price of our common stock could result in securities litigation claims against us.

Significant price and value fluctuations have occurred with respect to the publicly traded securities of technology companies generally. The price of our common stock has changed significantly and is likely to remain depressed. In the past, securities litigation claims have been filed against certain companies following a period of decline in the market price of their publicly traded securities. We may be the target of similar securities litigation claims in the future. Risks associated with litigation often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. Although we maintain director and officer insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. Future litigation, if any, may result in substantial costs and divert management’s attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

Our ability to use our deferred tax assets is subject to certain annual limitations, and may be further limited by a “change of control.”

At September 25, 2011, our deferred tax assets included $31,467,000 of unused tax credits, of which $3,252,000 can be carried forward indefinitely and $28,215,000 expire at various dates beginning in 2018. In addition, at September 25, 2011, our deferred tax assets also included $143,593,000 of net operating loss (“NOL”) carryforwards that will begin to expire in 2021 if not otherwise used by us. As of September 25, 2011, we had an estimated NOL carryforward of approximately $396,926,000 for United States federal tax return purposes. A valuation allowance of $186,447,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the deferred tax assets before they expire. Both our unused tax credits and our estimated NOL carryforwards may be used to offset taxable income, if any, generated by us in future years. Our ability to use these deferred tax assets is subject to an annual limitation imposed by certain change of control provisions under Section 382 of the Internal Revenue Code that may be triggered by an aggregate change in the beneficial ownership of our common stock. If we do not generate sufficient profits or the annual limitation under Section 382 is triggered, some or all of our deferred tax assets may expire or we may not be able to use them to offset taxes due in the applicable period.

We may not be able to adequately protect our intellectual property.

We attempt to protect our intellectual property rights through copyrights, patents, trademarks, trade secrets and other measures. We may not, however, be able to obtain rights to protect our technology. In addition, competitors may be able to develop similar technology independently. Our ability to remain competitive in the disk drive industry depends in large part on trade secrets relating to our proprietary manufacturing processes. Our BioMeasurement Division is engaged in a market where third parties have significant existing patent portfolios. We seek to protect trade secrets and our other proprietary technology in part by requiring each of our employees to enter into non-disclosure, assignment and non-competition agreements. In these agreements, the employee agrees to maintain the confidentiality of all of our proprietary information and, subject to certain exceptions, to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, we regularly enter into non-disclosure agreements with third parties, such as consultants, strategic suppliers and customers. These agreements may, however, be breached, and we may not have an adequate remedy for any such breach. In addition, our competitors may otherwise learn or independently develop our trade secrets.

We believe that the patents we hold and may obtain are valuable, but that they will not independently determine our success. Moreover, we may not receive patents for our pending patent applications, and our issued patents may not be broad enough to protect our technology adequately. Our future technology may not be protected, and any patent issued to us may be challenged, invalidated, circumvented or infringed. In addition, we have only limited patent rights outside the United States, and the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the past, in connection with our disk drive industry business, we have entered into licensing and cross-licensing agreements relating to certain of our patents and patent applications allowing some of our competitors to produce products similar to ours in return for royalty payments and/or cross-license rights. The agreements also include cross-licenses to certain existing and future suspension assembly technology.

We and certain users of our disk drive industry products have received, and may receive, communications from third parties asserting patents against us or our customers that may relate to certain of our manufacturing equipment or to our products or to products that include our products as a component. Some of our competitors have experience with, and have developed patent portfolios relating to, technology associated with our TSA+ product. In addition, we and certain of our disk drive industry customers have been sued on patents having claims closely related to disk drive industry products we sell. If any third party makes a valid infringement claim against us and we are unable to obtain a license on terms acceptable to us, our business, financial condition and results of operations could be adversely affected. We expect that, as the number of patents issued in connection with our disk drive industry business continues to increase, the volume of intellectual property claims made against us could increase. We may need to engage in litigation to:

•	enforce patents issued or licensed to us;

•	protect trade secrets or know-how owned by us; or

•	determine the enforceability, scope and validity of the intellectual property rights of others.

In the past, we have litigated claims against a competitive disk drive industry supplier alleging infringement of our patents. We could incur substantial costs in other such litigation or other similar legal actions, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights are hallmarks of the medical technology industry, and this litigation is expensive, complex and lengthy, and its outcome is difficult to predict. Medical technology patent litigation may result in significant royalty or other payments or injunctions that may prevent the sale of our product and significantly divert the attention of our BioMeasurement Division technical and management personnel. We cannot be certain that we will successfully defend our patents from infringement or claims of invalidity or unenforceability, or that we will successfully defend against allegations of infringement of third-party patents.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

Our management is required to provide our shareholders a report on our internal controls over financial reporting including an assessment of the effectiveness of these controls to provide reasonable assurance a material misstatement did not occur in our financial statements. While our management continues to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we cannot assure you that our disclosure controls and procedures or internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies may occur in the future. Such deficiencies, particularly a material weakness in internal control over financial reporting, could adversely affect our financial results, the market price of our common stock and our reputation.

DISK DRIVE COMPONENTS DIVISION

Our sales are concentrated in a small customer base.

Although we supply all manufacturers of disk drives and head-gimbal assemblers, sales to our four largest customers constituted 97%, 98% and 96% of net sales for 2011, 2010 and 2009, respectively. The failure by any one of our customers to pay its account balance with us could have a material adverse effect on our results of operations.

Over the years, the disk drive industry has experienced numerous consolidations. In calendar 2007, TDK Corporation acquired the recording head business of our customer Alps Electric Co., Ltd. and approximately 90% of MPT’s outstanding common shares. As TDK Corporation now controls MPT, a competitive suspension assembly supplier, our customer SAE Magnetics, Ltd. (which is owned by TDK Corporation), is affiliated with a competitive supplier of suspension assemblies. In October 2009, Toshiba Corporation completed its acquisition of the hard disk drive business of Fujitsu Limited of Japan. In March 2011, Western Digital announced that it was acquiring Hitachi Global Storage Technologies, and it expects to close this acquisition during the fourth quarter of calendar 2011. In April 2011, Seagate Technology, LLC and Samsung Electronics Co., Ltd. announced that they had entered into a definitive agreement to significantly expand and strengthen their strategic relationship by further aligning their respective ownership, investments and key technologies, which is expected to close by the end of calendar 2011. We believe that consolidation in the disk drive industry, including the affiliation between our competitor MPT and our customer SAE Magnetics, Ltd., has resulted in shifts in certain industry supply chain alignments that have negatively impacted our competitive position. The pending acquisition by Western Digital of Hitachi and the agreement between Seagate and Samsung also may impact our competitive position.

The following factors could adversely impact our market share:

•	change in supply chain alignment by a customer, as in 2008 and 2007 when we experienced market share loss for our suspensions used in desktop disk drives;

•	loss of one or more of our major customers, as in 2009 when our customer, Seagate, significantly reduced its procurement of our suspension assemblies;

•	development by any one customer to have the capability to produce suspension assemblies in high volume for its own products;

•	loss of market share by one of our major customers; and

•	change in the type of suspension assembly or flexures used in suspension assemblies, such as our TSA+ flexure, used by a customer.

Any reduction in our market share could have a material adverse effect on our results of operations.

Almost all of our sales depend on the disk drive industry, which is cyclical, subject to ongoing technological innovation and subject to intense price competition.

Sales of suspension assemblies and suspension assembly components accounted for 99% of our net sales in 2011, 2010 and 2009. The disk drive industry is intensely competitive and technology changes rapidly, such as during past industry transitions to smaller disks or higher density read/write heads. The industry’s demand for disk drive components also fluctuates. The disk drive industry experiences periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction. These cycles may affect suppliers to this industry because we believe that it is a common practice for disk drive manufacturers to place orders for disk drive components in excess of their needs during growth periods, and sharply reduce orders for these components during periods of contraction. In addition, there is continuous downward price pressure on disk drive manufacturers and their suppliers. If price reductions exceed our ability to reduce costs, our operating results could be negatively affected.

Industry transitions in head technology and data density improvements impact demand for suspension assemblies. During past industry transitions, production yields of head and disk drive manufacturers initially were reduced. Because a significant portion of head yield reduction occurs after the head is bonded onto the suspension assembly, low yields at our customers often result in increased demand for suspension assemblies. When our customers improve their production yields, overall demand for our products may be negatively impacted. Our results of operations could be materially adversely affected if a reduction in the industry’s component demand continues long-term or a future significant slowdown in the industry occurs.

We may not be able to manufacture our products efficiently due to changes in product mix or technology, or other unforeseen events.

We manufacture a wide variety of suspension assemblies with different selling prices and manufacturing costs. Disk drive makers continue to expand their product lines to include drives offering performance characteristics optimized for specific applications, which has resulted in a proliferation of individual disk drive programs. We cannot produce certain low-volume disk drive programs as efficiently as we produce high-volume programs. Our product mix varies as market demand changes. Any substantial variation in product mix can lead to changes in utilization of our equipment and tooling, inventory obsolescence and overstaffing in certain areas, all of which could adversely impact our business, financial condition and results of operations.

Manufacturing yields, efficiencies and processing operations vary from product to product. Newer products often require new or additional manufacturing process steps and typically have lower initial manufacturing yields and efficiencies as we ramp up manufacturing. As a result, new products are frequently more expensive to produce and may not be profitable. We are using new manufacturing processes to produce TSA+ suspension assemblies, which have caused us to experience inefficiencies and lower yields in 2009, 2010 and 2011 that will continue until we achieve further improvements in process efficiencies. We have experienced missed shipments and increased sales returns in the past as we ramp up manufacturing of new products, or as new features for our products are introduced, or as new manufacturing processes are implemented. In 2010, a defect in some of our TSA+ product resulted in decreased shipments. The measures we took to isolate and contain the product defect also reduced our yield, limited our output and increased our costs. We may in the future experience additional process issues that impact our ability to meet customer demand and cause us to incur higher costs. We also may in the future experience missed shipments or increased sales returns. In addition, we may be required to reimburse customers for product costs relating to the incorporation of defective suspension assemblies into our customers’ products. We may not attain our output goals and be profitable with regard to any of our suspension assembly products.

We may need to transfer production of certain suspension assemblies from one domestic manufacturing site to another. In 2011, we announced a manufacturing consolidation and restructuring plan, under which we have consolidated our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. As a result of leveraging our U.S. assembly operations to offset the temporary loss of manufacturing capacity in Thailand, we retained approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate. After restoring our assembly operations that were suspended due to the recent severe flooding in Thailand, we expect to continue to transfer assembly manufacturing to that location. In the past, transfers between our domestic manufacturing sites have lowered initial yields and/or manufacturing efficiencies. This results in higher manufacturing costs. Our manufacturing plants located in Minnesota and Wisconsin can experience severe weather. Severe weather has, at times, resulted in lower production and decreased our shipments.

Our ability to conduct business would be impaired if our workforce were to be unionized or if a significant number of our specialized employees were to leave and we could not replace them with comparable personnel. The locations of our plants and the broad span and technological complexity of our products and processes may limit the number of satisfactory engineering and other candidates for key positions. Our business may be adversely affected if we need to adjust the size of our workforce due to fluctuating demand. We significantly reduced our workforce from 4,591 at the end of 2008 to 2,448 at the end of 2009 and further restructured our business in 2010 and 2011. These recent workforce reductions may impact our ability to recruit and retain employees, and we are uncertain if we will be able to adequately staff our operations if we need to increase our manufacturing capacity in the future.

A slowdown in demand for computer systems and consumer electronics may cause a decline in demand for suspension assemblies.

Our suspension assemblies are components in computers and a variety of consumer electronics products. The demand for these products can be volatile. In a weak economy, consumer spending tends to decline and retail demand for computers and other consumer electronics tends to decrease, as does business demand for computer systems. Demand for suspension assemblies therefore may be adversely impacted as a result of a weaker economy. During 2009, demand for suspension assemblies weakened significantly, which resulted in shipments of our suspension assemblies declining 30% from 2008. In addition, in the past, unexpected slowdowns in demand for computer systems and consumer electronics have caused sharp declines in demand for suspension assemblies, resulting in periods during which the supply of suspension assemblies exceeded demand. If in the future an unexpected slowdown in demand for suspension assemblies occurs or if demand decreases as a result of a weakening economy, our results of operations will be materially adversely affected as a result of lower revenue and gross profits.

We may not be able to utilize our capacity efficiently or accurately plan our capacity requirements, which may negatively affect our operating results.

We increase our production capacity and the overhead that supports production based on anticipated market demand. Market demand, however, has not always developed as expected or remained at a consistent level. The underutilization that can result decreases our profitability. For example, in 2008 and 2007, we experienced significant market share loss for our suspension assemblies used in the desktop segment, in 2009 our customer, Seagate, significantly reduced its procurement of our suspension assemblies, and in 2010 and 2011 demand for our suspension assemblies remained constrained. This resulted in underutilization of our manufacturing capacity. As a result, our profitability also was below our expectations.

A deterioration of our business could result in further underutilization of our manufacturing capacity and we may need to impair certain assets in the future. In 2009, we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. This impairment included the closure of our Sioux Falls, South Dakota facility at the end of June 2009.

The following factors complicate accurate capacity planning for market demand:

•	changes in the demand for and mix of specific products our customers buy and the features they require;

•	our ability to add and train staff to operate our production equipment in advance of demand;

•	the market’s pace of technological change;

•	variability in our manufacturing yields and productivity; and

•	long lead times for most of our plant and equipment expenditures, requiring major financial commitments well in advance of actual production requirements.

Our inability to plan our capacity requirements accurately and efficiently utilize our production capacity, or our failure to put in place the technologies and capacity necessary to meet market demand, could adversely affect our business, financial condition and results of operations.

Our investment in developing new process capabilities to produce suspension assemblies could result in significant increases in our operating expenses and may result in a product that is not acceptable to our customers.

Rapid technological change in the disk drive industry, as well as the expanding use of disk drives in a growing range of consumer electronics applications, has led to numerous suspension assembly design changes and tighter performance specifications. To maintain our position in the disk drive industry, we need to develop new process capabilities to achieve the ever increasing performance requirements of our customers. Also, if processes change, we may need to replace, modify or design, build and install equipment. These changes may require additional capital expenditures and increased development and support expenses, which may adversely impact our operating results.

We expect to continue to have significant research and development expenses for the following new products:

•	suspension assemblies that incorporate flexures produced using additive processing;

•	suspension assemblies with tighter performance specifications than our customers currently require;

•	suspension assemblies that require additional or smaller electrical conductors;

•

suspension assemblies that incorporate new materials, such as thinner laminates and piezoelectric actuators used in DSA suspension assemblies, which are more difficult to handle in the manufacturing process; and

•	suspension assemblies for use with more complex read/write heads.

We have invested, and continue to invest, a substantial amount of engineering and manufacturing resources to develop process capabilities, as needed, to produce suspension assembly flexures and DSA suspension assemblies that meet the ever-increasing performance requirements of our customers. If high-volume manufacturing of our TSA+ suspension assemblies that are produced using additive processing capabilities cannot be produced profitably in the quantities and to the specifications required by our customers, we may need to purchase increased quantities of additive flexures. We may not be able to purchase the necessary quantity of such components on terms acceptable to us or at all.

The introduction of new process capabilities for our products increases the likelihood of unexpected quality concerns, which may negatively impact our ability to bring products to market on time and at acceptable costs. Further, most of our current competitors use components produced through additive processing for volume production of suspension assemblies, which may give them an advantage in developing and qualifying new products with our customers. When we started high-volume manufacturing of TSA+ suspension assemblies, we experienced higher cost due to yield loss, production inefficiencies and equipment problems. These TSA+ costs added a cost burden of $30,400,000 in 2010, $32,000,000 in 2009 and $37,600,000 in 2008.

Our operating results are subject to fluctuations.

Our past operating results, and our gross profits, have fluctuated from fiscal period to period. We expect our future operating results and gross profits will continue to fluctuate from fiscal period to period. The following factors may cause these fluctuations:

•	changes in overall demand for our products;

•	changes in utilization of existing or newly added production capacity;

•	changes in our manufacturing yields and related scrap recovery;

•	changes in our production efficiency;

•	increased costs when we start producing new products and features, and ramping up high-volume production;

•	changes in our selling prices;

•	changes in our manufacturing process, or problems related to our manufacturing process;

•	changes in the specific products our customers buy and features they require;

•	changes in our infrastructure costs and expected production and shipping costs, and how we control them;

•	long disruptions in operations at any of our plants or our customers’ plants for any reason;

•	changes in the cost of, or limits on, available materials and labor; and

•	changes in fuel costs.

A deterioration of our business could result in further underutilization of our manufacturing capacity and we may need to impair certain assets in the future. In 2009, we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. If customer demand for suspension assemblies weakens, or if one or more customers reduce, delay or cancel orders, our business, financial condition and results of operations could be materially adversely affected. Furthermore, we may incur restructuring and asset impairment charges that would reduce our earnings.

We typically allow customers to change or cancel orders on short notice. We plan our production and inventory based primarily on forecasts of customer demand, including forecasts of customer pulls of product out of our VMI facilities. Our customers often prefer a dual source supply and, therefore, may allocate their demand among suppliers. Both customer demand and the resulting forecasts often fluctuate substantially. These factors, among others, create an environment where scheduled production and capacity utilization can vary, leading to variability in gross profits and difficulty in estimating our position in the marketplace.

Our selling prices are subject to market pressure from our competitors and pricing pressure from our customers. Our selling prices also are affected by changes in overall demand for our products, changes in the specific products our customers buy and a product’s life cycle. A typical life cycle for our products begins with higher pricing when products are introduced and decreasing prices as they mature. To offset price decreases during a product’s life, we rely primarily on higher sales volume and improving our manufacturing yields and efficiencies to reduce our cost. Disk drive manufacturers seek low cost designs and suspension assembly pricing is highly competitive. If we cannot reduce our manufacturing costs as prices decline during our products’ life cycles, our business, financial condition and results of operations could be materially adversely affected.

Demand for our suspension assemblies will decline if we are unable to qualify our products in disk drive programs.

We must qualify our products with our customers. The qualification process for disk drive products can be complex and difficult. We cannot be sure that our suspension assemblies will continue to be selected for design into our customers’ products. If we are unable to obtain additional customer qualifications, or if we cannot qualify our products for high-volume production quantities, or at all, our business, financial condition and results of operations could be materially adversely affected.

We may be unable to achieve our financial and strategic goals in connection with investments in our assembly operation in Thailand.

In 2011, we began our high-volume assembly operations in Thailand and, prior to the recent severe flooding in that location, this operation was our only offshore manufacturing plant. We may fail to identify significant issues in connection with manufacturing in a foreign location, such as issues related to its workforce, quality or reporting systems, local tax, legal and financial controls or contingencies. Additionally, our operations in Thailand may be subject to various natural, political, economic and other risks and uncertainties inherent in operating in foreign jurisdictions. Thailand has experienced flooding and political and civil unrest in the past and continued or future flooding or political or civil unrest in Thailand could adversely affect our ability to maintain operations in Thailand. An inability to manage these risks as part of our investment in this manufacturing location could materially adversely affect our business, financial condition and results of operations.

If the rate of data density improves at a significantly faster rate than the rate of increase in the demand for disk drive storage, demand for suspension assemblies may decrease.

Disk drive manufacturers have been able to steadily increase data density, and we believe that they will continue to do so for the foreseeable future. Increasing data density permits drive manufacturers to reduce the average number of disks in each disk drive, which in turn reduces the number of components they need per drive, including suspension assemblies. The average number of suspension assemblies required per disk drive was fairly stable from calendar 2005 to 2009 at approximately 2.9 and has since then increased to 3.2 in 2011. If improvements in data density outpace growth in data storage capacity requirements, demand for our suspension assemblies may decline and we may not be able to maintain or expand our suspension assembly business.

If our customers improve their manufacturing yields, demand for our suspension assemblies may decrease.

In the past, we believe that improvements in our sales and unit volumes have occasionally been due in part to manufacturing difficulties experienced by our customers as they transitioned to higher density read/write heads. These customers experienced higher levels of defective read/write heads, which they were unable to detect until after they had attached the read/write heads to our suspension assemblies and our customers required more suspension assemblies during those periods. If our customers’ production yields continue to improve in the future, or when they separate and re-use suspension assemblies or test the read/write head before attaching suspension assemblies, overall suspension assembly shipments could decline and our operating results could be negatively affected.

Competing process capabilities may reduce demand for our products.

We historically held a market leadership position through innovation and technological advancement that has enabled our customers to deploy higher disk drive capacities at lower total costs. However, with the slowing of the areal density growth rate, the amount of technical innovation required to produce suspension assemblies also has decreased which has enabled our competitors to gain market share. If we can no longer differentiate our product features or process capabilities, competing suppliers may have access to a greater percentage of disk drive programs and program share. This inability to differentiate could be caused through our misunderstanding of market requirements, including technology changes, which could enable a competitor to take market share. The inability to differentiate our product offerings could also allow for supply chain alignments between our customers and other suppliers that could limit our access to available disk drive programs and corresponding market share. These alignments could include share agreements, sole-sourcing conditions or primary access to development programs. Any of the above scenarios could adversely impact our shipment volumes, average selling prices and operational costs.

Competing storage technology or reductions in demand for storage capacity may reduce demand for our products.

Other types of data storage technology, such as solid state storage or flash (semiconductor) memory, may become competitive with certain disk drive applications, and thereby could affect the demand for our products. Lower capacity storage needs increasingly are being met by flash memory. If flash memory suppliers overcome both the technical and economic limitations of flash memory storage and can offer better performance or more competitive cost per unit of capacity than disk drive products for higher capacity storage needs, demand for disk drives, and thus for our products, may decrease. Though consumer applications for flash storage also increase the need for back-up disk drives, mobile applications using flash memory storage also may displace the need for disk drive storage back-up. Additionally, consumers’ demand for storage capacity may not continue to grow as expected as a result of how consumers store data, such as the emerging storage processes for cloud computing and storage virtualization. These factors, among others, could lead to lower capacity hard drives or solid state storage memory that could reduce demand for disk drive components, including our suspension assemblies. Our business, financial condition and results of operations could be materially adversely affected if the computer industry adopts technology that reduces or replaces disk drives as a computer data storage medium.

We may have difficulty obtaining an adequate supply of raw materials that meet our strict specifications at reasonable prices.

Certain types of stainless steel, polyimide and photoresists are currently single-sourced because the raw materials provided by these sources meet our strict specifications. We have chosen to obtain certain other materials, such as laminate constructed from raw material that contains stainless steel, polyimide and copper, from a single or limited set of sources because of quality and pricing considerations. If we were not able to obtain an adequate supply of these materials from our current suppliers or if a current supplier were to exit the market, we could experience production delays and quality problems. Similarly, we obtain certain customized equipment and related repair parts from single sources because of the specialization of the equipment and the quality of these supply sources. In light of current uncertain market and economic conditions and the effect they may have on our suppliers, we are considering options that may reduce our risk of supply disruption.

The price we pay for stainless steel and laminate periodically is reset and can fluctuate with changes in the value of the Japanese yen, which will impact our costs. The price we pay for gold and other precious metals has fluctuated in the past. We have also experienced increased expenses due to higher fuel costs related to freight and higher utility rates. During times of increased prices, we typically do not pass this higher price on to our customers. If we could not obtain the materials referred to above in the necessary quantities, with the necessary quality and at reasonable prices, our business, financial condition and results of operations could be materially adversely affected.

Natural disasters in certain regions could adversely affect our supply chain or our customer base, which, in turn, could have a negative impact on our business, our ability to deliver or receive products and demand for our products.

We cannot be certain what impact the occurrence of natural disasters in certain regions, such as the recent earthquake and tsunami in Japan or the unprecedented flooding in Thailand, may have on demand for our products or our ability to produce and supply our products to our customers and to what extent our customers could decrease or cancel orders. For example, the recent flooding in Thailand resulted in the suspension of manufacturing at our Thailand assembly facility, and continue to constrain overall capacity in the disk drive supply chain, significant portions of which are still in recovery mode. Any such occurrences could cause sales of suspension assemblies and hard disk drives to be further negatively affected by disruptions in the hard disk drive or PC supply chains, which could materially adversely affect our business, financial condition and results of operations.

BIOMEASUREMENT DIVISION

We do not know when, if ever, our BioMeasurement Division will be profitable.

We have a limited operating history in the medical device market. Our first-generation device was used primarily for research, our second-generation product, the InSpectra StO2 Tissue Oxygenation Monitor, was introduced to the trauma market in 2007 and the hand-held InSpectra StO2 Spot Check was introduced in 2011. Based on the current pace of adoption of the InSpectra StO2 systems and spending constraints in healthcare markets, our sales growth has been slower than expected. We do not know how many systems we will be able to sell, the sales breakdown between monitors and sensors, the profits we can expect or the amount of revenue that the product will generate. Despite restructuring and cost reductions, we will continue to invest in sales and marketing, which will limit the division’s profitability. We do not know if we will ever generate enough revenue from medical device sales to offset our expenditures on the division.

We do not know whether any of our medical products will achieve market acceptance.

Our marketing strategy must overcome the difficulties inherent in the introduction of new products to the medical community. Clinicians will not use the InSpectra StO2 systems unless they conclude, based on clinical data and personal evaluation experience, that StO2 gives them information that is valuable when making treatment decisions. If clinicians continue to rely on other methods when assessing the status of patients experiencing hemorrhagic and other types of shock, we will not be successful in selling the InSpectra StO2 systems. The development of new medical technology to assess tissue perfusion may render our product obsolete or uneconomical. Additionally, clinicians must be trained to use our InSpectra StO2 systems effectively. Convincing clinicians to dedicate the time and energy necessary for adequate training in the use of our device is challenging, and we do not know whether we will be successful in these efforts. If the InSpectra StO2 systems are not widely accepted by clinicians, are accepted more slowly than expected or are supplanted by superior technology, our ability to increase our sales may be materially adversely impacted.

We currently have limited experience as a company selling, marketing or distributing medical devices, which could impede the BioMeasurement Division’s ability to achieve profitability.

We have limited experience as a company in the marketing, sale and distribution of medical devices. We are marketing the InSpectra StO2 systems through a limited direct sales force and have expanded our selling efforts through the use of distributors. Developing a distribution network is expensive and time consuming. Additionally, any distribution network that we develop will be competing against the experienced sales organizations used by other manufacturers of medical devices. We may not be able to develop this capability on a timely basis or at all. We face significant challenges and risks in establishing a distribution network and marketing our devices, including our ability to establish distributor relationships on terms acceptable to us, or at all; the ability of sales personnel to obtain access to or persuade adequate numbers of hospitals to purchase our device or clinicians to use our device; and government scrutiny associated with promotional activities in the healthcare industry. We also may face difficulties collecting accounts receivable balances, especially from purchasers in countries other than the United States. If we are unable to establish and maintain a marketing and distribution network, our BioMeasurement Division may be unable to generate sufficient revenue to become profitable, which would have a material adverse effect on our financial condition and results of operations.

The long sales cycle for the InSpectra StO2 systems will defer the generation of revenue by our BioMeasurement Division.

We believe that the InSpectra StO2 systems have a long sales cycle because they involve the introduction of and education about a new measurement to potential customers. The period between initial discussions with a potential customer and a sale of even a single device to that customer often takes between six and twelve months, depending on the potential customer’s budget and capital approval process. In addition, in a weak economy, as seen since 2009, capital spending decreases, which may further delay the purchase of our products. Training of clinicians also may take a number of weeks after a customer decides to purchase the InSpectra StO2 system. Reliance by our potential customers on third-party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of patient care, and cost containment measures that healthcare providers and third-party payors are instituting, both in the United States and internationally, also could harm our ability to sell our product. These factors have created a significant lag in our ability to generate revenue and may contribute to substantial fluctuations in our quarterly operating results going forward, particularly during periods in which our sales volume is relatively low.

We may not be able to develop new applications for our products or expand our medical device product line successfully.

All of our BioMeasurement Division’s revenue in 2011 has come through sales of the InSpectra StO2 systems. If we are unable to widely commercialize the use of these systems through our marketing initiatives, our BioMeasurement Division will not be profitable. We are conducting research on other applications for the InSpectra StO2 systems and our near infrared spectroscopy technology. The development of additional applications will require significant commitments of personnel and financial resources and we cannot be sure that they will be successful. Further, we cannot be sure that any new medical applications or medical devices we develop will receive regulatory approval or market acceptance. If the attempted extensions of our product offerings or new products are not commercially successful, our business, financial condition and results of operations may be materially and adversely affected.

We may encounter problems in manufacturing the InSpectra StO2 systems that could result in lost revenue.

We manufacture all of our medical products at our Hutchinson, Minnesota facility. We could encounter problems at this facility that could delay or prevent us from manufacturing adequate quantities of product. In addition, we are dependent on various suppliers for manufacturing the components for the InSpectra StO2 monitor and sensors. Although we believe the components are available from alternative suppliers, we typically single source components due to low volumes. Replacing suppliers for custom components is time consuming and expensive should we be required to do so due to supply issues. Furthermore, if our quality control measures are not adequate, we may experience unanticipated product returns or warranty claims resulting in unforeseen expenses. If we are unable to meet demand and control costs, our revenue and profitability could be materially impacted.

We may fail to comply with regulations, or be subject to product recalls, which could hurt our ability to sell and distribute our device and could subject us to fines, injunctions and penalties.

Our products are classified as medical devices and therefore are subject to governmental regulations in countries where they are sold. These regulations include registration, manufacturing, labeling, sale, promotion, importing, exporting and shipping. Failure to comply with these regulations could result in inability to sell, market, manufacture or ship our product and could subject us to recalls, fines, injunctions and penalties which could damage our business.

We face the risk of product liability claims if the InSpectra StO2 systems fail to perform, and we may not be able to obtain adequate insurance.

The business of our BioMeasurement Division exposes us to the risk of product liability claims inherent in the testing, manufacturing and marketing of medical devices. Defects in the products or other performance problems in the systems could result in the system’s failure to monitor tissue oxygenation accurately, which would subject us to product liability claims, and we may be subject to claims even if a medical failure is due to the actions of medical personnel using our product. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, or may not be adequate to cover any successful product liability claims. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations. These liabilities also could prevent or interfere with our product commercialization efforts. Defending a product liability claim, regardless of merit, could be costly, could divert management’s attention from our business and might result in adverse publicity, which could adversely impact our business and financial performance.

Healthcare reform legislation could adversely affect our revenue and financial condition.

In March 2010, significant healthcare reform legislation was adopted as law in the United States. The new law includes provisions that, among other things, reduce Medicare reimbursements, require all individuals to have health insurance (with certain limited exceptions) and impose new and increased taxes, including an excise tax on U.S. sales of most medical devices beginning in 2013. We are evaluating the impact of this legislation on our business. Other healthcare legislation has been proposed at the federal and state levels. We cannot predict which proposals, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. The implementation of the new law and the adoption of additional healthcare legislation could adversely affect the demand for and pricing of our BioMeasurement Division products and, therefore, could have an adverse effect on our results of operations.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements contained in this prospectus that are not statements of historical fact may constitute forward-looking statements. Forward-looking statements speak only as of the date on which the statements are made and include, but are not limited to, statements regarding the following the demand for and shipments of the company’s products, production capacity, capabilities and costs, assembly operations in Thailand, product commercialization and adoption, capital expenditures, average selling prices, product costs, operating performance, technology, development, inventory levels, division and company-wide financial performance, cost reductions and economic and market conditions.

Words such as “believe,” “anticipate,” “expect,” “intend,” “estimate,” “approximate,” “plan,” “goal” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Although we believe these statements are reasonable, forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those projected by such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the following: the satisfaction of the conditions to the Tender/Exchange Offers and Rights Offering; the state of capital markets and the worldwide economy overall; the various liquidity needs of holders of Outstanding 3.25% Notes and Outstanding 8.50% Notes; an inability by us to manufacture our products effectively or efficiently under our restructured operations or in connection with any future restructurings we may undertake; changes to the procurement practices or market share of our customers; changes in technology or the overall strength in the industries in which we operate, especially the disk drive industry; unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance or repairs, upgrades or capital asset additions; and the other risks discussed under the heading “Risk Factors” beginning on page 47.

This list of factors is not exhaustive, however, and these or other factors, many of which are outside of our control, could have a material adverse effect on us and our results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on our future performance. Except as otherwise required by law, we undertake no obligation to update any forward-looking statement for any reason. You should carefully review the disclosures and the risk factors described in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein.

WHERE YOU CAN FIND MORE INFORMATION

Our website is: http://www.htch.com. We make available, free of charge, through our website materials we file with or furnish to the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports. These materials are posted on our website as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. No information contained on our web site is incorporated by reference into this prospectus.

We are subject to the information requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-1 with the SEC to register under the Securities Act the New Notes, the Subscription Rights, the Units, the Warrants and shares of our common stock issuable upon exercise of the Warrants. This prospectus constitutes a part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits filed therewith for further information with respect to us and the New Notes, the Subscription Rights, the Units, the Warrants and shares of our common stock issuable upon exercise of the Warrants offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

You should rely only on the information provided in this prospectus or any supplement thereto. We have not authorized anyone else to provide you with different information. We may not conduct the Tender/Exchange Offers or the Rights Offering in any jurisdiction where any such offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after the date of this prospectus. Our business, prospects and financial condition may have changed since that date.

USE OF PROCEEDS

We will not receive any cash proceeds from the Tender/Exchange Offers. Any Outstanding 3.25% Notes and Outstanding 8.50% Notes that are validly tendered and accepted for purchase or exchange, as applicable, will be canceled.

The maximum amount of gross Rights Offering Proceeds that can be generated from the Rights Offering is $39.4 million. Fees and expenses related to the Rights Offering, as well as the Tender/Exchange Offers, will be paid with cash on hand so that all of the cash received in the Rights Offering through the payment of the Subscription Price by Participating Holders will be available to fund the Tender Offers. The first priority use of the Rights Offering Proceeds is to purchase Outstanding 3.25% Notes tendered for purchase in the Outstanding 3.25% Notes Tender Offer. To the extent Residual Rights Offering Proceeds are available, we will use up to $20.0 million of such proceeds to fund the Outstanding 8.50% Notes Tender Offer. Any remaining balance will be used for general corporate purposes.

FINANCIAL STATEMENTS

The financial statements and notes thereto required to be included in this prospectus can be found beginning on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the selected consolidated quarterly financial data and consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

General

Since the late 1980s, we have derived virtually all of our revenue from the sale of suspension assemblies to a small number of customers. We currently supply a variety of suspension assemblies to all manufacturers of disk drives and head-gimbal assemblers for all sizes of disk drives. Suspension assemblies are a critical component of disk drives, and our results of operations are highly dependent on the disk drive industry. The disk drive industry is intensely competitive, and demand for disk drive components fluctuates. Our results of operations are affected from time to time by disk drive industry demand changes, adjustments in inventory levels throughout the disk drive supply chain, technological changes that impact suspension assembly demand, shifts in our market position and our customers’ market position, changes in supply chain alignment by a customer, our customers’ production yields and our own product transitions, production yields and production capacity utilization.

Our BioMeasurement Division is engaged in the development, production and commercialization of products for the medical device market. Net sales from the InSpectra StO2 systems during 2011, our fourth full year in the market, were $2,352,000. Slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 systems and spending constraints in healthcare markets world-wide led us to initiate operating changes within the BioMeasurement Division in 2011 to reduce our operating loss.

In 2009, due to the weak economy, consumer spending declined and retail demand for computers and other consumer electronics decreased, as well as business demand for computer systems, and demand for suspension assemblies therefore was adversely impacted. In response to weakened demand and due to changing and uncertain market and economic conditions, in 2009 we took actions to reduce our cost structure and improve our cash flow to help us to meet the current portion of our debt obligations and make strategic investments as needed. To achieve improvements in efficiency and facility utilization and to reduce operating costs, we closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. We also consolidated photoetching operations into our Hutchinson, Minnesota site and trace operations into our Eau Claire, Wisconsin site. In addition to the weakened demand, during the third quarter of 2009, we were notified by one of our customers, Seagate, that it intended to significantly reduce its procurement of our suspension assemblies.

While the overall market for suspension assemblies grew in 2010, our shipments of suspension assemblies declined 7% from 2009 due to further market share losses. In addition, a defect on some of our TSA+ product resulted in lost volume in the third and fourth quarters of 2010. During the 2010 fourth quarter, we took actions to reduce costs and preserve cash.

In 2011, improvements in our TSA+ product yield and output, together with a faster than expected ramp of our assembly operation in Thailand, provided an opportunity to further lower our operating costs. With the transition from our legacy TSA component manufacturing process to our more automated TSA+ process, we needed fewer employees to meet customers’ volume requirements. Additionally, progress at our Thailand assembly operation enabled us to accelerate the transition of assembly manufacturing to that location and consolidate our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. Our Hutchinson, Minnesota site continues to serve as our corporate headquarters, our center for research and development, our BioMeasurement Division site and for manufacturing of suspension assemblies and precision components for several industries outside of the disk drive industry. We are also taking additional actions to resize the company, reduce costs and improve cash flow while keeping intact capabilities core to our competitive position and future growth. The 2011 consolidation and restructuring actions included:

•

Elimination of approximately 800 positions from our U.S. workforce resulting in estimated charges for severance of $5,947,000. Subsequent to year-end, due to the flooding in Thailand, we are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand. This is expected to result in our retaining approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate and that were included in our expected 2011 severance charges. This will result in a reduction of our severance expense by approximately $750,000 during our quarter ending December 25, 2011.

•

Approximately $900,000 of other expenses and $1,600,000 of capital expenditures related to consolidation of the Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. As of September 25, 2011, $798,000 of other expenses and the full $1,600,000 of capital expenditures had been paid.

•	Shortening of the lives of the Hutchinson, Minnesota components operations long-lived assets, which resulted in accelerated depreciation of $3,150,000 included within cost of sales.

The full realization of our cost reductions from the consolidation and restructuring actions will be delayed by the impact of the flooding in Thailand on our operations. We still estimate our plan will reduce our costs by approximately $50,000,000 on an annualized basis. When we will fully realize those benefits depends on how quickly we are able to resume operations and increase our assembly output in Thailand.

We completed construction of our Thailand assembly facility in 2010. During our fourth quarter 2011, approximately one-third of our sales originated out of that facility. By the end of that quarter, our Thailand operations had an assembly capacity of four to five million parts per week and was meeting our expectations for volume, quality and costs. Subsequent to our 2011 year-end, severe flooding in Thailand required us to suspend our Thailand assembly operations in the second week of October 2011. Although we expect it will take multiple quarters, we intend to fully resume operations in Thailand, restore our operation to its previous assembly capacity and work with third parties to mitigate the impact that future flooding could have on our operations, as our Thailand operation remains integral to enabling us to become the industry’s lowest cost producer of suspension assemblies. We spent approximately $15,000,000 in capital expenditures in 2010 related to our Thailand assembly operation. We also spent approximately $5,700,000 in 2010 and $4,700,000 in 2011 on facility start-up expenses.

The floodwaters have receded and we are assessing the damage to our operations and the financial impact of our recovery effort and insurance proceeds. As a result of the flooding in Thailand, during our first quarter of 2012, we recorded flood-related costs, net of insurance recoveries, as follows:

•

Flood-related costs of $13,727,000, including $8,338,000 of impairment charges for damaged facility equipment and fixtures, manufacturing equipment and tooling, $2,744,000 of inventory write-downs and $2,645,000 of Thailand operating and site restoration costs; and

•	Flood insurance recoveries of $13,727,000, including $9,000,000 of cash proceeds and $4,727,000 proceeds receivable.

The total carrying value of our Thailand building and equipment was approximately $18,700,000 at the time of the flood. We expect the remaining $2,600,000 of inventory that was in Thailand at the time of the flood and that was not written off will be usable or sellable. As we repair and restore our facility and equipment in Thailand, we may determine that additional property, plant and equipment and inventory may be damaged. This could result in additional impairments and write-offs. Our estimates of our flood-related costs are based on current damage assessments and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. We expect any remaining impairments and write-offs related to the floodwaters will be less than $2,000,000.

We estimate we will spend $25,000,000 to $30,000,000 in 2012 and an additional $5,000,000 in 2013 to restore our Thailand manufacturing operation and bring it back to pre-flood capacity levels and to cover the incremental costs of manufacturing in the United States. These estimates do not include lost profits. All of these estimates are based on our preliminary damage assessment and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. Our insurance policies provide for $25,000,000 of flood coverage for property and casualty damage and business interruption. Our total claims exceeded this amount. During the first quarter of 2012, we received an initial insurance payment of $9,000,000 and subsequent to December 25, 2012, we received the final insurance payment of $16,000,000. We believe we have sufficient liquidity to manage through the recovery.

We are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand. Our available assembly capacity and vertically integrated components operations in the U.S. are enabling us to meet current levels of customer demand and should provide us with the flexibility to respond to increases in demand as the supply chain recovers.

In addition to the impact on our operations, the impact of the flooding in Thailand continues to constrain overall capacity in the disk drive supply chain, significant portions of which are still in recovery mode. We expect our second quarter of 2012 suspension assembly shipments will total 90 million to 100 million, compared with 89.3 million in the first quarter of 2012. We expect our shipments to further increase in our third and fourth quarters of 2012 as the disk drive supply chain continues to recover from the flooding in Thailand. As the industry and the supply chain recover, inventories will likely need to be replenished and we expect suspension assembly demand to recover.

To return to profitability, we must increase revenues through volume growth in our Disk Drive Components Division. Volume growth will come through capturing overall market growth and through regaining market share. We believe improvements in our TSA+ efficiency and output, coupled with cost reductions that will result from restoring and ramping up assembly operations at our plant in Thailand, will help us resume volume growth.

In 2011, we completed offers to exchange for new securities or purchase for cash a portion of our outstanding 3.25% Notes. We retired an aggregate principal amount of $121,257,000 of our $225,000,000 original aggregate principal amount of 3.25% Notes. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the 3.25% Notes and we issued $85,170,000 aggregate principal amount of our 8.50% Notes in exchange for $85,963,000 aggregate principal amount of the 3.25% Notes. After completion of the exchanges and purchases, we have reduced the outstanding principal amount of the 3.25% Notes from $197,500,000 to $76,243,000.

In our BioMeasurement Division, we have substantially reduced costs to narrow the division’s operating losses. The division’s loss from operations for the thirteen weeks ended December 25, 2011 was $1,123,000 and it’s loss from operations for 2011 was $9,161,000 compared to a $23,959,000 loss for 2010. The BioMeasurement Division’s loss for 2010 includes $2,294,000 of asset impairments in this division.

The following table sets forth our quarterly suspension assembly shipment quantities for our Disk Drive Components Division in millions for the periods indicated:

	2010 by Quarter				2011 by Quarter
	First	Second	Third	Fourth	First	Second	Third	Fourth
Suspension assembly shipment quantities	155	130	117	110	107	102	118	127

In our second quarter 2010, our 16 percent sequential quarter decline in shipments was more than the estimated decline in world-wide suspension assembly shipments. This market share loss resulted primarily from our broad implementation of a TSA+ process improvement in that quarter that prevented us from meeting demand and from share shifts among disk drive manufacturers. Our third quarter 2010 shipments declined about 11 percent sequentially, primarily due to reductions in disk drive makers’ production plans. In addition, we lost volume late in the quarter due to a defect on some of our TSA+ product that prevented us from realizing expected share growth opportunities on certain customer programs. Our fourth quarter 2010 shipments declined about five percent due to inventory reductions at a certain customer that reduced our shipments, and shipments were also negatively impacted by the TSA+ product defect we encountered late in the third quarter of 2010. Our first quarter 2011 shipments decreased about four percent compared with the preceding quarter, primarily due to one of our customers managing down its existing inventory. Our second quarter 2011 shipments decreased an additional four percent compared with the preceding quarter as a result of our customers’ reduced production plans. Our third quarter 2011 suspension assembly shipments increased 15 percent to 118 million. Shipments to all of our customers increased and we estimate that we gained a modest amount of market share in all disk drive segments as a result of share shifts among our customers and improvements in our share positions on some existing customer programs. Our fourth quarter 2011 shipments increased eight percent sequentially primarily due to an increase in shipments of suspension assemblies for mobile applications.

Our average selling price decreased from $0.80 in the first half of 2008 to $0.58 in our fourth quarter 2011. The decrease in our average selling price was a result of a continuing competitive pricing environment and a change in the mix of products shipped. Suspension assembly pricing is likely to remain competitive, though normal pricing pressures could be offset somewhat during the current supply chain disruptions due to flooding in Thailand.

Our gross profits have fluctuated and will continue to fluctuate based upon a variety of factors, key among them being changes in demand for our suspension assemblies. Our customers often prefer a multiple source supply strategy and, therefore, may allocate their demand among suppliers. We plan our production and inventory based primarily on forecasts of customer demand, including forecasts of customer pulls of product out of our VMI facilities. Certain agreements with our customers also provide that we maintain minimum finished goods inventory levels for them. Both customer demand and the resulting forecasts often fluctuate substantially. These factors, among others, create an environment where scheduled production and capacity utilization can vary significantly from week to week, leading to variability in gross profits and difficulty in estimating our position in the marketplace.

From the end of 2008 to the first quarter of 2010, we substantially improved our gross margin despite a decline in net sales. The improvement was the result of the actions we took in 2009 to restructure our business and reduce our costs, as well as a turnaround in demand that began in the latter half of 2009. Gross profit decreased in the remainder of 2010 and the first half of 2011, however, due to reduced sales as a result of a decline in suspension assembly shipments primarily due to market share losses and lower average selling prices. In the second half of 2011, gross profit was benefited by increased suspension assembly shipments due to modest market share gains, the mix of products sold and cost savings from our 2011 consolidation and restructuring plan.

In addition to increases in suspension assembly demand, improvement in our gross profits and operating profits will depend, in part, on the successful management of our corporate infrastructure and our suspension assembly production capacity. Our business is capital intensive and requires a high level of fixed costs. Our profits are sensitive to our level of fixed costs, as well as changes in volume, capacity utilization and product mix. In the future, we may need to adjust our overall employment level due to fluctuating demand. Our overall employment level was 2,448 at the end of 2009, 2,546 at the end of 2010 and 2,317 at the end of 2011.

We shipped 238 million TSA+ suspension assemblies during 2011, up from 116 million in 2010 and 43 million in 2009. For 2012, we expect TSA+ suspension assemblies to account for a steadily increasing proportion of our shipments, growing from approximately 60% of our shipments in the fourth quarter of 2011 to 80% of our shipments by the end of 2012. We believe the industry will fully transition to additive suspensions over the next two to four years. We are also purchasing additive flexures to fill other customer requirements.

We continue to see strong customer interest in dual-stage actuated (or DSA) suspension assemblies and we are working with our customers on multiple DSA programs. We currently expect demand for DSA suspensions to develop gradually in the first half of 2012, depending primarily on the pace at which the disk drive makers launch new programs during this period of industry disruption due to the Thailand flooding and, therefore, suspension assemblies. We are ready to meet the demand for DSA suspensions as it materializes and all of our DSA capacity is currently at our U.S. sites.

For 2010, our capital expenditures were $31,382,000, primarily for TSA+ suspension production capacity, new program tooling and deployment of new process technology and capability improvements. Capital expenditures for 2011 were $13,506,000, primarily for manufacturing equipment for new process technology and capability improvements, new program tooling and Thailand assembly related equipment. Cash used for capital expenditures totaled $5,384,000 for the thirteen weeks ended December 25, 2011. We anticipate capital expenditures will be approximately $35,000,000 in 2012, including approximately $6,000,000 of costs related to restoring operations in Thailand, and for TSA+ flexure production capacity and tooling and manufacturing equipment for new process technology and capability improvements, such as for DSA suspension assemblies.

Market Trends

Our suspension assemblies are components in hard disk drives used in computers and a variety of consumer electronics products. We believe that the continued growth of digital content world-wide requires increasingly higher storage capacity in order to store, aggregate, host, distribute, manage and backup content, which we believe will continue to result in increased demand for disk drives.

Non-compute applications, such as digital video recorders (“DVRs”), gaming devices, digital cameras and Internet-based storage of consumer data are driving the broad, global growth of digital content through:

•	creation and sharing of all types of digital content, such as high-resolution photos, high definition video and movies, and music by consumers and data by enterprises;

•	collection and distribution of digital content through services and other company offerings such as YouTube by Google, Inc.;

•	network infrastructure, including broadband, cable and satellite, which is enabling the access, hosting and distribution of digital content;

•	consumption of digital content through DVRs, handheld devices and gaming consoles; and

•	protection of content through storage backup devices and services.

However, the demand for disk drives and, therefore, suspension assemblies can be volatile as experienced since calendar 2009 due to market and world economic conditions. In a weak economy, consumer spending tends to decline and retail demand for computers and other consumer electronics tends to decrease, as does business demand for computer systems. Demand for suspension assemblies, therefore, may be adversely impacted as a result of a weaker economy.

In the long-term, however, we expect that the growth in digital content and the expanding use of enterprise computing and storage, desktop and mobile computers, increasingly complex software as well as the data intensive non-compute market will increase demand for disk drives and, therefore, suspension assemblies.

We also believe demand for disk drives will continue to be subject, as it has in the past, to rapid or unforeseen changes resulting from, among other things, changes in disk drive inventory levels, technological advances, responses to competitive price changes and unpredicted high or low market acceptance of new drive models and the end devices in which disk drives are used.

As in past years, disk drives continue to be the primary storage device of choice for applications requiring shorter access times and higher capacities because of their speed and low cost per unit of stored data. The cost of storing data on disk drives continues to decrease primarily due to increasing data density, thereby increasing storage capacity in disk drives or reducing the number of components, including suspension assemblies, required in a disk drive. The continual pursuit of increased data density and lower storage costs is leading to suspension assemblies with flexures that have finer electrical conductors, greater lead counts and increased complexity such as interleaved or stacked traces or DSA suspension designs, and to the adoption of value-added features for suspension assemblies, such as formed and polished headlifts, larger dampers with through-hole features and a variety of limiter configurations.

The development of next-generation read/write technology and the introduction of new types or configurations of read/write heads configurations and sizes, and the continuing improvement in data density and the use of disk drives in consumer electronics applications will require even finer electrical conductors on the suspension assembly. Next-generation disk drives also may require additional electrical conductors. These changes may temporarily increase our development spending and reduce our manufacturing yields and efficiencies. We are investing in developing the process capabilities and related capital equipment required to meet new industry specifications in 2012 and beyond.

The advent of new disk drive technologies may initially decrease our customers’ yields with the result that we may experience temporary elevations of demand for some types of suspension assemblies. As programs mature, higher customer yields decrease the demand for suspension assemblies. In addition, disk drive manufacturers are increasingly seeking lower cost designs and suspension assembly pricing is highly competitive. While we are generally able to increase our selling price for suspension assemblies when they are introduced, our selling prices decrease as our products mature.

RESULTS OF OPERATIONS

Thirteen Weeks Ended December 25, 2011 vs. Thirteen Weeks Ended December 26, 2010

Net sales for the thirteen weeks ended December 25, 2011, were $58,475,000, compared to $68,244,000 for the thirteen weeks ended December 26, 2010, a decrease of $9,769,000. Suspension assembly sales decreased $12,229,000 from the thirteen weeks ended December 26, 2010, primarily as a result of the flood-related capacity constraints at our customers. Our average selling price decreased to $0.60, compared to $0.62 for the first quarter of 2011, due to competitive pressures that were partially offset by a favorable change in our product mix as a result of the flood-related capacity constraints at our customers. Net sales in our BioMeasurement Division for the thirteen weeks ended December 25, 2011 were $416,000, compared to $542,000 for the thirteen weeks ended December 26, 2010.

Gross profit for the thirteen weeks ended December 25, 2011, was $2,301,000, compared to gross profit of $3,324,000 for the thirteen weeks ended December 26, 2010, a decrease of $1,023,000. Gross profit as a percent of net sales was four percent and five percent for the thirteen weeks ended December 25, 2011, and December 26, 2010, respectively. The lower gross profit was primarily due to reduced net sales, as well as a lower mix of TSA+ products and approximately $1,000,000 of incremental costs of manufacturing in our U.S. assembly operations instead of in Thailand, partially offset by cost savings as a result of our 2011 consolidation and restructuring plan.

Selling, general and administrative expenses for the thirteen weeks ended December 25, 2011, were $7,173,000, compared to $13,634,000 for the thirteen weeks ended December 26, 2010, a decrease of $6,461,000. The decrease was primarily due to cost savings from our 2011 restructuring actions, and the thirteen weeks ended December 26, 2010 included approximately $4,700,000 of Thailand assembly manufacturing startup expenses.

Severance and other expenses for the thirteen weeks ended December 25, 2010 were reduced $711,000. We reversed $895,000 of previously accrued severance and benefits expenses partially offset by $184,000 of other expenses incurred related to our site consolidation plans. As a result of leveraging our U.S. assembly operations to offset the temporary loss of manufacturing capacity in Thailand, we retained approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate and whose anticipated severance and benefits were included in our 2011 severance and benefits expenses.

Loss from operations for the thirteen weeks ended December 25, 2011, included a $1,123,000 loss from operations for our BioMeasurement Division, compared to a $2,911,000 loss from BioMeasurement Division operations for the thirteen weeks ended December 26, 2010. The BioMeasurement Division operating loss for the thirteen weeks ended December 25, 2011 was reduced by our 2011 restructuring actions.

Other expenses for the thirteen weeks ended December 25, 2011, were $87,000, compared to other income of $831,000 for the thirteen weeks ended December 26, 2010, a decrease of $918,000. The decrease was primarily due a $530,000 loss on foreign currency transactions for the thirteen weeks ended December 25, 2011, compared to a $322,000 gain on foreign currency transactions for the thirteen weeks ended December 26, 2010 related to our Thailand assembly operations.

2011 Operations to 2010 Operations

Net sales for 2011 were $278,090,000, compared to $347,189,000 for 2010, a decrease of $69,099,000. Suspension assembly sales decreased $67,162,000, primarily as a result of an 11 percent decrease in suspension assembly unit shipments and our average selling price decreased nine percent year-over-year from an average of $0.66 in 2010 to an average of $0.60 in 2011 due to a competitive pricing environment and the mix of products shipped. The decrease in suspension assembly unit shipments in 2011 was primarily due to market share losses. Net sales in our BioMeasurement Division were $2,352,000 in 2011, compared to $2,414,000 in 2010.

Gross profit for 2011 was $10,351,000, compared to $32,965,000 for 2010, a decrease of $22,614,000. Gross profit as a percent of net sales was four percent in 2011, compared to nine percent in 2010. The lower gross profit in 2011 was primarily the result of reduced sales, which reduced our ability to cover our fixed costs, no longer classifying our Thailand assembly manufacturing start-up expenses as selling, general and administrative expenses and $3,150,000 of accelerated depreciation as a result of the 2011 consolidation and restructuring plan. These were partially offset by the cost savings from our 2011 consolidation and restructuring plan discussed above.

Research and development expenses for 2011 were $14,592,000, compared to $21,429,000 for 2010, a decrease of $6,837,000. The decrease was primarily related to lower labor expenses as a result of cost reduction actions. Research and development expenses specific to our BioMeasurement Division were $1,295,000 in 2011 and $5,033,000 in 2010. Research and development expenses as a percent of net sales were five percent in 2011 and six percent in 2010.

Selling, general and administrative expenses for 2011 were $40,844,000, compared to $55,848,000 for 2010, a decrease of $15,004,000. The lower selling, general and administrative expenses were primarily due to classifying our Thailand assembly manufacturing expenses as cost of sales beginning with the quarter ended March 27, 2011 and lower BioMeasurement Division expenses primarily due to restructuring actions. Selling, general and administrative expenses as a percent of net sales were 15 percent in 2011 and 16 percent in 2010. Selling, general and administrative expenses specific to our BioMeasurement Division were $8,089,000 in 2011 and $17,358,000 in 2010.

During the second quarter of 2011, we announced a manufacturing consolidation and restructuring plan that included eliminating approximately 800 positions from our U.S. workforce. The workforce reduction and manufacturing consolidation resulted in a charge for severance and other expenses of $6,745,000, of which $692,000 was related to our BioMeasurement Division. At the end of 2011, $1,741,000 remained to be paid. Subsequent to year-end, due to the flooding in Thailand, we are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand. This is expected to result in our retaining approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate and that were included in our expected 2011 severance charges. This will result in a reduction of our severance expense by approximately $750,000 during our quarter ending December 25, 2011. The workforce reductions are expected to be completed by the end of our second quarter 2012.

During the fourth quarter of 2010, we announced actions to reduce costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $3,674,000.

Loss from operations for 2011 included a $9,161,000 loss from operations for our BioMeasurement Division compared to a $23,959,000 loss for 2010. The BioMeasurement Division’s loss for 2010 included $2,294,000 of asset impairments in this division. The BioMeasurement Division operating loss 2011 was reduced by restructuring actions.

Interest income for 2011 was $188,000, compared to $1,311,000 for 2010, a decrease of $1,123,000. The decrease in interest income was primarily due to a lower investment balance.

The gain on short- and long-term investments for 2011 was $978,000, compared to a loss of $319,000 for 2010. The gain in 2011 was due to payments we received under a settlement agreement. Auction rate securities (“ARS”) previously held by us were subsequently sold by the settlement parties at a price that was higher than the price identified in the settlement agreement. The loss for 2010 was due to the settlement agreement providing for the sale of a portion of our ARS portfolio.

In February 2011, we retired an aggregate principal amount of $75,294,000 of the 3.25% Notes. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the 3.25% Notes and we issued $40,000,000 aggregate principal amount of the 8.50% Notes in exchange for $40,000,000 aggregate principal amount of the 3.25% Notes. In July 2011, we completed another exchange, in which we issued $45,170,000 aggregate principal amount of the 8.50% Notes and made aggregate cash payments of $3,091,000 in exchange for $45,963,000 aggregate principal amount of the 3.25% Notes. A total of $76,243,000 aggregate principal amount of the 3.25% Notes remained outstanding after completion of the July 2011 exchange. We determined that the purchases and exchanges were a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as an $8,382,000 gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was applied as reacquisition of the equity component, which resulted in a $3,977,000 reduction to additional paid-in capital.

The income tax provision for 2011 was $86,000 compared to a benefit of $1,585,000 for 2010. The income tax benefit for 2010 was primarily due to a change in U.S. tax law that enabled us to carry back some of our operating losses to prior years and apply for a refund of taxes paid in those years. This benefit was partially offset by foreign income tax expense.

2010 Operations to 2009 Operations

Net sales for 2010 were $347,189,000, compared to $408,022,000 for 2009, a decrease of $60,833,000. Suspension assembly sales decreased $60,011,000, primarily as a result of a seven percent decrease in suspension assembly unit shipments and our average selling price decreased eight percent year-over-year from an average of $0.72 in 2009 to an average of $0.66 in 2010 due to competitive pressures. The decrease in suspension assembly unit shipments in 2010 was primarily due to market share losses. Net sales in our BioMeasurement Division were $2,414,000 in 2010, compared to $1,755,000 in 2009.

Gross profit for 2010 was $32,965,000, compared to $7,534,000 for 2009, an increase of $25,431,000. Gross profit as a percent of net sales was nine percent in 2010, compared to two percent in 2009. The higher gross profit in 2010 was primarily due to the benefits of our 2009 restructuring and cost reduction actions, and lower deprecation. Our BioMeasurement Division incurred $1,110,000 of asset impairments.

Research and development expenses for 2010 were $21,429,000, compared to $26,776,000 for 2009, a decrease of $5,347,000. The decrease was primarily related to lower labor expenses as a result of our 2009 restructuring and cost reduction actions, partially offset by $394,000 of asset impairments in our BioMeasurement Division. Research and development expenses specific to our BioMeasurement Division were $5,033,000 in 2010 and $4,265,000 in 2009. Research and development expenses as a percent of net sales were six percent in 2010 and seven percent in 2009.

Selling, general and administrative expenses for 2010 were $55,848,000, compared to $54,880,000 for 2009, an increase of $968,000. The higher selling, general and administrative expenses were primarily due to $5,700,000 of Thailand operation start-up expenses and $790,000 of asset impairments in our BioMeasurement Division, offset by reductions in labor expenses as a result of our 2009 restructuring and cost reduction actions. Selling, general and administrative expenses as a percent of net sales were 16 percent in 2010 and 13 percent in 2009. Selling, general and administrative expenses specific to our BioMeasurement Division were $17,358,000 in 2010 and $17,991,000 in 2009.

In response to weakening demand for suspension assemblies and due to changing and uncertain market and economic conditions, we took actions to reduce our costs in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which were included in our first quarter of 2009 financial results. The workforce reductions were completed by the end of January 2009.

During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies and uncertain future market conditions. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.

During the second quarter of 2009, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated our Eau Claire, Wisconsin site’s photoetching operations into our Hutchinson, Minnesota site and our Hutchinson, Minnesota site’s trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin by approximately 100 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000.

In response to further weakened demand for suspension assemblies and as a result of the additional restructuring actions in the second quarter discussed above, we recorded non-cash impairment charges of $18,688,000 in the second quarter of 2009 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.

During the third quarter of 2009, we took actions to reduce costs and improve cash flow. We further restructured the company to adjust to market conditions and the expected phase-out of suspension assembly shipments to one of our customers, Seagate. The restructuring actions included eliminating approximately 300 additional positions. The third quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,894,000.

During the third quarter of 2009, as a result of the expected phase-out of suspension assembly shipments to Seagate, and the restructuring actions in the third quarter discussed above, we recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.

During the fourth quarter of 2010, we announced actions to further reduce costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $3,674,000, of which, $1,150,000 remains to be paid.

Loss from operations for 2010 included a $23,959,000 loss from operations for our BioMeasurement Division compared to a $23,485,000 loss for 2009. The BioMeasurement Division’s loss for 2010 includes $2,294,000 of asset impairments in this division, discussed above.

Interest income for 2010 was $1,311,000, compared to $3,184,000 for 2009, a decrease of $1,873,000. The decrease in interest income was primarily due to a lower investment balance and a decline in interest rates as a result of an overall lower interest rate environment.

The loss on short- and long-term investments for 2010 was $319,000, compared to a gain of $4,390,000 for 2009. The gain in 2009 was primarily due to a gain of $5,439,000 in the value of the securities subject to the offer by UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) to issue to us ARS rights (the “Rights Offering”), which was offset by a $1,305,000 loss we recognized due to an impairment of our ARS held with UBS.

During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Convertible Subordinated Notes that were retired in March of 2010 (the “2.25% Notes”) the open market using our available cash and cash equivalents, at varying discounts to face value. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.

During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase, the 3.25% Notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements.

The income tax benefit for 2010 was $1,585,000. The income tax benefit in 2010 was due primarily to a change in U.S. tax law that enabled us to carry back some of our operating losses to prior years and apply for a refund of taxes paid in those years of $2,046,000. These refunds were offset by $447,000 of foreign tax expense.

The income tax benefit for 2009 was $209,000. The income tax benefit for 2009 was due primarily to certain provisions of the American Recovery and Reinvestment Act of 2009 that permit certain tax credits to be converted into cash refunds in lieu of claiming bonus depreciation, which was partially reduced by foreign income tax expense.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents, cash flow from operations and additional financing capacity, if available given current credit market conditions and our operating performance. Our cash and cash equivalents increased from $55,639,000 at September 26, 2010, to $60,174,000 at September 25, 2011. Our short- and long-term investments decreased from $48,899,000 to $1,612,000 during the same period. In total, our cash and cash equivalents and short- and long-term investments decreased by $42,752,000. This decrease was primarily due to $34,370,000 used for repurchases of short- and long-term debt, $13,506,000 for capital expenditures and $2,538,000 of cash used by operations. The decreases were partially offset by $10,409,000 in borrowings outstanding at year-end under the revolving credit and security agreement between us and PNC Bank.

In light of the significant decreases in our net sales over the past two completed fiscal years and current uncertain market and economic conditions, we are aggressively managing our cost structure and cash position to ensure that we will meet our debt obligations while preserving the ability to make investments that will enable us to respond to customer requirements and achieve long-term profitable growth. We currently believe that our cash and cash equivalents, short-term investments, cash generated from operations and additional financing, if needed and as available given current credit market conditions and our operating performance, will be sufficient to meet our forecasted operating expenses, other debt service requirements, debt and equity repurchases and capital expenditures through 2012. We currently have outstanding $76,243,000 aggregate principal amount of our outstanding 3.25% Notes. Holders of our 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash as early as January 15, 2013. We also currently have outstanding $85,170,000 aggregate principal amount of our outstanding 8.50% Notes. Holders of our 8.50% Notes may require us to purchase all or a portion of their 8.50% Notes for cash as early as January 15, 2015. We anticipate that we would need to obtain additional financing if the holders of our 3.25% Notes require us to purchase all or a portion of their 3.25% Notes for cash on that date. We may from time to time seek to prepay or retire our outstanding debt through cash purchases in open market or privately negotiated transactions or otherwise. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Our ability to obtain additional financing will depend upon a number of factors, including our future performance and financial results and general economic and capital market conditions. We cannot be certain that we will be able to raise additional financing on terms acceptable to us, including covenants that we will be able to comply with in the short term, or at all, if needed. If we are unable to obtain new financing, if and when necessary, our future financial results and liquidity could be materially adversely affected.

Effective December 19, 2008, we entered into a settlement with UBS that provided liquidity for our ARS portfolio held with UBS and to resolve pending litigation between the parties. The settlement provided for certain arrangements, one of which was our acceptance of an offer by UBS to issue the Rights Offering to us, which allowed us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010 through July 2, 2012 (if our ARS had not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). During the fourth quarter of 2010, we exercised the rights issued to us in the Rights Offering for the remaining ARS held by us and subject to the Rights Offering.

As part of the UBS Settlement, we also entered into a loan agreement with UBS Credit Corp. (“UBS Credit”), which provided us with a line of credit secured only by the ARS we held in accounts with UBS. The proceeds derived from any sales of the ARS we held in accounts with UBS were to be applied to repayment of the UBS Credit Line. Following our exercise of the rights issued to us in the Rights Offering, the proceeds of the repurchase of ARS were applied to repay borrowings under the loan agreement. As of September 26, 2010, we had repaid all of the line of credit available to us from UBS Credit.

On March 19, 2010, we entered into a settlement agreement with Citigroup Global Markets Inc. (“CGMI”) providing for the sale of a portion of our ARS. We received approximately $19,313,000 in cash (plus accrued interest) in exchange for $22,600,000 in principal amount of our ARS. As a result, we recorded an additional realized loss on the sale of these ARS of $528,000 during the quarter ended March 28, 2010. As of December 27, 2009, we had recorded an other than temporary realized loss of $2,793,000 on these ARS. For a three-year period, the settlement agreement with CGMI provides us with the option to repurchase some or all of these ARS at the price for which we sold them, and the potential for additional recoveries in the event of issuer redemptions. As part of the settlement agreement, we agreed to dismiss with prejudice an arbitration proceeding between us and CGMI and an affiliate of CGMI relating to these ARS.

In January 2006, we issued $225,000,000 aggregate principal amount of the 3.25% Notes. The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006.

Since January 21, 2011, we have had the right to redeem for cash all or a portion of the 3.25% Notes at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016, and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100 percent of the principal amount of the 3.25% Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date. We may from time to time seek to retire portions of the outstanding 3.25% Notes through cash repurchases or exchanges for the securities in open market purchases, privately negotiated transactions or otherwise.

Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of the repurchase, the 3.25% Notes had a book value of $23,139,000, which includes the par value of the 3.25% Notes, offset by the remaining debt discount of $4,361,000. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements.

In February 2011, we completed a tender/exchange, through which we retired an aggregate principal amount of $75,294,000 of the 3.25% Notes. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the 3.25% Notes and we issued $40,000,000 aggregate principal amount of the 8.50% Notes pursuant to an indenture dated as of February 11, 2011 in exchange for $40,000,000 aggregate principal amount of the 3.25% Notes. The 8.50% Notes are senior in right of payment to any of our existing and future subordinated indebtedness, including the 3.25% Notes that remain outstanding. Interest is payable on the 8.50% Notes on January 15 and July 15 of each year, beginning July 15, 2011. The 8.50% Notes mature on January 15, 2026. Each $1,000 principal amount of the 8.50% Notes is convertible into 116.2790 shares of our common stock (which is equal to an initial conversion price of approximately $8.60 per share), subject to adjustment.

We have the right to redeem the 8.50% Notes (i) on or after January 15, 2013 to, but excluding, January 15, 2015, if the closing price of our common stock equals or exceeds 150% of the conversion price, and (ii) at any time on or after January 15, 2015, in either case in whole or in part, for cash equal to 100% of the principal amount of the 8.50% Notes to be redeemed plus any accrued but unpaid interest to, but excluding the redemption date. Holders of the 8.50% Notes may require us to repurchase all or a portion of their 8.50% Notes at par on each of January 15, 2015, January 15, 2016 and January 15, 2021 for cash equal to 100% of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date. If a fundamental change (as defined in the indenture) occurs, each holder of 8.50% Notes will have the right to require us to repurchase all or any portion of that holder’s 8.50% Notes for cash equal to 100 percent of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to, but excluding the repurchase date.

In July 2011, we completed an exchange, in which we issued $45,170,000 aggregate principal amount of the 8.50% Notes and made aggregate cash payments of $3,091,000 in exchange for $45,963,000 aggregate principal amount of the 3.25% Notes. A total of $76,243,000 aggregate principal amount of the 3.25% Notes remained outstanding after completion of the July 2011 exchange.

At a special meeting held June 17, 2011, our shareholders approved the issuance of up to $40,000,000 aggregate principal amount of additional 8.50% Notes (and the issuance of our common stock upon conversion thereof) for cash in one or more future private placements or registered offerings. Accordingly, we may, but are not obligated to, issue a limited amount of additional 8.50% Notes without further shareholder approval.

On September 16, 2011, we entered into a revolving credit and security agreement with PNC Bank under which $10,409,000 was outstanding at the end of 2011. The credit agreement provides us with a revolving credit facility in a principal amount of up to $35,000,000, subject to a borrowing base. The credit facility is secured by substantially all of the personal property of Hutchinson Technology Incorporated. The maturity date of the credit facility is October 1, 2014 if, by October 1, 2012, the aggregate outstanding principal amount of the 3.25% Notes is reduced to $50,000,000 or less and we have at least $50,000,000 of liquidity remaining; otherwise the maturity date is October 1, 2012. The credit agreement contains customary representations, warranties, covenants and events of default, including, but not limited to limitations on the payment of dividends and repurchases of stock, financial covenants requiring a minimum fixed charge coverage ratio, minimum earnings before interest, taxes, depreciation and amortization (EBITDA) and minimum liquidity. We maintain an account at PNC Bank with a minimum balance of $15,000,000, as required under the credit agreement. The suspension of production in our Thailand facility in October 2011 triggered an event of default provision related to business interruptions under our credit agreement with PNC Bank and we have obtained a waiver of the event of default. As of December 25, 2011, we had no borrowings drawn under the credit agreement and the event of default did not trigger any cross-default provisions in our other financing arrangements. As of December 25, 2011, we were in compliance with the covenants of our credit facility. During the thirteen weeks ended December 25, 2011, the maximum amount drawn on our credit facility was $10,409,000, which was fully repaid in October 2011. We did not borrow any amounts from the credit facility for the remainder of our first quarter of 2012.

Our suspension assembly business is capital intensive. The disk drive industry experiences rapid technology changes that require us to make substantial ongoing capital expenditures in product and process improvements to maintain our competitiveness. Significant industry technology transitions often result in increasing our capital expenditures. The disk drive industry also experiences periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction, which also results in fluctuations in our capital expenditures. Cash used for capital expenditures totaled $13,506,000 for 2011, $31,382,000 for 2010 and $20,609,000 for 2009. Capital expenditures for 2011 were primarily for manufacturing equipment for new process technology and capability improvements, new program tooling and Thailand assembly related equipment. Capital expenditures for 2010 were primarily for additional TSA+ flexure production capacity, establishing our Thailand assembly operation and new program tooling. Cash used for capital expenditures totaled $5,384,000 for the thirteen weeks ended December 25, 2011. We anticipate capital expenditures will be approximately $35,000,000 in 2012, including approximately $6,000,000 of costs related to restoring operations in Thailand, and for TSA+ flexure production capacity and tooling and manufacturing equipment for new process technology and capability improvements, such as for DSA suspension assemblies. As the full transition to TSA+ suspensions takes place over the next one to three years, our capital expenditures could increase as we add capacity as needed. Financing of these capital expenditures will be principally from operations, our current cash, cash equivalents, the revolving credit and security agreement with PNC Bank or additional financing, if available given current credit market conditions.

Our capital expenditures for the Disk Drive Components Division are planned based on process improvements to be incorporated in our manufacturing operations and the rate at which our customers adopt new generations of higher performance disk drives and next-generation read/write technology and head sizes, which may require new or improved process technologies, such as additive processing to produce flexures for our TSA+ suspensions or DSA suspensions, anticipated customer demand for our suspension assembly products and market demand for disk drives. Capital spending is also based on our ability to finance capital expenditures, as discussed above.

We manage our capital spending to reflect the capacity that we expect will be needed to meet disk drive industry customer forecasts. However, existing work in process with vendors and lengthy lead times sometimes prevent us from adjusting our capital expenditures to match near-term demand. This can result in underutilization of capacity, which could lower gross profit.

As we develop the market for our InSpectra StO2 systems, we will continue to spend money on medical device sales in our BioMeasurement Division. For 2011, our BioMeasurement Division incurred an operating loss of $9,161,000, and we expect the division to continue to incur losses in 2012. Our future losses, however, along with growing working capital needs as the business grows, will negatively affect our ability to generate cash.

In 2008, our board of directors approved a share repurchase program authorizing us to spend up to $130,000,000 to repurchase shares of our common stock from time to time in the open market or through privately negotiated transactions. The maximum dollar value of shares that may yet be purchased under the share repurchase program is $72,368,000. We have not repurchased any shares since 2008.

Contractual Obligations

The following table presents our contractual obligations at September 25, 2011 (in thousands):

	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Total debt	$171,822	$10,409	$76,243	$85,170	$—
Interest expense	29,943	10,032	16,291	3,620	—
Capital leases	272	272	—	—	—
Operating leases	7,460	3,264	3,664	532	—

Total	$209,497	$23,977	$96,198	$89,322	$—

As of September 25, 2011, the liability balance for uncertain tax positions was $7,653,000. We are not able to reasonably estimate in which future periods these amounts will ultimately be settled.

Holders of our $76,243,000 par value outstanding 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash as early as January 15, 2013.

We also currently have outstanding $85,170,000 aggregate principal amount of our 8.50% Notes. Holders of our 8.50% Notes may require us to purchase all or a portion of their 8.50% Notes for cash as early as January 15, 2015.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Following are our most critical accounting policies that affect significant areas and involve judgment and estimates. If these estimates differ materially from actual results, the impact on the consolidated financial statements may be material.

Revenue Recognition—We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.

For all sales, we use a binding purchase order as evidence of an arrangement. Delivery generally occurs when product is delivered to a common carrier. Certain of our products are delivered on an FOB destination basis. We defer our revenue associated with these transactions until the product has been delivered to the customer’s premises.

We also store Disk Drive Components Division inventory in VMI facilities, which are warehouses located close to the customer’s manufacturing facilities. Revenue is recognized on sales from such facilities upon the transfer of title and risk of loss, following the customer’s acknowledgement of the receipt of the goods.

We also enter into arrangements with customers that provide us with reimbursement for engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate.

Inventory Valuation—Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances.

We are dependent on a limited number of customers and a limited number of product programs for each customer. Because our products are custom built, we typically cannot shift work-in-process or finished goods from customer to customer or from one program to another for a particular customer. We evaluate inventory balances for excess quantities and obsolescence on a regular basis by analyzing backlog, estimated demand, inventory on hand, sales levels and other information. We write down excess and obsolete inventory to the lower of cost or market based on the analysis.

Long-Lived Assets—We evaluate the carrying value of long-lived assets, consisting primarily of property, plant and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Such events or circumstances include, but are not limited to, a prolonged industry downturn or significant reductions in projected future cash flows. In assessing the recoverability of long-lived assets, we compare the carrying value to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the assets will be written down based on the excess of the carrying amount over the fair value of the assets. Fair value would generally be determined by calculating the discounted future cash flows using a discount rate based upon our weighted average cost of capital. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows. Our impairment analysis for the second quarter of 2011 indicated that no charge for impairment was required. Based on our forecast model at that time, there was a cushion in excess of 10% between our expected undiscounted cash flows and the carrying value of our assets. Changes in these estimates could have a material effect on the assessment of long-lived assets. At September 25, 2011, our forecast model confirmed the previous analysis.

Income Taxes—We account for income taxes in accordance with Financial Accounting Standards Board (FASB) guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our statement of operations.

Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 25, 2011, and September 26, 2010, we had valuation allowances of $186,447,000 and $168,991,000, respectively. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance was appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

Other Matters

In June 2011, the FASB updated the disclosure requirements for comprehensive income. The updated guidance requires companies to disclose the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance does not affect how earnings per share is calculated or presented. The updated guidance is effective for us for our fiscal year 2013. We elected early adoption of this guidance started with our first quarter of 2012. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued authoritative guidance related to fair value measurements. The updated guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between accounting principles generally accepted in the United States (U.S. GAAP) and International Financial Reporting Standards (IFRS). The updated guidance is effective for us for our second quarter of 2012. We do not expect the adoption of this pronouncement will have a material impact on our consolidated financial statements.

See Note 1 to the audited consolidated financial statements included in this prospectus.

Inflation

Management believes inflation has not had a material effect on our operations or on our financial condition. We cannot be sure that our business will not be affected by inflation in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have no earnings or cash flow exposure due to market risk on our debt obligations that are subject to fixed interest rates. Interest rate changes, however, would affect the fair market value of this fixed rate debt. At December 25, 2011, we had fixed rate debt of $161,413,000, with a fair market value of approximately $110,148,000.

At December 25, 2011, we had no amounts borrowed under the credit facility available through the revolving credit and security agreement with PNC Bank. If we borrow amounts under the credit facility in the future, such amounts will be subject to cash interest, at our election, at a rate equal to either (i) PNC Bank’s alternate base rate (as defined in the credit agreement) plus 2.0% per annum or (ii) LIBOR plus 4.5% per annum. After March 25, 2012, such loans, if any, will be eligible to bear cash interest at a reduced rate equal to either (i) PNC Bank’s alternate base rate plus 1.0% per annum or (ii) LIBOR plus 3.5% per annum if no defaults or events of default exist under the credit agreement.

Our investing activities are guided by an investment policy, which is reviewed at least annually by our board of directors, and whose objectives are preservation and safety of capital, maintenance of necessary liquidity and maximizing of the rate of return within the stated guidelines. Our policy provides guidelines as to the maturity, concentration limits and credit quality of our investments, as well as guidelines for communication, authorized securities and other policies and procedures in connection with our investing activities.

We are exposed to various market risks and potential loss arising from changes in interest rates in connection with our cash, cash equivalents and marketable securities held in investment accounts.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding each of our current directors and executive officers:

Name	Age	Position
Jeffrey W. Green	71	Chairman of the Board of Directors and Director
Wayne M. Fortun	62	President, Chief Executive Officer and Director
Mark A. Augusti	46	Director
Martha Goldberg Aronson	44	Director
Russell Huffer	62	Lead Director
William T. Monahan	64	Director
Frank P. Russomanno	64	Director
Philip E. Soran	55	Director
Thomas R. VerHage	59	Director
David P. Radloff	52	Vice President and Chief Financial Officer
Connie L. Pautz	53	Vice President of Human Resources & Corporate Communications
Richard J. Penn	55	Senior Vice President & President of the Disk Drive Components Division
R. Scott Schaefer	58	Vice President and Chief Technology Officer

Jeffrey W. Green co-founded our company. He has been Chairman of our board of directors since January 1983, and served as our Chief Executive Officer from January 1983 to May 1996.

As a founder of our company, Mr. Green possesses intimate familiarity with the history and growth of our company. He has deep knowledge of its complex operations and the technologies associated with our production processes and products. This background and his ongoing participation in business efforts and strategy development uniquely position him as a valuable contributor to our board of directors.

Wayne M. Fortun has been with our company since 1975, was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and is now President and Chief Executive Officer. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

During Mr. Fortun’s 35 years with our company, he has developed extensive experience and critical knowledge of our company and the disk drive and medical device industries in which we operate. As our Chief Executive Officer, he is responsible for developing and implementing our strategy as well as communicating that strategy and motivating our workforce to achieve our goals. His service on the boards of two other public companies provides him with additional valuable operational and managerial perspectives. These competencies, in addition to Mr. Fortun’s intense familiarity with our company, make him uniquely qualified to serve on our board of directors.

Mark A. Augusti has been an executive with Smith & Nephew, a global health-care company focused on orthopaedic products and services, since April 2003. He has served as President of the Biologics and Spine business unit since January 2008, was President of the Orthopaedic Trauma and Clinical Therapies business unit from February 2006 to January 2008 and was Senior Vice President and General Manager of the Trauma Division from April 2005 to February 2006. Before joining Smith & Nephew, Mr. Augusti served as Vice President at JPMorgan Chase & Co. from 2000 to 2002 and held various positions with GE Medical Systems from 1987 to 2000.

Mr. Augusti’s substantial experience in the medical device and health-care industry gives our board of directors important business management, regulatory and marketing insights, in particular in connection with these industries. His international operations experience is particularly helpful in connection with our company’s assembly operations in Thailand and in expanding sales of our BioMeasurement products. In addition, Mr. Augusti’s financial experience provides an additional valuable perspective in the development of our company’s strategy.

Martha Goldberg Aronson has been Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Before joining Hill-Rom, from March 2008 to November 2009 she served as Senior Vice President at Medtronic, Inc., a leading manufacturer of medical devices. From May 2006 to March 2008 she served as Medtronic’s Vice President—Investor Relations and from 2003 to 2006 she served as its Vice President, Neurological and Diabetes for Western Europe. Prior to joining Medtronic in 1991, Ms. Goldberg Aronson was an associate consultant at Bain & Company, a global management consulting firm.

Ms. Goldberg Aronson’s years of experience in management and consulting and the medical technology and health-care industry provide her with knowledge and expertise in the development of effective business strategies and the pursuit of technological innovation. She provides useful perspective on international business matters, drawing upon her tenure in an international executive position, and insight in communicating with our company’s investors, due to her prior investor relations role at Medtronic.

Russell Huffer retired from his positions with Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, in August 2011. From 1999 until January 2011, Mr. Huffer served as Chairman of Apogee’s board of directors. He also served as President, Chief Executive Officer and a director of Apogee from 1998 until his retirement, and had served in various senior management positions with Apogee and its subsidiaries since 1986. In October 2009, Mr. Huffer was appointed to serve as lead director of our board of directors.

Mr. Huffer’s experience as the chief executive officer and in other senior management positions at Apogee provides extensive operational and management insight to our company. His many years at Apogee provide a deep familiarity with the issues associated with technology excellence and operations in a manufacturing company. As a recently retired chief executive officer of a public company, he also has a keen understanding of the management and operational requirements of a publicly traded company.

William T. Monahan spent 24 years at 3M Company leading numerous business and international operations. He was Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, from March 1996 to June 2004. He is also a director of Pentair, Inc., The Mosaic Company and Solutia Inc.

Mr. Monahan has extensive experience in the data storage industry with specific experience in cost structure, marketing and pricing strategy, operations excellence and investor relations. He has led large manufacturing businesses and companies, and serves on boards of other industrial manufacturing companies. His broad experience in managing and overseeing global operations provides valuable expertise to our board of directors.

Frank P. Russomanno retired from his positions with Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, in May 2010. He served as Chief Executive Officer of Imation from April 2007 until his retirement and as Vice Chairman from March 2009 until his retirement. He had also served as Imation’s President from April 2007 to March 2009 and served as a director of Imation from April 2007 until he retired. Mr. Russomanno previously served as Chief Operating Officer of Imation from November 2003 to April 2007, and he was also acting Chief Executive Officer and President from November 2006 to April 2007. Prior roles with Imation include President of Data Storage and Information Management and Director of Corporate Sales and Marketing. Mr. Russomanno began his career with 3M Company in 1973 and served in various roles there, including European Business Unit Director, until 3M spun off Imation in 1996. Mr. Russomanno is also a director of Emrise Corporation.

Mr. Russomanno has extensive executive experience leading a global technology company, with specific expertise in the challenges and opportunities facing the data storage industry. His leadership role within a publicly traded company has provided him an understanding of corporate governance and investor relations issues. Mr. Russomanno also provides our board of directors with valuable insights on marketing technology products nationally and internationally.

Philip E. Soran co-founded Compellent Technologies, Inc., a publicly traded company that provided highly virtualized storage solutions with automated data management features for enterprise and cloud-computing environments, in 2002. He served as its President and Chief Executive Officer until February 2011, when it was acquired by Dell Inc. Mr. Soran currently serves as the President of Dell Compellent. Prior to co-founding Compellent Technologies, Mr. Soran served as Chief Executive Officer and President of XIOtech Corp., a network storage vendor that he co-founded in 1995. He has also served as an Executive Vice President at Prodea Software and has held various management, sales, marketing and technical positions at IBM. Mr. Soran is also a director of SPS Commerce, Inc. Mr. Soran was also a director of Stellent from 2003 to 2006 until the company was acquired by Oracle.

Mr. Soran’s experience in founding and building data management companies provides strategic and operational insight to our board of directors, particularly with respect to emerging technology business opportunities. Our board also benefits from the management and leadership experience he gained as the chief executive officer of a publicly traded company.

Thomas R. VerHage retired from his positions with Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, in October 2011. From 2004 until his retirement, Mr. VerHage served as Vice President and Chief Financial Officer of Donaldson. Prior to joining Donaldson Company, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002. He is also a director of Franklin Electric Co., Inc.

Mr. VerHage has extensive public company finance, accounting and audit experience from his recent experience as chief financial officer of a global manufacturing company and his past positions in the public accounting industry. Mr. VerHage’s financial and public accounting experience provides him with broad knowledge related to financial oversight and management of financial resources. As the recently retired chief financial officer of a public company, he also has relevant and valuable expertise in providing guidance on financial and risk management processes and in communicating with investors. In addition, Mr. VerHage has valuable insights into our Disk Drive Components Division’s end markets and customers through his work with Donaldson Company’s disk drive filter business.

David P. Radloff was elected Vice President and Chief Financial Officer in September 2010. He served as Corporate Controller from January 2009 to September 2010. Prior to that, he served as Vice President of Corporate Finance from December 2007 to January 2009 and Chief Information Officer from February 2000 to January 2009. He has been with HTI since 1986.

Connie L. Pautz was elected Vice President of Human Resources & Corporate Communications in December 2009. She served as Human Resources Director from January 2009 to December 2009 and as Corporate Communications Director from March 2001 to December 2009. She has been with HTI since 1984.

Richard J. Penn was elected Senior Vice President and President of the Disk Drive Components Division in March 2011. He previously served as Senior Vice President and President of the BioMeasurement Division from April 2007 to March 2011. From November 2005 to April 2007, he served as Senior Vice President and President of the Disk Drive Components Division and from October 2003 to November 2005 he was Vice President of Operations. Mr. Penn has been with HTI since 1981.

R. Scott Schaefer was elected Vice President in May 1990 and is now Vice President and Chief Technology Officer. He has been with HTI since 1979.

None of the above directors or executive officers is related to each other.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the fiscal 2011 compensation program for our named executive officers, who are:

•	Wayne M. Fortun, President and Chief Executive Officer,

•	David P. Radloff, Vice President and Chief Financial Officer,

•	Richard J. Penn, Senior Vice President and President of the Disk Drive Components Division,

•	R. Scott Schaefer, Vice President and Chief Technology Officer,

•	Connie L. Pautz, Vice President of Human Resources, and

•	Kathleen S. Skarvan, former Senior Vice President.

The first five individuals named above are referred to as our “continuing named executive officers.”

Compensation Philosophy

The key principle we follow in evaluating our overall executive compensation program is that the total compensation an executive receives must be aligned with the value created for our shareholders. Our program is intended to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success.

Our executive compensation program is designed to:

•	align the financial interests of our executives with those of our shareholders by delivering a significant portion of their compensation in the form of a long-term equity-based incentive;

•

make a significant portion of an executive’s total compensation variable and performance-based, and place greater emphasis on the variable and performance-based elements as the responsibilities of a position increase;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals;

•	make our total compensation program competitive with the compensation practices of comparable companies in the technology industry; and

•	avoid encouraging unnecessary or excessive risk taking.

Overview

Our financial performance in recent years has suffered from market share losses, fluctuations in demand and pricing pressures affecting our Disk Drive Components Division and from lower than expected sales growth in our BioMeasurement Division. Consistent with our pay for performance principles, these developments have had a significant effect on the compensation of our executive officers during recent years:

•

The base salaries of all executive officers were reduced by 5% during fiscal 2008 and by another 5% in fiscal 2009, with an increase in base salaries in the first quarter of fiscal 2010 sufficient to reverse only one-half of the previous salary reductions. As a result, the base salary in fiscal 2011 for each named executive officer who has been an executive officer since fiscal 2007 was lower than it was in fiscal 2007.

•	The modest payouts to executive officers under our annual cash incentive plan for fiscal 2011 were the first such payouts since fiscal 2007.

•

The grant date fair value of equity awards (stock options) made to our named executive officers during each of the fiscal years 2009–2011 has been substantially less than that of the awards made during fiscal 2007 or 2008.

•

All stock options held by our named executive officers have an exercise price that is greater than our 2011 fiscal year-end share price of $2.00. No named executive officer has exercised any option during the past three years.

Our compensation committee took the following actions affecting the compensation of our continuing named executive officers for fiscal 2011:

•

The base salary for Mr. Fortun was reduced 5%, the base salaries for Messrs. Penn and Schaefer were unchanged, and the base salaries for Mr. Radloff and Ms. Pautz were increased 6.4% and 13.3%, respectively, to reflect recent promotions.

•

Aggregate annual cash incentive payouts for fiscal 2011 for our continuing named executive officers were 19.2% of the aggregate target payout amount, reflecting the achievement of a milestone related to the startup of our Thailand manufacturing facility.

•

The number of shares subject to annual option awards in fiscal 2011 was unchanged from the previous year for Messrs. Fortun, Penn and Schaefer and for Ms. Pautz, and was increased for Mr. Radloff in recognition of his increased responsibilities.

Compensation Elements

Total direct compensation (“TDC”) for executives consists of three primary components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive.

•

Base Salary—Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to reduce and control costs in response to challenging business conditions.

•

Annual Cash Incentive—Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and strategic goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as the level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

•

Long-Term Equity Incentive—Our long-term incentive program has historically used stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period. As discussed below, we are adding time-based restricted stock units to the long-term equity incentive component for fiscal 2012.

In addition to these elements of TDC, our executive compensation program includes severance arrangements for senior executives as discussed on page 24, a limited number of perquisites, and participation in the same programs involving health and welfare benefits, 401(k) retirement benefits, length of service awards and overseas business travel expense reimbursements as are made available to our employees generally. For fiscal 2012, the monthly car allowance perquisite is being eliminated, with the remaining perquisites limited to financial planning/tax preparation assistance and an annual physical examination.

Pay for Performance

We believe that there should be a strong relationship between pay actually received and corporate performance (as reflected in both financial results and stock price), and our executive compensation program reflects this belief. Specifically, it has been our practice to provide a significant portion of each executive officer’s TDC opportunity in the form of an annual cash incentive opportunity and stock option grants. An increasing emphasis is placed on these variable components of the TDC opportunity as the level of responsibility of the executive officer’s position increases, although we have no specific policies governing the allocation of the TDC opportunity among these components. The following chart illustrates for each continuing named executive officer the allocation of fiscal 2011 target TDC between base salary, annual cash incentive and stock options (based on their grant date fair value):

We have historically allocated a significant portion of the annual TDC opportunity to stock options, a long-term equity-based component whose ultimate value to our employees is purely a function of stock price appreciation. In recent years, however, the decrease in our company’s stock price has made it impossible to issue stock option awards with grant date fair values comparable to the values associated with option awards in prior years without incurring levels of shareholder dilution and share usage under our equity incentive plan that would have been unacceptable to the compensation committee because of the negative effects for our shareholders. As a result, the compensation committee approved option awards to our continuing named executive officers in fiscal years 2009–2011 which, while generally involving larger numbers of shares than in earlier years, had an aggregate grant date fair value less than the corresponding value of awards made to the same individuals in either fiscal 2007 or 2008. The following table summarizes the option awards to the group consisting of our five continuing named executive officers during fiscal 2007–2011:

Fiscal Year	Shares Subject to Aggregate Option Awards (#)	Aggregate Grant Date Fair Value ($)
2011	240,000	580,800
2010	226,000	1,332,496
2009	165,500	335,614
2008	133,500	1,911,018
2007	133,000	1,859,773

The variability of the grant date fair values of option awards in recent years has had a significant impact on the target TDC of our named executive officers from year to year. This has particularly been the case for our chief executive officer, Mr. Fortun, for whom variations in the grant date fair value of option awards have accounted for the vast majority of the year-to-year variations in target TDC. The graph below shows the target TDC for Mr. Fortun during each of the last five fiscal years. The lower target TDC for each year in the fiscal 2009–2011 period as compared to fiscal 2007 and 2008 reflects the decision by the compensation committee that it would not issue stock option awards with grant date fair values comparable to those in fiscal 2007–2008 while the company’s stock price remains severely depressed. At the same time, however, the compensation committee also recognized the importance of recognizing the efforts of Mr. Fortun and other members of management to respond to extraordinarily challenging industry and economic conditions by providing option awards involving larger numbers of shares. For Mr. Fortun, the number of option shares awarded increased by 15,000 from fiscal 2008 to 2009 and by 10,000 shares from fiscal 2009 to 2010, and did not change from fiscal 2010 to 2011.

Given the nature of the variable compensation components, the actual compensation paid out under the annual cash incentive plan or realizable through the exercise of vested stock options can and does vary significantly from targeted compensation levels. Whether and to what degree the company and its divisions achieve their pre-established financial and operational performance goals under the annual cash incentive plan, and the degree to which the company’s stock price appreciates, if at all, together determine the degree to which compensation that is actually realized or realizable corresponds to targeted compensation amounts. When we surpass performance objectives, our executives are rewarded accordingly through the operation of these variable components, but when we fall short of our objectives, compensation actually received decreases correspondingly.

As an example, the following table shows that the actual TDC received and receivable by our chief executive officer during the past five fiscal years (2007–2011) was only 34.9% of his target TDC for those years. For purposes of this table, target TDC includes (a) base salary for each year, (b) the target payout under the annual cash incentive plan for each year, and (c) the grant date fair value of the stock option awards received during the five-year period. On the other hand, actual TDC for the five-year period includes (a) base salary for each year, (b) the actual amounts received under the annual cash incentive plan for the five-year period, and (c) the in-the-money value as of the last day of the five-year period of exercisable stock options granted during the five-year period.

Time Period	CEO Target TDC	CEO Actual TDC	CEO Actual TDC as Percentage of CEO Target TDC
Fiscal 2007–2011	$9,101,033	$3,175,036	34.9%

Market Competitiveness Review

We use the Radford Global Technology and Global Life Sciences Surveys as our primary sources of market information about executive compensation practices because they reflect compensation practices in the technology and life sciences industries. We also include the Towers Watson Report on Top Management Compensation in our annual market review to add a perspective of the broader manufacturing labor market. In utilizing these surveys, we focus primarily on the compensation practices of those organizations considered most comparable to our company in terms of annual revenue, number of employees and/or location. The compensation data derived from these surveys is used to inform the compensation committee’s decisions. This includes decisions on base salary, annual cash incentive, long-term equity incentives and allocations between these three components of total direct compensation. The compensation committee does not establish specific compensation parameters for each position based on the survey data.

Management Involvement in Compensation Process

Management’s involvement in the executive compensation process includes an analysis and presentation to the compensation committee of market data for each executive officer position. Management also presents the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and all members of the board of directors to determine the recommended level of compensation. The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. The compensation committee’s recommendations on base salary and annual cash incentive for the chief executive officer and the chairman of the board are presented to the independent directors for approval. The compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval.

Use of Consultants

Historically, our compensation committee has not used outside compensation consultants, but has chosen to use a variety of tools and resources, including regular updates at their scheduled meetings, to assure that the committee members are well informed on current issues and trends related to executive compensation. During fiscal 2010, the compensation committee engaged Towers Watson to assist in the preparation of the 2011 Equity Incentive Plan that was approved by shareholders at the January 2011 annual meeting, and such work continued into early fiscal 2011.

Base Salary

Annual base salaries are set by the compensation committee early in each fiscal year after giving consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as the responsibilities of the position; the individual’s experience; individual performance in areas such as leadership, strategic contributions and execution of responsibilities; the company’s financial position; and restructuring and cost reduction efforts.

In the first quarter of fiscal 2011, our compensation committee approved base salaries for our named executive officers for fiscal 2011. As part of this process, the compensation committee’s market competitiveness review took into consideration the compensation practices of smaller revenue companies than has been the case in the past, reflecting the company’s decrease in annual revenues during the past several years. Based on this review, the compensation committee determined that Mr. Fortun’s base salary should be decreased by 5%, that Mr. Penn’s and Mr. Schaefer’s base salaries should remain unchanged, that Mr. Radloff’s base salary should be increased by 6.4% in light of his promotion to chief financial officer, and that Ms. Pautz’s base salary should be increased by 13.3% in light of her promotion to vice president. At the time, Ms. Skarvan’s base salary was also increased by 5% in light of her promotion to senior vice president.

Annual Cash Incentive

An annual cash incentive target amount, expressed as a percentage of base salary, was established by the compensation committee for each named executive officer in the first quarter of fiscal 2011 and is set forth in the second column of the table below. These percentages were unchanged from the previous fiscal year for each named executive officer other than Ms. Pautz and Ms. Skarvan, whose percentages were increased to reflect their recent promotions, and were set by the compensation committee giving consideration to the responsibilities of each position, market data and the intent to link a significant portion of each executive’s total compensation opportunity to the annual performance of the company.

In structuring the annual cash incentive plan for fiscal 2011, the compensation committee sought to utilize performance measures that would be related to both the near- and long-term success of the company and the value provided to our shareholders. The fiscal 2011 annual cash incentive plan incorporated both corporate financial measures and divisional strategic and financial measures. The corporate financial measures for fiscal 2011 were the achievement of positive Earnings Before Taxes (“EBT”) during specified portions of the fiscal year and the level of free cash flow (“FCF”) achieved during the fiscal year. The allocation of each named executive officer’s annual cash incentive opportunity for fiscal 2011 among these performance measures is set forth in the last four columns of the following table.

		Percentage of Annual Cash Incentive Dependent on Achievement of:
Name	Incentive Target Amount as % of Base Salary	Corporate EBT Goal	Corporate FCF Goal	Disk Drive Components Division Goals	BioMeasurement Division Goals
Wayne M. Fortun	100%	20%	30%	40%	10%
David P. Radloff	40%	20%	30%	40%	10%
Richard J. Penn (1)	60%	20%	30%	(1)	(1)
R. Scott Schaefer	50%	20%	30%	50%	—
Connie L. Pautz	40%	20%	30%	40%	10%
Kathleen S. Skarvan (2)	60%	20%	30%	50%	—

(1)	Mr. Penn was President of the BioMeasurement Division until March 11, 2011, at which time he was named President of the Disk Drive Components Division. The 50% portion of Mr. Penn’s annual cash incentive for fiscal 2011 that was dependent on achievement of divisional goals was wholly attributable to the achievement of BioMeasurement Division goals for the period prior to March 11, 2011, and to the achievement of Disk Drive Components Division goals on and after that date.
(2)	Ms. Skarvan was President of the Disk Drive Components Division until her resignation from that position effective March 11, 2011.

Achievement of threshold performance with respect to any performance measure would ordinarily result in a payout of 50% of the target payout allocated to that performance measure, while meeting or exceeding the specified maximum level of performance with respect to any performance measure would ordinarily result in a payout of 200% of the target payout allocated to that performance measure. Performance between the specified threshold, target and maximum levels would ordinarily result in a proportionate payout between the indicated payout levels. Payouts for above target level performance on divisional performance measures could not, however, exceed target level unless at least target level performance was achieved on both corporate financial measures.

Recognizing the challenges presented by difficult industry conditions, the level of investments necessary to improve our competitive position and market share, and the likelihood that the company would report a loss for all of fiscal 2011, the compensation committee established EBT performance levels that called for the achievement of positive EBT during periods of varying length during the latter part of the fiscal year. The compensation committee included the FCF measure in fiscal 2011 to ensure appropriate focus on actions necessary to improve our free cash flow. For these purposes, our “free cash flow” for any fiscal period is defined as the cash provided by (used for) our operating activities minus the amount of our capital expenditures, each as shown in our consolidated statements of cash flows for the applicable period. The following table summarizes the fiscal 2011 corporate financial goals and the company’s actual performance:

	Performance Level			Actual Performance
Performance Measures	Threshold	Target	Maximum
Earnings Before Taxes (EBT)	Positive in Q4	Positive in Qs 3&4	Positive in Qs 2,3&4	No positive EBT
Free Cash Flow (FCF)	$10 million	$20 million	$30 million	$(16) million

The two equally weighted strategic and financial measures selected by the compensation committee for the Disk Drive Components Division for fiscal 2011 consisted of reductions in per unit production costs and specified milestones related to the startup of our manufacturing facility in Thailand. The measures selected for the BioMeasurement Division for fiscal 2011 involved the division’s annual revenue (accounting for 40% of divisional goals) and operating loss (30% of divisional goals), and the number of medical centers using the division’s products at fiscal year-end (30% of divisional goals). These measures were selected and the related goals established because of their importance not only to performance in fiscal 2011, but also to the longer-term success of the respective divisions. The compensation committee believes that the difficulty of achieving the specified divisional goals during fiscal 2011 was comparable to the difficulty of achieving the corporate financial goals. The only divisional goal achieved for fiscal 2011 related to the startup of the Thailand manufacturing facility, which resulted in a target level payout on that performance measure. As a result, annual cash incentive payouts to the named executive officers for fiscal 2011 were as follows:

Name	Incentive Amount Paid ($)	Incentive Amount Paid as % of Target Incentive
Wayne M. Fortun	113,051	20.0%
David P. Radloff	20,000	20.0%
Richard J. Penn	27,431	12.5%
R. Scott Schaefer	38,605	25.0%
Connie L. Pautz	13,600	20.0%
Kathleen S. Skarvan	—	0%

Although the compensation committee retains the authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company, no such adjustments were made for fiscal 2011.

Long-Term Equity Incentive

We have historically used stock options with an exercise price equal to the fair market value of our common stock on the date of grant as our long-term equity incentive because they deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period.

Our annual option granting process begins with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as comparative run rates determined by reference to practices within the technology industry and guidelines published by institutional investors and proxy advisory services. The compensation committee decreased the pool of shares available for option awards to all employees in fiscal 2011 to approximately 3.4% of the shares outstanding at the beginning of the fiscal year from the 4.2% level used in fiscal 2010. The number of option shares awarded for fiscal 2011 remains at or below the 50th percentile level of annual run rates for companies in the technology industry and within guidelines published by proxy advisory services.

Once the size of the available option pool is determined, management then develops recommended percentage allocations of the total shares available for the annual grants to each of four employee groups to assure that we are consistent with market practices for distributing our long-term equity incentives among our executive officers, director-level employees, middle managers and non-management key contributors. Recommended option grants to individuals within each group are based on an assessment of their value relative to their peers. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provides option grant recommendations to the compensation committee for review and approval. The chief executive officer’s option grant is determined by the compensation committee. All annual option grants for employees are approved by the compensation committee at its last regularly scheduled meeting of each calendar year. This meeting is scheduled a minimum of a year in advance and typically is held in the last week of November or the first week of December. The compensation committee has also delegated limited authority to the chief executive officer to make awards to employees other than executive officers.

The following table summarizes option awards during the past three fiscal years to our continuing named executive officers, and is provided to assist in distinguishing the grant date fair value of these awards as reported in the Summary Compensation Table on page 26 from the realizable value of those awards at the most recent fiscal year-end (“Intrinsic Value at 9/25/11”). No named executive officer exercised any stock option during the past three fiscal years:

Name	Options Awarded Fiscal 2009–2011 (# shares)	Cumulative Grant Date Fair Value ($)	Intrinsic Value at 9/25/11 ($) (1)
Wayne M. Fortun	290,000	1,017,000	(730,700)
David P. Radloff	56,000	184,106	(126,800)
Richard J. Penn	150,000	539,780	(392,100)
R. Scott Schaefer	90,000	332,260	(243,900)
Connie L. Pautz	45,500	175,764	(133,265)
Kathleen S. Skarvan (2)	140,000	519,180	—

(1)	Represents the difference between the market value of a share of the company’s common stock on September 25, 2011 ($2.00) and the exercise price of the option.
(2)	Ms. Skarvan resigned from her position as President of the Disk Drive Components Division effective March 11, 2011, and her employment with the company ended on May 11, 2011. In connection with the termination of her employment, all of her unvested option awards were forfeited and all of her vested option awards expired unexercised at the end of the three-month post-termination exercise period.

Severance and Change in Control Arrangements

We have entered into severance and change in control agreements with several of the company’s officers and other key employees, including the continuing named executive officers. These agreements generally provide for payments of severance benefits and health insurance premiums to an executive if the executive’s employment with the company is terminated by the company without cause or by the executive for “good reason,” in either case within 24 months of a change in control of the company or a division of the company. Payments and benefits available under these agreements and the company’s severance pay plan are described more fully beginning on page 31. The compensation committee believes these severance and change in control agreements are important as a recruitment and retention device, are an important part of a competitive overall compensation program for the executives involved, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing the executives to focus their undivided attention on advancing the interests of the company and its shareholders.

Stock option awards made prior to January 30, 2008 will vest immediately and may be exercised in full in connection with a change in control (or the compensation committee may instead choose to cancel and cash out all these stock options). This so-called “single trigger” treatment for option awards had been adopted primarily because it was seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it would provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

Stock option and any other equity-based awards made on or after January 30, 2008 provide for “double trigger” treatment in the event of a change in control, meaning that if the award continues in place after the change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction. The compensation committee believes this structure is preferable in that it addresses the incentive and retention goals described above, without providing accelerated benefits to executives who continue to enjoy employment after a change in control transaction. The compensation committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team.

The severance and change in control agreements described above are, however, limited to the degree necessary to avoid making such payments and benefits subject to the excise tax on “parachute payments” under the Code.

Ownership Guidelines

Our board of directors believes that directors and executive officers of the company should have a significant equity interest in the company, and has established stock ownership guidelines to encourage share ownership. The guidelines as amended by our board of directors in October 2011 specify that each covered individual should hold shares of our common stock equal in value to at least the amount specified in the following table:

Leadership Position	Value of Shares
Non-employee director	5x annual cash retainer as board member
Chief executive officer	5x annual base salary
Chief financial officer, chief technology officer and senior vice presidents	2x annual base salary
Vice presidents	1x annual base salary

Individuals subject to the guidelines are expected to hold a minimum of 50% of net profit shares from option exercises and 100% of the net profit shares from any other equity-based awards until they satisfy the ownership guidelines. Shareholdings are valued for these purposes based on the greater of (i) the closing price of our common stock as of the most recent fiscal year end, or (ii) the acquisition value of the shares (the purchase price of shares that have been purchased or the taxable value of shares received through an equity-based compensation award). As of the end of fiscal 2011, Messrs. Fortun, Green, Huffer, Monahan and Verhage had stock holdings sufficient to meet the guidelines as they currently exist. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership.

Compensation Actions Taken for Fiscal 2012

In the first quarter of fiscal 2012, our compensation committee approved base salaries, annual cash incentive plan target payout percentages and performance goals, and equity-based compensation awards for our named executive officers for fiscal 2012. The structure of the annual cash incentive plan for fiscal 2012 is similar to the structure used in fiscal 2011, including the use of earnings before taxes and free cash flow as the corporate financial measurements.

The equity-based compensation awards approved included both stock options and time-based restricted stock units, reflecting the compensation committee’s view that introducing restricted stock units to the mix of long-term equity-based incentives will enhance the retentive and motivational aspects of those incentives at a time when we are focused on long-term strategic initiatives to return our company to profitability.

Compensation Risk Assessment

To determine the level of risk arising from our compensation policies and practices, the company conducted a risk assessment and evaluation process in November 2010 that involved representatives of the company’s human resources, finance and internal audit functions, as described in the proxy statement for the Annual Meeting of Shareholders held in January 2011. The risk assessment and evaluation examined the compensation programs applicable to our employees generally, including our named executive officers, and included consideration of factors such as the participants involved, the alignment of the programs with the company’s goals and objectives, the incentives the programs provide, and whether the programs represent an appropriate mix of compensation elements. The findings were reviewed by senior management prior to being reviewed and discussed with the compensation committee.

Based upon this assessment, we concluded at that time that our compensation policies and practices do not encourage excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. The compensation committee revisited this assessment in June 2011 to determine whether any additional risks should be identified and addressed. Based on its review, we reaffirmed our initial conclusion that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

The compensation program for our executive officers is designed to avoid providing incentives for excessive or unnecessary risk taking. The base salary component of our compensation program does not encourage risk taking because it is a fixed amount. Our annual and long-term incentive awards include the following risk-limiting characteristics:

•	annual incentive awards to executive officers are subject to a fixed maximum payout ranging between 80% and 200% of the officer’s base salary;

•	annual incentive awards are subject to a variety of indicators of company-wide and business unit performance, thereby diversifying the risk associated with any single performance indicator;

•

the degree of difficulty in annual cash incentive plan goals established by the compensation committee and board is influenced by their consideration of factors such as the board of directors’ longer-term expectations for earnings growth;

•	the compensation committee and board must approve all incentive awards and payouts for executive officers, and retain the discretion to adjust awards or payouts if they believe circumstances warrant;

•	long-term equity incentive awards vest over multiple years to align the interests of executive officers with long-term shareholder interests; and

•	executive officers are subject to stock ownership guidelines, described above, which are reviewed annually.

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2011, 2010 and 2009 by our “named executive officers,” who are the chief executive officer, the chief financial officer, the next three most highly compensated individuals who were serving as executive officers of our company on September 25, 2011, the last day of our 2011 fiscal year, and one additional individual who would have been among the three most highly compensated executive officers if she had still been serving in that capacity on September 25, 2011.

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Wayne M. Fortun	2011	571,553	241,630	113,051	18,408	945,902
President and Chief Executive Officer	2010	588,465	589,600	—	51,665	1,229,730
	2009	573,800	185,400	—	25,018	784,218

David P. Radloff	2011	246,844	72,489	20,000	9,625	348,706
Vice President and Chief Financial Officer	2010	201,188	94,336	—	8,403	303,927

Richard J. Penn (5)	2011	365,747	132,897	27,431	14,549	540,624
Senior Vice President and President of the	2010	361,884	324,280	—	28,546	714,710
Disk Drive Components Division	2009	353,462	82,400	—	21,830	457,692

R. Scott Schaefer	2011	308,838	84,571	38,605	10,152	442,166
Vice President and Chief Technology	2010	305,556	206,360	—	11,208	523,124
Officer	2009	292,430	41,200	—	19,448	353,078

Connie L. Pautz	2011	165,786	48,326	13,600	10,035	237,410
Vice President of Human Resources

Kathleen S. Skarvan (5)	2011	197,164	132,897	—	455,054	785,115
Former Senior Vice President	2010	291,884	324,280	—	23,328	639,492
	2009	284,595	61,800	—	25,974	372,369

(1)	The “Salary” column presents the base salary earned during each of the applicable fiscal years. The amounts shown reflect the 5% reductions in base salaries that went into effect in May 2008 and January 2009 and the partial reinstatement that went into effect in December 2009 as discussed earlier under the caption “Compensation Discussion and Analysis.”
(2)	The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the awards granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2011, see Note 5, “Employee Benefits—Stock Options,” in the notes to consolidated financial statements included in this prospectus. Unvested stock options held by Ms. Skarvan were forfeited upon her termination of employment on May 11, 2011, and vested options expired after a three-month post-termination exercise period.
(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2011 include the following:

Name	Company Contribution to 401(k) Plan ($)	Car Allowance ($) (a)	Financial Planning Assistance ($) (b)	Executive Physical ($) (b)	Travel Stipend ($) (c)	Severance ($) (d)	Total ($)
Wayne M. Fortun	1,413	12,000	995	—	4,000	—	18,408
David P. Radloff	625	9,000	—	—	—	—	9,625
Richard J. Penn	914	12,000	1,500	135	—	—	14,549
R. Scott Schaefer	772	9,000	380	—	—	—	10,152
Connie L. Pautz	425	9,000	610	—	—	—	10,035
Kathleen S. Skarvan	—	7,846	1,365	—	6,000	439,843	455,054

(a)	The amounts shown for the car allowance represents a cash payment to cover automobile expenses.
(b)	The amounts shown for financial planning assistance and executive physicals are determined by the amounts paid to third-party providers.
(c)	The amounts shown for travel stipends reflect payments made to officers who choose to fly coach class on customer or supplier visits to Asia. Per company policy, such a traveler receives the lower of 50% of the difference between the coach class ticket and a business class ticket or $2,000.
(d)	See “Potential Payments Upon Termination or Change in Control” on page 31 of this proxy statement for more information about severance payments.

(5)	Mr. Penn was our Senior Vice President and President of the BioMeasurement Division, and Ms. Skarvan was our Senior Vice President and President of the Disk Drive Components Division, until March 11, 2011. Ms. Skarvan’s resignation from her position was effective on March 11, 2011, at which time Mr. Penn was appointed Senior Vice President and President of the Disk Drive Components Division. Ms. Skarvan remained an employee of the company and was paid her annual salary through May 11, 2011.

Grants of Plan-Based Awards

For services during fiscal 2011, the named executive officers received two types of plan-based awards: (a) stock option awards granted on December 1, 2010 under the 1996 Incentive Plan, and (b) an award under our annual cash incentive plan, which was paid in the first quarter of fiscal 2012.

Option Awards Under the 1996 Incentive Plan

Option awards granted under the 1996 Incentive Plan during fiscal 2011 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant and has a 10-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least 10 years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the participant’s options will immediately vest and become fully exercisable, and will remain exercisable for three years after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If a participant’s employment ends for any reason other than death or disability, the unvested portion of any outstanding option will terminate at the time the participant’s employment ends.

In the event of a merger or consolidation involving our company, the compensation committee may replace outstanding options with replacement options relating to the stock of the surviving or acquiring corporation (or its parent), or with shares of the surviving or acquiring corporation (or its parent) with a fair market value equal to the aggregate spread of the options being replaced. If no such replacement is made, or in the event of our dissolution, liquidation or sale of substantially all of our assets, the compensation committee may declare that each option will be canceled at the time of the triggering event. In connection with such a declaration, the exercisability of each option will be accelerated. Upon a change in control of our company, each outstanding option granted before January 30, 2008 will become immediately exercisable in full.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payouts after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2011 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company and its Disk Drive Components and BioMeasurement Divisions against the relevant financial and strategic business goals.

For each executive officer, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved corporate financial goals. Forty percent of the corporate financial goal was based on pre-established EBT objectives during specified portions of fiscal 2011, and the remaining 60% was based on pre-established objectives for our FCF achieved during fiscal 2011.

The other 50% of the total cash incentive opportunity for each executive officer under the annual cash incentive plan for fiscal 2011 was dependent on the degree to which the Disk Drive Components Division or the BioMeasurement Division achieved specified strategic and financial goals. The 50% of the annual cash incentive opportunity that was based on the achievement of divisional goals was broken down as follows: the opportunity was allocated as 80% for the Disk Drive Components Division goals and 20% for the BioMeasurement Division goals for each of Mr. Fortun, Mr. Radloff and Ms. Pautz; the opportunity was based entirely on the achievement of our Disk Drive Components Division goals for each of Mr. Schaefer and Ms. Skarvan; and for Mr. Penn the opportunity was based entirely on the achievement of our BioMeasurement Division goals for the early portion of the fiscal year during which he was president of that division and entirely on the achievement of Disk Drive Components Division goals for the remainder of the fiscal year.

The company did not meet the corporate goals for fiscal 2011 and met only one of the strategic goals for the Disk Drive Components Division, resulting in the payouts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The following table summarizes stock option and annual cash incentive plan awards made to the named executive officers during fiscal 2011:

Grants of Plan-Based Awards in Fiscal 2011

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
Wayne M. Fortun	—	8,479	565,255	1,130,510	—	—	—
	12-1-10	—	—	—	100,000	3.03	241,630
David P. Radloff	—	1,500	100,000	200,000	—	—	—
	12-1-10	—	—	—	30,000	3.03	72,489
Richard J. Penn	—	16,459	219,448	438,896	—	—	—
	12-1-10	—	—	—	55,000	3.03	132,897
R. Scott Schaefer	—	15,442	154,419	308,838	—	—	—
	12-1-10	—	—	—	35,000	3.03	84,571
Connie L. Pautz	—	1,020	68,000	136,000	—	—	—
	12-1-10	—	—	—	20,000	3.03	48,326
Kathleen S. Skarvan (7)	—	18,600	186,000	372,000	—	—	—
	12-1-10	—	—	—	55,000	3.03	132,897

(1)	These columns present possible payouts under the annual cash incentive plan for fiscal 2011. Actual amounts paid to the named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance was achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.
(3)	Target amounts represent a percentage of each named executive officer’s base salary at the time of grant: 100% for Mr. Fortun, 40% for Mr. Radloff, 60% for Mr. Penn, 50% for Mr. Schaefer, 40% for Ms. Pautz, and 60% for Ms. Skarvan.
(4)	Maximum amounts represent 200% of each named executive officer’s target amount.
(5)	The exercise price of options awarded during fiscal 2011 was the closing sale price of a share of our company’s common stock on the NASDAQ Global Select Market on the date of grant.
(6)	Represents the grant date fair value of options awarded during fiscal 2011 computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010, see Note 5, “Employee Benefits—Stock Options,” in the notes to consolidated financial statements included in this prospectus.
(7)	Ms. Skarvan was not eligible to receive a payout under her annual cash incentive plan award because her employment terminated before the end of the fiscal year.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 25, 2011. The equity awards consist solely of stock options granted under the 1996 Incentive Plan.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Wayne M. Fortun	11-28-01	50,000	—	21.64	11-28-11
	11-20-02	50,000	—	24.77	11-20-12
	11-19-03	40,000	—	32.38	11-19-13
	12-1-04	40,000	—	32.77	12-1-14
	11-30-05	40,000	—	27.46	11-30-15
	11-29-06	75,000	—	23.05	11-29-16
	11-28-07	75,000	—	26.21	11-28-17
	12-3-08	45,000	45,000	3.03	12-3-18
	12-2-09	—	100,000	7.35	12-2-19
	12-1-10	—	100,000	3.03	12-1-20
Total		415,000	245,000

David P. Radloff	11-28-01	5,770	—	21.64	11-28-11
	11-20-02	5,730	—	24.77	11-20-12
	11-19-03	4,520	—	32.38	11-19-13
	12-1-04	5,000	—	32.77	12-1-14
	11-30-05	6,000	—	27.46	11-30-15
	11-29-06	10,000	—	23.05	11-29-16
	11-28-07	10,000	—	26.21	11-28-17
	12-3-08	5,000	5,000	3.03	12-3-18
	12-2-09	—	16,000	7.35	12-2-19
	12-1-10	—	30,000	3.03	12-1-20
Total		52,020	51,000

Richard J. Penn	11-28-01	11,380	—	21.64	11-28-11
	11-20-02	15,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	15,500	—	27.46	11-30-15
	11-29-06	30,000	—	23.05	11-29-16
	11-28-07	30,000	—	26.21	11-28-17
	12-3-08	20,000	20,000	3.03	12-3-18
	12-2-09	—	55,000	7.35	12-2-19
	12-1-10	—	55,000	3.03	12-1-20
Total		147,430	130,000

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
R. Scott Schaefer	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	14,500	—	27.46	11-30-15
	11-29-06	14,500	—	23.05	11-29-16
	11-28-07	14,500	—	26.21	11-28-17
	12-3-08	10,000	10,000	3.03	12-3-18
	12-2-09	—	35,000	7.35	12-2-19
	12-1-10	—	35,000	3.03	12-1-20
Total		111,050	80,000

Connie L. Pautz	11-28-01	3,410	—	21.64	11-28-11
	11-20-02	3,540	—	24.77	11-20-12
	11-19-03	2,960	—	32.38	11-19-13
	12-1-04	3,275	—	32.77	12-1-14
	11-30-05	3,500	—	27.46	11-30-15
	11-29-06	3,500	—	23.05	11-29-16
	11-28-07	4,000	—	26.21	11-28-17
	12-3-08	2,750	2,750	3.03	12-3-18
	12-2-09	—	20,000	7.35	12-2-19
	12-1-10	—	20,000	3.03	12-1-20
Total		26,935	42,750

Kathleen S. Skarvan (2)	—	—	—	—	—

(1)	Each currently unvested stock option will vest and become exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant.
(2)	Ms. Skarvan’s outstanding stock options were exercisable for three months following her termination of employment to the extent that they were exercisable immediately prior to such termination. All of her stock options were forfeited as of August 11, 2011. Accordingly, Ms. Skarvan did not have any outstanding stock options as of September 25, 2011.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options or had any other form of stock award that vested during fiscal 2011.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the company occurs.

Severance Pay Plan

We maintain a severance pay plan that is applicable generally to all U.S.-based full-time employees, including the named executive officers. Benefits under the severance pay plan are available to qualifying employees whose employment ends due to a “severance event” as determined by company management.

Examples of a severance event include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change.

The severance pay plan provides that each of the chief executive officer, chief financial officer, chief technology officer and divisional presidents will receive a lump sum severance payment equal to (a) 1.5 times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for 12 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for 12 months.

The severance pay plan provides that each vice president will receive a lump sum severance payment equal to (a) one times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for six months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for six months.

Different tiers of benefits are provided to director-level employees and plant managers, and to all other qualifying employees. Receipt of severance benefits is conditioned upon the execution of a release agreement.

Severance and Change in Control Agreements

All of our named executive officers are party to a severance and change in control agreement pursuant to which he or she will be eligible to receive specified payments and benefits if our company terminates such officer’s employment other than for cause, or such officer terminates his or her employment with our company for good reason, within 24 months following a “change in control event.” Under the agreement, a “change in control event” generally means the occurrence of any of the following:

•	any person becomes the beneficial owner of 50% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors on the effective date of the agreement or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated;

•	our shareholders approve a complete liquidation or dissolution of our company; or

•	the sale, discontinuation or disposition of all or substantially all, or a material portion of, the business or assets of a division to which such key employee was assigned.

A change in control event will not, however, occur in connection with a transaction described if 50% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The payments and benefits provided under the severance and change in control agreements will be in lieu of any payments and benefits to which the officer would otherwise be entitled under the company’s severance pay plan in connection with such a termination of employment.

The severance and change in control agreements entered into with the chief executive officer, chief financial officer, chief technology officer and divisional presidents provide for a lump sum payment in the event of such a termination of employment equal to (a) two times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 24 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

The severance and change in control agreements entered into with each vice president provide for a lump sum payment in the event of such a termination of employment equal to (a) 1.5 times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 18 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

Equity Incentives

Under the 1996 Incentive Plan and the option award agreements under that plan, if a plan participant’s employment ends because of death or disability, all outstanding stock options vest in full and remain exercisable for three years after the date employment ends. If employment ends for a reason other than death or disability or cause, a stock option will remain exercisable for a certain period of time after the date employment ends only to the extent it was exercisable before employment ended: for participants who have been employed by our company for at least 10 years and who have reached the age of 55, the stock option will remain exercisable for three years after the date employment ends; for all other participants, the stock option will remain exercisable for three months after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If employment ends for cause, no stock options may be exercised after the date employment ends.

For option awards made prior to January 30, 2008, the 1996 Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control of our company (or the compensation committee may instead choose to cancel and cash out all these stock options). The 1996 Incentive Plan was amended on January 30, 2008 to provide that exercisability or vesting of awards made on or after January 30, 2008 will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option was continued or replaced. Under the 1996 Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors at the time the 1996 Incentive Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated; or

•	our shareholders approve a complete liquidation or dissolution of our company.

A change in control will not, however, occur in connection with a transaction described if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the 1996 Incentive Plan also provides that our compensation committee may cancel outstanding stock options and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax on “parachute payments” under the Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the 1996 Incentive Plan provides that our compensation committee may:

•	substitute for any existing stock options new options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•

declare prior to any such event that outstanding stock options will be canceled and immediately make all options fully exercisable. The compensation committee may choose to pay to holders of options an amount in cash equal to the spread between the fair market value of the shares subject to the option, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

None of our named executive officers held equity awards granted under the 2011 Incentive Plan at of the end of fiscal 2011, but the termination of employment and change in control provisions of that plan and of the agreements for awards that have since been granted are the same as those provided under the 2006 Incentive Plan as it was amended in 2008.

Annual Incentive Payouts

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

Estimated Payments That Would Have Been Made to Messrs. Fortun, Radloff, Penn and Schaefer and Ms. Pautz

The compensation amounts shown below are estimates of the amounts that would have become payable to each named executive officer employed by our company on September 25, 2011, the last day of our most recent fiscal year, if his or her employment had terminated on such date. The calculations for severance in connection with a change in control assume that the change in control and severance both occurred on the last day of the fiscal year.

Name	Severance Without a Change in Control ($)	Severance in Connection With a Change in Control ($)	Death or Disability ($)
Wayne M. Fortun
Severance Pay Plan (1)	972,598	—	—
Severance and Change in Control Agreement (2)	—	1,716,569	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	972,598	1,716,569	—

David P. Radloff
Severance Pay Plan (1)	410,134	—	—
Severance and Change in Control Agreement (2)	—	630,757	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	410,134	630,757	—

Richard J. Penn
Severance Pay Plan (1)	591,414	—	—
Severance and Change in Control Agreement (2)	—	981,667	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	591,414	981,667	—

R. Scott Schaefer
Severance Pay Plan (1)	502,191	—	—
Severance and Change in Control Agreement (2)	—	772,752	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	502,191	772,752	—

Connie L. Pautz
Severance Pay Plan (4)	190,963	—	—
Severance and Change in Control Agreement (5)	—	346,072	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	190,963	346,072	—

(1)	Lump sum payment equal to 1.5 times annual base salary; average annual cash incentive payout for fiscal 2009, 2010 and 2011; and 12 months of medical and dental insurance premiums.
(2)	Lump sum payment equal to two times annual base salary, target annual cash incentive amount for fiscal 2011, and 24 months of medical and dental insurance premiums.
(3)

The value of the acceleration is equal to the difference between the fair market value of our stock on September 25, 2011 (using the closing sale price of a share of our common stock on the NASDAQ Global

Select Market on September 23, 2011, the last trading day of the fiscal year) and the exercise price of each unvested option. All of the unvested options were underwater at that point.
(4)	Lump sum payment equal to one times annual base salary; average annual cash incentive payout for fiscal 2009, 2010 and 2011; and six months of medical and dental insurance premiums.
(5)	Lump sum payment equal to 1.5 times annual base salary, target annual cash incentive amount for fiscal 2011, and 18 months of medical and dental insurance premiums.

Payments Made to Ms. Skarvan Upon Termination of Her Employment in Fiscal 2011

Upon the termination of Ms. Skarvan’s employment on May 11, 2011, she received a payment under the severance pay plan. As a former senior vice president, her payment under the plan was calculated as 1.5 times her annual base salary ($465,005); the average annual cash incentive payment she had received for fiscal 2008, 2009 and 2010 ($0); and 12 months of medical and dental insurance premiums ($15,362). Pursuant to the terms of the severance pay plan, the gross amount of Ms. Skarvan’s payment was reduced by the amounts the company paid to Ms. Skarvan to satisfy its obligations under the Worker Adjustment and Retraining Notification Act, or WARN Act. The amounts paid to Ms. Skarvan under the WARN Act equaled $54,712, which represents the amount of salary paid between her resignation as senior vice president, which was effective on March 11, 2011 and her termination of employment on May 11. The amounts paid under the WARN ACT are reflected in the “Salary” column of the Summary Compensation Table.

The lump sum paid to Ms. Skarvan upon termination of her employment was $439,843, which includes amounts paid under the severance pay plan as calculated above, as well as a mobile phone payment of $1,278 and $12,910 for accrued vacation. This lump sum payment is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. The following table describes the compensation arrangements with our non-employee directors for the one-year period between our annual shareholder meetings in 2011 and 2012.

Compensation Element	Amount Payable
Annual cash retainers
• Board member	$31,360
• Audit committee chair	$15,000
• Compensation committee and governance and nominating committee chairs	$5,000
• Audit committee member (excluding the chair)	$5,000
Meeting fee (1)	$1,250
Stock option award (2)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)	We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.
(2)	We provide a stock option award of 5,000 shares to each non-employee director on the date he or she is first elected or appointed to the board and provide a stock option award of 5,000 shares to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2011.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Mark A. Augusti	59,130	13,458	72,588
Martha Goldberg Aronson	52,880	13,458	66,338
Gary D. Henley	37,065	13,458	50,523
Russell Huffer	62,873	13,458	76,331
William T. Monahan	55,380	13,458	67,588
Thomas R. VerHage	71,630	13,458	83,838

(1)	For fiscal 2011, each non-employee director could elect to receive some or all of the retainer payments to which he or she was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made, rounded down to the nearest whole share. The following directors made such elections and received the number of shares indicated during fiscal 2011:

Name	Shares Received (#)	Cash Retainer Foregone ($)
Mark A. Augusti	5,558	15,815
Gary D. Henley	2,433	7,908
Russell Huffer	7,176	20,187

(2)	Each director who was a member of our board on January 20, 2011, the date of our 2011 Annual Meeting of Shareholders, received a non-statutory stock option award of 5,000 shares with an exercise price of $3.34 per share on that date. The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2011, see Note 5, “Employee Benefits—Stock Options,” in the notes to consolidated financial statements included in this prospectus. Mr. Henley’s stock option grant was forfeited upon his resignation from the board of directors on May 6, 2011.

The aggregate number of shares subject to exercisable and non-exercisable options held by each non-employee director as of September 25, 2011 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/25/11	Number of Shares Underlying Unexercisable Options at 9/25/11
Mark A. Augusti	0	15,000
Martha Goldberg Aronson	0	10,000
Russell Huffer	21,500	12,500
William T. Monahan	27,500	12,500
Thomas R. VerHage	15,500	12,500

In addition, the aggregate number of shares of restricted stock held by each non-employee director as of September 25, 2011 was as follows:

Name	Number of Shares of Restricted Stock at 9/25/11
Mark A. Augusti	0
Martha Goldberg Aronson	0
Russell Huffer	7,636
William T. Monahan	6,977
Thomas R. VerHage	870

Stock Option Grants

We grant each non-employee director a non-statutory stock option award on the date he or she is first elected or appointed to the board and grant an award to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting. Until the 2011 Annual Meeting of Shareholders, these grants were made under our 1996 Incentive Plan, as amended and restated on October 10, 2008 (the “1996 Incentive Plan”). Starting with the 2011 Annual Meeting of Shareholders, these grants are made under our 2011 Equity Incentive Plan (the “2011 Incentive Plan”), which was approved by our shareholders at that meeting. Each option provides the right to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, an option will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case an option will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service when his or her service as a director ends, each option will remain exercisable until the end of its originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with certain mergers, sales of corporate assets or statutory share exchanges, or any dissolution or liquidation involving our company (see “Potential Payments Upon Termination or Change in Control” on page 31 of this proxy statement for more information).

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our audit committee must approve any related person transaction in which our company is a participant before commencement of the transaction, provided, however, that if a related person transaction is identified after it commences, it will be brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

No related person transactions were approved or identified in fiscal 2011.

RATIO OF EARNINGS TO FIXED CHARGES

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumes that we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes and exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 aggregate principal amount of New Notes and issued $21,802,000 of New Notes for $21,475,000 of cash as of September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma net loss was determined by subtracting the interest expense related to the Outstanding 3.25% Notes, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees, and adding the interest expense of the New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees.

The pro forma financial information assumed the Exchange Offer was considered to be a substantial debt modification and we applied debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this New Notes exchange for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes. For the determination of the fair value of the New Notes, we applied authoritative guidance for recording of debt. Accordingly, the New Notes will be recorded at a carrying value which represents the fair value of debt with the difference being recorded as a debt discount. The debt discount will be amortized using the effective interest rate method.

The difference between the fair value and the carrying value of the liability component of our Outstanding 3.25% Notes retired at the date of extinguishment was treated as a gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was treated as reacquisition of the equity component, which resulted in a reduction to additional paid-in capital. The market pricing assumptions for the Outstanding 3.25% Notes and New Notes used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of exchange.

The pro forma financial information for the Outstanding 3.25% Notes Tender Offer assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes retired, including the remaining associated debt discount, will be written-off.

The sale of $21,802,000 aggregate principal amount of the New Notes and Warrants were recorded based on fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $3,389,000, and the New Notes were recorded in the amount of $18,086,000 with a related debt discount of $3,716,000. The debt discount will be amortized using the effective interest rate method. All other costs incurred in connection with the offering will be capitalized and amortized over the term of the New Notes. The market pricing assumptions for the New Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of issuance.

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For a more complete description, see “Ratio of Earnings to Fixed Charges.”

	Fiscal Year Ended						Thirteen Weeks Ended December 25, 2011
	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010	September 25, 2011
					(actual)	(pro forma)	(actual)	(pro forma)
Ratio of earnings to fixed charges	(A)	(A)	(A)	(A)	(A)	(A)(B)	(A)	(A)(B)

(A)	Due to insufficient earnings during the fiscal year ended September 30, 2007 and losses in all other periods presented, the ratio coverage was less than 1:1 for all period presented. For the fiscal years ended September 30, 2007, September 28, 2008, September 27, 2009, and September 26, 2010, we would have needed to generate additional earnings of $17,744,000, $45,060,000, $167,186,000 and $60,521,000, respectively, in order to cover the fixed charges in those periods. For the fiscal year ended September 25, 2011, actual and pro forma, we would have needed to generate additional earnings of $55,640,000, and $57,630,000, respectively. For the thirteen weeks ended December 25, 2011, actual and pro forma, we would have needed to generate additional earnings of $12,572,000 and $13,007,000, respectively.
(B)	Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011	Thirteen Weeks Ended December 25, 2011
Subtract Outstanding 3.25% Notes retired interest expense	$(2,023)	$(508)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(2,764)	(774)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(240)	(60)
Add New Notes interest expense	5,032	1,258
Add New Notes discount amortization expense	1,379	345
Add New Notes amortization of loan fees	520	130

Pro forma interest expense adjustment	$1,904	$391

The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

For purposes of calculating the ratios, earnings (loss) consist of:

•	pre-tax income (loss) from continuing operations;

•	amortization of capitalized interest; and

•	fixed charges,

and exclude capitalized interest.

For purposes of calculating the ratios, fixed charges consist of:

•	interest on debt, both expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	the estimated interest included in rental expense.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “HTCH.” The last reported closing sale price of our common stock on the NASDAQ Global Select Market was $2.17 per share on February 22, 2012. As of the same date, we had 23,422,662 shares of common stock outstanding. The following table shows the high and low prices per share of our common stock for the periods indicated.

	Price of Common Stock
	High	Low
Fiscal year ending September 30, 2012
First Quarter	$2.11	$1.45
Second Quarter (through February 22, 2012)	2.43	1.31

Fiscal year ended September 25, 2011
First Quarter	$4.37	$2.79
Second Quarter	4.14	2.27
Third Quarter	2.87	2.06
Fourth Quarter	3.42	1.99

Fiscal year ended September 26, 2010
First Quarter	$10.00	$5.54
Second Quarter	11.51	5.83
Third Quarter	8.15	4.08
Fourth Quarter	5.20	2.74

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. Further, the revolving credit and security agreement between us and PNC Bank limits our ability to declare dividends. We currently intend to retain all earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to payment of dividends will depend upon our financial condition and results of operations and such other factors as are deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalants and capitalization as of December 25, 2011 on an actual basis and on an as adjusted basis to give effect to the Outstanding 3.25% Notes Tender Offer, Exchange Offer and Rights Offering. You should read the information set forth in the table below in conjunction with “Selected Financial Information,” our consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information provided in this prospectus. The “Adjustments” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the Outstanding 3.25% Notes Tender Offer, Exchange Offer and Rights Offering been completed as of December 25, 2011 or to project our financial position for any future date. The information provided as of December 25, 2011 is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, will be for the full fiscal year ending September 30, 2012 or any future period.

The “Adjustments” information as of December 25, 2011 assumes that we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes, exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 aggregate principal amount of New Notes, and issued $21,802,000 aggregate principal amount of New Notes for $21,475,000 of cash as on December 25, 2011 (the last date of our 2012 first fiscal quarter).

The “Adjustments” information as of December 25, 2011 assumes the purchase and exchange was considered to be debt extinguishment accounting in accordance with FASB guidance. We may recognize a gain or loss on this Tender/Exchange Offer for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

The “Adjustments” information as of December 25, 2011 assumes the proceeds from the sale of the New Notes and Warrants were recorded based on their fair value at time of issuance. The Warrants were accounted for as additional paid-in capital, and the New Notes were recorded net of the resulting debt discount. The debt discount will be amortized using the effective interest rate method. All other costs incurred in connection with the issuance will be capitalized and amortized over the term of the New Notes. The market pricing assumptions for the New Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of issuance. Dollar amounts in thousands.

	As of December 25, 2011
	Actual (Unaudited)	Adjustments	As adjusted for the Tender/Exchange Offers (Unaudited)
Cash and cash equivalents (A)	$54,635	2,044	$56,679

Outstanding 3.25% Notes, net of discount (B)	72,030	(59,138)	12,892
Outstanding 8.50% Notes, net of discount	73,801		73,801
New Notes, net of discount offered hereby (C)	—	52,309	52,309
PNC Revolver	—		—
Capital leases and other	184		184

Total debt	146,015		139,186
Total shareholders’ equity (D)	193,820	11,192	205,012

Total capitalization	$339,835		$344,198

(A)	Cash adjustments include the cash received and used for this Tender/Exchange Offer and expenses and fees related to the Rights Offering.
(B)	Assumes extinguishment of Outstanding 3.25% Notes in the amount of $62,597,000 with a debt discount of $3,459,000 for a carrying value of $59,138,000.
(C)	Assumes New Notes in the aggregate principal amount of $59,204,000 with an estimated debt discount of $6,896,000 for an estimated carrying value of $52,309,000. The market pricing assumptions for the New Notes used management’s best estimate of fair value. Actual fair value may vary depending on market conditions at the time of issuance.
(D)	Our pro forma shareholders’ equity for the thirteen weeks ended December 25, 2011 assumes that (a) we purchased $21,039,000 aggregate principal amount of Outstanding 3.25% Notes resulting in a $3,098,000 gain on extinguishment of debt and $147,000 reduction of additional paid-in capital, (b) exchanged $41,558,000 aggregate principal amount of Outstanding 3.25% Notes for $37,402,000 aggregate principal amount of New Notes resulting in a $6,120,000 gain on extinguishment of debt and $1,268,000 reduction of additional paid-in capital, (c) issued $21,802,000 of New Notes for $21,475,000, and (d) Warrants were accounted for as additional paid-in capital in the amount of $3,389,000 on December 25, 2011 (the last date of our thirteen weeks ended December 25, 2011). The pro forma shareholders’ equity was calculated as follows (in thousands):

As of December 25, 2011 (pro forma)
Reduction of additional paid-in capital due to extinguishment of $62,597,000 Outstanding 3.25% Notes retired	$(1,415)
Add Warrants recorded in additional paid-in capital	3,389
Add Outstanding 3.25% Notes retired gain on extinguishment of debt	9,218

Pro forma shareholders’ equity (book value) adjustment	$11,192

The pro forma financial information assumed the Exchange Offer was considered to be a substantial debt modification and we applied debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this New Notes exchange for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes. For the determination of the fair value of the New Notes, we applied authoritative guidance for recording of debt. Accordingly, the New Notes will be recorded at a carrying value which represents the fair value of debt with the difference being recorded as a debt discount. The debt discount will be amortized using the effective interest rate method.

The difference between the fair value and the carrying value of the liability component of our Outstanding 3.25% Notes retired at the date of extinguishment was treated as a gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was treated as reacquisition of the equity component, which resulted in a reduction to additional paid-in capital. The market pricing assumptions for the Outstanding 3.25% Notes and New Notes used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of exchange.

The pro forma financial information for the Outstanding 3.25% Notes Tender Offer assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

The sale of $21,802,000 aggregate principal amount of the New Notes and Warrants were recorded based on their fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $3,389,000, and the New Notes were recorded in the amount of $18,086,000 with a related debt discount of $3,716,000. The debt discount will be amortized using the effective interest rate method. All other costs incurred in connection with the offering will be capitalized and amortized over the term of the New Notes. The market pricing assumptions for the New Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of issuance. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)
Tender and Exchange $62,597,000 Outstanding 3.25% Notes for $59,204,000 New Notes
Net carrying amount of $62,597,000 Outstanding 3.25% Notes, net of discount	$58,364	59,137
Subtract fair value of Outstanding 3.25% Notes retired liability component	(49,639)	(49,639)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(340)	(280)
Add New Notes debt issuance costs recorded historically	—	—

Net gain on extinguishment of debt	$8,385	9,218

Fair value of consideration given to extinguish Outstanding 3.25% Notes retired	$51,054	51,054
Subtract fair value of Outstanding 3.25% Notes retired liability component	(49,639)	(49,639)

Reduction of additional paid-in capital due to extinguishment of Outstanding 3.25% Notes retired	$1,415	1,415

Proceeds allocated to the warrants included in additional paid-in capital	(3,389)	(3,389)

Total increase in additional paid-in capital	(1,974)	(1,974)

The pro forma shareholders’ equity (book value) was calculated as follows (in thousands, except per share data):

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)

Reduction of additional paid-in capital due to extinguishment of Outstanding 3.25% Notes retired	$(1,415)	$(1,415)
Add Warrants recorded in additional paid-in capital	3,389	3,389
Add Outstanding 3.25% Notes retired gain on extinguishment of debt	8,385	9,218

Pro forma shareholders’ equity (book value) adjustment	$10,359	$11,192

Shares of stock outstanding	23,387,000	23,399,000
Pro forma shareholders’ equity (book value) adjustment (A)	$0.44	$0.48

(A)	Per share data does not reflect the dilutive effect of potential common shares associated with the Warrants of 2,108,798 as they are antidilutive.

THE TENDER/EXCHANGE OFFERS

As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of our subsidiaries.

Reasons for the Tender/Exchange Offers

Holders of the Outstanding 3.25% Notes have the right to require us to repurchase their Outstanding 3.25% Notes for cash in whole or in part, at par, beginning on January 15, 2013, and holders of the Outstanding 8.50% Notes have the right to require us to repurchase their Outstanding 8.50% Notes for cash in whole or in part, at par, beginning on January 15, 2015. Therefore, we are conducting the Tender/Exchange Offers to improve our financial flexibility by eliminating the repurchase (at the option of the holder) element of a portion of our indebtedness and to retire such indebtedness at a discount to par.

Securities Subject to the Tender/Exchange Offers

We will offer to exchange any and all of the Outstanding 3.25% Notes for New Notes, apply up to an amount of cash equal to the Rights Offering Proceeds to purchase for cash up to $49,250,000 aggregate principal amount of the Outstanding 3.25% Notes, and, to the extent that the Rights Offering Proceeds exceed the amount necessary to fund the Outstanding 3.25% Notes Tender Offer, apply an amount of cash equal to the lesser of the Residual Rights Offering Proceeds and $20.0 million to offer to purchase for cash up to $26,666,000 aggregate principal amount of the Outstanding 8.50% Notes. If there are no Residual Rights Offering Proceeds, we will not purchase any Outstanding 8.50% Notes. As of the date hereof, $76,243,000 aggregate principal amount of the Outstanding 3.25% Notes are outstanding and $85,170,000 aggregate principal amount of the Outstanding 8.50% Notes are outstanding.

Deciding Whether to Participate

Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender all or any portion of your Outstanding 3.25% Notes or Outstanding 8.50% Notes pursuant to the Tender/Exchange Offers. Further, we have not authorized anyone to make any recommendation.

You should make your own decision after reading this prospectus, including “Risk Factors,” and consulting with your advisors, if any, based on your own financial position and requirements.

Terms of the Tender/Exchange Offers

Pursuant to the Exchange Offer, holders may elect to receive New Notes, in an amount equal to $900 principal amount of New Notes for each $1,000 principal amount of Outstanding 3.25% Notes tendered for exchange. The New Notes will be issued in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. We will not accept tenders in the Exchange Offer in any amount less than $3,000 principal amount of Outstanding 3.25% Notes. The aggregate principal amount of New Notes to be issued to any holder in the Exchange Offer after application of the exchange ratio of 0.9 or 90% to the amount of Outstanding 3.25% Notes accepted for exchange will be rounded down to the nearest integral multiple of $1,000, and any remainder will be paid in cash.

Pursuant to the Tender Offers, holders of Outstanding 3.25% Notes may elect to receive cash, subject to the amount of Rights Offering Proceeds available, in an amount equal to $800 in cash for each $1,000 principal amount of Outstanding 3.25% Notes tendered for purchase, and holders of Outstanding 8.50% Notes may elect to receive cash, subject to the Outstanding 8.50% Notes Tender Limit, in an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes tendered for purchase. If the amount of cash required to purchase Outstanding 3.25% Notes tendered for purchase exceeds the Rights Offering Proceeds, we will accept Outstanding 3.25% Notes tendered for purchase on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the Outstanding 3.25% Notes to be accepted for purchase down to the nearest $1,000 principal amount.

If there are no Rights Offering Proceeds remaining after application of such proceeds to the Outstanding 3.25% Notes Tender Offer, no Outstanding 8.50% Notes will be accepted for purchase, and if there are Residual Rights Offering Proceeds available but the amount of cash required to purchase Outstanding 8.50% Notes tendered for purchase exceeds the Outstanding 8.50% Notes Tender Limit, we will accept Outstanding 8.50% Notes tendered for purchase on a pro rata basis. There are no alternate sources of financing to fund the Tender Offers if the Rights Offering Proceeds cannot cover the purchase price for any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered hereby. After application of the pro rata calculation, we will round the principal amount of the Outstanding 8.50% Notes to be accepted for purchase down to the nearest $1,000 principal amount.

In accordance with the instructions contained in the 3.25% Notes Letter of Transmittal and the 8.50% Notes Letter of Transmittal, a holder may elect to tender all or a portion of the principal amount of its Outstanding 3.25% Notes and Outstanding 8.50% Notes for purchase by us for cash pursuant to the Tender Offers, subject to the amount of Rights Offering Proceeds available and the Outstanding 8.50% Notes Tender Limit, and/or all or a portion of the principal amount of its Outstanding 3.25% Notes for exchange by us for New Notes pursuant to the Exchange Offer. To properly tender Outstanding 3.25% Notes and Outstanding 8.50% Notes pursuant to the Tender Offers, a participating holder must specify in the appropriate section in the 3.25% Notes Letter of Transmittal and the 8.50% Notes Letter of Transmittal (or the agent’s message, as applicable) the principal amount of Outstanding 3.25% Notes and Outstanding 8.50% Notes for which it wishes to receive cash. In connection with the Outstanding 3.25% Notes, a participating holder must separately specify the principal amount of Outstanding 3.25% Notes, if any, for which it wishes to receive New Notes pursuant to the Exchange Offer. See “—Procedures for Tender” below for detailed instructions on how to tender your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes.

Subject to the limitations and conditions described herein, we will accept tenders from all holders participating in the Tender Offers, provided that any person who holds less than $1,000 in principal amount of Outstanding 3.25% Notes or Outstanding 8.50% Notes tenders all of its interests.

We will be deemed to have accepted validly tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes and cash from us. Unless withdrawn as described herein, if any tendered Outstanding 3.25% Notes and/or Outstanding 8.50% Notes are not accepted because of an invalid tender, tenders of Outstanding 3.25% Notes in excess of the Rights Offering Proceeds, tenders of Outstanding 8.50% Notes in excess of the Outstanding 8.50% Notes Tender Limit, the occurrence of any other events described under “The Tender/Exchange Offers—Conditions to the Tender/Exchange Offers” or otherwise, we will credit the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes not accepted to the tendering holder’s account maintained with DTC promptly after the expiration or termination of the respective Tender/Exchange Offers.

Effective on the applicable Settlement Date, we will no longer pay interest on any Outstanding 3.25% Notes and Outstanding 8.50% Notes that are accepted for exchange or purchase by us pursuant to the Tender/Exchange Offers. Interest will begin to accrue on the New Notes commencing on the Settlement Date for the Exchange Offer. We will pay interest on the New Notes on a semi-annual basis on January 15 and July 15 of each year, beginning July 15, 2012 (assuming a Settlement Date for the Exchange Offer prior to July 1, 2012). The interest so payable will be paid to each holder in whose name a New Note is registered at the close of business on the January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Proration and Priority

We are limiting the amount of cash to be paid to purchase Outstanding 3.25% Notes and Outstanding 8.50% Notes pursuant to the Tender Offers to the amount of Rights Offering Proceeds, the maximum amount of which will be $39.4 million. If the amount of cash required to purchase Outstanding 3.25% Notes tendered for purchase exceeds the Rights Offering Proceeds, we will accept Outstanding 3.25% Notes tendered for purchase on a pro rata basis. If there are no Rights Offering Proceeds remaining after application of such proceeds to the Outstanding 3.25% Notes Tender Offer, no Outstanding 8.50% Notes will be accepted for purchase, and if there are Residual Rights Offering Proceeds available but the amount of cash required to purchase Outstanding 8.50% Notes tendered for purchase exceeds the Outstanding 8.50% Notes Tender Limit, we will accept Outstanding 8.50% Notes tendered for purchase on a pro rata basis. After application of any required pro rata calculation, we will round the principal amount of the Outstanding 3.25% Notes or Outstanding 8.50% Notes, as applicable, to be accepted for purchase down to the nearest $1,000 principal amount.

Expiration Dates; Extensions; Amendments

For purposes of the Outstanding 3.25% Notes Tender Offer and Exchange Offer, the term “3.25% Expiration Date” will mean 9:00 a.m., New York City time, on March 6, 2012, subject to our right to extend that date and time, subject to certain of our contractual agreements, in which case, the 3.25% Expiration Date will mean the latest date and time to which the Outstanding 3.25% Notes Tender Offer and Exchange Offer are extended.

For purposes of the Outstanding 8.50% Notes Tender Offer, the term “8.50% Expiration Date” will mean 9:00 a.m., New York City time, on March 15, 2012, subject to the right to extend that date and time, in which case, the 8.50% Expiration Date will mean the latest date and time to which the Outstanding 8.50% Notes Tender Offer is extended.

We also reserve the right, subject to certain of our contractual agreements and to applicable law, to: (1) extend the Tender/Exchange Offers; (2) terminate the Tender/Exchange Offers upon failure to satisfy any of the conditions described under “—Conditions to the Tender/Exchange Offers”; (3) accept Outstanding 3.25% Notes tendered for exchange but terminate the Tender Offers upon failure to satisfy any of the conditions described under “—Conditions to the Tender/Exchange Offers”; (4) terminate the 8.50% Outstanding Notes Tender Offer if there are no Residual Rights Offering Proceeds; (5) amend the Tender/Exchange Offers, in each case by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the exchange agent. Any extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled 3.25% Expiration Date or 8.50% Expiration Date, as the case may be.

If we amend the Tender/Exchange Offers in a manner that we reasonably determine constitutes a material or significant change, we will extend the Tender/Exchange Offers for a period of five to ten business days, depending upon the significance of the amendment, if the Tender/Exchange Offers would otherwise have expired during the five- to ten-business day period. If we extend the 3.25% Expiration Date, we will extend the 8.50% Expiration Date until not less than five business days after the extended 3.25% Expiration Date. Any change in the consideration offered to holders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in the Tender/Exchange Offers will be paid to all holders whose Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, as applicable, have previously been tendered and are accepted for exchange or purchase pursuant to the Tender/Exchange Offers.

Without limiting the manner in which we may choose to make a public announcement, we will comply with applicable securities laws by disclosing the change by means of a supplement that we distribute to the holders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, as applicable. We will have no other obligation to publish, advertise or otherwise communicate any public announcement other than by making a timely release to any appropriate news agency, including but not limited to Bloomberg Business News and the Dow Jones News Service.

Procedures for Tender

If you are a DTC participant that has Outstanding 3.25% Notes and/or Outstanding 8.50% Notes that are credited to your DTC account and/or that are held of record by DTC’s nominee, you must directly tender your Outstanding 3.25% Notes and Outstanding 8.50% Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Outstanding

3.25% Notes and/or Outstanding 8.50% Notes credited to their accounts. If you are not a DTC participant, you may tender your Outstanding 3.25% Notes and Outstanding 8.50% Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

We have not provided guaranteed delivery procedures in connection with the Tender/Exchange Offers or under this prospectus or any other offer materials provided therewith. Holders must timely tender their Outstanding 3.25% Notes and Outstanding 8.50% Notes in accordance with the procedures described in this prospectus and set forth in the 3.25% Notes Letter of Transmittal and 8.50% Notes Letter of Transmittal.

A holder who wishes to tender Outstanding 3.25% Notes and/or Outstanding 8.50% Notes must deliver a fully completed 3.25% Notes Letter of Transmittal and/or 8.50% Notes Letter of Transmittal, as applicable, or transmit an “agent’s message” to the exchange agent, which message must be received by the exchange agent prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date, in the case of Outstanding 3.25% Notes, or on the 8.50% Expiration Date, in the case of Outstanding 8.50% Notes. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date, in the case of Outstanding 3.25% Notes, or on the 8.50% Expiration Date, in the case of Outstanding 8.50% Notes.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of the book-entry confirmation, that states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the related 3.25% Notes Letter of Transmittal and/or 8.50% Notes Letter of Transmittal, as applicable, and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, a holder should contact the exchange agent at the telephone number listed on the back cover page of this prospectus.

Any valid tender of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes that is not withdrawn prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date, in the case of Outstanding 3.25% Notes, or on the 8.50% Expiration Date, in the case of Outstanding 8.50% Notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and set forth in the related 3.25% Notes Letter of Transmittal and/or 8.50% Notes Letter of Transmittal, as applicable. Only a registered holder of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes may tender such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in the Tender/Exchange Offers. Since Outstanding 3.25% Notes and Outstanding 8.50% Notes are outstanding in the form of a global note registered in the name of DTC, if you wish to tender Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, you should promptly instruct the DTC participant that holds your interest in the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to tender on your behalf.

We will reasonably determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding 3.25% Notes and Outstanding 8.50% Notes tendered for exchange or purchase in our reasonable discretion. Alternative, conditional or contingent tenders of Outstanding 3.25% Notes and Outstanding 8.50% Notes will not be considered valid. We reserve the right to reasonably reject any and all tenders of Outstanding 3.25% Notes and Outstanding 8.50% Notes not properly tendered or Outstanding 3.25% Notes and Outstanding 8.50% Notes our acceptance of which might, in the judgment of our counsel, be unlawful. Subject to applicable law and our contractual agreements, we also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Outstanding 3.25% Notes or Outstanding 8.50% Notes. However, to the extent we waive any conditions of tender with respect to one tender of Outstanding 3.25% Notes or Outstanding 8.50% Notes, we will waive that condition for all other tenders as well. Our reasonable interpretation of the terms and conditions of the Tender/Exchange Offers will be final and binding on all parties, absent manifest error and subject to any rights to challenge such interpretation in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with the tender of Outstanding 3.25% Notes and Outstanding 8.50% Notes must be cured within the time period we reasonably determine. Neither we, the dealer manager, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to the tender of your Outstanding 3.25% Notes and/or Outstanding 8.50% Notes.

Tenders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes involving any irregularities will not be deemed to have been made until any irregularities have been cured or waived. Outstanding 3.25% Notes and/or Outstanding 8.50% Notes received by the exchange agent in connection with the Tender/Exchange Offers that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned promptly by the exchange agent to the DTC participant who delivered the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes by crediting an account maintained at DTC designated by that DTC participant.

In addition, subject to certain of our contractual agreements, we reserve the right in our discretion and to the extent permitted by applicable law and certain of our contractual agreements to purchase or make offers for any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, that remain outstanding after the 3.25% Expiration Date, the 8.50% Expiration Date or, as described under “—Conditions to Tender/Exchange Offers,” after the termination of the Tender/Exchange Offers, in the open market, in privately negotiated transactions, or otherwise, upon terms, at prices (subject to certain maximum prices as set forth in the indenture governing the New Notes) and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Outstanding 3.25% Notes and Outstanding 8.50% Notes in accordance with their terms and the terms of the indentures governing the Outstanding 3.25% Notes and Outstanding 8.50% Notes. The terms of any of these purchases or offers could differ from the terms of the Tender/Exchange Offers.

Subject to and effective upon acceptance, and subject to the right of a tendering holder to withdraw any tenders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes at any time before 9:00 a.m., New York City time, on the 3.25% Expiration Date, in the case of Outstanding 3.25% Notes, or on the 8.50% Expiration Date, in the case of Outstanding 8.50% Notes, a tendering holder of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes will be deemed to:

•

have agreed to irrevocably sell, assign and transfer to or upon the order of HTI, all right, title and interest in and to, and all claims in respect of, or arising or having arisen as a result of, the holder’s status as a holder of, the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes;

•

have released and discharged us, and the trustee with respect to the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes tendered, from any and all claims the holder may have, now or in the future, arising out of or related to such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, including, without limitation, any claims that the holder is entitled to participate in any repurchase or redemption of such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes;

•

have represented and warranted that the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes tendered were owned by such holder as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, other than restrictions imposed by applicable securities laws; and

•

have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes, with full powers of substitution and resubstitution (the power of attorney being deemed to be an irrevocable power coupled with an interest) to cause such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes tendered to be assigned, transferred and exchanged for the applicable consideration.

Tender of Outstanding 3.25% Notes and Outstanding 8.50% Notes Held in Physical Form

We believe that all of the Outstanding 3.25% Notes and Outstanding 8.50% Notes are held in book-entry form only at DTC. If you hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in physical, certificated form, you will need to deposit those Outstanding 3.25% Notes and/or Outstanding 8.50% Notes into DTC in order to participate in the Tender/Exchange Offers. If you need assistance doing so, please contact the information agent, whose address and telephone numbers are located on the back cover page of this prospectus.

Acceptance of Outstanding 3.25% Notes and Outstanding 8.50% Notes for Tender

Upon satisfaction of all conditions to the 3.25% Outstanding Notes Tender Offer and Exchange Offer, we will accept, promptly after the 3.25% Expiration Date, all Outstanding 3.25% Notes properly tendered for exchange and apply the Rights Offering Proceeds and accept up to $49,250,000 aggregate principal amount of Outstanding 3.25% Notes properly tendered for purchase, and will issue the New Notes and pay the cash consideration, as applicable, promptly after acceptance of Outstanding 3.25% Notes. Upon satisfaction of all conditions to the Outstanding 8.50% Notes Tender Offer, we will apply any Residual Rights Offering Proceeds and accept, promptly after the 8.50% Expiration Date, up to $26,666,000 aggregate principal amount of Outstanding 8.50% Notes properly tendered for purchase, and pay the cash consideration, promptly after the acceptance of the Outstanding 8.50% Notes. If there are no Residual Rights Offering Proceeds, no Outstanding 8.50% Notes will be purchased. The Settlement Date for each of the Tender Offers will occur after the Settlement Date for the Exchange Offer and Rights Offering.

We reserve the right to accept tenders for exchange of Outstanding 3.25% Notes and not accept tenders for purchase of Outstanding 3.25% Notes and Outstanding 8.50% Notes if all conditions to the Tender/Exchange Offers are not satisfied with respect to tenders for purchase or are waived by us with respect to tenders for exchange, but not for tenders for purchase.

For purposes of the Tender/Exchange Offers, we will be deemed to have accepted validly tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes for exchange or purchase when, as and if we have given oral or written notice of that acceptance to the exchange agent. If we do not accept any tendered Outstanding 3.25% Notes or Outstanding 8.50% Notes for any reason set forth in the terms of the Tender/Exchange Offers, subject to our contractual agreements, we will credit such Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to your account maintained with DTC promptly after the expiration or termination of the respective Tender/Exchange Offers.

Withdrawal and Revocation Rights

You may withdraw your tender of Outstanding 3.25% Notes at any time before the 3.25% Expiration Date, you may withdraw your tender of Outstanding 8.50% Notes at any time before the 8.50% Expiration Date, and you may withdraw your tender of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes after the expiration of 40 business days from the commencement of the Tender/Exchange Offers if we have not completed the Tender/Exchange Offers as of that date.

If you have tendered Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, you may withdraw those Outstanding 3.25% Notes and/or Outstanding 8.50% Notes prior to the applicable withdrawal deadline by delivering a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal or a properly transmitted agent’s message must:

•	be received by the exchange agent at the address specified on the back cover page of this prospectus prior to the applicable withdrawal deadline;

•	specify the name of the holder of the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to be withdrawn;

•	specify the number of the account at DTC from which the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes were tendered and the aggregate principal amount withdrawn; and

•

be signed by the holder of the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes in the same manner as the original signature on the 3.25% Notes Letter of Transmittal or 8.50% Notes Letter of Transmittal, as applicable, or be accompanied by documents of transfer sufficient to have the trustee for the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes register the transfer of the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes into the name of the person withdrawing the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes.

If the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes can only be accomplished in accordance with the foregoing procedures. If you tender Outstanding 3.25% Notes into the Exchange Offer and exercise the corresponding Subscription Rights, a subsequent withdrawal of the Outstanding 3.25% Notes will automatically result in a revocation of the exercise of the corresponding Subscription Rights and of any election to oversubscribe for additional Units.

We will reasonably determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal or revocation in our reasonable discretion. Our reasonable determination will be final and binding on all parties, absent manifest error and subject to any rights to challenge such determination in a court of competent jurisdiction. Any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes so withdrawn or revoked will be deemed not to have been validly tendered for purposes of the Tender/Exchange Offers. Any Outstanding 3.25% Notes and/or Outstanding 8.50% Notes withdrawn or revoked will be promptly credited to an account maintained with DTC for the Outstanding 3.25% Notes and Outstanding 8.50% Notes. You may later tender any properly withdrawn Outstanding 3.25% Notes and/or Outstanding 8.50% Notes by following the procedures described under “—Procedures for Tender” at any time on or before the applicable 3.25% Expiration Date and/or 8.50% Expiration Date. If you later tender any properly withdrawn Outstanding 3.25% Notes into the Exchange Offer and wish to exercise the Subscription Rights corresponding to those Outstanding 3.25% Notes, you will need to follow the procedures described under “The Rights Offering—Subscription Procedures” and, if applicable, “The Rights Offering—Oversubscription Procedures” because any previous exercise of Subscription Rights and oversubscription election would have been automatically revoked upon the withdrawal of the Outstanding 3.25% Notes from the Exchange Offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the tender of Outstanding 3.25% Notes and Outstanding 8.50% Notes to us in the Tender/Exchange Offers. If transfer taxes are imposed for any other reason, such as, for example, if the box entitled “Special Issuance or Payment Instructions” on the 3.25% Notes Letter of Transmittal or 8.50% Notes Letter of Transmittal, as applicable, has been completed as described in the instructions thereto, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

Conditions to the Tender/Exchange Offers

Notwithstanding any other provision of the Tender/Exchange Offers, we will not be required to accept any tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes and, subject to our contractual agreements, may extend, terminate or amend the Tender/Exchange Offers, if at any time before the expiration of the Outstanding 3.25% Notes Tender Offer and Exchange Offer we determine that the Tender/Exchange Offers violate applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction. We will not be required to accept any tendered Outstanding 8.50% Notes if there are no Residual Rights Offering Proceeds or, if at any time before the expiration of the 8.50%

Notes Tender Offer we determine that the 8.50% Notes Tender Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

In addition, we will not accept for exchange or purchase any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered if any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended. In any of those events, we will use reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

We also may not accept Outstanding 3.25% Notes or Outstanding 8.50% Notes that have been tendered into the Tender/Exchange Offers and may take the actions listed below if, prior to the 3.25% Expiration Date, or the 8.50% Expiration Date, as the case may be, any of the following events occur after the date hereof:

•

any action, proceeding or litigation is instituted or threatened that challenges the legality of the Tender/Exchange Offers as a whole, which in the opinion of counsel could reasonably be expected to restrain or prohibit the completion of the Tender/Exchange Offers; or

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is enacted, enforced or deemed applicable to the Tender/Exchange Offers, any of which, in the opinion of counsel, could reasonably be expected to restrain or prohibit completion of the Tender/Exchange Offers.

If any of the above events occur, we may:

•	terminate the Tender/Exchange Offers and promptly credit all tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes to the tendering holders’ accounts maintained with DTC;

•

extend the Tender/Exchange Offers, and subject to the withdrawal rights described in “—Withdrawal and Revocation Rights” herein, retain all tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes until the respective extended Tender/Exchange Offers expire;

•	amend the terms of the Tender/Exchange Offers, which may result in an extension of the period of time for which the Tender/Exchange Offers are kept open; or

•	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Tender/Exchange Offers are open, and complete the Tender/Exchange Offers.

In addition, if any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is enacted, enforced or deemed applicable to the Tender/Exchange Offers, any of which in the opinion of counsel could reasonably be expected to delay completion of the Tender/Exchange Offers, we may extend the Tender/Exchange Offers and, subject to the withdrawal rights described in “—Withdrawal and Revocation Rights” herein, retain all tendered Outstanding 3.25% Notes and Outstanding 8.50% Notes, until the respective extended Tender/Exchange Offers expire.

In addition, if the agreements we have received from certain holders of Outstanding 3.25% Notes to tender Outstanding 3.25% Notes into the Exchange Offer expire or are terminated, we may terminate the Tender/Exchange Offers if less than $30 million in aggregate principal amount of such notes have been tendered for exchange as of the 3.25% Expiration Date.

Our obligation to purchase tendered Outstanding 8.50% Notes is subject to the existence of Residual Rights Offering Proceeds. There are no alternate sources of financing to fund the Tender Offers if the Rights Offering Proceeds cannot cover the purchase price for any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered for purchase hereby.

The foregoing conditions are for our benefit and may be asserted by us, subject to certain of our contractual agreements, regardless of the circumstances giving rise to these conditions or may be waived by us in whole or in part in our reasonable discretion. These conditions, other than those dependent upon the receipt of government approvals, may be asserted by us as of the expiration of the applicable offer.

Agreements to Participate in the Tender/Exchange Offers

Prior to the commencement of the Tender/Exchange Offers, two holders of Outstanding 3.25% Notes (one of whom holds the notes through five affiliated entities) agreed to exchange an aggregate principal amount of $41,558,000 of such notes in the Exchange Offer, and three holders of Outstanding 3.25% Notes agreed to tender an aggregate principal amount of $21,039,000 of such notes in the Outstanding 3.25% Notes Tender Offer, subject to certain conditions. These agreements for $62.6 million aggregate principal amount of Outstanding 3.25% Notes represent approximately 82% of the aggregate principal amount of such notes currently outstanding. We do not have agreements with any holders of Outstanding 8.50% Notes with respect to participation in the Outstanding 8.50% Notes Tender Offer.

The agreements of the holders who have agreed to exchange Outstanding 3.25% Notes in the Exchange Offer are subject to consummation of the Exchange Offer and the Rights Offering and there not being a material adverse change in the Company’s results of operations, properties, assets, liabilities or condition (financial or otherwise). These agreements are also terminable if the Company violates certain representations, warranties and covenants contained in the agreements.

The agreements of the holders who have agreed to tender Outstanding 3.25% Notes in the Outstanding 3.25% Notes Tender Offer are subject to consummation of the Exchange Offer and the Outstanding 3.25% Notes Tender Offer.

All of these agreements terminate no later than April 1, 2012.

Source of Funds

We intend to fund any cash consideration necessary to purchase Outstanding 3.25% Notes and Outstanding 8.50% Notes tendered pursuant to the Tender Offers with the Rights Offering Proceeds, with first priority being given to the Outstanding 3.25% Notes Tender Offer. There are no alternate sources of financing to fund the Tender Offers if the Rights Offering Proceeds cannot cover the purchase price for any Outstanding 3.25% Notes or Outstanding 8.50% Notes tendered for purchase hereby.

Other Fees and Expenses

We will not pay any fees or commissions to any broker or dealer, or any other person, other than Houlihan Lokey for serving as the dealer manager. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees.

The total fees and expenses expected to be incurred in connection with the Tender/Exchange Offers and Rights Offering are estimated to be approximately $2.6 million and will be funded with cash on hand.

Accounting Treatment

In the event Outstanding 3.25% Notes and/or Outstanding 8.50% Notes are purchased for cash, we have determined the transaction to be a debt extinguishment in accordance with Financial Accounting Standards Board

(“FASB”) guidance. We may recognize a gain or loss for accounting purposes, and all costs previously recorded with respect to the Outstanding 3.25% Notes and/or Outstanding 8.50% Notes purchased for cash, including the remaining associated debt discount, will be written-off.

In the event Outstanding 3.25% Notes are exchanged for New Notes, we anticipate the exchange will be considered a debt extinguishment in accordance with FASB guidance. We may recognize a gain or loss for accounting purposes, and all costs previously recorded with respect to the Outstanding 3.25% Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

If it is determined that the exchange should be treated as a debt modification, we will account for the exchange according to FASB guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

Amendment of the Tender/Exchange Offers

We reserve the right, in our reasonable discretion, to interpret or modify the terms of the Tender/Exchange Offers, provided that we will comply with applicable laws that may require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of, or information relating to, the Tender/Exchange Offers.

Effect of Tender

Any valid tender by a holder of Outstanding 3.25% Notes that is not validly withdrawn prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Outstanding 3.25% Notes Tender Offer and/or Exchange Offer, as applicable, described in this prospectus. Any valid tender by a holder of Outstanding 8.50% Notes that is not validly withdrawn prior to 9:00 a.m., New York City time, on the 8.50% Expiration Date will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Outstanding 8.50% Notes Tender Offer described in this prospectus. The acceptance of the applicable Tender/Exchange Offers by a tendering holder of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Outstanding 3.25% Notes and/or Outstanding 8.50% Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of Outstanding 3.25% Notes and/or Outstanding 8.50% Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the Tender/Exchange Offers.

THE RIGHTS OFFERING

As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of our subsidiaries.

Reasons for the Rights Offering

We are conducting the Rights Offering to fund the Tender Offers, which are being conducted to improve our financial flexibility by eliminating the repurchase (at the option of the holder) element of a portion of our indebtedness and to retire such indebtedness at a discount to par. The first priority use for the proceeds of the Rights Offering will be to fund the Outstanding 3.25% Notes Tender Offer. To the extent that Residual Rights Offering Proceeds are available, we will use up to $20.0 million of such proceeds to fund the Outstanding 8.50% Notes Tender Offer.

The Subscription Rights

One Subscription Right has been distributed for every $1,906.075 principal amount of Outstanding 3.25% Notes for an aggregate distribution of 40,000 Subscription Rights. This means that 0.524638 of a Subscription Right corresponds to every $1,000 principal amount of Outstanding 3.25% Notes. The Subscription Rights are not evidenced by a certificate but have automatically, and without further action on the part of the Company or any holders of Outstanding 3.25% Notes, attached to the Outstanding 3.25% Notes. The Subscription Rights have been distributed without charge.

Each Subscription Right can be exercised for one Unit. Each Unit consists of (1) $1,000 principal amount of New Notes and (2) a Warrant to purchase on a cashless basis 96.725 shares of our common stock, at an exercise price of $.01 per share for a period of ten years following the issue date. See “Description of the Units.”

Deciding Whether to Participate

Neither we, our officers, our board of directors, the subscription agent, the information agent nor Houlihan Lokey is making any recommendation as to whether you should participate in the Rights Offering. Further, we have not authorized anyone to make any recommendation.

You should make your own decision after reading this prospectus, including “Risk Factors,” and consulting with your advisors, if any, based on your own financial position and requirements.

Subscription Price

The Subscription Price is $985 for one Unit. Our board of directors, in consultation with our senior management, determined the Subscription Price based upon the consideration of a number of factors, including our business prospects, our cash requirements to fund the Tender Offers, the price at which certain holders of Outstanding 3.25% Notes were willing to agree to participate in the Rights Offering, and general conditions in the securities markets. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the New Notes and Warrants issuable pursuant to the Rights Offering.

Participation in the Basic Offering

Participation in the Rights Offering is limited to “Participating Holders,” which are holders of Outstanding 3.25% Notes who (1) have exchanged some or all of such Outstanding 3.25% Notes in the Exchange Offer and (2) exercise all of the Subscription Rights corresponding to the Outstanding 3.25% Notes that were exchanged in the Exchange Offer (the exercise of the Subscription Rights corresponding to the Outstanding 3.25% Notes that were exchanged in the Exchange Offer being the “Basic Offering”). Subscription Rights corresponding to Outstanding 3.25% Notes that were not exchanged in the Exchange Offer may not be exercised (other than pursuant to the oversubscription rights), and a holder of Outstanding 3.25% Notes may not elect to exercise only a portion of the Subscription Rights corresponding to its Outstanding 3.25% Notes that were exchanged in the Exchange Offer. Holders of Outstanding 3.25% Notes that are exchanged in the Exchange Offer are eligible to participate in the Rights Offering but are not required to do so.

No fractional Subscription Rights may be exercised. The sum of all fractional Subscription Rights, together with all unexercised Subscription Rights, will be available for exercise by Participating Holders pursuant to the opportunity for oversubscription (the “Oversubscription Opportunity”) described below.

Oversubscription Opportunity

If you are a Participating Holder and timely and fully satisfy the procedures for exercising Subscription Rights in the Basic Offering, you are entitled to subscribe for additional Units at the same Subscription Price pursuant to the Oversubscription Opportunity, subject to certain limitations and allotment (a Participating Holder who participates in the Oversubscription Opportunity being an “Oversubscribing Holder”).

In order to participate in the Oversubscription Opportunity, you must elect to subscribe for Units remaining available for exercise (the “Additional Units”) at the same time you exercise Subscription Rights in the Basic Offering. Because we will not know the total number of Additional Units before the 3.25% Expiration Date, you will be able to specify the maximum number of Additional Units you will purchase in the Oversubscription Opportunity. We will only honor oversubscription requests to the extent Additional Units are available following the Basic Offering.

If sufficient Additional Units are available, we will seek to honor your oversubscription request to the extent of the maximum number of Additional Units you specified. If, however, oversubscription requests exceed the number of Additional Units, we will initially allocate the Additional Units among Oversubscribing Holders as follows (the “Initial Allocation”):

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We will determine each Oversubscribing Holder’s pro rata share of the Additional Units by multiplying the total number of Additional Units by a fraction, the numerator of which equals the number of Units purchased by the Oversubscribing Holder in the Basic Offering and the denominator of which equals the number of Units purchased by all Oversubscribing Holders in the Basic Offering.

•

Each Oversubscribing Holder will be allocated the lower of (i) such Oversubscribing Holder’s pro rata number of Additional Units as calculated above and (ii) the maximum number of Units the Oversubscribing Holder elected to purchase in the Oversubscription Opportunity.

If (i) any Additional Units remain available following the Initial Allocation (“Remaining Units”) and (ii) there is one or more Oversubscribing Holders who were allocated fewer Units in the Initial Allocation than the maximum number such Oversubscribing Holder(s) had elected to purchase in the Oversubscription Opportunity (each, a “Maximum Holder”), then we will allocate the Remaining Units among Maximum Holders as follows (the “Secondary Allocation”):

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We will determine each Maximum Holder’s pro rata share of the Remaining Units by multiplying the total number of Remaining Units by a fraction, the numerator of which equals the number of Additional Units purchased by the Maximum Holder in the Initial Allocation and the denominator of which equals the number of Additional Units purchased by all Maximum Holders in the Basic Offering.

•	Each Maximum Holder will be allocated the lower of (i) such Maximum Holder’s pro rata number of Remaining Units as calculated above and (ii) the maximum number of Remaining Units to be allocated to the Maximum Holder that, when combined with the Additional Units allocated to such Maximum Holder through the Initial Allocation, will not exceed the total number of Units such Maximum Holder elected to purchase in the Oversubscription Opportunity.

If (i) any Remaining Units remain available following the Secondary Allocation and (ii) there is one or more Maximum Holders who were allocated through the Initial Allocation and Secondary Allocation fewer Units than the maximum number such Maximum Holder(s) had elected to purchase in the Oversubscription Opportunity, then the preceding steps will be repeated in further allocations until all 40,000 Units available in the Rights Offering have been purchased or there are no more Oversubscribing Holders who have been allocated fewer Units than their maximum election.

We may round fractional Units up or down to the nearest whole Unit for purposes of allocating Units to Oversubscribing Holders in the Oversubscription Opportunity, provided that we will not allocate to an Oversubscribing Holder a number of Units in excess of such Oversubscribing Holder’s maximum election.

Example of Oversubscription Opportunity Allocation

•	25,000 Subscription Rights were exercised in the Basic Offering, resulting in 15,000 Additional Units being available in the Oversubscription Opportunity.

•	Participating Holder A had purchased 10,000 Units in the Basic Offering and requests to purchase an additional 8,000 Units in the Oversubscription Opportunity.

•	Participating Holder B had purchased 7,000 Units in the Basic Offering and requests to purchase an additional 7,000 Units in the Oversubscription Opportunity

•	Participating Holder C had purchased 6,000 Units in the Basic Offering and requests to purchase an additional 2,000 Units in the Oversubscription Opportunity.

•	Participating Holder D had purchased 2,000 Units in the Basic Offering but does not elect to subscribe for any Additional Units.

Initial Allocation

	Pro rata share (15,000 Additional Units; 23,000 Units purchased by all Oversubscribing Holders in Basic Offering)	Holder’s maximum election	Allocation of Additional Units
A	6,522 (10,000/23,000 x 15,000)	8,000	6,522
B	4,565 (7,000/23,000 x 15,000)	7,000	4,565
C	3,913 (6,000/23,000 x 15,000)	2,000	2,000

	Total Additional Units allocated		13,087

	Remaining Units		1,913

Secondary Allocation

	Pro rata share (1,913 Remaining Units; 11,087 Units purchased by all Maximum Holders in Initial Allocation)	Maximum allocation (holder’s maximum election minus initial allocation)	Allocation of Remaining Units
A	1,125 (6,522/11,087 x 1,913)	1,478 (8,000 – 6,522)	1,125
B	788 (4,565/11,087 x 1,913)	2,435 (7,000 – 4,565)	788

	Total Remaining Units allocated		1,913

Subscription Procedures for the Basic Offering

If you wish to participate in the Rights Offering, you must indicate such election on the 3.25% Notes Letter of Transmittal, or the agent’s message, as applicable, submitted to the exchange agent in conjunction with the Exchange Offer. If your Outstanding 3.25% Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Rights Offering, you should contact that registered holder promptly and instruct him, her or it to exercise your Subscription Rights on your behalf in conjunction with the tender of the corresponding Outstanding 3.25% Notes in the Exchange Offer. See “The Tender/Exchange Offers—Procedures for Tender” for more information about these procedures.

You must also deliver, on or before 9:00 a.m., New York City time, on March 6, 2012, the expiration date for the Rights Offering, the following items: (1) a fully completed Rights Offering Subscription Form, to be delivered to the subscription agent, and (2) unless other arrangements have been made with the Company before the 3.25% Expiration Date with respect to the timing of payment, full payment of the Subscription Price of $985 per Subscription Right exercised in the Basic Offering, to be delivered to the Company.

1.	The fully completed Rights Offering Subscription Form should be sent to the subscription agent by overnight delivery, first-class mail or courier service or by facsimile or electronic mail to:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

Facsimile (for eligible institutions only): (212) 809-8838

Attn: Elton Bagley

Confirmation: (212) 493-6996

E-mail: hutchinson@dfking.com

The Rights Offering Subscription Form must be received by the subscription agent on or before 9:00 a.m., New York City time, on the 3.25% Expiration Date. We have not provided guaranteed delivery procedures in connection with the Rights Offering or under this prospectus or any other offer materials provided therewith. Holders must timely deliver their Rights Offering Subscription Form in accordance with the procedures described in this prospectus. Please take care to provide adequate time for delivery of your fully completed Rights Offering Subscription Form. Do not send your Rights Offering Subscription Form to Hutchinson Technology Incorporated.

2.	Full payment of the Subscription Price for the Subscription Rights exercised in the Rights Offering must be made in United States dollars and delivered by wire transfer of immediately available funds to the following account maintained by the Company:

Bank of America

100 West 33rd Street

New York, NY 10001

Wire Routing # 0260-0959-3

ACH Routing # 0710-0003-9

SWIFT Code: BOFAUS3N

for credit to:

Hutchinson Technology Inc. General Acct.

Acct. # 5800404450

Unless other arrangements have been made with the Company prior to the 3.25% Expiration Date, full payment of the Subscription Price for the Subscription Rights exercised in the Basic Offering must be received by the Company on or before 9:00 a.m., New York City time, on the 3.25% Expiration Date. Do not deliver funds to D.F. King & Co., Inc.

To calculate the total Subscription Price to be paid by you in the Basic Offering, (i) divide the principal amount of Outstanding 3.25% Notes you tendered into the Exchange Offer by $1,000, (ii) multiply the resulting quotient by 0.524638, (iii) round the resulting product down to the nearest whole number for the number of Units to be purchased, and (iv) multiply that number of Units by $985.

For example: If a person tenders $12,000,000 principal amount of Outstanding 3.25% Notes into the Exchange Offer and wishes to participate in the Rights Offering, that person must deliver $6,200,575 by wire to the Company, calculated as follows: (i) $12,000,000 divided by $1,000 equals 12,000, (ii) 12,000 multiplied by 0.524638 equals 6,295.656, (iii) as a result of rounding down to the nearest whole number, 6,295 Units will be purchased, and (iv) 6,295 Units multiplied by the Subscription Price of $985 equals $6,200,575.

Indicating your election to participate in the Rights Offering on the 3.25% Notes Letter of Transmittal or through the agent’s message is not sufficient to subscribe for Units in the Rights Offering. We will not consider your subscription received until the subscription agent has received delivery of a fully completed Rights Offering Subscription Form and (unless other arrangements have been made with the Company before the 3.25% Expiration Date with respect to the timing of payment) the Company has received payment of the total Subscription Price for the Subscription Rights exercised in the Basic Offering. You bear the risk of delivery of all documents and payments, and neither the Company nor the subscription agent has any responsibility for such deliveries.

We will reasonably determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of subscriptions for Units in our reasonable discretion. Partial, alternative, conditional or contingent subscriptions for Units will not be considered valid. We reserve the right to reasonably reject any and all subscriptions for Units not properly completed or subscriptions that might, in the judgment of our counsel, be unlawful. Subject to compliance with our contractual agreements, we also reserve the right to waive any defects, irregularities or conditions of exercise as to any particular Subscription Rights. However, to the extent we waive any conditions of exercise with respect to one subscription for Units, we will waive that condition for all other subscriptions as well. Our reasonable interpretation of the terms and conditions of the Rights Offering will be final and binding on all parties, absent manifest error and subject to any rights to challenge such interpretation in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with the subscription for Units must be cured within the time period we determine. Neither we, the subscription agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in subscriptions or incur any liability for failure to give you notification of defects or irregularities with respect to your subscriptions for Units.

Subscriptions for Units involving any irregularities will not be deemed to have been made until any irregularities have been cured or waived. The payment of any Subscription Price received by the Company in connection with Subscription Rights that are not validly exercised and as to which the irregularities have not been cured within the time period we determine or waived will be returned promptly by the Company without interest or deduction.

Oversubscription Procedures

You must indicate your desire to subscribe for any Additional Units on the 3.25% Notes Letter of Transmittal, or the agent’s message as applicable, in conjunction with your tender of Outstanding 3.25% Notes in the Exchange Offer and your subscription for Units in the Basic Offering as described above. You must also indicate your desire to participate in the Oversubscription Opportunity on the Rights Offering

Subscription Form used with respect to the Basic Offering. Do not submit an additional 3.25% Notes Letter of Transmittal (or agent’s message) or Rights Offering Subscription Form to participate in the Oversubscription Opportunity.

Promptly following expiration of the Rights Offering, the Company will notify you of the number of Units allocated to you through the Oversubscription Opportunity in accordance with the allocation procedures outlined above. In order to purchase those Units, you will be required to transmit the total Subscription Price for those Units to the Company within two business days of the delivery of such notice (unless other arrangements have been made with the Company before the 3.25% Expiration Date with respect to the timing of payment) in accordance with the delivery instructions set forth above with respect to the Basic Offering. By subscribing for Additional Units through the Oversubscription Opportunity, unless otherwise agreed with the Company, you unconditionally agree to deliver the Subscription Price for up to the maximum number of Units you have elected to purchase within such two-business-day period. The Company may reject any oversubscription election that is not fully funded within such two-business-day period.

Expiration Date; Extensions; Amendments

For purposes of the Rights Offering, the term “3.25% Expiration Date” will mean 9:00 a.m., New York City time, on March 6, 2012, subject to our right to extend that date and time, subject to certain of our contractual agreements, in which case, the 3.25% Expiration Date will mean the latest date and time to which the Rights Offering is extended.

We also reserve the right, subject to certain of our contractual agreements and to applicable law, to: (1) extend the Rights Offering; (2) terminate the Rights Offering upon failure to satisfy any of the conditions described under “—Conditions to the Rights Offering”; or (3) amend the Rights Offering, in each case by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the subscription agent. Any extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled 3.25% Expiration Date.

If the Exchange Offer and Outstanding 3.25% Notes Tender Offer are extended, the Rights Offering will be correspondingly extended.

Acceptance of Subscriptions for Units

Upon satisfaction of all conditions to the Rights Offering, and subject to the number of Units available for oversubscription, we will accept the exercise, promptly after the 3.25% Expiration Date, of all Subscription Rights properly exercised and will issue the New Notes and the Warrants on the Settlement Date for the Exchange Offer.

For purposes of the Rights Offering, we will be deemed to have accepted valid exercises of Subscription Rights when, as and if we have given oral or written notice of that acceptance to the subscription agent. If we do not accept the exercise of any Subscription Rights for any reason set forth in the terms of the Rights Offering, subject to our contractual agreements, we will promptly return your payment of the Subscription Price without interest or deduction.

Revocation Rights

If you validly withdraw your tender of Outstanding 3.25% Notes from the Exchange Offer, your exercise of the corresponding Subscription Rights in the Basic Offering, as well as your election to purchase Additional Units in the Oversubscription Opportunity, will be automatically revoked and we will promptly return your payment of the Subscription Price without interest or deduction. See “The Tender/Exchange Offers—Withdrawal and Revocation Rights.” You may not revoke your exercise of Subscription Rights, whether exercised pursuant to the Basic Offering or the Oversubscription Opportunity, without withdrawing your tender of the corresponding Outstanding 3.25% Notes from the Exchange Offer.

If, however, you withdraw your tender of Outstanding 3.25% Notes from the Exchange Offer, you can resubmit such notes for exchange prior to the 3.25% Expiration Date and choose not to exercise your Subscription Rights in the Basic Offering and not to elect to purchase Additional Units in the Oversubscription Opportunity, or choose to exercise your Subscription Rights in the Basic Offering only but not to elect to purchase Additional Units in the Oversubscription Opportunity, at that time.

Transferability of Subscription Rights

You may not sell or otherwise transfer Subscription Rights separate from the Outstanding 3.25% Notes that gave rise to such rights. The Subscription Rights may be transferred only together with valid transfers of Outstanding 3.25% Notes before the 3.25% Expiration Date. Holders transferring their Outstanding 3.25% Notes and the corresponding Subscription Rights must make their own arrangements for effecting such transfer and notify us and any agent designated by us as to such transfer.

Conditions to the Rights Offering

Notwithstanding any other provision of the Rights Offering, we will not be required to accept the exercise of any Subscription Rights, subject to our contractual agreements, and may extend, terminate or amend the Rights Offering, if at any time before the expiration of the Rights Offering we determine that the Rights Offering violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

In addition, we will not accept the exercise of any Subscription Rights if any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended. In any of those events, we will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

We also may not accept the exercise of any Subscription Rights and may take the actions listed below if, prior to the 3.25% Expiration Date, any of the following events occur after the date hereof:

•

any action, proceeding or litigation is instituted or threatened that challenges the legality of the Rights Offering as a whole, which in the opinion of counsel could reasonably be expected to restrain or prohibit the completion of the Rights Offering; or

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is enacted, enforced or deemed applicable to the Rights Offering, any of which, in the opinion of counsel, could reasonably be expected to restrain or prohibit completion of the Rights Offering.

If any of the above events occur, we may:

•	terminate the Rights Offering and promptly refund the payment of any Subscription Price without interest or deduction;

•	extend the Rights Offering, and retain the payment of any Subscription Price, until the extended Rights Offering expires;

•	amend the terms of the Rights Offering; or

•	waive the unsatisfied condition and complete the Rights Offering.

In addition, if any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is enacted, enforced or deemed applicable to the Rights Offering, any of which in the opinion of counsel could reasonably be expected to delay completion of the Rights Offering, we may extend the Rights Offering, and retain the payment of any Subscription Price, until the extended Rights Offering expires.

In addition, we will not consummate the Rights Offering if either or both of the Exchange Offer or Outstanding 3.25% Notes Tender Offer is terminated by us pursuant to the terms thereof.

The foregoing conditions are for our benefit and may be asserted by us, subject to certain of our contractual agreements, regardless of the circumstances giving rise to these conditions or may be waived by us in whole or in part in our reasonable discretion. These conditions, other than those dependent upon the receipt of government approvals, may be asserted by us as of the expiration of the applicable offer.

No Minimum Condition to Rights Offering

There is no minimum number of Subscription Rights that must be exercised for the Rights Offering to be consummated.

Agreements to Participate in the Rights Offering

Prior to the commencement of the Rights Offering, two holders of Outstanding 3.25% Notes (one of whom holds the notes through five affiliated entities) have agreed to subscribe for a total of 21,802 Units in the Rights Offering, subject to certain conditions.

The agreements are subject to consummation of the Exchange Offer and the Rights Offering and there not being a material adverse change in the Company’s results of operations, properties, assets, liabilities or condition (financial or otherwise). These agreements are also terminable if the Company violates certain representations, warranties and covenants contained in the agreements and in any event terminate no later than April 1, 2012.

Fees and Expenses

We will not pay any fees or commissions to any broker or dealer, or any other person in connection with the Rights Offering. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the information agent, as well as by our officers and other employees.

The total fees and expenses expected to be incurred in connection with the Tender/Exchange Offers and the Rights Offering are estimated to be approximately $2.6 million and will be funded with cash on hand.

Effect of Exercise

Any valid exercise of Subscription Rights by a Participating Holder, including elections to participate in the Oversubscription Opportunity, that is not validly revoked in connection with a withdrawal of Outstanding 3.25% Notes from the Exchange Offer prior to 9:00 a.m., New York City time, on the 3.25% Expiration Date will constitute a binding agreement between that Participating Holder and us upon the terms and subject to the conditions of the Rights Offering described in this prospectus, including the commitment to deliver payment of the Subscription Price for Additional Units allocated to such Participating Holder in the Oversubscription Opportunity in the manner and within the timeframe set forth in this prospectus.

DESCRIPTION OF THE OUTSTANDING 3.25% NOTES

The following description summarizes certain terms of our Outstanding 3.25% Notes and the Outstanding 3.25% Note Indenture. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Outstanding 3.25% Notes and the Outstanding 3.25% Note Indenture, which are filed as exhibits to the registration statement of which this prospectus constitutes a part. We will provide copies of these documents to you upon request. All references to our common stock are to our common stock, par value $.01 per share. As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

General

The Outstanding 3.25% Notes were issued under an indenture, dated as of January 25, 2006, between us and Wells Fargo Bank, National Association, as successor trustee to LaSalle Bank National Association (the “Outstanding 3.25% Note Indenture”). The material provisions of the Outstanding 3.25% Note Indenture and the Outstanding 3.25% Notes are set forth below.

There is currently $76,243,000 principal amount of Outstanding 3.25% Notes outstanding, and the Outstanding 3.25% Notes mature on January 15, 2026. The Outstanding 3.25% Notes were issued in denominations of $1,000 or in integral multiples of $1,000. The Outstanding 3.25% Notes are payable at the principal corporate trust office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in Minneapolis, Minnesota.

The Outstanding 3.25% Notes bear cash interest at the rate of 3.25% per year on the principal amount from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Each payment of cash interest on the Outstanding 3.25% Notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day with the same force and effect as if made on the interest payment date or other payment date and without any interest or other payment with respect to the delay. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or obligated to close.

Interest will cease to accrue on an Outstanding 3.25% Note upon its maturity, conversion, purchase by us at the option of a holder, redemption or the tender of an Outstanding 3.25% Note for purchase or exchange pursuant to the Outstanding 3.25% Notes Tender Offer or Exchange Offer described in this prospectus. We may not reissue an Outstanding 3.25% Note that has matured or been converted, been purchased by us at the option of a holder, redeemed, or otherwise canceled, except for registration of transfer, exchange or replacement of such Outstanding 3.25% Note.

Outstanding 3.25% Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar are the trustee. No service charge will be made for any registration of transfer or exchange of Outstanding 3.25% Notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

Subordination of the Outstanding 3.25% Notes

The payment of principal of, conversion payments on, premium, if any, and interest on the Outstanding 3.25% Notes is subordinated in right of payment, as set forth in the Outstanding 3.25% Note Indenture, to the prior payment in full in cash or other payment satisfactory to our senior debt holders of all of our senior debt, whether outstanding on the date of the Outstanding 3.25% Note Indenture or thereafter incurred. Upon any distribution to creditors in our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities, the holders of our senior debt will be entitled to receive payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt before the holders of Outstanding 3.25% Notes will be entitled to receive any payment with respect to the Outstanding 3.25% Notes or upon conversion of the Outstanding 3.25% Notes.

In the event of any acceleration of the Outstanding 3.25% Notes because of an event of default, the holders of our senior debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt before the holders of the Outstanding 3.25% Notes are entitled to receive any payment or distribution in respect of the Outstanding 3.25% Notes. If payment of the Outstanding 3.25% Notes is accelerated because of an event of default, we or the trustee will promptly notify the holders of our senior debt or the trustee(s) for such senior debt of the acceleration.

No payment on account of principal of, conversion payments on, premium and interest on or any other amounts due on the Outstanding 3.25% Notes, including, without limitation, any fundamental change payment, and no redemption, repurchase or other acquisition of the Outstanding 3.25% Notes may be made unless:

•	full payment of amounts then due on all of our designated senior debt has been made or duly provided for pursuant to the terms of the instrument governing such designated senior debt; and

•

at the time of, or immediately after giving effect to, any such payment, redemption, repurchase or other acquisition, there does not exist under any designated senior debt or any agreement pursuant to which any designated senior debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such designated senior debt being declared due and payable.

In addition, the Outstanding 3.25% Note Indenture provides that if any of the holders of our designated senior debt provide notice (which we refer to as a “payment blockage notice”) to us and the trustee that a non-payment default has occurred giving the holder of such designated senior debt the right to accelerate the maturity thereof, no payment on the Outstanding 3.25% Notes or upon conversion of the Outstanding 3.25% Notes and no redemption, repurchase or other acquisition of the Outstanding 3.25% Notes will be made for the period ending on the earliest of:

•	the date on which such event of default shall have been cured or waived;

•	179 days from the date the payment blockage notice is received; and

•	the date the payment blockage notice is withdrawn by the holders of our designated senior debt.

Notwithstanding the foregoing (but subject to the provisions described above limiting payment on the Outstanding 3.25% Notes in certain circumstances), unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the Outstanding 3.25% Notes after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period.

By reason of the subordination provisions described above, in the event of our liquidation or insolvency, holders of our senior debt may receive more, ratably, and holders of the Outstanding 3.25% Notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrences of any event of default under the Outstanding 3.25% Note Indenture.

Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Outstanding 3.25% Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

We have entered into a credit agreement with PNC Bank, National Association, providing for revolving credit borrowings in an amount up to $35 million. Any indebtedness under this credit facility would be senior in right of payment to the Outstanding 3.25% Notes. We have not borrowed any funds under this credit facility.

As of the date of this prospectus, the $85,170,000 aggregate principal amount of our Outstanding 8.50% Notes constitutes our only outstanding senior debt. The Outstanding 3.25% Note Indenture does not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor does the Outstanding 3.25% Note Indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

In the event that, notwithstanding the foregoing, the trustee or any holder of Outstanding 3.25% Notes receives any payment or distribution of our assets of any kind in contravention of any of the subordination terms of the Outstanding 3.25% Note Indenture, whether in cash, property or securities, including by way of set-off or otherwise, in respect of the Outstanding 3.25% Notes before all of our senior debt is paid in full in cash or other payment satisfactory to the holders of such senior debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our senior debt, and will be immediately paid over or delivered to the holders of our senior debt or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all senior debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our senior debt.

“Designated senior debt” means any particular senior debt which has at the time of the payment event of default or the giving of the payment blockage notice, as the case may be, an aggregate outstanding principal amount in excess of $5,000,000, if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the Outstanding 3.25% Note Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt). There is currently no designated senior debt outstanding.

“Senior debt” means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any of our indebtedness (including, without limitation, any obligations in respect of such indebtedness and any interest accruing after the filing of a petition by or against us under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Outstanding 3.25% Note Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions, refinancings or refundings of, or amendments, modifications or supplements to the foregoing). However, senior debt does not include:

•	any liability for federal, state, local or other taxes owed or owing by us;

•	our indebtedness to any of our subsidiaries;

•	our trade payables and accrued expenses (including, without limitation, accrued compensation) for goods, services or materials purchased or provided in the ordinary course of business; and

•

any particular indebtedness in which the instrument creating or evidencing the same expressly provides that such indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Outstanding 3.25% Notes.

Conversion Rights

As of the date of this prospectus, holders may convert their Outstanding 3.25% Notes prior to maturity based on a conversion rate of 27.4499 shares per $1,000 principal amount of Outstanding 3.25% Notes (equivalent to a conversion price of approximately $36.43 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. In the case of Outstanding 3.25% Notes called for redemption, conversion rights will expire at the close of business on the second business day prior to the redemption date, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. An Outstanding 3.25% Note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase the Outstanding 3.25% Note may be surrendered for conversion only if such notice is withdrawn in accordance with the Outstanding 3.25% Note Indenture. A holder may convert fewer than all of such holder’s Outstanding 3.25% Notes so long as the Outstanding 3.25% Notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any Outstanding 3.25% Note, a holder will receive, for each $1,000 principal amount of Outstanding 3.25% Notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•

if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” for each $1,000 principal amount of Outstanding 3.25% Notes means the average of the daily conversion values, as defined below, for each of the ten consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•

for Outstanding 3.25% Notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of Outstanding 3.25% Notes being converted which were previously called for redemption, including a partial redemption, this will only apply to those Outstanding 3.25% Notes that are subject to redemption);

•

for Outstanding 3.25% Notes that are converted during the period beginning on the 30th day prior to the stated maturity date of the Outstanding 3.25% Notes, the ten consecutive trading days beginning on the third trading day following the maturity date; and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to an Outstanding 3.25% Note means the date on which the holder of the Outstanding 3.25% Note has complied with all requirements under the Outstanding 3.25% Note Indenture to convert such Outstanding 3.25% Note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of Outstanding 3.25% Notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day	×	applicable conversion rate)		— $1,000
volume weighted average price per share for such trading day			×	10

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page HTCH <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we will settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such Outstanding 3.25% Note.

A holder of an Outstanding 3.25% Note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the ten consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the Outstanding 3.25% Notes will be determined by us at the end of the conversion reference period. Upon conversion of an Outstanding 3.25% Note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The ability to surrender Outstanding 3.25% Notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender Outstanding 3.25% Notes for conversion during any calendar quarter, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the Outstanding 3.25% Note Indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

As of the date of this prospectus, the conversion trigger price is $43.72, which is 120% of the conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “— Conversion Procedures” below. As of the date hereof, the conversion price per share of common stock is approximately $36.43 per share and is based on a conversion rate of 27.4499 shares per $1,000 principal amount of Outstanding 3.25% Notes.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter whether the Outstanding 3.25% Notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Outstanding 3.25% Notes

Holders may surrender Outstanding 3.25% Notes for conversion during any five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of Outstanding 3.25% Notes, as determined following a request by a holder of Outstanding 3.25% Notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of Outstanding 3.25% Notes (the “trading price condition”).

The “trading price” of the Outstanding 3.25% Notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the Outstanding 3.25% Notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Outstanding 3.25% Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Outstanding 3.25% Notes will be deemed to be less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of Outstanding 3.25% Notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the Outstanding 3.25% Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the Outstanding 3.25%

Notes provides us with reasonable evidence that the trading price per $1,000 principal amount of Outstanding 3.25% Notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of Outstanding 3.25% Notes. At such time, we shall instruct the trustee to determine the trading price of the Outstanding 3.25% Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Outstanding 3.25% Notes is greater than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of Outstanding 3.25% Notes.

Conversion Based on Redemption

A holder may surrender for conversion an Outstanding 3.25% Note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. An Outstanding 3.25% Note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase such Outstanding 3.25% Note may be surrendered for conversion only if such notice is withdrawn in accordance with the Outstanding 3.25% Note Indenture.

Conversion Upon Specified Distributions to Holders of Our Common Stock

If we:

•

distribute to all holders of our common stock certain rights (including rights or rights certificates under a shareholders’ rights agreement) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance (or, in the case of rights certificates issued under a shareholders’ rights agreement, within 45 days of the later of the date of issuance and any scheduled redemption date or similar date under such shareholders’ rights agreement), common stock at less than the then current market price of our common stock, or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the business day preceding the declaration date for such distribution, we will notify the holders of Outstanding 3.25% Notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights or rights certificates pursuant to a shareholders’ rights agreement, we will notify the holders of the Outstanding 3.25% Notes on the business day after we are required to give notice generally to our shareholders pursuant to such shareholders’ rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their Outstanding 3.25% Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its Outstanding 3.25% Notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the Outstanding 3.25% Notes in such distribution.

Conversion Upon Fundamental Change or Similar Event

We will notify the holders of Outstanding 3.25% Notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Purchase at Holders’ Option Upon Fundamental Change,” or an event that would have been a change of control but for the existence of one of the change of control exceptions under “—Purchase at Holders’ Option Upon Fundamental Change,” that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a fundamental change or other such event will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change or other such event, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change or other such event. Holders may surrender Outstanding 3.25% Notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change or an event that would have been a change of control but for the existence of one of the change of control exceptions under “—Purchase at Holders’ Option Upon Fundamental Change,” and until the trading day prior to the fundamental change purchase date.

Conversion at Maturity

Holders may surrender Outstanding 3.25% Notes for conversion at any time during the period beginning on July 15, 2025 and ending at the close of business on the business day immediately preceding the stated maturity date.

Conversion Procedures

To convert an Outstanding 3.25% Note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the Outstanding 3.25% Note, and deliver the conversion notice to the conversion agent;

•	surrender the Outstanding 3.25% Note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of an Outstanding 3.25% Note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the Outstanding 3.25% Note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of an Outstanding 3.25% Note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than canceled, extinguished or forfeited. Holders of Outstanding 3.25% Notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such Outstanding 3.25% Notes on the corresponding interest payment date notwithstanding the conversion, and such Outstanding 3.25% Notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such Outstanding 3.25% Notes have been called for redemption, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued interest. We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) some subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any shareholders’ rights plan or dividends or distributions paid exclusively in cash);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of Outstanding 3.25% Notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ Global Select Market or such other national or regional securities exchange or market on which the securities are then listed or quoted.

In addition, the Outstanding 3.25% Note Indenture provides that upon conversion of the Outstanding 3.25% Notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any shareholders’ rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of Outstanding 3.25% Notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the Outstanding 3.25% Notes then outstanding will be entitled thereafter to convert those Outstanding 3.25% Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such Outstanding 3.25% Notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make-whole premium if such holder does not convert its Outstanding 3.25% Notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the Outstanding 3.25% Notes shall have a reasonable opportunity to determine the form of consideration into which all of the Outstanding 3.25% Notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the Outstanding 3.25% Notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our shareholders, and (2) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the Outstanding 3.25% Notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the Outstanding 3.25% Notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of Outstanding 3.25% Notes to convert its Outstanding 3.25% Notes into shares of our common stock prior to the effective date.

The Outstanding 3.25% Note Indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We also may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any U.S. federal income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of Outstanding 3.25% Notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their Outstanding 3.25% Note in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 35.6887 per $1,000 principal amount of Outstanding 3.25% Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Redemption of Outstanding 3.25% Notes at Our Option

Beginning on January 21, 2011, we may redeem the Outstanding 3.25% Notes for cash, in whole or in part, at any time or from time to time. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of Outstanding 3.25% Notes. We may redeem the Outstanding 3.25% Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The following cash prices are for Outstanding 3.25% Notes redeemed during the 12-month period commencing on January 21 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2011	100.93%
2012	100.46%
2013 and thereafter	100.00%

If we redeem less than all of the Outstanding 3.25% Notes, the trustee will select the Outstanding 3.25% Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the Outstanding 3.25% Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s Outstanding 3.25% Notes is selected for partial redemption and the holder converts a portion of the Outstanding 3.25% Notes, the converted portion will be deemed to be part of the portion of Outstanding 3.25% Notes selected for redemption.

On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Outstanding 3.25% Notes or portions of Outstanding 3.25% Notes called for redemption and for which funds have been set apart for payment. In the case of Outstanding 3.25% Notes or portions of Outstanding 3.25% Notes redeemed on a redemption date that is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the Outstanding 3.25% Note is registered at the close of business on the relevant record date.

The Outstanding 3.25% Notes are not entitled to any sinking fund.

Purchase of Outstanding 3.25% Notes by Us at the Option of the Holder for Cash

On the purchase dates of January 15, 2013, January 15, 2016 and January 15, 2021, we may, at the option of the holder, be required to purchase for cash, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the purchase date, all or a portion of such holder’s Outstanding 3.25% Notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. If such purchase date is also a regularly scheduled payment date, the interest payable on such date will be paid to the holder of record of the Outstanding 3.25% Notes on the relevant record date. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We may only pay the purchase price in cash and not in shares of our common stock.

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders of the Outstanding 3.25% Notes, as provided in the Outstanding 3.25% Note Indenture, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their Outstanding 3.25% Notes.

The purchase notice given by each holder electing to require us to purchase Outstanding 3.25% Notes shall state:

•	if certificated Outstanding 3.25% Notes have been issued to the holder, the certificate numbers of the holder’s Outstanding 3.25% Notes to be delivered for purchase;

•	the portion of the principal amount of Outstanding 3.25% Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Outstanding 3.25% Notes are to be purchased by us pursuant to the applicable provisions of the Outstanding 3.25% Notes and the Outstanding 3.25% Note Indenture.

If the Outstanding 3.25% Notes are not in certificated form, a holder’s purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Outstanding 3.25% Notes;

•	if the Outstanding 3.25% Notes are in certificated form, the certificate numbers of the withdrawn Outstanding 3.25% Notes; and

•	the principal amount, if any, of the Outstanding 3.25% Notes which remains subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for an Outstanding 3.25% Note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Outstanding 3.25% Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the Outstanding 3.25% Note will be made promptly following the later of the purchase date or the time of delivery of the Outstanding 3.25% Note.

If the paying agent holds money or securities sufficient to pay the purchase price of the Outstanding 3.25% Note on the business day following the purchase date in accordance with the terms of the Outstanding 3.25% Note Indenture, then, immediately after the purchase date, the Outstanding 3.25% Note will cease to be outstanding and interest on such Outstanding 3.25% Note will cease to accrue, whether or not the Outstanding 3.25% Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the Outstanding 3.25% Note.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change occurs, each holder of Outstanding 3.25% Notes will have the right to require us to repurchase all or any portion of that holder’s Outstanding 3.25% Notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the “fundamental change purchase date,” that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the Outstanding 3.25% Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, the interest payable on such purchase date will be paid to the holder of record of the Outstanding 3.25% Notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of Outstanding 3.25% Notes, as provided in the Outstanding 3.25% Note Indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated Outstanding 3.25% Notes have been issued to the holder, the certificate numbers of the holder’s Outstanding 3.25% Notes to be delivered for purchase;

•	the portion of the principal amount of Outstanding 3.25% Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Outstanding 3.25% Notes are to be purchased by us pursuant to the applicable provisions of the Outstanding 3.25% Notes and the Outstanding 3.25% Note Indenture.

If the Outstanding 3.25% Notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Outstanding 3.25% Notes;

•	if the Outstanding 3.25% Notes are in certificated form, the certificate numbers of the withdrawn Outstanding 3.25% Notes; and

•	the principal amount, if any, of the Outstanding 3.25% Notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for an Outstanding 3.25% Note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Outstanding 3.25% Note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the Outstanding 3.25% Note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the Outstanding 3.25% Note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the Outstanding 3.25% Note on the business day following the fundamental change purchase date in accordance with the terms of the Outstanding 3.25% Note Indenture, then, immediately after the fundamental change purchase date, the Outstanding 3.25% Note will cease to be outstanding and interest on such Outstanding 3.25% Note will cease to accrue, whether or not the Outstanding 3.25% Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the Outstanding 3.25% Note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Outstanding 3.25% Notes when the following has occurred:

•

the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•

our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if (1) the closing sale price of the common stock for any five trading days during the ten trading days immediately preceding the effective date of the change of control is at least equal to 105% of the conversion price in effect on such day, or (2) 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ Global Select Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Outstanding 3.25% Notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the Outstanding 3.25% Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the NASDAQ Global Select Market or any similar United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Outstanding 3.25% Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Outstanding 3.25% Notes in the open market or by tender at any price or by private agreement. Any Outstanding 3.25% Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Outstanding 3.25% Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No Outstanding 3.25% Notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the Outstanding 3.25% Notes, other than a default in the payment of the fundamental change purchase price with respect to the Outstanding 3.25% Notes.

The preceding provisions would not necessarily protect holders of the Outstanding 3.25% Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Outstanding 3.25% Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the Outstanding 3.25% Notes that might be delivered by holders of Outstanding 3.25% Notes seeking to exercise the purchase right. Any failure by us to repurchase the Outstanding 3.25% Notes when required following a fundamental change would result in an event of default under the Outstanding 3.25% Note Indenture. Any such default may, in turn, cause a default under other indebtedness.

Make-Whole Premium Upon Fundamental Change

If a fundamental change, as defined above under “—Purchase at Holders’ Option Upon Fundamental Change” (or a transaction that would have been a change of control under such section but for the existence of the 105% trading price exception), had occurred prior to January 21, 2011, we would have been obligated, subject to certain conditions, to pay a make-whole premium to holders who converted Outstanding 3.25% Notes in connection with any such transaction by increasing the conversion rate applicable to such Outstanding 3.25% Notes.

Events of Default and Acceleration

The following are events of default under the Outstanding 3.25% Note Indenture:

•

default in the payment of any principal amount or any redemption price, purchase price or fundamental change purchase price due with respect to the Outstanding 3.25% Notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the Outstanding 3.25% Note Indenture;

•

default in payment of any interest under the Outstanding 3.25% Notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the Outstanding 3.25% Note Indenture;

•

default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Outstanding 3.25% Notes, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the Outstanding 3.25% Note Indenture;

•

our failure to comply with any of our other agreements in the Outstanding 3.25% Notes or the Outstanding 3.25% Note Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Outstanding 3.25% Notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25,000,000 and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Outstanding 3.25% Notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding 3.25% Notes then outstanding may declare the principal of the Outstanding 3.25% Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the Outstanding 3.25% Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

The Outstanding 3.25% Note Indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not we are in compliance with all conditions and covenants contained in the Outstanding 3.25% Note Indenture and whether any defaults or events of default exist under the terms of the Outstanding 3.25% Note Indenture.

The holders of a majority in aggregate principal amount of the Outstanding 3.25% Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the Outstanding 3.25% Note Indenture, that the trustee determines may be unduly prejudicial to the rights of another holder or the trustee, or that may involve the trustee in personal liability unless the trustee is offered security or indemnity satisfactory to it; provided, however, that the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder may not pursue any remedy with respect to the Outstanding 3.25% Note Indenture or the Outstanding 3.25% Notes (except actions for payment of overdue principal or interest or for the conversion of the Outstanding 3.25% Notes) unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then Outstanding 3.25% Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after the receipt of the request and offer of security or indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Outstanding 3.25% Notes then outstanding.

Consolidation, Mergers or Sales of Assets

The Outstanding 3.25% Note Indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person unless:

•

the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the Outstanding 3.25% Notes and the Outstanding 3.25% Note Indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Outstanding 3.25% Note Indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Outstanding 3.25% Notes and the Outstanding 3.25% Note Indenture. Although such transactions are permitted under the Outstanding 3.25% Note Indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our Company, permitting each holder to require us to purchase the Outstanding 3.25% Notes of such holder as described above.

Modification

The trustee and we may amend the Outstanding 3.25% Note Indenture or the Outstanding 3.25% Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding 3.25% Notes then outstanding. However, the consent of the holder of each Outstanding 3.25% Note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the Outstanding 3.25% Note or change the time of payment;

•	make the Outstanding 3.25% Note payable in money or securities other than that stated in the Outstanding 3.25% Note;

•	change the stated maturity of the Outstanding 3.25% Note;

•	reduce the principal amount, redemption price, purchase price or fundamental change purchase price with respect to the Outstanding 3.25% Note;

•	make any change that adversely affects the conversion rights of a holder in any material respect;

•	make any change that adversely affects the right of a holder to require us to purchase the Outstanding 3.25% Note;

•	impair the right to institute suit for the enforcement of any payment with respect to the Outstanding 3.25% Note or with respect to conversion of the Outstanding 3.25% Note;

•	change the currency of payment of principal of, or interest on, the Outstanding 3.25% Note; or

•	change the provisions in the Outstanding 3.25% Note Indenture that relate to modifying or amending the Outstanding 3.25% Note Indenture.

Without the consent of any holder of Outstanding 3.25% Notes, the trustee and we may amend the Outstanding 3.25% Note Indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the Outstanding 3.25% Note Indenture and the Outstanding 3.25% Notes;

•	to add to our covenants for the benefit of the holders of the Outstanding 3.25% Notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the Outstanding 3.25% Notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the Outstanding 3.25% Note Indenture;

•

to comply with the requirements of the SEC in order to effect or maintain qualification of the Outstanding 3.25% Note Indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the Outstanding 3.25% Note Indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency or correct or supplement any defective provision contained in the Outstanding 3.25% Note Indenture; or

•	to make any change that does not adversely affect the rights of the holders of the Outstanding 3.25% Notes in any material respect.

The holders of a majority in aggregate principal amount of the Outstanding 3.25% Notes may, on behalf of all the holders of all Outstanding 3.25% Notes:

•	waive compliance by us with restrictive provisions of the Outstanding 3.25% Note Indenture, as detailed in the Outstanding 3.25% Note Indenture; or

•

waive any past default under the Outstanding 3.25% Note Indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any Outstanding 3.25% Note or in respect of any provision which under the Outstanding 3.25% Note Indenture cannot be modified or amended without the consent of the holder of each Outstanding 3.25% Note affected.

Discharge of the Outstanding 3.25% Note Indenture

We may satisfy and discharge our obligations under the Outstanding 3.25% Note Indenture by delivering to the trustee for cancellation all Outstanding 3.25% Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Outstanding 3.25% Notes have become due and payable, whether at stated maturity or any redemption date, purchase date or a fundamental change purchase date, or upon conversion or otherwise, or will become due and payable within one year at stated maturity or are to be called for redemption within one year, cash or shares of common stock (as applicable under the terms of the Outstanding 3.25% Note Indenture) sufficient to pay all of the Outstanding 3.25% Notes and paying all other sums payable under the Outstanding 3.25% Note Indenture.

Calculations in Respect of Outstanding 3.25% Notes

We are responsible for making all calculations called for under the Outstanding 3.25% Notes. These calculations include, but are not limited to, determination of the average market prices of the Outstanding 3.25% Notes and of our common stock. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of Outstanding 3.25% Notes, subject to any rights to challenge such calculations in a court of competent jurisdiction. We provide schedules of our calculations to the trustee, and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification.

Governing Law

The Outstanding 3.25% Note Indenture and the Outstanding 3.25% Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and conversion agent under the Outstanding 3.25% Note Indenture for the Outstanding 3.25% Notes.

Global Notes; Book Entry; Form

The Outstanding 3.25% Notes have been issued in the form of one or more global securities. The global security is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Outstanding 3.25% Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global security was deposited with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of Outstanding 3.25% Notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the underwriters. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Outstanding 3.25% Notes represented by the global security for all purposes under the Outstanding 3.25% Note Indenture and the Outstanding 3.25% Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you are not entitled to have the Outstanding 3.25% Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Outstanding 3.25% Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We make payments of principal of, premium, if any, and interest on the Outstanding 3.25% Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, credits participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants are governed by standing instructions and customary practices and are the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any Outstanding 3.25% Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

If we redeem less than all of the Outstanding 3.25% Notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Outstanding 3.25% Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Outstanding 3.25% Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) or there is an event of default under the Outstanding 3.25% Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions of certain of our current debt arrangements. It does not purport to be complete and is qualified entirely by reference to the underlying documents. For additional information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis – Liquidity and Capital Resources” included in this prospectus. As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

On September 16, 2011, we entered into a Revolving Credit and Security Agreement with PNC Bank, National Association, as agent and a lender. The credit agreement provides us with a revolving credit facility in a principal amount of up to $35,000,000, subject to a borrowing base as further described below. The credit facility is secured by substantially all of the personal property of our Company. The maturity date of the credit facility is October 1, 2014 if, by October 1, 2012, the aggregate outstanding principal amount of our 3.25% Convertible Subordinated Notes due 2026 is reduced to $50,000,000 or less and we have at least $50,000,000 of liquidity remaining; otherwise the maturity date is October 1, 2012.

Initially, the loans bear cash interest, at our election, at a rate equal to either (i) PNC Bank’s alternate base rate (as defined in the credit agreement) plus 2.0% per annum or (ii) LIBOR plus 4.5% per annum. After March 25, 2012, the loans will be eligible to bear cash interest at a reduced rate equal to either (i) PNC Bank’s alternate base rate plus 1.0% per annum or (ii) LIBOR plus 3.5% per annum if no defaults or events of default exist under the credit agreement. In addition, a fee of 0.75% per annum is payable on the unused portion of the credit facility.

The loans are subject to a borrowing base equal to the sum of (a) 85% of our eligible accounts receivable, (b) the lesser of (x) 85% of eligible accounts receivable (if any) that from time to time may be assigned to us by our subsidiary HTI Thailand , (y) the policy limit of our credit insurance (for the applicable customer and for all customers in the aggregate, and (z) $5,000,000 and (c) the lesser of (x) 40% of the book value of our eligible domestic raw materials and finished goods inventory, (y) 65% of the net orderly liquidation value of our eligible domestic raw materials and finished goods inventory, and (z) $10,000,000. Initially, the borrowing base is reduced by a $5,000,000 availability block, which may be eliminated after March 25, 2012 if no defaults or events of default exist under the credit agreement.

The credit agreement contains customary representations, warranties, covenants and events of default, including, but not limited to financial covenants requiring (i) a minimum fixed charge coverage ratio, (ii) minimum earnings before interest, taxes, depreciation and amortization (EBITDA), and (iii) minimum liquidity. The credit agreement also requires that we maintain an account at PNC Bank with a minimum balance of $15,000,000.

Pursuant to an amendment to the credit agreement, we have agreed, subject to certain conditions, to grant mortgages on all real property currently owned by us and located in the United States (other than the real property in which we operate our development center and learning center in Hutchinson, Minnesota) to PNC Bank, National Association, to secure our obligations under the credit agreement.

DESCRIPTION OF OUTSTANDING 8.50% NOTES

The following description summarizes certain terms of our Outstanding 8.50% Notes and the Outstanding 8.50% Note Indenture. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Outstanding 8.50% Notes and the Outstanding 8.50% Note Indenture, which are filed as exhibits to the registration statement of which this prospectus constitutes a part. We will provide copies of these documents to you upon request. All references to our common stock are to our common stock, par value $.01 per share. As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

General

The Outstanding 8.50% Notes were issued under an indenture, dated as of February 11, 2011, between us and Wells Fargo Bank, National Association, as trustee, as amended (the “Outstanding 8.50% Note Indenture”). The material provisions of the Outstanding 8.50% Note Indenture and the Outstanding 8.50% Notes are set forth below.

There is currently $85,170,000 aggregate principal amount of Outstanding 8.50% Notes outstanding, and the Outstanding 8.50% Notes will mature on January 15, 2026. The Outstanding 8.50% Notes have been issued in denominations of $1,000 or in integral multiples of $1,000. The Outstanding 8.50% Notes are payable at the corporate trust office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The Outstanding 8.50% Notes bear cash interest at the rate of 8.50% per year on the principal amount from July 15, 2011, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2012, to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Each payment of cash interest on the Outstanding 8.50% Notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the issue date) through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day with the same force and effect as if made on the interest payment date or other payment date and without any interest or other payment with respect to the delay. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in New York, New York or the place of payment are authorized or obligated to close.

Interest will cease to accrue on a Outstanding 8.50% Note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a Outstanding 8.50% Note that has matured or been converted, been purchased by us at the option of a holder, redeemed, or otherwise cancelled, except for registration of transfer, exchange or replacement of such Outstanding 8.50% Note before such note ceases to be outstanding.

We may, at any time, without the consent of the holders of the Outstanding 8.50% Notes, issue an unlimited aggregate principal amount of additional notes under the Outstanding 8.50% Note Indenture on the same terms and conditions as the Outstanding 8.50% Notes, except for the issue date and any difference in the issue price and the interest accrued prior to the issue date of the additional notes. If we issue such additional notes, they will rank equally and ratably and will be treated as a single series of debt securities with the Outstanding 8.50% Notes for all purposes under the Outstanding 8.50% Note Indenture.

Outstanding 8.50% Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar are the trustee. No service charge will be made for any registration of transfer or exchange of Outstanding 8.50% Notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

The Outstanding 8.50% Notes:

•	are our general unsecured obligations;

•	are pari passu in right of payment with all of our existing and future unsecured senior indebtedness;

•	are senior in right of payment to any of our existing and future subordinated indebtedness; and

•	are not guaranteed by any of our subsidiaries.

The Outstanding 8.50% Notes are effectively subordinated to all of our secured debt, including any secured debt we may incur in the future, to the extent of the value of the assets securing such secured debt.

Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Outstanding 8.50% Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

The Outstanding 8.50% Note Indenture does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor does the Outstanding 8.50% Note Indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

Conversion Rights

Subject to the satisfaction of the conditions described in this section and below under “—Conversion Procedures,” holders may convert their Outstanding 8.50% Notes at any time prior to the close of business on the business day immediately preceding the maturity date based on an initial conversion rate of 116.2790 shares per $1,000 principal amount of Outstanding 8.50% Notes (equivalent to an initial conversion price of approximately $8.60 per share). The conversion rate will be subject to adjustment as described below. In the case of Outstanding 8.50% Notes called for redemption, conversion rights will expire at the close of business on the second business day prior to the redemption date, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. An Outstanding 8.50% Note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase the Outstanding 8.50% Note may be surrendered for conversion only if such notice is withdrawn in accordance with the Outstanding 8.50% Note Indenture. A holder may convert fewer than all of such holder’s Outstanding 8.50% Notes so long as the Outstanding 8.50% Notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of an Outstanding 8.50% Note, the holder of such Outstanding 8.50% Note will receive a number of shares of our common stock equal to the product of (i) the number obtained by dividing the aggregate principal amount of the Outstanding 8.50% Note converted by $1,000 and (ii) the conversion rate in effect on the applicable conversion date; provided, however, that in lieu of any fractional share of our common stock, we will deliver an amount of cash equal to the product of (i) such fraction of a share and (ii) the closing price of our common stock on the applicable conversion date (or, if the applicable conversion date is not a trading day, the trading day immediately preceding such conversion date).

We will deliver the consideration due with respect to the conversion of any Outstanding 8.50% Note as soon as practicable after the applicable conversion date, but in no event later than five business days after the applicable conversion date. Each conversion will be deemed to have been effected at the close of business on the conversion date, and the person in whose name any shares of common stock deliverable upon conversion are to be issued will become the holder of record of such shares at the close of business on the conversion date. Prior to such time, a holder entitled to receive shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock including, without limitation, the rights to vote in elections of our board of directors and to receive dividends.

The “conversion date” with respect to an Outstanding 8.50% Note means the date on which the holder of the Outstanding 8.50% Note has complied with all requirements under the Outstanding 8.50% Note Indenture to convert such Outstanding 8.50% Note.

A “trading day” is any day on which (i) trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, the principal other national or regional securities exchange on which our common stock is listed, or if our common stock is not then listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) a closing price for our common stock is available on such securities exchange or market; provided, however, that if our common stock is not so listed or traded, “trading day” means any business day.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, as reported by the principal other national or regional securities exchange on which our common stock is listed or as otherwise provided in the Outstanding 8.50% Note Indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The ability to surrender Outstanding 8.50% Notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Procedures

To convert a Outstanding 8.50% Note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the Outstanding 8.50% Note, and deliver the conversion notice to the conversion agent;

•	surrender the Outstanding 8.50% Note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the interest payment date immediately following the conversion date.

On conversion of an Outstanding 8.50% Note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the Outstanding 8.50% Note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of an Outstanding 8.50% Note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of Outstanding 8.50% Notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such Outstanding 8.50% Notes on the corresponding interest payment date notwithstanding the conversion, and such Outstanding 8.50% Notes upon surrender must be accompanied by funds equal to the amount of such payment, except to the extent of any overdue interest that is due at the time of conversion, unless (i) such Outstanding 8.50% Notes are converted after the close of business on the regular record date immediately preceding the maturity date, (ii) we have specified a redemption date that is after such regular record date and on or prior to such interest payment date and the holder surrenders the Outstanding 8.50% Notes for conversion after the close of business on such regular record date and on or prior to the close of business on the second business day prior to such redemption date or (iii) if we have specified a fundamental change repurchase date that is after such regular record date and on or prior to such interest payment date and the holder surrenders the Outstanding 8.50% Notes for conversion after the close of business on such regular record date and prior to the open of business on such fundamental change repurchase date, in which cases no such payment will be required.

The conversion rate will not be adjusted for accrued interest.

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) some subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to our shareholders’ rights plan or dividends or distributions paid exclusively in cash);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of Outstanding 8.50% Notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ Global Select Market or such other national or regional securities exchange or other market on which the securities are then listed or quoted.

In addition, the Outstanding 8.50% Note Indenture provides that upon conversion of the Outstanding 8.50% Notes, holders will receive the rights related to the shares of common stock delivered upon such conversion pursuant to our shareholders’ rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of Outstanding 8.50% Notes exercising its right of conversion after the distribution of rights pursuant to our rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the Outstanding 8.50% Notes then outstanding will be entitled thereafter to convert those Outstanding 8.50% Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such Outstanding 8.50% Notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make-whole premium if such holders do not convert their Outstanding 8.50% Notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the Outstanding 8.50% Notes shall have a reasonable opportunity to determine the form of consideration into which all of the Outstanding 8.50% Notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the Outstanding 8.50% Notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our shareholders, and (2) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the Outstanding 8.50% Notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the Outstanding 8.50% Notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of Outstanding 8.50% Notes to convert its Outstanding 8.50% Notes into shares of our common stock prior to the effective date.

The Outstanding 8.50% Note Indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 business days. In that case we will give at least 15 days’ notice of such increase. We also may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any U.S. federal income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of Outstanding 8.50% Notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Redemption of Outstanding 8.50% Notes at Our Option

Prior to January 15, 2013, we may not redeem the Outstanding 8.50% Notes. On or after January 15, 2013, to, but excluding, January 15, 2015, we may redeem the Outstanding 8.50% Notes for cash, in whole or in part, if the closing price of our common stock equals or exceeds 150% of the conversion price in effect for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of such redemption. Beginning on January 15, 2015, we may redeem the Outstanding 8.50% Notes for cash, in whole or in part, at any time or from time to time.

If we elect to redeem the Outstanding 8.50% Notes, we will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of Outstanding 8.50% Notes. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date falls after a record date but on or prior to the corresponding interest payment date, the interest payable on such redemption date will be paid to the holder of record of the Outstanding 8.50% Notes on such record date.

If we redeem less than all of the outstanding Outstanding 8.50% Notes, the trustee will select the Outstanding 8.50% Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the Outstanding 8.50% Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s Outstanding 8.50% Notes is selected for partial redemption and the holder converts a portion of the Outstanding 8.50% Notes, the converted portion will be deemed to be part of the portion of Outstanding 8.50% Notes selected for redemption.

On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Outstanding 8.50% Notes or portions of Outstanding 8.50% Notes called for redemption and for which funds have been set apart for payment.

The Outstanding 8.50% Notes are not entitled to any sinking fund.

Purchase of Outstanding 8.50% Notes by Us at the Option of the Holder for Cash

On the purchase dates of January 15, 2015, January 15, 2016 and January 15, 2021, we will, at the option of the holder, be required to purchase for cash, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the purchase date, all or a portion of such holder’s outstanding Outstanding 8.50% Notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. If such purchase date is also a regularly scheduled payment date, the interest payable on such date will be paid to the holder of record of the Outstanding 8.50% Notes on the relevant record date. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We may only pay the purchase price in cash and not in shares of our common stock. We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders of the Outstanding 8.50% Notes, as provided in the Outstanding 8.50% Note Indenture, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their Outstanding 8.50% Notes.

The purchase notice given by each holder electing to require us to purchase Outstanding 8.50% Notes shall state:

•	if certificated Outstanding 8.50% Notes have been issued to the holder, the certificate numbers of the holder’s Outstanding 8.50% Notes to be delivered for purchase;

•	the portion of the principal amount of Outstanding 8.50% Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Outstanding 8.50% Notes are to be purchased by us pursuant to the applicable provisions of the Outstanding 8.50% Notes and the Outstanding 8.50% Note Indenture.

If the Outstanding 8.50% Notes are not in certificated form, a holder’s purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Outstanding 8.50% Notes;

•	if the Outstanding 8.50% Notes are in certificated form, the certificate numbers of the withdrawn Outstanding 8.50% Notes; and

•	the principal amount, if any, of the Outstanding 8.50% Notes which remains subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for an Outstanding 8.50% Note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Outstanding 8.50% Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the Outstanding 8.50% Note will be made promptly following the later of the purchase date or the time of delivery of the Outstanding 8.50% Note.

If the paying agent holds money or securities sufficient to pay the purchase price of the Outstanding 8.50% Note on the business day following the purchase date in accordance with the terms of the Outstanding 8.50% Note Indenture, then, immediately after the purchase date, the Outstanding 8.50% Note will cease to be outstanding and interest on such Outstanding 8.50% Note will cease to accrue, whether or not the Outstanding 8.50% Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the Outstanding 8.50% Note.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change occurs, each holder of Outstanding 8.50% Notes will have the right to require us to repurchase for cash all or any portion of that holder’s Outstanding 8.50% Notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the “fundamental change purchase date,” that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the Outstanding 8.50% Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, the interest payable on such purchase date will be paid to the holder of record of the Outstanding 8.50% Notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of Outstanding 8.50% Notes, as provided in the Outstanding 8.50% Note Indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated Outstanding 8.50% Notes have been issued to the holder, the certificate numbers of the holder’s Outstanding 8.50% Notes to be delivered for purchase;

•	the portion of the principal amount of Outstanding 8.50% Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Outstanding 8.50% Notes are to be purchased by us pursuant to the applicable provisions of the Outstanding 8.50% Notes and the Outstanding 8.50% Note Indenture.

If the Outstanding 8.50% Notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Outstanding 8.50% Notes;

•	if the Outstanding 8.50% Notes are in certificated form, the certificate numbers of the withdrawn Outstanding 8.50% Notes; and

•	the principal amount, if any, of the Outstanding 8.50% Notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for an Outstanding 8.50% Note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Outstanding 8.50% Note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the Outstanding 8.50% Note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the Outstanding 8.50% Note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the Outstanding 8.50% Note on the business day following the fundamental change purchase date in accordance with the terms of the Outstanding 8.50% Note Indenture, then, immediately after the fundamental change purchase date, the Outstanding 8.50% Note will cease to be outstanding and interest on such Outstanding 8.50% Note will cease to accrue, whether or not the Outstanding 8.50% Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the Outstanding 8.50% Note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Outstanding 8.50% Notes when the following has occurred:

•

the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•

our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if (1) the closing price of the common stock for any five trading days during the ten trading days immediately preceding the effective date of the change of control is at least equal to 105% of the conversion price in effect on such day, or (2) 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or the NASDAQ Global Select Market (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Outstanding 8.50% Notes become convertible solely into such common stock and cash in lieu of fractional shares as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the Outstanding 8.50% Notes are convertible is neither listed for trading on a United States national securities exchange or the NASDAQ Global Select Market nor approved for listing on any United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Outstanding 8.50% Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Outstanding 8.50% Notes in the open market or by tender at any price or by private agreement. Any Outstanding 8.50% Note so purchased by us will be surrendered to the trustee for cancellation. Any Outstanding 8.50% Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No Outstanding 8.50% Notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the Outstanding 8.50% Notes, other than a default in the payment of the fundamental change purchase price with respect to the Outstanding 8.50% Notes.

The preceding provisions would not necessarily protect holders of the Outstanding 8.50% Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Outstanding 8.50% Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our other indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the Outstanding 8.50% Notes that might be delivered by holders of Outstanding 8.50% Notes seeking to exercise the purchase right. Any failure by us to repurchase the Outstanding 8.50% Notes when required following a fundamental change would result in an event of default under the Outstanding 8.50% Note Indenture. Any such default may, in turn, cause a default under other indebtedness.

Make-Whole Premium Upon Make-Whole Fundamental Change

If a fundamental change, as defined above under “—Purchase at Holders’ Option Upon Fundamental Change” (or a transaction that would have been a change of control under such section but for the existence of the 105% trading price exception) (a “make-whole fundamental change”), occurs prior to January 15, 2015, we will pay, to the extent described below, a make-whole premium if you convert your Outstanding 8.50% Notes in connection with any such transaction by increasing the conversion rate applicable to such Outstanding 8.50% Notes if and as required below. A conversion of the Outstanding 8.50% Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the make-whole fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make-whole premium will have the effect of increasing the amount of any cash, securities or other property or assets otherwise due to holders of Outstanding 8.50% Notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date. Promptly upon the occurrence of any make-whole fundamental change, we will deliver notice to each holder of the Outstanding 8.50% Notes and the trustee, which notice will state that a make-whole fundamental change has occurred and include the make-whole premium, if any. Simultaneously with delivering such notice, we will publish the information contained in such notice on our website.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Make-Whole Premium Upon Make-Whole Fundamental Change (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	February 11, 2011	January 15, 2012	January 15, 2013	January 15, 2014	January 15, 2015
$5.00	75.9650	73.4250	72.0830	72.9060	83.7040
$6.00	56.9800	53.1980	50.4570	47.9520	50.3710
$7.00	44.3770	39.8170	36.3140	32.3530	26.5610
$8.00	35.5970	30.5500	26.5100	22.2690	8.7040
$9.00	29.2490	23.9230	19.3660	15.4970	0.0000
$10.00	24.5250	19.0740	13.9280	10.7380	0.0000
$11.00	20.9240	15.4650	9.6460	7.2400	0.0000
$12.00	18.1230	12.7430	6.2010	4.5700	0.0000
$13.00	15.9060	10.6650	3.4030	2.4800	0.0000
$14.00	14.1240	9.0620	1.1370	0.8260	0.0000
$15.00	12.6670	7.8090	0.0000	0.0000	0.0000

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $15.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made; and

•	if the stock price on the effective date is less than $5.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the Outstanding 8.50% Notes is adjusted as set forth under “—Conversion Rights—Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Rights—Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make-whole premium as described above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their Outstanding 8.50% Notes in connection with a make-whole fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the make-whole fundamental change transaction.

Our obligation to deliver the additional shares, or cash, to satisfy our obligations to holders that convert their Outstanding 8.50% Notes in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the Outstanding 8.50% Note Indenture:

•

default in the payment of any principal amount or any redemption price, purchase price or fundamental change purchase price due with respect to the Outstanding 8.50% Notes, when the same becomes due and payable;

•	default in payment of any interest under the Outstanding 8.50% Notes, which default continues for 30 days;

•	default in the delivery when due of any consideration payable upon conversion with respect to the Outstanding 8.50% Notes, which default continues for 15 days;

•

our failure to comply with any of our other agreements in the Outstanding 8.50% Notes or the Outstanding 8.50% Note Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Outstanding 8.50% Notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25,000,000 and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Outstanding 8.50% Notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding 8.50% Notes then outstanding may declare the principal of the Outstanding 8.50% Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the Outstanding 8.50% Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

The Outstanding 8.50% Note Indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not we are in compliance with all conditions and covenants contained in the Outstanding 8.50% Note Indenture and whether any defaults or events of default exist under the terms of the Outstanding 8.50% Note Indenture.

The holders of a majority in aggregate principal amount of the Outstanding 8.50% Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the Outstanding 8.50% Note Indenture, that the trustee determines may be unduly prejudicial to the rights of another holder or the trustee, or that may involve the trustee in personal liability unless the trustee is offered security or indemnity satisfactory to it; provided, however, that the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder may not pursue any remedy with respect to the Outstanding 8.50% Note Indenture or the Outstanding 8.50% Notes (except actions for payment of overdue principal or interest or for the conversion of the Outstanding 8.50% Notes) unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then outstanding Outstanding 8.50% Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after the receipt of the request and offer of security or indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Outstanding 8.50% Notes then outstanding.

Consolidation, Mergers or Sales of Assets

The Outstanding 8.50% Note Indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person unless:

•

the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the Outstanding 8.50% Notes and the Outstanding 8.50% Note Indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Outstanding 8.50% Note Indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Outstanding 8.50% Notes and the Outstanding 8.50% Note Indenture. Although such transactions are permitted under the Outstanding 8.50% Note Indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our Company, permitting each holder to require us to purchase the Outstanding 8.50% Notes of such holder as described above.

Modification

The trustee and we may amend the Outstanding 8.50% Note Indenture or the Outstanding 8.50% Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding 8.50% Notes then outstanding. However, the consent of the holder of each outstanding Outstanding 8.50% Note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the Outstanding 8.50% Note or change the time of payment;

•	make the Outstanding 8.50% Note payable in money or securities other than that stated in the Outstanding 8.50% Note;

•	change the stated maturity of the Outstanding 8.50% Note;

•	reduce the principal amount, redemption price, purchase price or fundamental change purchase price or any make whole premium payable with respect to the Outstanding 8.50% Note;

•	make any change that adversely affects the conversion rights of a holder in any material respect;

•	make any change that adversely affects the right of a holder to require us to purchase the Outstanding 8.50% Note;

•	impair the right to institute suit for the enforcement of any payment with respect to the Outstanding 8.50% Note or with respect to conversion of the Outstanding 8.50% Note;

•	change the currency of payment of principal of, or interest on, the Outstanding 8.50% Note; or

•	change the provisions in the Outstanding 8.50% Note Indenture that relate to modifying or amending the Outstanding 8.50% Note Indenture or waiving any past default or event of default.

Without the consent of any holder of Outstanding 8.50% Notes, the trustee and we may amend the Outstanding 8.50% Note Indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the Outstanding 8.50% Note Indenture and the Outstanding 8.50% Notes;

•	to add to our covenants for the benefit of the holders of the Outstanding 8.50% Notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the Outstanding 8.50% Notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the Outstanding 8.50% Note Indenture;

•

to comply with the requirements of the SEC in order to effect or maintain qualification of the Outstanding 8.50% Note Indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the Outstanding 8.50% Note Indenture or otherwise;

•

to comply with the provisions of any securities depositary, clearing agency, clearing corporation or clearing system, or the requirements of the trustee or registrar, relating to transfers and exchanges of the Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Note Indenture;

•

to make provision with respect to adjustments to the conversion rate as required by the Outstanding 8.50% Note Indenture or to increase the conversion rate in accordance with the Outstanding 8.50% Note Indenture;

•	to cure any ambiguity, omission, defect or inconsistency or correct or supplement any defective provision contained in the Outstanding 8.50% Note Indenture; or

•	to make any change that does not adversely affect the rights of the holders of the Outstanding 8.50% Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding Outstanding 8.50% Notes may, on behalf of all the holders of all Outstanding 8.50% Notes:

•	waive compliance by us with restrictive provisions of the Outstanding 8.50% Note Indenture, as detailed in the Outstanding 8.50% Note Indenture; or

•	waive any past default under the Outstanding 8.50% Note Indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver any consideration due upon the conversion of any Outstanding 8.50% Note or in respect of any provision which under the Outstanding 8.50% Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Outstanding 8.50% Note affected.

Discharge of the Outstanding 8.50% Note Indenture

We may satisfy and discharge our obligations under the Outstanding 8.50% Note Indenture by delivering to the trustee for cancellation all outstanding Outstanding 8.50% Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Outstanding 8.50% Notes have become due and payable, whether at stated maturity or any redemption date, purchase date or a fundamental change purchase date, or upon conversion or otherwise, or will become due and payable within one year at stated maturity or are to be called for redemption within one year, cash and/or shares of common stock (as applicable under the terms of the Outstanding 8.50% Note Indenture, and, in the case of shares of common stock, solely to settle conversions) sufficient to pay all of the outstanding Outstanding 8.50% Notes and paying all other sums payable under the Outstanding 8.50% Note Indenture.

Calculations in Respect of Outstanding 8.50% Notes

We are responsible for making all calculations called for under the Outstanding 8.50% Notes. These calculations include, but are not limited to, determination of the closing price of our common stock. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of Outstanding 8.50% Notes, subject to any rights to challenge such calculations in a court of competent jurisdiction. We will provide schedules of our calculations to the trustee, and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification.

Governing Law

The Outstanding 8.50% Note Indenture and the Outstanding 8.50% Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and conversion agent under the Outstanding 8.50% Note Indenture for the Outstanding 8.50% Notes.

Global Notes; Book Entry; Form

The Outstanding 8.50% Notes were issued in the form of global securities. The global securities were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Beneficial interests in the global security are held directly through DTC if the beneficial holder has an account with DTC or indirectly through organizations that have accounts with DTC. Outstanding 8.50% Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global security is deposited with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Outstanding 8.50% Notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Outstanding 8.50% Notes represented by the global security for all purposes under the Outstanding 8.50% Note Indenture and the Outstanding 8.50% Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the Outstanding 8.50% Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Outstanding 8.50% Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and interest on the Outstanding 8.50% Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any Outstanding 8.50% Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

If we redeem less than all of the Outstanding 8.50% Notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Outstanding 8.50% Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Outstanding 8.50% Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) or there is an event of default under the Outstanding 8.50% Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF THE NEW NOTES

In this description, the terms “HTI”, “our company”, “we”, “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of its Subsidiaries.

HTI will issue the New Notes under an indenture among itself, the Guarantors, if any, and Wells Fargo Bank, National Association, as trustee (the “New Note Indenture”). The terms of the New Notes will include those stated in the New Note Indenture and those made part of the New Note Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”).

The following description is a summary of the material provisions of the New Note Indenture and the intercreditor agreement. It does not restate those documents in their entirety. We urge you to read the New Note Indenture and the intercreditor agreement because they, and not this description, define your rights as holders of the New Notes. Copies of the New Note Indenture and the intercreditor agreement are available as set forth below under “—Additional Information.” You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” or otherwise have the meanings assigned to them in the New Note Indenture.

The registered holder of a New Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the New Note Indenture.

Brief Description of the New Notes and the New Note Guaranties

The New Notes will be:

•	general obligations of HTI;

•

secured on a second-priority basis by Liens on all of the assets of HTI that secure the Indebtedness of HTI under the Credit Agreement, other than Rule 3-16 Excluded Assets, subject in priority to the Priority Liens and Permitted Prior Liens;

•

pari passu in right of payment with all existing and future senior Indebtedness of HTI, including Indebtedness of HTI under the Credit Agreement and any Outstanding 8.50% Notes that remain outstanding after consummation of the Tender/Exchange Offers;

•

senior in right of payment to any existing and future subordinated Indebtedness of HTI, including any Outstanding 3.25% Notes that remain outstanding after consummation of the Tender/Exchange Offers (to the extent provided in the indenture governing the Outstanding 3.25% Notes);

•

effectively junior, to the extent of the value of the Collateral, to the Indebtedness of HTI under the Credit Agreement, other Priority Lien Debt and other Priority Lien Obligations, which will be secured on a first-priority basis by substantially the same assets of HTI that secure the New Notes;

•	effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of HTI subject to those Permitted Prior Liens;

•

effectively senior, to the extent of the value of the Collateral, to any existing and future unsecured senior Indebtedness of HTI, including any Outstanding 8.50% Notes that remain outstanding after the consummation of the Tender/Exchange Offers; and

•	unconditionally guaranteed by future Guarantors, if any.

If HTI or any of its Restricted Subsidiaries forms or acquires any new Domestic Subsidiary in the future that is a wholly owned Restricted Subsidiary, or if any Restricted Subsidiary of HTI in the future guarantees or otherwise provides credit support for (other than by granting Liens on its assets) any Priority Lien Obligations, the New Notes will be guaranteed by those Subsidiaries. HTI’s ability to form or acquire less than wholly owned Subsidiaries will be subject to certain limitations provided for in the New Note Indenture.

Each New Note Guaranty, if any, will be:

•	a general obligation of the Guarantor;

•

secured on a second-priority basis by Liens on all of the assets of the Guarantor (if any) that secure the Indebtedness of the Guarantor under or in respect of the Credit Agreement, other than Rule 3-16 Excluded Assets, subject in priority to Priority Liens and Permitted Prior Liens;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor, including Indebtedness of the Guarantor under or in respect of the Credit Agreement;

•	senior in right of payment to any future subordinated Indebtedness of the Guarantor;

•

effectively junior, to the extent of the value of the Collateral, to the Indebtedness of the Guarantor under or in respect of the Credit Agreement, other Priority Lien Debt and other Priority Lien Obligations, which will be secured on a first-priority basis by substantially the same assets of the Guarantor (if any) that secure the New Note Guaranty of such Guarantor;

•	effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of the Guarantor subject to those Permitted Prior Liens; and

•	effectively senior, to the extent of the value of the Collateral, to any existing and future unsecured senior Indebtedness of the Guarantor.

Pursuant to the New Note Indenture, HTI and the Guarantors will be permitted to incur additional Priority Lien Debt, provided that the aggregate principal amount of the Priority Lien Debt may not exceed the Priority Lien Cap. As of the date hereof, HTI has no Priority Lien Debt outstanding.

All of our Subsidiaries will initially be Restricted Subsidiaries. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the New Note Indenture.

None of our Subsidiaries will guarantee the New Notes or grant liens on their assets to secure the New Notes (other than future Domestic Subsidiaries that are wholly owned Restricted Subsidiaries of HTI and Restricted Subsidiaries of HTI that in the future guarantee or otherwise provide credit support for (other than by granting Liens on its assets) Priority Lien Obligations). As a result, the New Notes will rank effectively subordinate to all Indebtedness and other obligations, including trade payables, of those Subsidiaries. As of December 25, 2011, our Subsidiaries had outstanding approximately $32.3 million in aggregate principal amount of Indebtedness, trade payables and other obligations, of which approximately $30.3 million were intercompany obligations owed by those Subsidiaries to HTI. Of the $30.3 million of intercompany obligations payable to HTI by its Subsidiaries, approximately $28.3 million is due from HTI Thailand.

Principal, Maturity and Interest

Certain holders of Outstanding 3.25% Notes have agreed to tender an aggregate principal amount of $21,039,000 of such notes in the Outstanding 3.25% Notes Tender Offer. If these commitments are fulfilled, HTI will issue no more than $89,683,600 aggregate principal amount of New Notes pursuant to the Exchange Offer and Rights Offering. HTI will not be permitted to issue any New Notes under the New Note Indenture other than New Notes issued in these offerings. The New Notes will be treated as a single class for all purposes under the New Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and will be secured by the Collateral on an equal and ratable basis. HTI will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes will mature on January 15, 2017 (the “Final Maturity Date”).

Interest on the New Notes will accrue at the rate of 8.50% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2012 (assuming a Settlement Date for the Exchange Offer prior to July 1, 2012). HTI will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Notes

If a holder of New Notes in an aggregate principal amount in excess of $2 million has given wire transfer instructions to the trustee at least 10 Business Days prior to the relevant payment date, all interest on that holder’s New Notes will be paid in accordance with those instructions. All other payments on the New Notes will be made at the office or agency of HTI maintained for that purpose at the office of the trustee at which the trust created by the New Note Indenture will be administered unless HTI elects to make interest payments through the paying agent by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar. HTI may change the paying agent or registrar without prior notice to the holders of the New Notes (provided that HTI will deliver a written notice of any such change in paying agent or register to each holder of New Notes within two Business Days after such change), and HTI or any of its Affiliates may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the provisions of the New Note Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Any exchange or transfer of New Notes will be without any charges or fees, except that holders of New Notes will be required to pay all taxes due on transfer. HTI will not be required to transfer or exchange any New Note selected for redemption, except the unredeemed portion of any New Note. Also, HTI will not be required to transfer or exchange any New Note for a period of 15 days before a mailing of notice of New Notes to be redeemed.

New Note Guaranties

The New Note Indenture will provide that if HTI or any of its Restricted Subsidiaries forms or acquires in the future any new Domestic Subsidiary that is a wholly owned Restricted Subsidiary of HTI, or if any Restricted Subsidiary of HTI in the future guarantees or otherwise provides credit support for (other than by granting Liens on its assets) any Priority Lien Obligations, HTI will cause such Subsidiary to guarantee the New Notes pursuant to a New Note Guaranty. The New Note Indenture will prohibit HTI and its Restricted Subsidiaries from making any Investment in any Person that is or, after the making of such Investment, will be a less than wholly owned Restricted Subsidiary of HTI, that is not a Guarantor other than (i) Investments permitted under clause (b) of the first paragraph, or clause (12) of the second paragraph (without the ability of the Company to reallocate such Investments as permitted by the last paragraph of the covenant described under “—Certain Covenants—Restricted Payments” below), of the covenant described below under the caption “—Certain Covenants—Restricted Payments” or (ii) Investments permitted under clause (14), (15) or (16) of the definition of Permitted Investments.

The New Note Guaranties are and will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its New Note Guaranty will be limited as necessary to prevent that New Note Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the New Notes—Under certain circumstances a court could cancel the New Notes or the related New Note Guaranties and the security interests that secure the New Notes and any New Note Guaranties under fraudulent conveyance laws.”

The New Note Indenture will provide that, except for a Guarantor whose obligations under its New Note Guaranty are to be released as provided in clause (1) of the next paragraph, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than HTI or another Guarantor, unless:

(1) the Person (if other than the Guarantor) formed by or surviving any such consolidation or merger expressly assumes all the obligations of that Guarantor under (x) its New Note Guaranty pursuant to a supplemental indenture, executed and delivered to the trustee, and (y) to the extent applicable, the security documents pursuant to supplements thereto, executed and delivered to the collateral agent;

(2) after giving effect to such transaction, no Default or Event of Default exists; and

(3) HTI shall have, at or prior to the date of such consolidation or merger, delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation or merger complies with the aforesaid provisions of the New Note Indenture and, if a supplemental indenture and supplements to security documents are required in connection with such transaction, that such supplemental indenture and supplements comply with this provision, and that all conditions precedent relating to such transaction provided for in this provision have been complied with.

The foregoing clause (2) will not apply to any merger or consolidation of a Guarantor with or into any Restricted Subsidiary of HTI that is not a Guarantor.

The New Note Guaranty of a Guarantor will be released:

(1) in connection with any sale or other disposition (including by way of a consolidation or merger) of Equity Interests in that Guarantor to a Person that is not (either before or after giving effect to such transaction) HTI or a Restricted Subsidiary of HTI, provided that, subject to the terms of the intercreditor agreement, the Net Proceeds of such sale or other disposition are applied in accordance with the provisions described below under the caption “—Repurchases at the Option of Holders—Asset Sales” and, to the extent applicable, HTI complies with the provisions described below under “—Certain Covenants—Merger, Consolidation or Sale of Assets” in connection with such sale or disposition;

(2) if HTI designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the New Note Indenture; or

(3) upon legal defeasance, covenant defeasance or satisfaction and discharge of the New Note Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Security

Collateral

The principal of and interest on the New Notes and the performance of all other obligations of HTI and any Guarantors to the holders of the New Notes and the trustee under the New Note Indenture and the New Notes, including without limitation the New Note Guaranties, if any (such obligations being collectively referred to in this prospectus as the “Note Obligations”) will be secured equally and ratably by second-priority Liens on the Collateral granted to the collateral agent (or a co-agent) for the benefit of the holders of such Note Obligations. These Liens will be junior in priority to the Priority Liens and to all other Permitted Prior Liens.

The Collateral will consist of all assets of HTI and its Restricted Subsidiaries (other than Rule 3-16 Excluded Assets) that secure the Indebtedness of HTI and the Guarantors under or in respect of the Credit Agreement.

The Collateral does not and will not include the following property or assets of HTI or any Guarantor, except to the extent that HTI or any Guarantor is required to and has granted a Lien on such property or assets to secure the Note Obligations pursuant to the second, third or fourth paragraphs of the provision described below under the caption “—Security—Additional Collateral”:

(1) any item of general intangibles of HTI or any Guarantor, but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term or is subject to any law that restricts, prohibits or requires a consent (that has not been obtained) of another Person to the creation, attachment or perfection of a Lien thereon, which restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable law;

(2) (a) the Equity Interests in any Foreign Subsidiary other than (x) HTI Thailand or (y) any other Foreign Subsidiary that, after the date of the New Note Indenture, becomes a Pledged Restricted Subsidiary either at the option of HTI or as required by the terms of New Note Indenture (together with HTI Thailand, the “Pledged Foreign Subsidiaries”), or (b) that portion of the Equity Interests in any Pledged Foreign Subsidiary that exceeds 66% of the Equity Interests of such Pledged Foreign Subsidiary (the Equity Interests in any Pledged Foreign Subsidiary excluded from the Collateral by operation of this clause (2)(b) being referred to in this prospectus as “Foreign Subsidiary Excluded Equity Interests”);

(3) the Equity Interests of any Subsidiary of HTI to the extent that, in the reasonable judgment of HTI, if such Equity Interests were not excluded from the Collateral then Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act would require the filing of separate financial statements of such Subsidiary with the SEC or any other governmental agency due to the fact that such Subsidiary’s Equity Interests secure the Note Obligations but solely to the extent necessary so as not to subject such Subsidiary to such separate financial statements requirement; provided that, in the event Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is (x) amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Equity Interests to be included in the Collateral without subjecting such Subsidiary to such separate financial statements requirement or (y) no longer applicable to HTI, such Equity Interests of such Subsidiary which were previously excluded by operation of this provision shall automatically be deemed to be part of the Collateral but only to the extent so as not to subject such Subsidiary to such separate financial statements requirement (the Equity Interests excluded from the Collateral by operation of this clause (3) being referred to in this prospectus as the “Rule 3-16 Excluded Assets);

(4) any property of HTI or a Guarantor that is subject to a Lien of the type referred to in clause (6) or (17) of the definition of Permitted Liens, but only if any agreement granting or relating to such Lien prohibits the granting of a Lien in favor of the collateral agent on such property;

(5) intent to use trademarks until such time as HTI or the applicable Guarantor begins to use such trademark in the applicable jurisdiction;

(6) any item of intellectual property that arises under, or is governed by, the laws of a country or political subdivision thereof other than the United States or a political subdivision thereof, if the creation, attachment or perfection of a Lien under the security documents thereon would violate any applicable law or require the consent of any governmental authority of such country or political subdivision or impair in any material respect the value of such item of intellectual property;

(7) any real property or interest therein; and

(8) other property or assets of HTI or any Guarantor to the extent and only for so long as such property or assets are not subject to Liens securing the Priority Lien Obligations (except for property and assets released from such Liens in connection with the payment in full of the Priority Lien Debt and the termination or expiration of all commitments, if any, to extend credit that would constitute Priority Lien Debt), such excluded assets being collectively referred in this prospectus as the “Excluded Assets,” provided that the term “Excluded Assets” shall in no event include any property or assets of HTI or any Guarantor, other than Rule 3-16 Excluded Assets, if such property or assets are then subject to Liens securing any Priority Lien Debt.

Additional Collateral

The New Note Indenture will provide that if HTI or any of its Restricted Subsidiaries forms or acquires any new Domestic Subsidiary in the future that is a wholly owned Restricted Subsidiary, such Domestic Subsidiary will grant a Lien, on a second priority basis (subject to Priority Liens and Permitted Prior Liens) on substantially all of its assets (other than Excluded Assets) to secure the Note Obligations, which Lien shall be subject to the intercreditor agreement, by executing and delivering to the collateral agent a joinder to the second lien security agreement, and will otherwise comply with the terms of the second lien security agreement regarding the perfection of such Liens.

In addition, the New Note Indenture will provide that if, in the future, the Priority Lien Debt is secured by Liens on any assets of HTI or its Restricted Subsidiaries not theretofore subject to a Priority Lien (other than Rule 3-16 Excluded Assets, but including any other Excluded Assets), HTI shall promptly take or cause its Restricted Subsidiaries to take such action as may be reasonably required to grant to the collateral agent (or a co-agent) a second priority Lien (subject to Priority Liens and Permitted Prior Liens) on such assets to secure the Note Obligations.

The New Note Indenture also will provide that, on or before the earlier of (i) August 31, 2012 or (ii) the date that is five months after the closing of HTI’s issuance of Units upon exercise of the Subscription Rights distributed pursuant to the Rights Offering, HTI shall, with respect to all real property that is owned by HTI on the date of the New Note Indenture and located in the United States (other than the Development Center and the Learning Center) deliver to the collateral agent the following documents and instruments:

(1) fully executed counterparts of a mortgage or deed of trust encumbering such real property in favor of the collateral agent (or a co-agent), as agent for the benefit of the holders of the Note Obligations (which mortgage or deed of trust may also secure the Priority Lien Obligations) duly executed and delivered by HTI, as mortgagor (which mortgage or deed of trust shall secure Indebtedness in a principal amount not to exceed the Fair Market Value of the real property purported to be covered thereby), together with evidence of the completion, or reasonably satisfactory arrangements for the completion, of all recordings and filings of such mortgage or deed of trust (and payment of any taxes or fees in connection therewith) as may be reasonably necessary to create a valid, perfected Lien against the real property purported to be covered thereby;

(2) lender’s title insurance policies in favor of the collateral agent (or such co-agent) with respect to each such mortgage or deed of trust insuring that such mortgage or deed of trust constitutes a valid Lien on the real property described in such mortgage or deed of trust, subject only to Permitted Liens, together with evidence of the payment in full of the premiums thereon; and

(3) such affidavits that the title insurance company shall reasonably request in connection with the issuance of the title policies referenced above.

The New Note Indenture further will provide that, upon the acquisition by HTI or any Guarantor of any property that, upon such acquisition, will be subject to the Priority Liens, HTI or such Guarantor shall execute and deliver such security documents, if any, as shall be reasonably necessary to vest in the collateral agent (or a co-agent) a perfected second-priority security interest, subject to the Priority Liens and Permitted Prior Liens, in such property and to have such property added to the Collateral, and thereupon all provisions of the New Note Indenture relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

Collateral Agent

Wells Fargo Bank, National Association has been appointed pursuant to the New Note Indenture to serve as the collateral agent for the benefit of the holders of the Note Obligations.

The collateral agent will hold (directly or through co-agents), and, subject to the terms of the intercreditor agreement, will be entitled to enforce, all Liens on the Collateral created by the security documents.

Except as provided in the New Note Indenture, the collateral agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the security documents or the Liens created thereby or the Collateral.

Release of Liens in Respect of New Notes

The New Note Indenture will provide that the collateral agent’s (and any co-agent’s) Liens upon the Collateral will no longer secure the Note Obligations, and the right of the holders of the New Notes and other Note Obligations to the benefits and proceeds of the collateral agent’s (or any co-agents) Liens on the Collateral, and the obligations of HTI and each Restricted Subsidiary of HTI under the security documents, will automatically terminate and be discharged:

(1) upon satisfaction and discharge of the New Note Indenture as set forth under the caption “—Satisfaction and Discharge”;

(2) upon a Legal Defeasance or Covenant Defeasance of the New Notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;

(3) upon payment in full and discharge of all New Notes outstanding under the New Note Indenture and all other Note Obligations that are outstanding and due and payable at the time the New Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the holders of the requisite percentage of New Notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver”; or

(5) if and to the extent required by the provisions of the intercreditor agreement described under the caption “—The Intercreditor Agreement.”

In addition, the New Note Indenture will provide that if any assets or rights of HTI, any Guarantor or any other Restricted Subsidiary of HTI constituting a part of the Collateral are sold or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) HTI or a Restricted Subsidiary of HTI, such assets or rights shall be automatically released from the Liens securing the Note Obligations and the right of the holders of the New Notes and the other Note Obligations to the benefits and proceeds of the collateral agent’s (or any co-agent’s) Liens on such assets or rights will automatically terminate and be discharged, provided that, subject to the terms of the intercreditor agreement, the Net Proceeds of such sale or disposition are applied in accordance with the provisions described below under the caption “—Repurchases at the Option of Holders—Asset Sales.”

The New Note Indenture also will provide that if Equity Interests in any Guarantor or other Restricted Subsidiary of HTI are sold or otherwise disposed of (including by way of consolidation or merger) to a Person that is not (either before or after giving effect to such transaction) HTI or a Restricted Subsidiary of HTI, the Liens on the assets and rights of such Guarantor or other Restricted Subsidiary securing the Note Obligations will be automatically released and the rights of the holders of the New Notes and the other Note Obligations to the benefits and proceeds of the collateral agent’s (or any co-agent’s) Liens on such assets and rights, and the obligations of such Guarantor or other Restricted Subsidiary under the security documents, will automatically terminate and be discharged, provided that, subject to the terms of the intercreditor agreement, the Net Proceeds of such sale or other disposition are applied in accordance with the provisions described below under the caption “—Repurchases at the Option of Holders—Asset Sales” and, to the extent applicable, HTI complies with the provisions described below under “—Certain Covenants—Merger, Consolidation or Sale of Assets” in connection with such sale or other disposition.

The New Note Indenture further will provide that if all Priority Liens on any assets or rights of HTI, any Guarantor or any other Restricted Subsidiary of HTI securing the Priority Lien Debt are released (other than in connection with the payment in full of such Priority Lien Debt and the termination or expiration of all commitments, if any, to extend credit that would constitute Priority Lien Debt), the Liens on such assets or rights securing the Note Obligations will also be automatically released and the right of the holders of the New Notes and the other Note Obligations to the benefits and proceeds of the collateral agent’s (or any co-agent’s) Liens on such assets or rights will automatically terminate and be discharged (provided that, if Priority Liens are at any time thereafter granted on such assets or rights to secure Priority Lien Debt, HTI shall promptly take or cause the applicable Guarantor to take such actions as may be reasonably required to grant to the collateral agent (or a co-agent) a second priority Lien (subject to Priority Liens and Permitted Prior Liens) on such assets or rights to secure the Note Obligations).

Compliance with Trust Indenture Act

The New Note Indenture will provide that HTI will comply with the provisions of TIA §314.

The New Note Indenture also will provide that, to the extent applicable, HTI will comply with TIA §314(d) relating to the release of property or securities subject to the Lien of the security documents. Any certificate or opinion required by TIA §314(d) may be made by an officer of HTI except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by HTI. Notwithstanding anything to the contrary in this paragraph, HTI will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.

Impairment of Security Interest

The New Note Indenture will provide that HTI will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action, which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the holders of the Note Obligations, except as expressly permitted by the note documents.

Further Assurances

The New Note Indenture will provide that, subject to and to the extent consistent with the intercreditor agreement and the terms of the security documents, upon the reasonable request of the collateral agent at any time and from time to time, HTI and each of the Guarantors shall promptly execute, acknowledge and deliver such documents and instruments, and take such other actions, as shall be reasonably required by the collateral agent to create, perfect, protect, assure or enforce the Liens granted or intended to be granted by the security documents.

Insurance

The New Note Indenture will provide that HTI and the Guarantors will:

(1) keep their properties insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is reasonably comparable to companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them; and

(3) maintain such other insurance as may be required by law.

Upon the request of the collateral agent, HTI and the Guarantors will furnish to the collateral agent information as to their property and liability insurance carriers. The holders of the Notes, as a class, will be named as additional insureds on all material liability insurance policies of HTI and the Guarantors. The collateral agent will be named as second lender loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of HTI and the Guarantors.

The Intercreditor Agreement

Concurrently with the execution of the New Note Indenture, the trustee and collateral agent will enter into an intercreditor agreement with PNC Bank, National Association, in its capacity as agent under the First Lien Debt Documents (as defined below), which will provide for, among other things, the junior nature of the Liens on the Collateral securing the Note Obligations. All such Liens are subject in priority to Priority Liens and Permitted Prior Liens. Each holder of the New Notes, by its acceptance of the New Notes, will (a) consent to the subordination of the Liens on the Collateral securing the Note Obligations as provided for in the intercreditor agreement and (b) agree that it will be bound by, and will take no actions contrary to, the provisions of the intercreditor agreement.

Certain Definitions

Set forth below are certain defined terms used in the intercreditor agreement. References in this description of the intercreditor agreement to Collateral include the Second Lien Carveout referred to below unless the context otherwise requires.

“Additional First Lien Permitted Debt” means Indebtedness that (a) is secured by a Lien on the Collateral and has been designated by HTI as “Priority Lien Debt” under the New Note Indenture, (b) is consented to by the First Lien Agent, (c) is permitted to be incurred as Priority Lien Debt under the New Note Indenture, (d) is in a principal amount that, together with the maximum principal amount that may be outstanding under the Credit Agreement at any time plus all then existing Secured Hedging Obligations and Secured Banking Services Obligations plus all previously incurred Additional First Lien Permitted Debt, does not exceed the First Lien Cap, and (e) the lender or holder thereof has entered into an intercreditor agreement with the Second Lien Agent on terms no less favorable to the holders of the New Notes than the intercreditor agreement with the First Lien Agent.

“Advances” means any term loans or revolving loans made under the First Lien Debt Documents.

“Agent” means the First Lien Agent or the Second Lien Agent or, in the case of the Minnesota Mortgage, PNC (as collateral agent).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Default Disposition” means the private or public disposition of all or any material portion of the Collateral by one or more Grantors with the consent of the First Lien Agent after the occurrence and during the continuance of an event of default under any First Lien Debt Documents (and prior to the Discharge of First Lien Priority Obligations), which disposition is conducted with the consent of the First Lien Agent in connection with good faith efforts by the First Lien Agent to collect the First Lien Obligations through the disposition of Collateral.

“Discharge of First Lien Priority Obligations” means, except to the extent a Discharge of First Lien Priority Obligations shall be deemed not to have occurred for any purposes of the intercreditor agreement if HTI and its subsidiaries enter into any refinancing of the First Lien Priority Obligations:

(1) payment in full in cash of the First Lien Priority Obligations (other than unasserted contingent indemnification obligations, obligations in respect of outstanding Letters of Credit, Secured Hedging Obligations and Secured Banking Services Obligations);

(2) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Priority Obligations; and

(3) termination or cash collateralization of all outstanding Letters of Credit (in an amount and in the manner required by the First Lien Debt Documents, but not in any event in an amount greater than 105% of the aggregate undrawn face amount of such Letters of Credit) and termination or cash collateralization or the provision of other credit support in respect of all Secured Hedging Obligations and Secured Banking Services Obligations (in an amount and in the manner required by the First Lien Debt Documents, but not in any event in an amount greater than 105% of the aggregate amount of the Net Secured Hedging Obligations and Secured Banking Services Obligations).

“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the Advances outstanding under the First Lien Debt Documents, the undrawn amount of all outstanding Letters of Credit, and the outstanding amount of the Net Secured Hedging Obligations and Secured Banking Services Obligations that is in excess of the First Lien Cap, plus (b) the portion of interest and fees on account of such portion of the Advances, Letters of Credit, Secured Hedging Obligations and Secured Banking Services Obligations described in clause (a) of this definition plus (c) any default interest (but not any other interest) or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the First Lien Debt Documents on or after the commencement of any insolvency proceeding to the extent that a claim for such default interest or loan fees is not allowable or allowed in such insolvency proceeding.

“Excess Second Lien Obligations” means the sum of (a) the portion of the principal amount outstanding under the Second Lien Debt Documents in excess of the Second Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition, plus (c) any default interest (but not any other interest) or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the Second Lien Debt Documents on or after the commencement of any insolvency proceeding to the extent that a claim for such default interest or loan fees is not allowable or allowed in such insolvency proceeding.

“exercise any secured creditor remedies” or “exercise of secured creditor remedies” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC or any diligently pursued in good faith attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor under the First Lien Debt Documents or the Second Lien Debt Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or proceeds of Collateral or the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee letter or similar agreement or arrangement, but excluding the collection of receivables through collection accounts maintained with the First Lien Agent and the collection of Collateral and proceeds of Collateral by the First Lien Agent under any lockbox agreement or account control agreement), under applicable law, at equity, in an insolvency proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken and being diligently pursued in good faith to consummate the disposition of such Collateral within a commercially reasonable time, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or disposing of, all or a material portion of the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the disposition of such Collateral within a commercially reasonable time, (f) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the First Lien Debt Documents, the Second Lien Debt Documents, under applicable law of any jurisdiction, in equity, in an insolvency proceeding, or otherwise, (g) the pursuit of Default Dispositions relative to all or a material portion of the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the disposition of such Collateral within a commercially reasonable time, (h) the commencement of, or the joinder with any creditor in commencing, any insolvency proceeding against any Grantor or any assets of any Grantor or instituting any action seeking the appointment of a trustee, receiver, liquidator or similar official appointed for or over any Collateral, or (i) in the case of the Minnesota Mortgage, directing PNC, as collateral agent, with respect to any of the foregoing.

“First Lien Agent” means PNC Bank, National Association, in its capacity as agent under the First Lien Debt Documents, together with its successors and assigns in such capacity.

“First Lien Cap” means, as of any date of determination, in the case of outstanding Advances, Letters of Credit, Secured Hedging Obligations, Secured Banking Services Obligations and Additional First Lien Permitted Debt, the result of (a) $35.0 million, minus (b) the aggregate amount of all permanent repayments of any Advances or any Additional First Lien Permitted Debt made out of the Net Proceeds of Asset Sales, so long as, in the case of any permanent repayment of revolving Advances or revolving Additional First Lien Permitted Debt, there is a concurrent permanent reduction in the commitments to make such revolving Advances or revolving Additional First Lien Permitted Debt in an amount equal to such permanent repayment.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders and the First Lien Agent.

“First Lien Collateral Documents” means the Credit Agreement, any “Guarantor Security Agreement” (as defined in the Credit Agreement) and any other agreement, document, mortgage or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed, including the Minnesota Mortgage.

“First Lien Debt Documents” means the Credit Agreement, the First Lien Collateral Documents, each of the “Other Documents” (as defined in the Credit Agreement) and any other agreement, document or instrument at any time executed by any Grantor and/or delivered to the First Lien Agent or any First Lien Lender in respect of the transactions contemplated by the Credit Agreement.

“First Lien Lenders” means the lenders or investors under the Credit Agreement.

“First Lien Obligations” means all “Obligations” (as defined in the Credit Agreement) and all other amounts owing, due, or secured under the terms of the Credit Agreement or any other First Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, Secured Hedging Obligations, Secured Banking Services Obligations, obligations to post cash collateral or other support in respect of Letters of Credit and/or Secured Hedging Obligations and/or Secured Banking Services Obligations or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any First Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any insolvency proceeding relating to any Grantor, or that would have accrued or become due under the terms of the First Lien Debt Documents but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“First Lien Priority Obligations” means all First Lien Obligations exclusive of the Excess First Lien Obligations, which Excess First Lien Obligations shall be excluded from (and shall not constitute) First Lien Priority Obligations.

“First Lien Parties” means the First Lien Agent and the First Lien Claimholders, collectively.

“Grantors” means HTI, the Guarantors and each other Person that may from time to time execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “debtor”, “grantor” or “pledgor” (or the equivalent thereof) or whose assets otherwise serve as collateral securing any portion of the First Lien Obligations or the Second Lien Obligations.

“Letters of Credit” means all letters of credit issued under or pursuant to the Credit Agreement.

“Minnesota Mortgage” means, collectively, one or more mortgages, deeds of trust, or other documents or instruments under which a Lien on certain real property owned by HTI in Minnesota shall be granted in favor of PNC Bank, National Association, acting in the capacity as collateral agent on behalf of both the First Lien Agent and the Second Lien Agent, to secure both the First Lien Obligations and the Second Lien Obligations.

“Net Secured Hedging Obligations” means, at any time, the amount of Secured Hedging Obligations under any Hedge Agreement that would be due and payable at such time if such Hedge Agreement were terminated (as customarily determined).

“Second Lien Agent” means Wells Fargo Bank, National Association, in its capacities as the trustee and collateral agent under the New Notes Indenture, together with its successors and assigns in such capacities.

“Second Lien Cap” means, as of any date of determination, in the case of outstanding New Notes, the result of (a) $90.0 million (or such greater amount as may be agreed to by PNC Bank, National Association, prior to the consummation of the Tender/Exchange Offers), minus (b) the aggregate amount of all permanent repayments under the New Notes made out of the Net Proceeds of Asset Sales.

“Second Lien Carveout” means any capital stock of or other equity interests in any Subsidiary of HTI that is excluded from the Lien granted to the Second Lien Agent to the extent the granting of a Lien thereon would require separate financial statements for such Subsidiary to be filed with the SEC pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, subject to the further terms set forth in the definition of “Rule 3-16 Excluded Assets” set forth in the New Note Indenture.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the holders of the New Notes and the Second Lien Agent.

“Second Lien Collateral Documents” means the second lien security agreement, the New Notes and any other agreement, document, mortgage or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed, including the Minnesota Mortgage.

“Second Lien Debt Documents” means the New Notes Indenture, the New Notes and the Second Lien Collateral Documents.

“Second Lien Obligations means all “Obligations” (as defined in the New Notes Indenture) and all other amounts owing, due, or secured under the terms of the New Notes Indenture or any other Second Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Second Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any insolvency proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Second Lien Debt Documents but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Second Lien Parties” means the Second Lien Agent and the Second Lien Claimholders, collectively.

“Second Lien Priority Obligations” means all Second Lien Obligations exclusive of the Excess Second Lien Obligations, which Excess Second Lien Obligations shall be excluded from (and shall not constitute) Second Lien Priority Obligations.

“Secured Banking Services Obligations” means any and all obligations of HTI or any Subsidiary of HTI, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, to the extent such obligations are secured by the Collateral under the terms of the First Lien Debt Documents.

“Secured Hedging Obligations” means the obligations of HTI or any Subsidiary of HTI under any Hedge Agreement, in each case, to the extent such obligations are secured by the Collateral under the terms of the First Lien Debt Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Subordination of Liens

The intercreditor agreement will provide that, notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing the Second Lien Obligations granted with respect to the Collateral or of any Liens securing the First Lien Obligations granted with respect to the Collateral and notwithstanding any contrary provision of the UCC or any other applicable law or the Second Lien Debt Documents or any defect or deficiencies in, the Liens securing the First Lien Obligations, or any other circumstance whatsoever:

(1) subject to the immediately succeeding paragraph, any Lien with respect to the Collateral securing any First Lien Priority Obligations at any time held by or on behalf of, or created for the benefit of, the First Lien Agent or any First Lien Claimholders or any agent or trustee therefor shall be senior in all respects and prior to any Lien with respect to the Collateral securing any Second Lien Obligations; and

(2) subject to the immediately succeeding paragraph, any Lien with respect to the Collateral securing any Second Lien Obligations at any time held by or on behalf of, or created for the benefit of, Second Lien Agent, any Second Lien Claimholders or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens with respect to the Collateral securing any First Lien Priority Obligations.

The intercreditor agreement will provide that the foregoing and any other provision to the contrary contained in the intercreditor agreement notwithstanding, (i) the subordination of Liens provided for in the intercreditor agreement shall cease to be effective with respect to any part of the Collateral from and after the date on which the Liens of the First Lien Parties are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by the First Lien Agent, or any failure by the First Lien Agent to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, in which event the Second Lien Parties will be entitled to receive and retain, from and after such date, all proceeds with respect to such Collateral to the extent that the Second Lien Parties’ Liens are valid, enforceable, not void and allowed with respect to such Collateral and (ii) except as expressly provided in the intercreditor agreement, the First Lien Agent will agree not to contractually subordinate its Lien in any Collateral to the Lien of any other creditor of the Grantors without the prior written consent of Second Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of Second Lien Claimholders holding at least a majority in aggregate principal amount of the New Notes then outstanding), provided that such consent shall not be required so long as the principal amount of the indebtedness or other obligations to be secured by the Lien of such other creditor does not exceed $5.0 million in the aggregate for all such Liens.

The intercreditor agreement will provide that neither the Second Lien Parties, on the one hand, nor the First Lien Parties, on the other hand, will, directly or indirectly, contest, or support any other Person in contesting, the priority, validity, or enforceability of a Lien held by or on behalf of the other in their respective Collateral, or the provisions of the intercreditor agreement. The foregoing limitation will not prevent or impair the rights of any First Lien Party or Second Lien Party to enforce the intercreditor agreement.

The intercreditor agreement will express the parties’ intent that the Collateral securing the First Lien Obligations and the Collateral securing the Second Lien Obligations be identical, other than the Second Lien Carveout. The intercreditor agreement will also provide that, so long as the Discharge of First Lien Priority Obligations has not occurred, and subject to the provisions described below under the caption “—The Intercreditor Agreement—Limitation on Actions in Bankruptcy” following the commencement of any insolvency proceeding by or against any Grantor, no Grantor shall:

(1) grant any additional Liens on any asset to secure any Second Lien Obligation unless it gives the First Lien Agent at least five business days’ prior written notice (or, if such Lien is granted upon the written request of any Second Lien Claimholder, such notice is provided to First Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) offering to grant a Lien on such asset to secure the First Lien Obligations concurrently with the grant of a Lien thereon in favor of the Second Lien Agent; or

(2) grant any additional Liens on any asset (other than the Second Lien Carveout) to secure any First Lien Obligations unless it gives the Second Lien Agent at least five business days’ prior written notice (or, if such Lien is granted upon the written request of any First Lien Claimholder, such notice is provided to Second Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) offering to grant a Lien on such asset to secure the Second Lien Obligations concurrently with the grant of a Lien thereon in favor of the First Lien Agent.

To the extent that the foregoing provisions are not complied with for any reason, (a) Second Lien Agent, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of the foregoing provisions shall be subject to the turnover provisions of the intercreditor agreement described below and (b) if any First Lien Party or any Second Lien Party shall acquire any Lien on any assets of any Grantor (other than, in the case of any First Lien Party, the Second Lien Carveout) securing any First Lien Obligations or Second Lien Obligations which assets are not also subject to the Lien of Second Lien Agent under the Second Lien Collateral Documents or the First Lien Agent under the First Lien Collateral Documents, then such First Lien Party or Second Lien Party, as applicable, shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other First Lien Debt Document or Second Lien Debt Document, hold and be deemed to have held such Lien and security interest, subject to the terms of this Agreement, for the benefit of each of the First Lien Claimholders as security for the First Lien Obligations and the Second Lien Claimholders as security for the Second Lien Obligations. All such Liens and security interests deemed held for the benefit of any Person pursuant to this paragraph shall be subject to the provisions described below under the caption “—The Intercreditor Agreement—Bailee for Perfection.”

The intercreditor agreement will provide that, the foregoing to the contrary notwithstanding, in addition to the effect of the Second Lien Carveout, to the extent that First Lien Agent or Second Lien Agent obtains a Lien in an asset (of a type not included in the types of assets included in the Collateral as of the date of the intercreditor agreement or which would not constitute Collateral without a grant of a security interest or lien separate from the First Lien Debt Documents or Second Lien Debt Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to the intercreditor agreement elects not to obtain after receiving prior written notice thereof in accordance with the above provisions, the Collateral securing the First Lien Debt Obligations and the Second Lien Debt Obligations will not be identical, and the provisions of the documents, agreements and instruments evidencing such Liens also will not be substantively similar, and any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom will be expressly permitted by the intercreditor agreement.

Limitations on the Exercise of Remedies

The intercreditor agreement will provide significant limitations on the right of the Second Lien Parties to take action against the Collateral securing the New Notes. Until the Discharge of First Lien Priority Obligations has occurred, whether or not an insolvency proceeding has been commenced by or against any Grantor, the First Lien Parties shall have the exclusive right to exercise any secured creditor remedies with respect to the Collateral without any consultation with or the consent of Second Lien Agent or any Second Lien Claimholder and the Second Lien Parties may not exercise or seek to exercise any rights or remedies with respect to the Collateral (including any exercise of secured creditor remedies with respect to any Collateral); provided, however, that while an Event of Default exists, the Second Lien Agent may exercise any secured creditor remedies 120 days after receipt by the First Lien Agent of written notice from the Second Lien Agent that such Event of Default has occurred and is continuing and that, as a consequence thereof, the New Notes have been accelerated, so long as the Events of Default are not cured during that 120-day period and, in connection with such exercise of secured creditor remedies, the Second Lien Parties will be entitled to retain proceeds of Collateral only if First Lien Agent was given an opportunity to release its Lien in the Collateral subject to such exercise of secured creditor remedies, with the First Lien Agent receiving the proceeds of such Collateral in accordance with the provisions described below under the caption “—The Intercreditor Agreement—Application of Proceeds,” and First Lien Agent declined to do so. However, whether or not such notice is given, the Second Lien Parties will be prohibited from exercising any rights or remedies with respect to the Collateral if the First Lien Parties commence and diligently pursue in good faith the exercise of secured creditor remedies with respect to all or any material portion of the Collateral prior to the expiration of the 120-day period (or, if later, prior to the commencement of any exercise of secured creditor remedies by the Second Lien Agent with respect to all or any material portion of the Collateral). Subject to the proviso above, the First Lien Agent has the exclusive right to exercise any secured creditor remedies with respect to the Collateral.

The intercreditor agreement will provide that the Second Lien Parties will not contest, protest, or object to any exercise of secured creditor remedies by any First Lien Party, will have no right to direct First Lien Agent to exercise any secured creditor remedies or take any other action under the First Lien Debt Documents, and will not object to the forbearance by any First Lien Party from the exercise of secured creditor remedies.

Notwithstanding the limitations described above, (a) if Second Lien Agent commences the exercise of secured creditor remedies in accordance with the first paragraph above under the caption “—The Intercreditor Agreement—Limitations on the Exercise of Remedies,” First Lien Agent may not exercise any of the remedies described in such paragraph so long as Second Lien Agent at such time has commenced and diligently is pursuing in good faith any exercise of secured creditor remedies with respect to all or a material portion of the Collateral, unless and until the Second Lien Obligations (other than then Excess Second Lien Obligations) shall have been paid in full and (b) the Second Lien Parties may, if an insolvency proceeding has been commenced by or against any Grantor, file a claim or statement of interest with respect to the Second Lien Obligations; take any action to create or perfect their Liens (so long as the action is not adverse to the First Lien Parties’ priority status or the rights of the First Lien Parties to exercise any secured creditor remedies); file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of Second Lien Claimholders, including any claims secured by the Collateral, if any; vote on any plan of reorganization and make any filings or motions that are, in each case, in accordance with the terms of the intercreditor agreement, with respect to the Second Lien Obligations and the Collateral; and join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial Lien enforcement proceeding with respect to the Collateral initiated by the First Lien Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of secured creditor remedies by the First Lien Agent.

Subject to certain limited exceptions provided for in the intercreditor agreement, the Second Lien Parties will agree in the intercreditor agreement that they will not take any action that would restrain, hinder, limit, delay, or otherwise interfere with any exercise of secured creditor remedies by the First Lien Parties, will waive their rights as a junior Lien creditor or otherwise to object to the manner in which the First Lien Parties seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the Collateral regardless of whether any action or failure to act by or on behalf of the First Lien Parties is adverse to the interests of Second Lien Claimholders, and will acknowledge and agree that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Debt Document (other than the intercreditor agreement) shall be deemed to restrict the rights and remedies of the First Lien Parties with respect to the Collateral as set forth in the intercreditor agreement and the First Lien Debt Documents.

The intercreditor agreement will provide that, subject to the restrictions with respect to exercise of any rights or remedies with respect to Collateral by the Second Lien Parties, the Second Lien Parties may exercise rights and remedies as unsecured creditors against any Grantor. However, any judgment Lien obtained by the Second Lien Parties against Collateral as a result of their enforcement of such rights with respect to the Second Lien Obligations shall be subject to the terms of the intercreditor agreement for all purposes as the other Liens securing the Second Lien Obligations.

Each Agent will agree that any exercise of secured creditor remedies by that Agent with respect to Collateral subject to Article 9 of the UCC will be conducted in a commercially reasonable manner, and only after notice to the other Agent of its initial material exercise of such remedies, absent any event or circumstance that materially and imminently threatens the ability of an Agent to realize upon all or a material part of the Collateral, in which case notice must be given as soon as practicable and in any event contemporaneously with the taking of such action.

Application of Proceeds

The intercreditor agreement will require that, except as otherwise provided in the first paragraph above under the caption “—The Intercreditor Agreement—Limitations on the Exercise of Remedies” and whether or not any insolvency proceeding has been commenced by or against any Grantor, any Collateral or proceeds of Collateral received in connection with any exercise of secured creditor remedies be applied first, to the payment in full in cash of costs and expenses of the First Lien Agent in connection with its exercise of secured creditor remedies, second, to the payment in full in cash or cash collateralization of the First Lien Priority Obligations, third, to the payment in full in cash of costs and expenses of the Second Lien Agent in connection with its exercise of secured creditor remedies (to the extent that such exercise was permitted by the intercreditor agreement), fourth, to the payment in full in cash of the Second Lien Priority Obligations, fifth, to the payment in full in cash of the Excess First Lien Obligations, and sixth, to the payment in full in cash of the Excess Second Lien Obligations. If any exercise of secured creditor remedies with respect to the Collateral produces non-cash proceeds, then such non-cash proceeds shall be held by the Agent that conducted the exercise of secured creditor remedies as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above in this paragraph.

Turnover of Collateral Proceeds by Second Lien Parties

The intercreditor agreement will provide that, except as otherwise provided in the first paragraph above under the caption “—The Intercreditor Agreement—Limitations on the Exercise of Remedies,” until Discharge of First Lien Priority Obligations, any Collateral or proceeds thereof (including Collateral and proceeds subject to Liens acquired in breach of the intercreditor agreement and judgment Liens obtained by the Second Lien Parties)

received by the Second Lien Parties in connection with their exercise of secured creditor remedies or as a result of the Second Lien Parties’ collusion with any Grantor in violating the rights of the First Lien Parties shall be segregated and held in trust and paid over to the First Lien Agent for the benefit of First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

No Subordination of Second Lien Obligations

The intercreditor agreement will effect a subordination of the Liens of the Second Lien Parties. It will not constitute a subordination of the Second Lien Obligations to the First Lien Obligations.

Release of Liens; Settlement of Insurance Claims

The intercreditor agreement will provide that, in several circumstances, any release by the First Lien Agent of its Liens in particular Collateral will effect an automatic corresponding release of the Second Lien Agent’s Liens in that Collateral. Until the Discharge of First Lien Priority Obligations occurs, the First Lien Agent shall have the exclusive right to make determinations regarding the release or disposition of any Collateral pursuant to the terms of the First Lien Debt Documents or in accordance with the provisions of the intercreditor agreement, in each case without any consultation with, consent of, or notice to any Second Lien Party.

If, in connection with the exercise of secured creditor remedies by the First Lien Agent or other sale by any Grantor after an event of default under any First Lien Debt Document, the First Lien Agent releases any of its Liens on any Collateral or releases any Grantor from its obligations in respect of the First Lien Obligations, then the Liens of Second Lien Agent on such Collateral, and the obligations of such Grantor in respect of the Second Lien Obligations, will be automatically, unconditionally, and simultaneously released.

If, in connection with any disposition of Collateral or release or subordination that is permitted or required under the terms of the First Lien Debt Documents, the First Lien Agent releases or subordinates to the Liens of any other creditor of a Grantor any of its Liens on the portion of the Collateral that is the subject of the disposition, release or subordination, or releases any Grantor from its obligations in respect of the First Lien Obligations, then, provided that no Event of Default has occurred and is continuing, the Second Lien Agent’s Liens on such Collateral and/or the obligations of such Grantor in respect of the Second Lien Obligations (as the case may be), will be automatically, unconditionally, and simultaneously released or subordinated, as applicable.

Upon a Default Disposition of any Collateral, the Liens of the Second Lien Agent on such Collateral will be automatically, unconditionally, and simultaneously released (and, if the Default Disposition includes equity interests in any Grantor, then those Persons whose equity interests are disposed of will also be automatically, unconditionally, and simultaneously released from all of their obligations under the Second Lien Debt Documents), in each case so long as the First Lien Agent also releases its Liens on such Collateral (and, if the Default Disposition includes equity interests in any Grantor, releases those Persons whose equity interests are disposed of from all of their obligations under the First Lien Debt Documents), the net cash proceeds of any such Default Disposition are applied as described in the provision above captioned “—The Intercreditor Agreement—Application of Proceeds,” and with respect to Collateral that is subject to Article 9 of the UCC, the Grantors consummating such Default Disposition has given the Second Lien Agent the prior written notice that would have been required if the Default Disposition were a disposition of collateral by a secured creditor under Article 9 of the UCC and conducted such Default Disposition in a commercially reasonable manner as if such Default Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC.

Until the Discharge of First Lien Priority Obligations occurs, the First Lien Parties will have the sole right (as between the First Lien Parties, on the one hand, and the Second Lien Parties, on the other hand) to adjust and settle claims under insurance policies covering the Collateral and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. All proceeds of any such insurance policy and any such award (and any payments with respect to a deed in lieu of condemnation) will be paid, subject to the rights of the Grantors under the First Lien Debt Documents and the Second Lien Debt Documents, to the First Lien Claimholders and Second Lien Claimholders in accordance with the priorities set forth in the provision above captioned “—The Intercreditor Agreement—Application of Proceeds.”

Amendment of First Lien Documents

The intercreditor agreement will provide that the First Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the First Lien Obligations may be refinanced, in each case without notice to, or the consent of, the Second Lien Parties, all without affecting the Lien subordination or other provisions of the intercreditor agreement; provided, however, that, in the case of a refinancing, the holders of the refinancing debt must bind themselves in writing to the terms of the intercreditor agreement; provided further, however, that any such amendment, supplement, modification, or refinancing shall not, without the prior written consent of the Second Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of Second Lien Claimholders holding at least a majority in aggregate principal amount of the New Notes then outstanding):

(1) contravene the provisions of the intercreditor agreement or prohibit the Grantors from making any payment with respect to the Second Lien Obligations that is permitted under the terms of the First Lien Debt Documents as of the date of the intercreditor agreement;

(2) increase the commitments of the First Lien Parties under the First Lien Debt Documents to an amount that would exceed the First Lien Cap or otherwise permit the aggregate outstanding principal amount of Advances plus the aggregate amount of outstanding undrawn Letters of Credit to exceed the First Lien Cap;

(3) increase the “applicable margin” or similar component of the interest rate by more than two percentage points per annum (excluding increases resulting from the accrual of interest at the default rate);

(4) extend the scheduled final maturity of the Credit Agreement or any refinancing thereof beyond the Final Maturity Date unless the Credit Agreement (as so amended or refinanced) permits the repayment in full of the Second Lien Obligations at the Final Maturity Date; or

(5) other than as a function of the requirement that all proceeds of Collateral be remitted to the First Lien Agent for application to the First Lien Obligations on a daily basis, modify (or have the effect of a modification of) the mandatory prepayment provisions of the Credit Agreement or any First Lien Debt Document within 180 days after the date of the intercreditor agreement, in a manner that makes them more restrictive to the Grantors.

Amendment of Second Lien Debt Documents

The intercreditor agreement will provide that the Second Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the Second Lien Obligations may be refinanced, in each case without notice to, or the consent of, the First Lien Parties, all without affecting the Lien subordination or other provisions of the intercreditor agreement; provided, however, that, in the case of a refinancing, the holders of such refinancing debt bind themselves in writing to the terms of the intercreditor agreement; provided further, however, that any such amendment, supplement, modification, or refinancing shall not (except with respect to any Conforming Amendment (provided that any Conforming Amendment to the New Note Indenture shall maintain an equivalent proportionate difference between dollar amounts or ratios, as the case may be, in the relevant provision in the New Note Indenture and those in the corresponding covenant in the Credit Agreement, to the extent that such difference exists between the New Note Indenture and the Credit Agreement on the date of the intercreditor agreement)), without the prior written consent of the First Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of First Lien Claimholders constituting “Required Lenders” as defined in the Credit Agreement):

(1) contravene the provisions of the intercreditor agreement or prohibit the Grantors from making any payment with respect to the First Lien Obligations which is permitted under the terms of the Second Lien Debt Documents as of the date of the intercreditor agreement;

(2) increase the aggregate principal amount of the outstanding New Notes to an amount that would exceed the Second Lien Cap;

(3) increase the contract rate of interest by more than two percentage points per annum (excluding increases resulting from the accrual of interest at the default rate);

(4) change to earlier dates any dates upon which payments of principal or interest are due thereon;

(5) change any Default or Event of Default in a manner adverse to Grantors unless the First Lien Lenders are offered the opportunity to similarly modify the First Lien Debt Documents; or

(6) change the redemption, mandatory prepayment, or defeasance provisions thereof in a manner adverse to Grantors or the First Lien Claimholders.

Bailee for Perfection

The intercreditor agreement will provide that each Agent will hold any Collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being referred to as the “Pledged Collateral”), as bailee and as a non-fiduciary agent for itself and the other Agent, solely for the purpose of perfecting the security interest granted under the applicable documents. Neither Agent has any obligation to the other Agent or its related claimholders to ensure that the Pledged Collateral is genuine or owned by any Grantors or to preserve rights or benefits of any Person except as expressly set forth in the intercreditor agreement. The duties or responsibilities of each Agent under this provision are limited to holding or controlling the Pledged Collateral as bailee and agent in accordance with this provision and delivering the Pledged Collateral to the other Agent under certain conditions. Nothing in this provision is deemed to create a fiduciary relationship on the part of either Agent.

Purchase Option

The intercreditor agreement will provide that, upon (i) the acceleration of any First Lien Priority Obligations, (ii) First Lien Agent’s (or, following expiration of the 120-day standstill period described in the first paragraph under the provisions above captioned “—The Intercreditor Agreement—Limitations on the Exercise of Remedies,” Second Lien Agent’s) exercise of secured creditor remedies with respect to all or a material portion of the Collateral, (iii) the occurrence of an Event of Default as a result of a failure to make payment of any Second Lien Priority Obligation when due under the terms of the Second Lien Debt Documents, or (iv) the commencement of an insolvency proceeding with respect to any Grantor, and during the continuation thereof, the holders of the New Notes (acting in their individual capacity or through one or more affiliates) will have the right, but not the obligation (each such holder having a ratable right to make the purchase, with each such holder’s right to purchase being automatically proportionately increased by the amount not purchased by another holder), upon five business days’ advance written notice from such holders (a “Purchase Notice”) to the First Lien Agent to acquire from First Lien Claimholders all (but not less than all) of the right, title, and interest of First Lien Claimholders in and to the First Lien Priority Obligations and the First Lien Debt Documents. The Purchase Notice, if given, shall be irrevocable.

On the date of purchase (which shall not be more than 5 business days after the receipt by the First Lien Agent of the Purchase Notice), the purchasing holders must (i) pay to the First Lien Agent, for the benefit of First Lien Claimholders, as the purchase price therefor, the full amount of all the First Lien Priority Obligations (other than First Lien Obligations cash collateralized in accordance with clause (ii) below) then outstanding and unpaid, (ii) furnish cash collateral to the First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure the First Lien Parties in connection with (A) any issued and outstanding Letters of Credit (but not in any event in an amount greater than that 105% of the aggregate undrawn face amount of such Letters of Credit) and (B) Secured Hedging Obligations and Secured Banking Services Obligations (but not in any event in an amount greater than that 105% of the aggregate amount of Net Secured Hedging Obligations and Secured

Banking Services Obligations), and (iii) agree to reimburse the First Lien Parties for all expenses to the extent earned or due and payable in accordance with the First Lien Debt Documents (including the reimbursement of extraordinary expenses, financial examination expenses, and appraisal fees).

In addition, if (i) the purchasing holders receive all or a portion of any prepayment premium, make-whole obligation or early termination fee payable pursuant to the First Lien Debt Documents in cash, (ii) all First Lien Obligations purchased by the purchasing holders and all of the Second Lien Obligations (other than the Excess Second Lien Obligations), including principal, interest and fees thereon and costs and expense of collection thereof (including reasonable attorneys fees and legal expenses), are repaid in full in cash, and (iii) the Credit Agreement is terminated, then, under certain circumstances described in the intercreditor agreement, the purchasing holders must pay a supplemental purchase price to the First Lien Agent and the First Lien Lenders in an amount equal to the portion of the prepayment premium, make-whole obligation or early termination fee received by the purchasing holders to which the First Lien Agent and the First Lien Lenders would have been entitled to receive had the purchase not occurred.

Any purchase under this provision will be expressly made without representation or warranty of any kind by the First Lien Parties as to the First Lien Obligations so purchased or otherwise and without recourse to any First Lien Parties, except that each First Lien Claimholder will represent and warrant that the amount quoted by such First Lien Claimholder as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, that it owns, or has the right to transfer to purchasing holders, the rights being transferred, and that such transfer will be free and clear of Liens.

Limitations on Actions in Bankruptcy

The intercreditor agreement will be applicable both before and after the commencement of any insolvency proceeding (including with respect to any distributions from the Collateral). The intercreditor agreement will include restrictions on the Second Lien Parties’ right to act in any insolvency proceeding, including those more specifically described below.

The intercreditor agreement will provide that the Second Lien Agent will consent to any use of cash collateral as such term is defined in Section 363(a) of the Bankruptcy Code (“Cash Collateral”) and not raise any objection to a Grantor obtaining financing provided by one or more First Lien Claimholders under Section 364 of the Bankruptcy Code (“DIP Financing”) if the First Lien Agent consents to such Cash Collateral use or such DIP Financing. To the extent the Liens securing the First Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, the Second Lien Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing and any “carve-out” authorized by the bankruptcy court in connection with such DIP Financing, so long as such “carve-out” (excluding amounts the lenders providing such DIP Financing agree to allow for payment of professionals on a current basis prior to a default under such DIP Financing) is not more than $250,000, provided that the principal amount of any such DIP Financing plus the outstanding principal amount of other First Lien Obligations may not exceed the First Lien Cap, the interest rate and fees of any such DIP Financing must be commercially reasonable under the circumstances, and any such DIP Financing must otherwise be subject to the intercreditor agreement. If First Lien Claimholders offer to provide such DIP Financing, the Second Lien Agent must not provide, offer to provide, or support any other DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Priority Obligations.

The intercreditor agreement will provide that the Second Lien Agent will consent to any motion to dispose of Collateral free and clear of the Liens or other claims in favor of the Second Lien Agent under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such disposition, and if such motion does not impair (subject to the priorities set forth in the intercreditor agreement) the rights of Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (so long as the right of the Second Lien Claimholders to offset their claim against the purchase price is only after the First Lien Priority Obligations have been paid in full in cash). However, the Second Lien Claimholders may raise any objections to such disposition that could be raised by a creditor whose claims are not secured by Liens on such Collateral, so long as such objections are not inconsistent with any other term or provision of the intercreditor agreement and are not based on their status as secured creditors.

The intercreditor agreement will provide that, until the Discharge of First Lien Priority Obligations has occurred, Second Lien Agent will not seek (or support any other Person seeking) relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent, unless a motion for adequate protection by the Second Lien Agent that is permitted under the intercreditor agreement has been denied by the court before which the applicable insolvency proceeding is pending, or oppose any request by any First Lien Party to seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral.

The intercreditor agreement will provide that no Second Lien Party may object to, oppose, or challenge any claim by any First Lien Party for allowance in any insolvency proceeding of First Lien Obligations consisting of post-petition interest, fees, or expenses, and that no First Lien Party may object to, oppose, or challenge any claim by any Second Lien Party for allowance in any insolvency proceeding of Second Lien Obligations consisting of post-petition interest, fees, or expenses.

The intercreditor agreement will provide that:

(1) no Second Lien Claimholder may contest (or support any other Person contesting) any adequate protection request by any First Lien Party, or any motion, relief, action, or proceeding based on the First Lien Parties’ claiming a lack of adequate protection;

(2) no Second Lien Party may object to, oppose, support any objection, or take any other action to impede, the right of any First Lien Claimholder to make an election under Section 1111(b)(2) of the Bankruptcy Code;

(3) the Second Lien Claimholders may not propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of the intercreditor agreement; and

(4) the intercreditor agreement (and the applicable First Lien Obligations) will be reinstated if any First Lien Claimholder is required in any insolvency proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Grantor any amount paid in respect of the First Lien Obligations.

If, in any insolvency proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of the intercreditor agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Miscellaneous Provisions

The intercreditor agreement will provide that no right of any First Lien Party to enforce any provision of the intercreditor agreement or any First Lien Debt Document will at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any First Lien Party, or by any noncompliance by any Person with the terms, provisions, and covenants of the intercreditor agreement, any of the First Lien Debt Documents or any of the Second Lien Debt Documents, regardless of any knowledge thereof which any First Lien Party may have or be otherwise charged with.

Except as otherwise provided in the intercreditor agreement, Second Lien Agent will also agree that the First Lien Parties will have no liability to any Second Lien Parties and will waive any claim against any First Lien

Party, arising out of any and all actions which the First Lien Parties may, pursuant to the terms of the intercreditor agreement, take, permit or omit to take with respect to the First Lien Debt Documents (other than the intercreditor agreement), the collection of the First Lien Obligations or any disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise dispose of, any Collateral.

The intercreditor agreement will provide that, for so long as it is in full force and effect, all rights, interests, agreements and obligations of the First Lien Parties and the Second Lien Parties, respectively, thereunder will remain in full force and effect irrespective of:

(1) any lack of validity or enforceability of any First Lien Debt Documents or any Second Lien Debt Documents;

(2) except as otherwise expressly restricted in the intercreditor agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Debt Document or any Second Lien Debt Document;

(3) except as otherwise expressly restricted in the intercreditor agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(4) the commencement of any insolvency proceeding in respect of any Grantor; or

(5) any circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of First Lien Agent, the First Lien Obligations, any First Lien Claimholder, Second Lien Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of the intercreditor agreement (other than indefeasible payment in full in cash of such obligations).

The intercreditor agreement will provide that:

(1) if any provision of the intercreditor agreement conflicts with any provision of the First Lien Debt Documents or the Second Lien Debt Documents, the provision of the intercreditor agreement will govern;

(2) neither the First Lien Parties, on the one hand, nor the Second Lien Parties, on the other hand, will have any responsibility to keep the other informed of the financial condition of the Grantors and their Subsidiaries, or any endorsers or guarantors of the First Lien Obligations or the Second Lien Obligations, or any other circumstance bearing upon the risk of nonpayment;

(3) the Second Lien Parties will be subrogated to the rights of the First Lien Parties with respect to any payments or distributions that any Second Lien Party pays over to the First Lien Parties under the intercreditor agreement, but the Second Lien Agent may not assert or enforce any such rights of subrogation until the Discharge of First Lien Priority Obligations has occurred;

(4) in litigation by the First Lien Parties or the Second Lien Parties under the intercreditor agreement, the court or body before which the same shall be tried shall award to the prevailing party all costs and expenses thereof, including reasonable attorneys fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith; and

(5) the intercreditor agreement may be amended, modified or waived in a writing signed on behalf of each party to the intercreditor agreement (and acknowledged by the Grantors if such amendment, modification or waiver purports to alter, in a manner adverse to any Grantor, any obligation of such Grantor under the intercreditor agreement or under any agreement referenced therein).

The intercreditor agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

Optional Redemption

HTI may at any time and on any one or more occasions redeem all or a part of the New Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the New Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest on the principal amount of the New Notes redeemed to, the date of redemption, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraph, the New Notes will not be redeemable at HTI’s option prior to the Final Maturity Date of the New Notes.

If less than all of the New Notes are to be redeemed, the trustee will select New Notes for redemption by lot or, in its discretion, on a pro rata basis or by any other method that the trustee considers fair and reasonable (so long as such method is not prohibited by the rules of any stock exchange or market on which the New Notes are listed and the trustee has knowledge of such listing). No New Notes in a principal amount of $2,000 or less can be redeemed in part.

Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address.

If any New Note is to be redeemed in part only, the notice of redemption that relates to that New Note will state the portion of the principal amount of that New Note that is to be redeemed. A New Note in a principal amount equal to the unredeemed portion of the original New Note will be issued in the name of the holder of the original New Note upon presentation and surrender of the original New Note. Notes called for redemption will become due on the date fixed for redemption. Unless HTI defaults in the payment of the redemption price, interest will cease to accrue on the New Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Except as otherwise provided under “—Repurchases at the Option of Holders,” HTI is not required to mandatorily redeem, or make sinking fund payments with respect to, the New Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of New Notes will have the right to require HTI to repurchase all or any part (equal to $2,000 principal amount or an integral multiple of $1,000 in excess thereof) of that holder’s New Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth in the New Note Indenture. In the Change of Control Offer, HTI will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Notes repurchased, plus accrued and unpaid interest, if any, on the New Notes repurchased to the date of purchase, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, HTI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the Change of Control Payment Date specified in the notice (the “Change of Control Offer”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the New Note Indenture and described in such notice. HTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Note Indenture, HTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the New Note Indenture by virtue of such compliance.

On or before the Change of Control Payment Date, HTI will, to the extent lawful:

(1) accept for payment all New Notes or portions of New Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the New Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by HTI.

The paying agent will promptly mail to each holder of New Notes properly tendered the Change of Control Payment for such New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any. HTI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require HTI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the New Note Indenture are applicable. Except as described above with respect to a Change of Control, the New Note Indenture does not contain provisions that permit the holders of the New Notes to require that HTI repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

HTI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Note Indenture applicable to a Change of Control Offer made by HTI and purchases all New Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the New Note Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of the properties and assets of HTI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable New York law. Accordingly, the ability of a holder of New Notes to require HTI to repurchase its New Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of the assets of HTI and its Subsidiaries taken as a whole to another Person may be uncertain.

The definition of Change of Control also includes certain dispositions of our TSA+ know-how, technology and patents or all or a substantial portion of physical assets relating to our TSA+ assets or patents.

Asset Sales

HTI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) HTI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by HTI or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of the provision described in this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on HTI’s most recent consolidated balance sheet, of HTI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any New Note Guaranty) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases HTI or such Restricted Subsidiary from or indemnifies HTI or such Restricted Subsidiary against further liability; and

(b) any securities, notes or other obligations received by HTI or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by HTI or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, HTI (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(i) to permanently repay Priority Lien Debt and other outstanding Priority Lien Obligations, provided that, if such Priority Lien Debt is revolving credit Indebtedness, there is a corresponding permanent reduction in the commitments with respect thereto;

(ii) to purchase, redeem or otherwise acquire any Outstanding 3.25% Notes, provided that such purchase, redemption or other acquisition is permitted under the covenant described below under the caption “—Certain Covenants—Restricted Payments”;

(iii) to make capital expenditures for the benefit of the business of HTI or any Restricted Subsidiary of HTI; or

(iv) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the business of HTI or any Restricted Subsidiary of HTI.

Notwithstanding the foregoing, the Net Proceeds of any Asset Sale by HTI or any Guarantor may be used to make capital expenditures or purchase assets for the benefit of a Restricted Subsidiary of HTI that is not a Guarantor in satisfaction of the foregoing clause (iii) or (iv) only if the Investment of such Net Proceeds by HTI or such Guarantor in such Restricted Subsidiary would be permitted under (x) clause (b) of the first paragraph, or clause (12) of the second paragraph, of the covenant described below under the caption “—Certain Covenants—Restricted Payments” or (y) clause (15) or (16) of the definition of Permitted Investments.

Pending the final application of any Net Proceeds, HTI (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the New Note Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereafter, HTI will make an offer (an “Asset Sale Offer”), to all holders of New Notes and all holders of other Indebtedness that is pari passu with the New Notes and contains provisions similar to those set forth in the New Note Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of New Notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds after deducting from such Excess Proceeds all accrued and unpaid interest on the New Notes and such other pari passu Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection with such purchase, prepayment or redemption (the “Offer Amount”). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount purchased, prepaid or redeemed, plus accrued and unpaid interest on such principal amount to the date of purchase, prepayment or redemption, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, HTI may use those Excess Proceeds for any purpose not otherwise prohibited by the New Note Indenture. If the aggregate principal amount of New Notes and other pari passu Indebtedness tendered in or required to be prepaid or redeemed in connection with such Asset Sale Offer exceeds the Offer Amount, the New Notes and other pari passu Indebtedness will be purchased, prepaid or redeemed on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by HTI so that only New Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

HTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the New Note Indenture, HTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the New Note Indenture by virtue of such compliance.

Limitations

The Credit Agreement contains, and future agreements may contain, provisions prohibiting certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the New Notes. In addition, the exercise by the holders of New Notes of their right to require HTI to repurchase the New Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control, Asset Sale or repurchase itself does not, due to the financial effect of such repurchases on HTI. In the event a Change of Control or Asset Sale occurs at a time when HTI is prohibited from purchasing New Notes, HTI could seek the consent of its senior lenders to the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If HTI does not obtain a consent or repay those borrowings, HTI will remain prohibited from purchasing New Notes. In that case, HTI’s failure to purchase tendered New Notes would constitute an Event of Default under the New Note Indenture, which could, in turn, constitute a default under the other indebtedness. Finally, HTI’s ability to pay cash to the holders of New Notes upon a repurchase may be limited by HTI’s then existing financial resources. See “Risk Factors—Risks Relating to the New Notes—We may be unable to repurchase the New Notes upon a change of control.”

Certain Covenants

Restricted Payments

HTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of HTI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving HTI or any of its Restricted Subsidiaries) or to the direct or indirect holders of HTI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of HTI and other than dividends or distributions payable to HTI or a Restricted Subsidiary of HTI);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving HTI) any Equity Interests of HTI or any direct or indirect parent of HTI;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation or Guarantor Subordinated Obligation, except (x) a payment of interest or principal at the Stated Maturity thereof, (y) intercompany Indebtedness between or among HTI and any Restricted Subsidiary or between or among Restricted Subsidiaries, or (z) the payment, purchase, redemption, defeasance or other acquisition or retirement of any Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement;

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any of the Outstanding 8.50% Notes, except (x) any payment of interest or principal at the Stated Maturity thereof, or (y) the payment, purchase, redemption, defeasance or other acquisition or retirement of any Outstanding 8.50% Notes in anticipation of satisfying a payment at final maturity due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition or retirement; or

(5) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (5) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(b) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by HTI and its Restricted Subsidiaries since the date of the New Note Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph) is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of HTI for the period (taken as one accounting period) from the first full quarter after the date of this New Note Indenture to the end of HTI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds received by HTI since the date of the New Note Indenture (i) as a contribution to its common equity capital or from the issue or sale of its Equity Interests (other than Disqualified Stock and other than net cash proceeds received from an issuance or sale of such Equity Interests (x) to a Subsidiary of HTI or (y) to or under an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by HTI or any Restricted Subsidiary except to the extent such loans have been repaid with cash on or prior to the date of determination)) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock of HTI or convertible or exchangeable debt securities of HTI, in each case that have been converted into or exchanged for Equity Interests of HTI (other than convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of HTI); plus

(3) to the extent not already included in Consolidated Net Income for such period, (A) if any Restricted Investment that was made by HTI or any Restricted Subsidiary after the date of the New Note Indenture is sold for cash (other than to any Subsidiary of HTI) or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) and (B) the amount returned in cash to HTI or any of its Restricted Subsidiaries from such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers, in an amount not to exceed the aggregate amount of such Restricted Investment; plus

(4) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the New Note Indenture or has been merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, HTI or a Restricted Subsidiary, the lesser of, at the date of such redesignation, merger, consolidation, transfer, disposition or liquidation (A) the book value (determined in accordance with GAAP) of the aggregate Investments made by HTI and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the properties or assets disposed of, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary, in each case after deducting any Indebtedness of such Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1) the making of any Restricted Payment (including a dividend) within 60 days after the date HTI or Restricted Subsidiary became legally or contractually obligated to make such Restricted Payment (including the declaration of a dividend), if at the date of becoming so legally or contractually bound, such Restricted Payment would have complied with the provisions of the New Note Indenture (and such Restricted Payment shall be deemed to be made on the date of becoming so legally or contractually bound for purposes of any calculation required by this covenant);

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of HTI) of, Equity Interests of HTI (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of HTI or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by HTI or any Restricted Subsidiary except to the extent such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to HTI, provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (b)(2) of the preceding paragraph and may not be used for purposes of clause (6) below;

(3) the payment of any dividend or distribution by a Restricted Subsidiary of HTI to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of HTI or Guarantor Subordinated Obligations of any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption, defeasance or other acquisition for value of Outstanding 8.50% Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(6) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of HTI or any Restricted Subsidiary of HTI held by any current or former officer, director or employee of HTI or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year (with any unused amounts in any calendar year being carried over to succeeding calendar years), provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by HTI from the sale of Equity Interests (other than Disqualified Stock) of HTI or any direct or indirect parent company of HTI to employees, members of management or directors of HTI or any direct or indirect parent company of HTI or any Restricted Subsidiary of HTI that occurs after the date of the New Note Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (b)(2) of the preceding paragraph or been used for purpose of clause (2) above), plus (B) the cash proceeds of key man life insurance policies received by HTI or any Restricted Subsidiary of HTI after the date of the New Note Indenture, less (C) the amount of any Restricted Payments made after the date of the New Note Indenture pursuant to clauses (A) and (B) of this clause (6);

(7) purchases, repurchases, redemptions or other acquisitions for value of Equity Interests deemed to occur upon the exercise of stock options, warrants or rights to acquire Equity Interests to the extent such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by HTI or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) in connection with stock dividends, splits or combinations or (iii) the conversion or exchange of Equity Interests or convertible Indebtedness of any such Person;

(9) the purchase, redemption or other acquisition of any Outstanding 3.25% Notes and any Outstanding 8.50% Notes pursuant to the Tender/Exchange Offers;

(10) the purchase, redemption or other acquisition of any Outstanding 3.25% Notes or any Outstanding 8.50% Notes pursuant to the indenture governing such notes upon the exercise by the holders of such notes of any right of such holders under the indenture governing such notes to require HTI to purchase, redeem or otherwise acquire such notes;

(11) any purchase, redemption or other acquisition of any Outstanding 3.25% Notes after the consummation of the Tender/Exchange Offers at a price not to exceed 80% of the principal amount thereof (which percentage shall be increased, for each day that has elapsed during the period from the consummation of the Tender/Exchange Offers to the first Put Right Purchase Date (as defined in the indenture governing the Outstanding 3.25% Notes), by a number of basis points determined by dividing 2000 basis points by the total number of days in such period), plus accrued and unpaid interest thereon; and

(12) so long as no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the New Note Indenture.

Except as otherwise provided in the covenant described in the first paragraph under “—New Note Guaranties” above, in determining whether any Restricted Payment is permitted by the foregoing covenant, HTI may allocate or reallocate all or any portion of such Restricted Payment among clauses (1) through (12) of the immediately preceding paragraph, provided that at the time of such allocation or re-allocation all such Restricted Payments or allocated portions thereof, and all prior Restricted Payments, would be permitted under the various provisions of this covenant. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by HTI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

HTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to HTI or any of its Restricted Subsidiaries or pay any Indebtedness owed to HTI or any of its Restricted Subsidiaries;

(2) make loans or advances to HTI or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to HTI or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the New Note Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements, provided that (i) the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the New Note Indenture or (ii) the encumbrances and restrictions in the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings will not materially adversely affect HTI’s ability to pay the principal of and interest on the New Notes as and when due;

(2) the note documents;

(3) agreements governing other Indebtedness (other than intercompany Indebtedness between or among HTI and any of its Restricted Subsidiaries) permitted to be incurred under the provisions of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements, provided that the encumbrances and restrictions therein will not materially adversely affect HTI’s ability to pay the principal of and interest on the New Notes as and when due;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by HTI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the New Note Indenture to be incurred;

(6) customary non-assignment provisions in contracts;

(7) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or similar contract;

(b) contained in any agreement creating Hedging Obligations permitted from time to time under the New Note Indenture; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of HTI or any Restricted Subsidiary;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes encumbrances or restrictions of the nature described in clause (1) through (3) of the first paragraph of this covenant on that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not (i) materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, or (ii) will not materially adversely affect HTI’s ability to pay the principal of and interest on the New Notes as and when due;

(10) Liens permitted to be incurred under the provisions of the covenant described below under the caption “ — Certain Covenants — Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

HTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and HTI will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that HTI and the Guarantors may incur (1) Secured Debt (including Acquired Debt) if the Secured Leverage Ratio for HTI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Secured Debt is incurred would have been less than 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Secured Debt had been incurred at the beginning of such four-quarter period and (2) unsecured Indebtedness, provided that such unsecured Indebtedness has a final maturity date not earlier than 180 days after the Final Maturity Date of the New Notes and the terms, covenants and rates (including interest rate and fees) of such unsecured Indebtedness are commercially reasonable at the time of the incurrence thereof.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of HTI or any Guarantor incurred pursuant to one or more Credit Facilities (including the Credit Agreement) in an aggregate principal amount outstanding at any given time not to exceed $35 million (less (x) the amount of any permanent repayments of such Indebtedness pursuant to clause (i) of the second paragraph of the provisions described above under the caption “— Repurchase at the Option of the Holders — Asset Sales,” and (y) the aggregate amount outstanding at any given time of any Hedging Obligations and Banking Services Obligations that constitute Priority Lien Obligations);

(2) the incurrence by HTI and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by HTI and the Guarantors of Indebtedness represented by the New Notes and New Note Guaranties in respect thereof;

(4) the incurrence by HTI or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, construction, installation or improvement of property, plant or equipment used in the business of HTI or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the maximum amount permitted by the Credit Agreement as in effect on January 12, 2012, provided that the principal amount of any Indebtedness permitted under this clause (4) did not in each case at the time of incurrence exceed the Fair Market Value (as determined in good faith by the Board of Directors or, if the principal amount of such Indebtedness is $5 million or less, the chief financial officer of HTI) of the acquired, installed or constructed asset or improvement so financed;

(5) the incurrence by HTI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the New Note Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (5) of this paragraph;

(6) the incurrence by HTI or any of its Restricted Subsidiaries of intercompany Indebtedness between or among HTI and any of its Restricted Subsidiaries; provided, however, that (i) if HTI or any Guarantor is the obligor on such Indebtedness and the payee is not HTI or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the New Notes, in the case of HTI, or the Note Guarantee, in the case of a Guarantor, and (ii) if the payee of such Indebtedness is HTI or any Guarantor, such Indebtedness shall become a part of the Collateral;

(7) the incurrence by HTI or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8) the guarantee by HTI or any of the Guarantors of Indebtedness of HTI or a Restricted Subsidiary of HTI to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant, provided that if the Indebtedness being guaranteed is subordinated to the New Notes or any New Note Guaranty, then the guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(9) the incurrence by HTI or any of its Restricted Subsidiaries of Indebtedness in respect of (i) unsecured service fees payable to any Subsidiary of HTI in the ordinary course of business, (ii) self-insurance obligations or bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by HTI or a Restricted Subsidiary in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations, and (iii) workers’ compensation claims in the ordinary course of business;

(10) the incurrence by HTI or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(11) the incurrence by HTI or any of its Restricted Subsidiaries of Indebtedness arising from agreements of HTI or any of its Restricted Subsidiaries providing for indemnification, or other purchase price adjustments or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of HTI or any Restricted Subsidiary of HTI or of any Capital Stock of a Subsidiary of HTI, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by HTI and its Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness of HTI or any Restricted Subsidiary with respect to the financing of insurance premiums; and

(13) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the New Notes or to satisfy and discharge the New Note Indenture.

HTI will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of HTI or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the New Notes or the applicable New Note Guaranty, as the case may be, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of HTI or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, HTI will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with such clauses or paragraph of this covenant. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or

Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that HTI or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in respect of Hedging Obligations, the net obligations of the specified Person under the applicable Hedge Agreement that would be due and payable as of such date if such Hedge Agreement were terminated (as customarily determined);

(3) in respect of contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to such obligations;

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the principal amount of the Indebtedness of the other Person; and

(5) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Transactions with Affiliates

HTI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of HTI (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to HTI or the relevant Restricted Subsidiary than those that would have been obtained by HTI or such Restricted Subsidiary in a comparable transaction on an arm’s length basis with a Person that is not an Affiliate of HTI; and

(2) HTI delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of HTI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) of this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of HTI; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to HTI or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, change in control or severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by HTI or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between (a) HTI or any Restricted Subsidiary of HTI that is a Guarantor or a Pledged Restricted Subsidiary and any other Restricted Subsidiary of HTI that is a Guarantor or a Pledged Restricted Subsidiary, or (b) any Restricted Subsidiary of HTI that is not a Guarantor or a Pledged Restricted Subsidiary and any other Restricted Subsidiary of HTI that is not a Guarantor or a Pledged Restricted Subsidiary;

(3) the provision of customer support services by any Restricted Subsidiary of HTI that is not a Guarantor or a Pledged Restricted Subsidiary to HTI or any Restricted Subsidiary of HTI that is a Guarantor or a Pledged Restricted Subsidiary, and the payment for such services (provided that all such payments by HTI or any Restricted Subsidiary of HTI that is a Guarantor or a Pledged Restricted Subsidiary to any Restricted Subsidiary of HTI that is not a Guarantor or a Pledged Restricted Subsidiary may not exceed $4.0 million in the aggregate during any single fiscal year of HTI), in the ordinary course of business consistent with past practice;

(4) transactions with a Person (other than an Unrestricted Subsidiary of HTI) that is an Affiliate of HTI solely because such Person is a Joint Venture;

(5) payment of reasonable and customary fees of directors of HTI or any of its Restricted Subsidiaries;

(6) any issuance of Equity Interests (other than Disqualified Stock) of HTI to Affiliates of HTI;

(7) Restricted Payments (or any transactions, other than Permitted Investments, that would be Restricted Payments but for an exclusion from the definition thereof) that do not violate the provisions of the New Note Indenture described above under the caption “—Certain Covenants—Restricted Payments”;

(8) loans or advances to directors, officers and employees in the ordinary course of business;

(9) reimbursements of directors, officers and employees for moving, entertainment and travel expenses, drawing accounts and other business expenditures, in each case in the ordinary course of business of HTI or any of its Restricted Subsidiaries;

(10) indemnities of officers, directors and employees of HTI or any Restricted Subsidiary of HTI consistent with applicable charter, by-law or statutory provisions;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the New Note Indenture, provided that such transactions are on terms not materially less favorable to HTI or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of HTI; and

(12) transactions between HTI or any Restricted Subsidiary of HTI and any Person, a director of which is also a director of HTI or any direct or indirect parent company of HTI, and such director is the sole cause for such Person to be deemed an Affiliate of HTI or any Restricted Subsidiary of HTI; provided, however, that such director shall abstain from voting as a director of HTI or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Liens

HTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, including any income or profits therefrom, whether owned on the date of the New Note Indenture or acquired after that date, securing any Indebtedness, except Permitted Liens.

Business Activities

HTI will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to HTI and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of HTI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by HTI and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by HTI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of HTI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the New Note Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of HTI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” HTI will be in default of such covenant.

The Board of Directors of HTI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of HTI, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of HTI of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Operating Leases

HTI will not, and will not permit any Guarantor to, enter into as lessee any lease of real or personal property (other than capital leases) if, after giving effect thereto, rental payments of HTI and the Guarantors, on a consolidated basis, under all such leases would exceed the lesser of (i) $15.0 million per fiscal year in the aggregate, and (ii) the maximum amount allowed under the Credit Agreement as in effect on January 12, 2012.

Consolidated Total Assets

HTI will not permit, as of the end of any fiscal quarter of HTI, the book value of the total assets of HTI and the Guarantors on a consolidated basis to be less than 50% of the book value of the total assets of HTI and its Subsidiaries on a consolidated basis.

In addition, HTI will not permit, as of the end of any fiscal quarter of HTI, the book value of the total assets of HTI, the Guarantors and the Pledged Restricted Subsidiaries on a consolidated basis to be less than 90% of the book value of the total assets of HTI and its Subsidiaries on a consolidated basis.

For purposes of the foregoing, the book value of any assets shall be the value at which those assets are carried on a balance sheet prepared in accordance with GAAP, and the phrase “on a consolidated basis” means consolidation of the accounts of HTI and the Subsidiaries identified as consolidated with HTI for purposes of the foregoing without any elimination entries to remove the effects of intercompany transactions between HTI or any such Subsidiary, on the one hand, and any Subsidiary of HTI that is not identified as consolidated with HTI for purposes of the foregoing, on the other hand.

Free Cash Flow

HTI will not permit the free cash flow of any Subsidiary of HTI that is not a Guarantor or a Pledged Restricted Subsidiary to be greater than $2.0 million per fiscal year of HTI.

For purposes hereof, the “free cash flow” of any Subsidiary for any period shall mean (i) the cash provided by such Subsidiary’s operating activities during such period, minus (ii) the capital expenditures of such Subsidiary for such period.

Merger, Consolidation or Sale of Assets

HTI may not consolidate with or merge into any Person or directly or indirectly sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of the property and assets of HTI and its Restricted Subsidiaries, taken as a whole, to another Person, unless:

(1) the Person (if other than HTI) formed by such consolidation, into which HTI is merged or which acquires by direct or indirect sale, assignment, conveyance, lease, transfer or other disposition all or substantially all of the properties and assets of HTI and its Restricted Subsidiaries, taken as a whole, (i) shall be an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia (provided that if such entity is not a corporation, a co-obligor of the New Notes is a corporation organized or existing under any such laws), and (ii) expressly assumes (A) by an indenture supplemental thereto, executed and delivered to the trustee, the obligations of HTI under the New Notes and the New Note Indenture and (B) by supplements thereto, executed and delivered to the collateral agent, the obligations of HTI under the security documents;

(2) after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing; and

(3) HTI shall have, at or prior to the effective date of such consolidation, merger or transfer, delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with this covenant and, if a supplemental indenture and supplements to security documents are required in connection with such transaction, such supplemental indenture and supplements comply with this covenant, and that all conditions precedent in this covenant provided for relating to such transaction have been complied with.

The foregoing clause (2) will not apply to any sale, assignment, conveyance, lease, transfer or other disposition of properties or assets between or among HTI and its Restricted Subsidiaries, or any merger or consolidation of HTI with or into one of its Restricted Subsidiaries.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any New Notes are outstanding, HTI will furnish to the trustee and the holders of New Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if HTI were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by HTI’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if HTI were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, for so long as HTI is subject to the periodic reporting requirements of the Exchange Act, HTI will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports. At such time as HTI is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, HTI shall make available the reports referred to in clauses (1) and (2) above to any holder of New Notes or Warrants and any beneficial owner of New Notes or Warrants by posting such information on a reputable password protected online data system, such as Intralinks or DataSite, which shall require a confidentiality acknowledgement, and shall make such information readily available to any prospective investor or any securities analyst who (a) agrees to treat such information as confidential or (b) accesses such information on such password protected online data system, which shall require a confidentiality acknowledgment, provided that if such information is to be provided by means of a password protected online data system, then HTI shall post such information thereon and make readily available any password or other login information to any such prospective investor or securities analyst. HTI will at all times comply with TIA §314(a).

For so long as any New Notes or Warrants remain outstanding, if at any time HTI is not required to file with the SEC the reports referred to in clauses (1) and (2) above, HTI will furnish to the holders of New Notes and Warrants and any beneficial owners of New Notes and Warrants and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

HTI will be deemed to have furnished any reports referred to in clauses (1) and (2) to the trustee and the holders of New Notes and Warrants if (i) HTI has filed such reports with the SEC using the Electronic Data Gathering Analysis and Retrieval filing system and such reports are publicly available, or (ii) at such time as HTI is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, HTI has made such reports available as provided in the penultimate sentence of the second paragraph of this provision.

Delivery of all reports, information and documents referred to in clauses (1) and (2) to the trustee is for informational purposes only, and the trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including HTI’s compliance with any of its covenants under the New Note Indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default in the payment of the principal of any New Note or any Redemption Price when the same becomes due and payable, whether at the Final Maturity Date of the New Notes, upon redemption, repurchase or acceleration, or otherwise;

(2) default in the payment of an installment of interest on any of the New Notes, which default continues for 30 days after the date when due;

(3) failure by HTI or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by HTI or any of its Restricted Subsidiaries to comply with (or obtain a waiver with respect to) the provisions described under the captions “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”

“—Certain Covenants—Transactions with Affiliates,” “—Certain Covenants—Liens,” “—Certain Covenants—Business Activities,” “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” “—Certain Covenants—Operating Leases,” “—Certain Covenants—Consolidated Total Assets” and “—Certain Covenants—Free Cash Flow” for a period of 45 days after written notice of such default to HTI by the trustee or to HTI and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding;

(5) failure by HTI or any of its Restricted Subsidiaries to perform or observe (or obtain a waiver with respect to) any other term, covenant or agreement contained in the note documents for a period of 60 days after written notice of such default to HTI by the trustee or to HTI and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding;

(6) default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5.0 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice of such default to HTI by the trustee or to HTI and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred;

(7) the rendering by a court or courts of competent jurisdiction against HTI or any Significant Subsidiary of final judgments (not covered by insurance or a third party indemnity) for the payment of money in excess of $5.0 million in the aggregate, which final judgments are not paid, discharged or stayed for a period of 60 days;

(8) the occurrence of any of the following:

(a) except as permitted by the intercreditor agreement, the New Note Indenture or such security document, any security document ceases for any reason to be enforceable, provided that it will not be an Event of Default under this clause (8)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that (i) any Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $1.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Priority Liens and Permitted Prior Liens, or (ii) any Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $1.0 million ceases to be an enforceable and perfected second priority Lien, subject only to Priority Liens and Permitted Prior Liens, and such defect is cured within 60 days after written notice thereof to HTI by the trustee or to HTI and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding;

(b) except as permitted by the intercreditor agreement, the New Note Indenture or such security document, any Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $1.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Priority Liens and Permitted Prior Liens, and such defect is not cured within 60 days after written notice thereof to HTI by the trustee or to HTI and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding; or

(c) HTI or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of HTI or any Guarantor set forth in or arising under any security document;

(9) except as permitted by the New Note Indenture, any New Note Guaranty is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its New Note Guaranty; and

(10) certain events of bankruptcy or insolvency described in the New Note Indenture with respect to HTI or any Significant Subsidiary.

If an event of default occurs and is continuing, the trustee may, by written notice to HTI, or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding may, by written notice to HTI and the trustee, declare the principal of, and any accrued and unpaid interest to the date of such declaration on, the New Notes to be immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to HTI, the principal amount of, and any accrued and unpaid interest to the date of occurrence of such event on, the New Notes shall automatically become and be immediately due and payable. The holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the New Notes which have become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the trustee and any predecessor trustee under the New Note Indenture have been made.

The New Note Indenture will require us to deliver an officers’ certificate to the trustee each year that states, to the knowledge of the certifying officers, whether or not we are in compliance with all conditions and covenants contained in the New Note Indenture and whether any Defaults or Events of Default exist. The New Note Indenture also will require us to deliver to the trustee, promptly (and in any event, within five Business Days), after any officer of HTI becomes aware of the occurrence of a Default or Event of Default, written notice thereof.

The holders of a majority in aggregate principal amount of the New Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the New Note Indenture, the security documents or the intercreditor agreement, that the trustee determines may be unduly prejudicial to the rights of another holder or the trustee, or that may involve the trustee in personal liability unless the trustee is offered security or indemnity satisfactory to it; provided, however, that the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder may not pursue any remedy with respect to the note documents (except actions for payment of overdue principal or interest) unless:

(1) the holder gives to the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of the then outstanding New Notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee does not comply with the request within 60 days after the receipt of the request and offer of security or indemnity; and

(5) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the New Notes then outstanding.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee or shareholder, as such, of HTI or any Guarantor will have any liability for any obligations of HTI or the Guarantors under any note documents or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

HTI may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding New Notes and all obligations of the Guarantors discharged with respect to their New Note Guaranties (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding New Notes to receive payments in respect of the principal of or interest on such New Notes, when such payments are due, from the trust referred to below;

(2) HTI’s obligations with respect to the New Notes concerning issuing temporary New Notes, transfer or exchange of New Notes, mutilated, destroyed, lost or stolen New Notes, and the maintenance of an office or agency for payment, transfer and exchange of New Notes and for service of notices and demands to or upon HTI in respect of New Notes or the New Note Indenture;

(3) the rights, powers, trusts, duties and immunities of the trustee under the New Note Indenture, and HTI’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the New Note Indenture.

In addition, HTI may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to terminate its and the Guarantors’ obligations under the provisions described in “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” and under the covenants described under “—Certain Covenants” (other than “—Certain Covenants—Merger, Consolidation or Sale of Assets”), “—New Note Guaranties” and “—Security” (“Covenant Defeasance”). In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments in respect of the New Notes, compliance with obligations or covenants other than those noted above, or bankruptcy and insolvency events) will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) HTI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium (if any) on, and interest on the outstanding New Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and HTI must specify whether the New Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, HTI must deliver to the trustee an opinion of counsel confirming that (a) HTI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the New Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, HTI must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the New Note Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which HTI or any of the Guarantors is a party or by which HTI or any of the Guarantors is bound;

(6) HTI must deliver to the trustee an officers’ certificate stating that the deposit was not made by HTI with the intent of defeating, hindering, delaying or defrauding any creditors of HTI or others; and

(7) HTI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the New Notes, as provided under the caption “—Security—Release of Liens in Respect of New Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

The trustee or collateral agent (as the case may be) and HTI may amend the note documents, and the collateral agent and other counterparties thereto may amend any intercreditor agreement, in each case with the consent of the holders of at least a majority in aggregate principal amount of the New Notes then outstanding. However, the consent of the holder of each outstanding New Note affected is required to:

(1) alter the manner of calculation or rate of accrual of interest on the New Note or change the time of payment of any installment of interest on the New Note;

(2) make the New Note payable in money or securities other than that stated in the New Note;

(3) change the stated maturity of the New Note or provide that the New Note may be redeemed prior to the Final Maturity Date at the option of HTI other than as described in the first two paragraphs under “—Optional Redemption” above;

(4) reduce the principal amount or redemption price with respect to the New Note, or the amount payable upon purchase pursuant to the New Note Indenture of the New Note;

(5) impair the right of the holder to receive payment of principal of, premium (if any) on, or interest on the New Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the New Note;

(6) make any change in these amendment, supplement and waiver provisions; or

(7) release any Guarantor from any of its obligations under its New Note Guaranty or the New Note Indenture, except in accordance with the New Note Indenture.

In addition, any amendment or supplement to the provisions of the New Note Indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Note Obligations, except in accordance with the terms of the New Note Indenture, any security document or the intercreditor agreement, will require the consent of the holders of at least 66-2/3% in aggregate principal amount of the New Notes then outstanding.

The holders of a majority in aggregate principal amount of the outstanding New Notes may, on behalf of all the holders of all New Notes, (1) waive compliance by HTI or any Guarantor with restrictive provisions of the note documents, and (2) waive any past Default or Event of Default under the New Note Indenture and its consequences, except an uncured failure to pay when due the principal amount of or accrued and unpaid interest on the New Notes or the redemption price, or in respect of any provision which under the note documents cannot be modified or amended without the consent of the holder of each outstanding New Note affected.

Notwithstanding the foregoing, without the consent of any holder of New Notes, the trustee or collateral agent (as the case may be) and HTI may amend any of the note documents, and the collateral agent and other counterparties thereto may amend any intercreditor agreement:

(1) to evidence a successor to HTI or a Guarantor and the assumption by that successor of HTI’s or such Guarantor’s obligations under the note documents;

(2) to add to HTI’s or the Guarantors’ covenants for the benefit of the holders of the New Notes or to surrender any right or power conferred upon HTI or any Guarantor;

(3) to allow any Person to guaranty the New Notes;

(4) to evidence and provide the acceptance of the appointment of a successor trustee under the New Note Indenture;

(5) to comply with the requirements of the SEC in order to effect or maintain qualification of the New Note Indenture under the TIA, as contemplated by the New Note Indenture or otherwise;

(6) to comply with the provisions of any securities depositary, clearing agency, clearing corporation or clearing system, or the requirements of the trustee or registrar, relating to transfers and exchanges of the New Notes pursuant to the New Note Indenture;

(7) to cure any ambiguity, omission, defect or inconsistency or correct or supplement any defective provision;

(8) to make any change that does not adversely affect the rights of the holders of the New Notes in any material respect;

(9) to make, complete or confirm any grant of Collateral permitted or required by the New Note Indenture or any of the security documents; or

(10) to release any Collateral from the Liens securing the Note Obligations pursuant to the terms of the New Note Indenture, any of the security documents or the intercreditor agreement.

Satisfaction and Discharge

The New Note Indenture shall cease to be of further force and effect, and the trustee, on demand of and at the expense of HTI, shall execute proper instruments acknowledging satisfaction and discharge of the New Note Indenture, when either:

(1) all New Notes theretofore authenticated and delivered (other than New Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the New Note Indenture, and (ii) New Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to HTI as provided in the New Note Indenture) have been delivered to the trustee for cancellation; or

(2) all New Notes not theretofore delivered to the trustee for cancellation, (i) have become due and payable, (ii) will become due and payable at the Final Maturity Date of the New Notes within one year, or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of HTI, provided, in the case of this clause (2), that:

(A) HTI or any Guarantor has deposited with the trustee or a paying agent (other than HTI or any of its Affiliates) as trust funds in trust for the purpose of and in an amount sufficient to pay and discharge, in respect of all New Notes not theretofore delivered to the Trustee for cancellation, the principal thereof and interest thereon to the date of such deposit (in the case of New Notes which have become due and payable) or to the Final Maturity Date of the New Notes or the redemption date, as the case may be. In the event that HTI exercises its right to redeem the New Notes as provided under “—Optional Redemption,” HTI shall have the right to withdraw its funds previously deposited with the trustee or paying agent pursuant to the immediately preceding sentence;

(B) HTI or any Guarantor has paid or caused to be paid all other sums payable under the New Note Indenture by HTI; and

(C) HTI has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of the New Note Indenture have been complied with.

The Collateral will be released from the Lien securing the New Notes, as provided under the caption “—Security—Release of Liens in Respect of New Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and collateral agent under the New Note Indenture for the New Notes.

Governing Law

The New Note Indenture, the New Notes and each New Note Guaranty are governed by, and will be construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the New Note Indenture, any intercreditor agreement and the security documents without charge by writing to HTI, 40 West Highland Park NE, Hutchinson, Minnesota 55350, Attention: Investor Relations.

Global Notes; Book Entry; Form

The New Notes will be issued in the form of a global security. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. New Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

(1) a limited purpose trust company organized under the laws of the State of New York;

(2) a member of the Federal Reserve System;

(3) a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(4) a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global security is deposited with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of New Notes represented by such global security to the accounts of participants.

Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global security for all purposes under the New Note Indenture and the New Notes. In addition, no owner of a beneficial interest in the global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the New Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any New Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and interest on, the New Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

If we redeem less than all of the New Notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) or there is an event of default under the New Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certain Definitions

Set forth below are certain defined terms used in the New Note Indenture and certain security documents. Reference is made to such documents for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any Person, means possession, directly or indirectly, of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any New Note on any redemption date, the excess of:

(1) the present value at such redemption date of (a) the principal amount of the New Note redeemed, plus (b) all required interest payments due on such principal amount from such redemption date through the Final Maturity Date of the New Notes (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the principal amount of the New Note redeemed.

Calculation of the Applicable Premium will be made by HTI or on behalf of HTI by such Person as HTI shall designate, and in any event, such calculation shall not be a duty or obligation of the trustee. HTI will deliver an officers’ certificate to the trustee at least two Business Days prior to the applicable redemption date advising the trustee of the Applicable Premium, together with the basis for such calculation in reasonable detail.

“Asset Sale” means:

(1) the sale, conveyance, lease or other disposition of any assets or rights by HTI or any of HTI’s Restricted Subsidiaries (other than Equity Interests in any Unrestricted Subsidiary), provided that (i) the sale, conveyance, lease or other disposition of all or substantially all of the assets of HTI and its Subsidiaries, taken as a whole, will be governed by the provisions of the New Note Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant, and (ii) the TSA+ Disposition will be governed by the provisions of the New Note Indenture described above under the caption “—Repurchases at the Option of Holders—Change in Control” and not by the provisions of the Asset Sale Covenant; and

(2) the issuance of Equity Interests by any of HTI’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value (as determined in good faith by the Board of Directors or the chief financial officer of HTI) of less than $2.0 million;

(2) a transfer of assets (i) by HTI or any of its Restricted Subsidiaries to HTI or any Guarantor, or (ii) by a Restricted Subsidiary of HTI that is not a Guarantor to another Restricted Subsidiary of HTI that is not a Guarantor;

(3) an issuance of Equity Interests by a Restricted Subsidiary of HTI to HTI or to a Restricted Subsidiary of HTI;

(4) the sale or other disposition or discount of products, services, accounts receivable, equipment or other goods in the ordinary course of business (other than sales, dispositions or discounts of products, services, accounts receivable, equipment or other goods by HTI or any Guarantor to any Subsidiary of HTI that is not a Guarantor or a Pledged Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors or the chief financial officer of HTI) of which exceeds $2.0 million in any single transaction or series of related transactions or in any fiscal year of HTI);

(5) any sale, lease or other disposition of surplus, damaged, unserviceable, worn-out or obsolete assets in the ordinary course of business and the assignment, license, cancellation, abandonment or other disposition of intellectual property that is no longer useful in any material respect in the conduct of the business of HTI and its Restricted Subsidiaries taken as a whole;

(6) licenses and sublicenses by HTI or any of its Restricted Subsidiaries of intellectual property in the ordinary course of business or in settlement of any litigation or claims in respect of intellectual property, and leases or subleases of real property or equipment in the ordinary course of business;

(7) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business and the liquidation of any assets received in settlement of claims owed to HTI or any of its Restricted Subsidiaries;

(8) the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens;”

(9) the sale or other disposition of cash or Cash Equivalents or other Investments permitted by clause (2) of the definition of Permitted Investments;

(10) a Restricted Payment (or any transaction that would be a Restricted Payment but for an exclusion from the definition thereof) that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment; and

(11) any issuance or sale of Equity Securities of HTI.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Banking Services” means each and any of the following bank services provided to HTI or any Subsidiary by any lender under the Credit Agreement or another Credit Facility or any Affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of HTI or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Beneficial Owner” means the definition such term is given in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Board of Directors” means either the board of directors of HTI or any committee of the Board of Directors authorized to act for it with respect to the New Note Indenture.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York, Chicago, Illinois or Minneapolis, Minnesota are authorized or obligated to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, overnight bank deposits, and demand and time deposits, in each case, with any lender party to the Credit Agreement or another Credit Facility or with any domestic commercial bank having capital and surplus of at least $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following after the date of the New Note Indenture: (i) the acquisition by any Person of Beneficial Ownership, directly or indirectly, of shares of HTI’s Capital Stock entitling that Person to exercise 50% or more of the total voting power of all shares of HTI’s Capital Stock entitled to vote generally in elections of directors, including without limitation by merger or consolidation; or (ii) the direct or indirect consolidation or merger of HTI with or into any other Person, or any direct or indirect merger of another Person into HTI, provided that this clause (ii) shall not apply to (A) any transaction (y) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of HTI’s

Capital Stock and (z) pursuant to which holders of HTI’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after the transaction; or (B) any merger solely for the purpose of changing HTI’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or (iii) any direct or indirect conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of HTI and its Subsidiaries, taken as a whole, to another Person; or (iv) the first day on which a majority of the members of the Board of Directors of HTI are not Continuing Directors; or (v) the adoption of any plan relating to the liquidation or dissolution of HTI; or (vi) a TSA+ Disposition.

“Collateral” means any property or assets of HTI, any Guarantor or any other Restricted Subsidiary of HTI, whether now owned or hereafter acquired, subject or purported to be subject to a Lien granted to secure the Note Obligations pursuant to any security document.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period

(1) plus, without duplication:

(i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, and

(ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, and

(iii) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income;

(2) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) all extraordinary or non-recurring gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale (without giving effect to any threshold set forth in the definition thereof) or the disposition of securities, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (and loss) of any Person that is not the specified Person or a Restricted Subsidiary of the specified Person (including without limitation, in the case of HTI, any Unrestricted Subsidiary) will be excluded, provided that Consolidated Net Income of the specified Person for any period will be increased by the amount of any dividends or similar distributions paid in cash by such Person to the specified Person or a Restricted Subsidiary of the specified Person in respect of such period;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash gains (and losses) attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(5) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards will be excluded, provided that the proceeds resulting from any such grant will be excluded from clause (b) (2) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payment”;

(6) any gains (and losses) due solely to fluctuations in currency values will be excluded;

(7) any gains (but not losses) from discontinued operations will be excluded; and

(8) any after-tax effect of income (and loss) from the early extinguishment of Indebtedness will be excluded.

“Continuing Directors” means as of any date of determination, any member of the Board of Directors of HTI who:

(1) was a member of such Board of Directors on the date of the New Note Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Revolving Credit and Security Agreement dated as of September 16, 2011 by and among PNC Bank, National Association (as lender and as agent), HTI and the other borrowers signatory thereto, providing for revolving credit borrowings and issuances of letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (provided, that the rate of or method of calculating interest on the Indebtedness incurred under such Revolving Credit and Security Agreement as so amended, restated, modified, renewed, refunded, replaced or refinanced is not materially less favorable to HTI and the Guarantors, as determined in good faith by the Board of Directors of HTI, than that provided in such Revolving Credit and Security Agreement as in effect on the date of the New Note Indenture, except to the extent such rate or method is permitted to be modified without the consent of the trustee or the holders of the New Notes pursuant to the terms of the intercreditor agreement).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or investors or to special purpose entities formed to borrow from such lenders or investors against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. Notwithstanding the foregoing, no debt or commercial paper facilities shall constitute Credit Facilities if the rate of or method of calculating interest on the Indebtedness incurred thereunder is materially less favorable to HTI and the Guarantors, as determined in good faith by the Board of Directors of HTI, than that provided in the Credit Agreement as in effect on the date of the New Note Indenture, except to the extent such rate or method is permitted to be modified without the consent of the trustee or the holders of the New Notes pursuant to the terms of the intercreditor agreement.

“Default” means, when used with respect to the New Notes, any event that, after notice or passage of time, or both, would be an Event of Default.

“Development Center” means that certain real property in Hutchinson, Minnesota, known as McLeod County Property Tax Identification Number R23.246.0015. The Development Center parcel consists of a two-story commercial building with approximately 234,882 square feet of interior space, situated on a parcel of approximately 59.56 acres.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 180 days after the Final Maturity Date of the New Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require HTI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that HTI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the New Note Indenture will be the maximum amount that HTI and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Joint Venture” means a Joint Venture that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Domestic Subsidiary” means any Restricted Subsidiary of HTI that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time, or any successor statute or statutes thereto.

“Existing Indebtedness” means all Indebtedness of HTI and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the New Note Indenture (including without limitation any Outstanding 3.25% Notes and Outstanding 8.50% Notes that remain outstanding after the consummation of the Tender/Exchange Offers), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or, if otherwise expressly permitted by the New Note Indenture, the chief financial officer of HTI.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not cash, paid on any Disqualified Stock or any series of preferred stock of such Person or any of its Restricted Subsidiaries, provided that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such securities (expressed as a decimal) for such period (as estimated by the chief financial officer of such Person in good faith); plus

(5) interest expense incurred in connection with Investments in discontinued operations; plus

(6) cash contributions by such Person or any of its Restricted Subsidiaries to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such specified Person) in connection with Indebtedness incurred by such plan or trust.

“Foreign Subsidiary” means any Restricted Subsidiary of HTI that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Financial Accounting Standards Board, and (3) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantor” means any Restricted Subsidiary that may hereafter guarantee payment and performance of HTI’s obligations under the New Note Indenture and the New Notes pursuant to a Note Guaranty (provided that any such Restricted Subsidiary shall cease to constitute a Guarantor when its Note Guaranty is released in accordance with the New Note Indenture); and “Guarantors” means collectively all such Restricted Subsidiaries.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor which is expressly subordinate in right of payment to the obligations of such Guarantor under its Note Guaranty pursuant to a written agreement (it being understood that no Indebtedness shall be considered to be a Guarantor Subordinated Obligation solely by virtue of being unsecured or by virtue of being secured on a junior priority basis).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedge Agreement” means any exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, forward purchase or similar agreement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.

“HTI Thailand” means Hutchinson Technology Operations (Thailand) Co., Ltd., a company organized under the laws of Thailand.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed (other than obligations in respect of earnouts); or

(6) representing the net amount due under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the New Note Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against HTI or any Guarantor under Title 11, U.S. Code, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of HTI or any Guarantor, any receivership or assignment for the benefit of creditors relating to HTI or any Guarantor or any similar case or proceeding relative to HTI or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to HTI or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of HTI or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“intercreditor agreement” means, collectively, (a) the intercreditor agreement dated as of the date of the New Note Indenture among the trustee and collateral agent and PNC Bank, National Association, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time, and (b) any other intercreditor agreement, with terms no less favorable to the holders of the New Notes than the intercreditor agreement referred to in clause (a), entered into by the agent or other representative of holders of Priority Lien Obligations designated pursuant to the terms of the relevant Priority Lien Documents, as senior agent, and the trustee and collateral agent, as junior agent, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If HTI or any Restricted Subsidiary of HTI sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of HTI such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of HTI, HTI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of HTI’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the covenant described under the caption “—Certain Covenants—Restricted Payments.” The acquisition by HTI or any Restricted Subsidiary of HTI of a Person that holds an Investment in a third Person will be deemed to be an Investment by HTI or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the covenant captioned “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the New Note Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” of any New Note means the date on which the New Note was originally issued or deemed issued as set forth on the face of the New Note.

“Joint Venture” means any corporation, partnership or other entity (other than a Subsidiary of HTI) in which HTI or any of its Restricted Subsidiaries holds any Equity Interests.

“Learning Center” means that certain real property in Hutchinson, Minnesota, known as McLeod County Property Tax Identification Number R23.246.0013. The Learning Center parcel consists of a one-story commercial building with a building footprint of approximately 20,276 square feet, situated on a parcel of approximately 8.65 acres.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any capital lease, or any option or other agreement to sell or give a security interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by HTI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither HTI nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders or investors have been notified in writing that they will not have any recourse to the stock or assets of HTI or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“note documents” means the New Note Indenture, the New Notes and the security documents.

“Note Guaranty” means the guarantee by each Guarantor of HTI’s obligations under the New Note Indenture and the New Notes pursuant to the provisions of the New Note Indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the relevant documentation, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Outstanding 3.25% Notes” means HTI’s outstanding 3.25% Convertible Subordinated Notes due 2026.

“Outstanding 8.50% Notes” means HTI’s outstanding 8.50% Convertible Senior Notes due 2026.

“Permitted Business” means any of the businesses in which HTI and its Restricted Subsidiaries are engaged on the date of the New Note Indenture (the “existing business”) and any business reasonably related, incidental, complementary or ancillary thereto (including without limitation the manufacture and sale of other products with the same type of machinery and equipment as is used in the existing business and the sale of products manufactured by HTI or any of its Restricted Subsidiaries as part of the existing business to, or the performance of services offered by HTI or any of its Restricted Subsidiaries as part of the existing business for, customers in markets other than markets sold to or served by the existing business).

“Permitted Investments” means:

(1) any Investment (i) by HTI or any Restricted Subsidiary of HTI in HTI or in a Guarantor, or (ii) by any Restricted Subsidiary of HTI that is not a Guarantor in any other Restricted Subsidiary of HTI that is not a Guarantor;

(2) any Investment in Cash Equivalents or other Investments permitted by HTI’s investment policy as in effect on the date of the New Note Indenture;

(3) any Investment by HTI or any Restricted Subsidiary of HTI in a Person whose primary business is a Permitted Business, if as a result of such investment: (a) such Person becomes a Restricted Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, HTI or a Restricted Subsidiary of HTI;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of HTI;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of HTI or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers and employees made in the ordinary course of business;

(9) repurchases of the New Notes or other Indebtedness of HTI or any Restricted Subsidiary of HTI;

(10) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the date of the New Note Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the New Note Indenture, provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the New Note Indenture or (b) as otherwise permitted under the New Note Indenture;

(12) Investments acquired after the date of the New Note Indenture as a result of the acquisition by HTI or any Restricted Subsidiary of HTI of another Person (including by way of a merger, amalgamation or consolidation with or into HTI or any of its Restricted Subsidiaries) in a transaction that is not prohibited by the New Note Indenture, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) any Investment in a Restricted Subsidiary of HTI that is not a Guarantor, the proceeds of which are used by such Restricted Subsidiary to purchase equipment, products or other goods or services from HTI or any Guarantor, provided that such Restricted Subsidiary is a Pledged Restricted Subsidiary;

(14) any Investment consisting of a contribution of property or assets of the BioMeasurement Division of HTI to the capital of any Domestic Subsidiary or any Domestic Joint Venture, provided that, in the case of a Domestic Subsidiary, such Domestic Subsidiary is a Pledged Restricted Subsidiary and, in the case of a Domestic Joint Venture, the Equity Interests in such Domestic Joint Venture owned by HTI or any Restricted Subsidiary of HTI are included in Collateral;

(15) any Investment in a Restricted Subsidiary of HTI that is not a Guarantor having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value), as determined in good faith by the Board of Directors or the chief financial officer of HTI, when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $20.0 million, provided that such Restricted Subsidiary is a Pledged Restricted Subsidiary; and

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value), as determined in good faith by the Board of Directors or the chief financial officer of HTI, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1) Liens securing (a) Priority Lien Debt in an aggregate outstanding principal amount not exceeding the Priority Lien Cap and (b) all other Priority Lien Obligations;

(2) Liens securing the New Notes, the New Note Guaranties and any other Note Obligations;

(3) Liens in favor of HTI or the Guarantors;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by HTI or any Subsidiary of HTI or Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of HTI or a Restricted Subsidiary, provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness and any improvements or accessions thereto and the proceeds thereof;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the New Note Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the Indebtedness renewed, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness (plus improvements and accessions to such property and proceeds or distributions thereof);

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(c) if the Lien on any Collateral securing the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness is junior in priority to the Lien in such Collateral securing the Note Obligations, then the Lien on such Collateral securing such Permitted Refinancing Indebtedness shall be junior in priority to the Lien on such Collateral securing the Note Obligations;

(11) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12) Liens on the Collateral, or any portion thereof, securing Indebtedness permitted to be incurred under clause (1) of the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” so long as such Liens are junior in priority to the Liens securing the Note Obligations;

(13) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(15) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) licenses or sublicenses of intellectual property in the ordinary course of business or in settlement of any litigation or claims in respect of intellectual property and leases or subleases of real property or equipment in the ordinary course of business;

(17) Liens existing on the date of the New Note Indenture (other than Liens securing Priority Lien Obligations);

(18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

“Permitted Prior Liens” means (i) those Liens which, under each of the Priority Lien Documents, are permitted to be incurred on a priority basis to the Priority Liens and (ii) at any time when no Priority Lien Documents remain in effect, Permitted Liens which are prior to the Liens securing the Note Obligations as a matter of law or pursuant to any agreement consented to by the holders of the New Notes in accordance with the provisions described above under the caption “—Amendment, Supplement and Waiver.”

“Permitted Refinancing Indebtedness” means any Indebtedness of HTI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of HTI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has (a) a final maturity date not earlier than the earlier of (i) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (ii) the date 180 days after the Final Maturity Date of the New Notes, and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the New Notes on terms at least as favorable to the holders of New Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by HTI or by the Restricted Subsidiary of HTI that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Pledged Restricted Subsidiary” means any Restricted Subsidiary of HTI, provided that all of the Equity Interests in such Restricted Subsidiary owned by HTI or any other Restricted Subsidiary of HTI, other than Foreign Subsidiary Excluded Equity Interests and Rule 3-16 Excluded Assets, are included in the Collateral.

“Priority Lien” means a Lien granted by a Priority Lien Document on any property of HTI, any Guarantor or any other Restricted Subsidiary of HTI to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, the principal amount of Indebtedness under the Credit Agreement and/or any other Credit Facility that may be incurred under clause (1) of the definition of Permitted Debt as of such date.

“Priority Lien Debt” means:

(1) Indebtedness of HTI or any Guarantor under the Credit Agreement; and

(2) Indebtedness of HTI or any Guarantor under any other Credit Facility that is secured by a Lien on the Collateral, provided, in the case of any Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by HTI or such Guarantor, such Indebtedness is designated by HTI in an officers’ certificate delivered to the trustee and collateral agent as “Priority Lien Debt” for the purposes of the New Note Indenture; and

(b) the agent or other representative with respect to such Indebtedness has duly executed and delivered an intercreditor agreement (or a joinder to an intercreditor agreement).

“Priority Lien Documents” means the Credit Agreement and documents governing any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the security documents that secure the Priority Lien Debt.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of HTI, any Guarantor or any other Restricted Subsidiary of HTI in respect of Priority Lien Debt or under any Priority Lien Documents, together with Hedging Obligations and Banking Services Obligations that are secured under Priority Lien Documents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Group.

“second lien security agreement” means the second lien security agreement dated as of the date of the New Note Indenture among HTI, the Guarantors from time to time party thereto, and the collateral agent, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Secured Debt” means (i) the New Notes, (ii) Priority Lien Debt, and (iii) other Indebtedness of HTI or any Guarantor that is secured by all or any part of the Collateral (which other Indebtedness, if incurred pursuant to the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” shall have the Lien priority specified in clause (12) of the definition of Permitted Liens).

“Secured Leverage Ratio” means the ratio of the Secured Debt as of the last day of any period of four full fiscal quarters to HTI’s Consolidated EBITDA for such period. In the event that HTI or any Guarantor incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Secured Debt (other than borrowings pursuant to any working capital or other revolving facility) subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “calculation date”), then the Secured Leverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions that have been made by HTI or any Guarantor, including through mergers or consolidations, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date, or that are to be made on the calculation date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the calculation date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the calculation date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the calculation date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time or any successor statute or statutes thereto.

“security documents” means the second lien security agreement, each joinder to the second lien security agreement, and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by HTI, any Guarantor or any other Restricted Subsidiary of HTI creating (or purporting to create) a Lien upon Collateral in favor of the collateral agent (or co-agent), in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Significant Subsidiary” means any Subsidiary of HTI that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the New Note Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of HTI which is expressly subordinate in right of payment to the New Notes pursuant to a written agreement (it being understood that no Indebtedness shall be considered to be a Subordinated Obligation solely by virtue of being unsecured or by virtue of being secured on a junior priority basis).

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Tender/Exchange Offers” means the concurrent Tender Offers and Exchange Offer made by HTI pursuant to the prospectus of which this Description of the New Notes is a part.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the Final Maturity Date of the New Notes; provided, however, that if the period from the redemption date to the Final Maturity Date of the New Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“TSA+ Disposition” means:

(1) the sale, conveyance, transfer, leasing (including subleasing), licensing (including sublicensing) or other disposition by HTI or any of its Subsidiaries to any Person of the trade secret and know-how and process technology necessary for making suspension assembly flexures produced using additive manufacturing processes, known as HTI’s TSA+ flexure (the “TSA+ Assets”) and any patents that cover

TSA+ Assets (the “TSA+ Patents”); provided that HTI and its Subsidiaries may, in the good faith determination of the Board of Directors and on commercially reasonable terms (including reasonable precautions to be taken to protect the proprietary nature of the TSA+ Assets), lease, sublease, license or sublicense, on a non-exclusive basis, the TSA+ Patents (and, in the case of clause (c) below, TSA+ Assets) to the following Persons (none of which shall constitute a TSA+ Disposition):

(a) any Person that owns intellectual property for the same or similar systems, methods, products and services as the TSA+ Assets to the extent HTI receives a lease, sublease, license or sublicense of such intellectual property from such Person of similar scope consistent with past practices of HTI;

(b) any Person that is a customer of HTI purchasing TSA+ flexures solely to the extent necessary for such customer to use, sell or otherwise dispose of the TSA+ flexures;

(c) any Person not primarily engaged in the disk drive industry for use outside the disk drive industry; and

(d) renewals or extensions of existing leases, subleases, licenses or sublicenses existing on the date hereof; or

(2) the sale, conveyance, transfer or other disposition of all or a material portion of the physical assets relating to the TSA+ Assets or the TSA+ Patents (other than due to replacement of damaged, unserviceable, worn-out or obsolete assets or for improved process capability, provided reasonable precautions are taken to protect the proprietary nature of the TSA+ Assets) used by HTI or its Subsidiaries for the manufacturing of TSA+ flexures.

“Unrestricted Subsidiary” means any Subsidiary of HTI that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with HTI or any Restricted Subsidiary of HTI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to HTI or such Restricted Subsidiary than those that might be obtained by HTI or such Restricted Subsidiary in a comparable transaction on an arms’ length basis at the time from Persons who are not Affiliates of HTI;

(3) is a Person with respect to which neither HTI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support (including by granting Liens on its assets) for any Indebtedness of HTI or any of its Restricted Subsidiaries.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF THE UNITS

The following description summarizes certain terms of the Units, which consist of New Notes and Warrants. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the New Notes, the New Note Indenture, the Warrants and the Warrant Agreement, which are filed as exhibits to the registration statement of which this prospectus constitutes a part. We will provide copies of these documents to you upon request. As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

HTI has distributed pursuant to a Rights Offering and upon the terms and subject to the conditions described in this prospectus, one Subscription Right to subscribe for one Unit for every $1,906.075 principal amount of Outstanding 3.25% Notes. Each Unit consists of (1) $1,000 principal amount of New Notes and (2) a Warrant to purchase 96.725 shares of our common stock, at an exercise price of $.01 per share for a period of ten years following the issue date.

The Subscription Rights may be exercised only by Participating Holders. See “The Rights Offering.” Participating Holders who validly exercise Subscription Rights will receive up to, in the aggregate 40,000 Units, which if fully subscribed will result in the issuance of $40,000,000 of New Notes and Warrants to purchase 3,869,000 shares of our common stock.

The components of the Units will be immediately separable upon issuance without any action by the holder.

For a description of the New Notes, see “Description of the New Notes.”

HTI will issue the Warrants pursuant to a warrant agreement between Hutchinson Technology Incorporated and Wells Fargo Bank, National Association, as warrant agent (the “warrant agent”). The terms of the Warrants will include those stated in the warrant agreement.

The following description is a summary of the material provisions of the warrant agreement. It does not restate the agreement in its entirety. We urge you to read the warrant agreement because it, and not this description, defines your rights as holders of the Warrants. Copies of the warrant agreement are available as set forth below under “—Additional Information.” You can find the definitions of certain terms uses in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the warrant agreement.

The registered holder of a Warrant will be treated as the owner of it for all purposes. Only registered holders will have rights under the warrant agreement.

General

Each Warrant, when exercised, will entitle the holder thereof to purchase 96.725 shares of our common stock at an exercise price of $.01 per share. The Warrant may be exercised only on a cashless basis as described in the warrant agreement. The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain cases. See “—Adjustments” below.

The Warrants may be exercised at any time on or after the date of issuance. Holders of Warrants will be able to exercise their Warrants for shares of our common stock in reliance on the exemption from the registration requirements provided by Section 3(a)(9) of the Securities Act, and those shares of common stock will be freely transferable and not subject to any transfer restrictions. Unless earlier exercised, the Warrants will expire on the tenth anniversary of their Issue Date (if a trading day and if not a trading day, the following trading day).

No fractional shares will be delivered by HTI upon the exercise of a Warrant. If the exercise of a Warrant would result in the delivery of a fractional share, HTI will not be obligated to deliver such fractional share, and the number of shares to be delivered upon the exercise of a Warrant will be rounded to the nearest full share.

Warrants will be issued in the form of one or more global securities or at the election of a holder of Warrants via book-entry registration on the books and records of the warrant agent. See “—Global Notes; Book Entry; Form” below. No service charge will be made for registration of transfer or exchange upon surrender of any warrant and HTI will pay any transfer tax, assessment or similar governmental charge in connection therewith.

Certain Terms

Exercise

In order to exercise all or any of the Warrants, the holder thereof is required to deliver to the warrant agent a form of election attached to the warrant agreement and pay in full the exercise price for each share of common stock. The exercise price may be paid only:

•

by reducing the number of shares of common stock that would be obtainable upon the exercise of a Warrant so as to yield a number of shares of common stock upon the exercise of such Warrant equal to the product of:

•	the number of shares of common stock for which such Warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash); and

•	the cashless exercise ratio.

The “cashless exercise ratio” will equal a fraction, the numerator of which is the excess of the current market value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of the common stock on the exercise date. Upon exercise of more than one Warrant in connection with the holder’s cashless exercise, the number of shares of common stock issuable upon a cashless exercise will be equal to the number of shares of common stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio.

The number of shares of common stock that may be acquired by the holder upon any exercise of a Warrant shall be limited to insure that, following such exercise, the total number of shares of common stock then beneficially owned by the holder (and its affiliates) does not exceed 9.99% beneficial ownership of the total number of issued and outstanding shares of common stock of HTI (including for such purpose the shares of common stock issuable upon such exercise). By written notice to HTI, a holder of Warrants may from time to time increase or decrease such percentage to any other percentage not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first day after such notice is delivered to the Company.

Rights to Dividends and Distributions

The holders of unexercised Warrants are entitled, as such, to receive dividends or distributions on the same basis as such dividends or distributions are made to holders of common stock of HTI pro rata based on the number of shares of common stock for which such Warrants are exercisable (whether or not currently exercisable) and disregarding any limitation on exercise, including without limitation the maximum exercise percentage described above, provided that a holder shall not be entitled to participate to the extent such participation would result in the holder exceeding the maximum exercise percentage, in which case the portion of the dividend or distribution in excess thereof will be held in abeyance by us.

Purchase Rights

The holders of unexercised Warrants are entitled, as such, to acquire options, convertible securities or rights to purchase stock, warrants, securities or other property (including rights under HTI’s share rights plan) issued to the holders of common stock of HTI, subject to and upon the terms applicable to such purchase rights pro rata based on the number of shares of common stock for which such Warrants are exercisable (whether or not currently exercisable) and disregarding any limitation on exercise, including without limitation the maximum exercise percentage described above, provided that a holder shall not be entitled to participate to the extent such participation would result in the holder exceeding the maximum exercise percentage, in which case the portion of the purchase right in excess thereof will be held in abeyance by us.

No Other Rights as Shareholders

The holders of unexercised Warrants are not entitled, as such, to receive notice of, or to vote at, any meeting, to consent, to receive notice of any other proceedings of HTI or to exercise any other rights whatsoever as our shareholders.

Combination; Liquidation, etc.

In the event of a Combination, the Warrants outstanding immediately prior to the time of the consummation of the Combination shall be deemed exercised immediately prior to such time and each Holder will receive upon such deemed exercise of Warrants, on a pro rata basis with the holders of HTI’s common stock assuming the full exercise of Warrants immediately prior to the consummation of the Combination (without taking into account any limitation on exercise, including without limitation the maximum exercise percentage as described above), the kind and amount of consideration given to the holders of common stock upon consummation of the Combination.

Notwithstanding the foregoing, to the extent after giving effect to such exercise, the holder (and its affiliates) would exceed 9.99% beneficial ownership of the outstanding shares of the surviving or acquiring person, then the holder’s Warrants shall not be deemed exercised to such extent, the surviving or acquiring person will assume such unexercised Warrants and the holder shall have the right to receive upon exercise of unexercised Warrants the kind and amount of shares, other securities or property which such holder would have been entitled to receive upon completion of or as a result of such Combination had the unexercised Warrants been exercised immediately prior to such event (subject to adjustment as described below).

Upon dissolution or liquidation of HTI, the holders of Warrants shall be entitled to receive such distributions of cash, stock or other securities or property on an equal basis as the holders of common stock as if the Warrants had been exercised immediately prior to such event, provided if any distribution would result in a holder exceeding the maximum percentage, the holder shall not be entitled to participate in any such distribution to such extent and the portion of such distribution shall be held in abeyance for the benefit of the holder.

Adjustments

The number of shares of common stock issuable upon exercise of the Warrants and the exercise price will be subject to adjustment in certain events including:

•	Stock splits or dividends or distributions of shares of HTI common stock; or

•	subdivisions, combinations and certain reclassifications of HTI common stock.

Amendment

From time to time we and the warrant agent, without the consent of the holders of the Warrants, may amend or supplement the warrant agreement for certain purposes, including curing ambiguities or defects or making other changes that do not adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the exercise price would be increased, the number of shares of common stock issuable upon exercise of the Warrants would be decreased or the expiration date would be made to occur sooner (in each case, other than pursuant to adjustments provided for in the warrant agreement).

Concerning the Warrant Agent

Wells Fargo Bank, National Association, is the warrant agent under the warrant agreement.

Governing Law

The warrant agreement and the Warrants are governed by, and will be construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the warrant agreement without charge by writing to HTI, 40 West Highland Park NE, Hutchinson, Minnesota 55350, Attention: Investor Relations.

Global Warrants; Book Entry; Exchange or Transfer

The Warrants will be issued in the form of one or more global securities or in book entry form on the books and records of the warrant agent at the election of a holder of Warrants.

Global Warrants

The global security will be deposited with the warrant agent as custodian for DTC and registered in the name of DTC or nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a member of the Federal Reserve System;

(3)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(4)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global security is deposited with DTC, DTC will credit, on its book-entry registration and transfer system, the Warrants represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to exercise their interests for common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for exercise. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by the global security for all purposes under the warrant agreement and the Warrants. An owner of a beneficial interest in a global security will be able to transfer that interest only in accordance with the applicable procedures of DTC and the provisions of the warrant agreement. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have Warrants represented by the global security registered in your name, will not receive or be entitled to book-entry registration of the Warrants on the books and records of the warrant agent and will not be considered to be the owner or holder of any Warrants under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments in respect of dividends and distributions, if any, and make adjustments as described in “—Adjustments” above pursuant to the terms of the warrant agreement, on the Warrants represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of dividends or distributions, if any, or a certificate describing any adjustment in exercise price or number shares, will credit participants’ accounts in amounts proportionate to their respective beneficial interests in the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we nor the warrant agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any Warrant or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

DTC has advised us that it will take any action permitted to be taken by a holder of Warrants only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the Warrants as to which such participant or participants has or have given such direction.

If DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) and HTI does not appoint a successor depository within 90 days, the warrant agent will register the Warrants represented by the global security in book entry form on the books and records of the warrant agent.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the warrant agent have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Book Entry

At the election of a holder of Warrants, Warrants may be issued in book entry form on the books and records of the warrant agent and evidenced by statements issued by the warrant agent reflecting such book entry position in accordance with the provisions of the warrant agreement.

Exchange or Transfer

The warrant agent will register the transfer or exchange of Warrants held in book entry form when presented with written instruction, executed by the holder of Warrants or his authorized attorney, in the form reasonably satisfactory to the warrant agent as provided in the warrant agreement.

The warrant agent will exchange or transfer Warrants held in book entry form for Warrants represented by one or more global securities upon receipt of appropriate instruments of exchange or transfer and written instructions, by cancelling the book entry on the certificate of register and causing (in accordance with the standing instructions and procedures existing between DTC and the warrant agent) the number of Warrants represented by the global security to be increased by an amount equal to the number of Warrants represented by the book entry. If no global security is then outstanding HTI will issue a new global security representing the appropriate number of Warrants.

Upon receipt from DTC of written instructions on behalf of a person having a beneficial interest in a global security, the warrant agent shall issue in book entry form the number of Warrants equal to the beneficial interest of such person in the global security and will cause (in accordance with the standing instructions and procedures existing between DTC and the warrant agent) the number of Warrants represented by the global security to be reduced by the number of Warrants issued in book entry form.

U.S. Tax Consequences

For a discussion of certain United States federal income tax consequences relating to the Warrants, see “Material United States Federal Income Tax Consequences.”

Certain Definitions

The warrant agreement contains, among others, the following definitions:

“Combination” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another person or persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another person, or (iii) have its shares subject to a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or persons whereby such other person or persons acquire(s) more than the 50% of the outstanding shares of common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such share purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its shares of common stock in a manner that does not otherwise result in an adjustment or (B) any “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding shares of common stock.

“current market value” per share of our common stock or any other security at any date means (i) if the security is not registered under the Exchange Act (a) the value of the security, determined in good faith by our board of directors and certified in a board resolution, based on the most recently completed arm’s-length transaction between us and a person other than an affiliate of ours, the closing of which shall have occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the arithmetic average of the weighted average prices of our common stock for the five consecutive trading days ending immediately preceding the exercise date.

“issue date” means the date on which the Warrants are initially issued.

“Principal Market” means the NASDAQ Global Select Market.

“weighted average price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Financial Markets through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Financial Markets, or, if no dollar volume-weighted average price is reported for such security by Bloomberg Financial Markets for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in OTC Link or the “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the weighted average price cannot be calculated for a security on a particular date on any of the foregoing bases, the weighted average price of such security on such date shall be the fair market value as mutually determined by the Company and the holder of Warrants. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

DESCRIPTION OF COMMON STOCK

The following section describes the general terms and provisions of our common stock, par value $.01 per share. We have filed our amended and restated articles of incorporation, our restated by-laws and our rights agreement as exhibits to the registration statement of which this prospectus is a part. You should read our amended and restated articles of incorporation, our restated by-laws and our rights agreement for additional information regarding our common stock. As used in this section, the terms “HTI,” “our Company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

General

Shares Outstanding. Our authorized common stock is 100,000,000 shares, of which 23,422,662 shares were issued and outstanding as of February 22, 2012.

Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. However, we presently intend to retain any earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future.

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our shareholders. Each holder of common stock is entitled to one vote per share. Holders of common stock may not cumulate their votes when voting for directors, which means that a holder cannot cast more than one vote per share for each director.

Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets able to be distributed to our shareholders. Holders of common stock have no preemptive rights. This means that the holders of common stock have no right to buy any portion of securities we may issue in the future. Each share of common stock includes a right to purchase additional shares of common stock if the conditions discussed below under the heading “—Rights Agreement” occur.

Listing. Our outstanding shares of common stock are traded on the NASDAQ Global Select Market under the symbol “HTCH.” Wells Fargo Bank, N.A. serves as the transfer agent and registrar for our common stock.

Fully Paid. Our outstanding shares of common stock are fully paid and nonassessable. This means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue upon the exercise of warrants offered under this prospectus will also be fully paid and nonassessable.

Anti-Takeover Provisions Contained in Our Amended and Restated Articles of Incorporation and Restated By-laws

Certain provisions of our amended and restated articles of incorporation may make it less likely that someone would acquire voting control of our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Fair Price Provision. Our amended and restated articles of incorporation prohibit certain transactions between our company and direct and indirect owners of 20% or more of our voting stock, which we will refer to as “interested shareholders,” unless those transactions are approved by holders of at least two-thirds of the voting power of our outstanding voting stock. This two-thirds approval is in addition to any approval required by law. Transactions requiring the two-thirds approval include:

•	consolidations, mergers or sales or dispositions of all or substantially all of our assets involving an interested shareholder;

•	liquidations or dissolutions of our company at the time we have an interested shareholder; and

•	certain other specified transactions involving such interested shareholder.

However, the two-thirds approval is not required under our amended and restated articles of incorporation if such transaction or action is first approved by the greater of:

•

two-thirds of our directors (other than such interested shareholder or related parties) who were members of our board of directors on May 15, 1983, or immediately prior to the time such shareholder became the beneficial owner of 20% or more of our common stock; or

•	two such directors.

Holders of at least two-thirds of our outstanding voting stock must approve a proposal to amend these provisions of our amended and restated articles of incorporation.

Nomination Procedures. Shareholders may directly nominate a person for election to our board of directors by complying with the advance-notice procedures described in our restated by-laws, any applicable rules and regulations of the SEC and any applicable laws.

Shareholder-Proposal Procedures. Shareholders can propose that business other than nominations to our board of directors be considered at an annual meeting of shareholders only if a shareholder follows the advance-notice procedures described in our restated by-laws, any applicable rules and regulations of the SEC and any applicable laws.

Anti-Takeover Provisions of the Minnesota Business Corporation Act

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33 1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33 1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.

The issuance by us of the common stock on exercise of the Warrants does not require approval under Section 302A.671. However, holders of Outstanding 3.25% Notes who beneficially own less than the applicable threshold (20%, 33 1/3% or 50%) of our common stock upon completion of the Tender/Exchange Offers and then acquire beneficial ownership of additional common stock in excess of such thresholds will be restricted from voting more than the applicable threshold of our common stock without complying with Section 302A.671.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any merger, substantial sale or lease of assets, substantial stock issuance or certain other transactions defined as a business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the acquisition of the 10% ownership interest or the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold. We have taken such action as may be necessary to cause a holder of the Warrants who would, with or without regard to the maximum percentage limitation, beneficially own 10% or more of our common stock upon the issuance of the Warrants not to be an interested shareholder and not to be subject to the Minnesota Business Corporation Act upon issuance or exercise of the Warrants. Holders of Warrants who would, with and without regard to the maximum percentage limitation, beneficially own less than 10% of our common stock upon the issuance of the Warrants, will continue to be subject Section 302A.673 of the Minnesota Business Corporation Act, which may limit the ability of such holders to acquire shares of our common stock.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Rights Agreement

Each share of our common stock currently outstanding or to be issued in the future, including those issuable upon exercise of the Warrants, carries with it one common share purchase right. Each right initially entitles the registered holder to purchase from us one-tenth of a share of common stock at a price of $3.00, subject to adjustment.

Until the distribution date for the rights, they will be evidenced by certificates representing shares of common stock and will be transferred only with the shares of common stock. The rights will separate from the shares of common stock and a distribution date for the rights will occur upon the close of business on the 15th day following a public announcement that a person or group of affiliated or associated persons has acquired, subject to certain exceptions, beneficial ownership of 15% or more of the outstanding shares of our common stock (making the person or group at issue an “acquiring person”).

The rights are not exercisable until the distribution date. They will expire at the close of business on August 10, 2020, unless extended or earlier redeemed or exchanged in accordance with the rights agreement. Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends.

Upon the occurrence of any of the foregoing events, each holder of a right (other than rights beneficially owned by an acquiring person, which will thereafter be void) will have the right to receive upon exercise of the right, at an exercise price equal to ten times the purchase price multiplied by the number of one-tenths of a share of common stock subject to the right immediately before the person or group became an acquiring person (the “adjusted exercise price”), a number of shares of our common stock having a market value of two times the adjusted exercise price of the right, subject to certain possible adjustments.

If, on or after the distribution date or within 15 days prior thereto:

•	we are acquired in a merger or other business-combination transaction; or

•	50% or more of the assets or earning power of our company and our subsidiaries (taken as a whole) are sold in one or a series of related transactions,

then each holder of a right (other than rights that have become void) will have the right to receive, upon exercise of the right at its adjusted exercise price, a number of common shares of the acquiring person (or in certain cases, one of its affiliates) having a market value of two times the adjusted exercise price of the right.

At any time after a person or group becomes an acquiring person and before the acquisition of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights that have become void), in whole or in part, for shares of our common stock or equivalent securities at an exchange ratio per right equal to the adjusted exercise price of a right immediately after the person or group becomes an acquiring person divided by the current per share market price of a share of our common stock, subject to adjustment.

The rights are redeemable at a price of $0.001 per right, subject to adjustment, at any time before a person has become an acquiring person. In certain events specified in the rights agreement, we are permitted temporarily to suspend the exercisability of the rights. Our board of directors may amend the terms of the rights, subject to certain limitations after the distribution date, without the consent of the holders of the rights. In connection with the Exchange Offer and Rights Offering, we have amended our share rights plan to provide that the provisions of our share rights plan will not apply to a holder of Warrants by reason of a holder holding unexercised Warrants. The share rights plan will be applicable to a person who acquires shares of common stock issued upon exercise of the Warrants.

DEALER MANAGER, EXCHANGE AGENT, INFORMATION AGENT AND SUBSCRIPTION AGENT

Dealer Manager

We have engaged Houlihan Lokey to provide certain financial advisory services in connection with the transactions described in this prospectus, including acting as the dealer manager for the Tender/Exchange Offers. In such capacity, the dealer manager may use customary efforts to solicit certain holders of Outstanding 3.25% Notes and Outstanding 8.50% Notes to tender such notes for purchase or exchange pursuant to the terms of the Tender/Exchange Offers. The obligations of the dealer manager to perform such functions are subject to certain conditions.

We have agreed to pay Houlihan Lokey as financial advisor a fee of $625,000 upon commencement of the Tender/Exchange Offers and $625,000 at the earlier of the consummation of the Tender/Exchange Offers or three months after commencement of the Tender/Exchange Offers. We will also reimburse Houlihan Lokey for its reasonable accountable out-of-pocket expenses. We have also agreed to indemnify Houlihan Lokey as the dealer manager against specified liabilities relating to, or arising out of, the Tender/Exchange Offers, including civil liabilities arising under the federal securities laws, and to contribute to payments which it may be required to make in respect thereof.

The dealer manager and its affiliates may from time to time hold Outstanding 3.25% Notes, Outstanding 8.50% Notes and our common stock in its proprietary accounts. To the extent the dealer manager and its affiliates own Outstanding 3.25% Notes or Outstanding 8.50% Notes during the Tender/Exchange Offers, they may tender such notes for purchase or exchange pursuant to the terms of the Tender/Exchange Offers. Such participation, if any, will be on the same terms and subject to the same conditions set forth in this prospectus. In addition, the dealer manager and its respective affiliates may hold and trade New Notes in its proprietary accounts following the completion of the Tender/Exchange Offers.

The dealer manager and its affiliates may in the future provide investment, lending and commercial banking and financial advisory services to us or our affiliates for customary compensation.

Exchange Agent, Information Agent and Subscription Agent

We have retained D.F. King & Co., Inc. to act as exchange agent and information agent for the Tender/Exchange Offers and as information agent and subscription agent for the Rights Offering. Questions concerning procedures related to the Tender/Exchange Offers and Rights Offering may be directed to the exchange agent, information agent and subscription agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent, information agent and subscription agent a fee for its services, and we will also reimburse the exchange agent, information agent and subscription agent for its reasonable out-of-pocket expenses. The fees paid to the exchange agent, information agent and subscription agent will not be based on the principal amount of Outstanding 3.25% Notes and Outstanding 8.50% Notes tendered in the Tender/Exchange Offers or on the number of Subscription Rights exercised in the Rights Offering. We have also agreed to indemnify the exchange agent, information agent and subscription agent against certain liabilities in connection with its services.

The exchange agent, information agent and subscription agent has not been retained to make solicitations or recommendations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to (i) the Exchange Offer; (ii) the Outstanding 3.25% Notes Tender Offer; (iii) the Rights Offering; (iv) the Outstanding 8.50% Notes Tender Offer; and (v) the ownership and sale or other disposition of New Notes, Warrants and our common stock. This summary constitutes the opinion of our tax counsel, Faegre Baker Daniels LLP, of the material U.S. federal income tax consequences of the Exchange Offer, the Outstanding 3.25% Notes Tender Offer, the Rights Offering and the Outstanding 8.50% Notes Tender Offer.

This information is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	current administrative interpretations of the IRS; and

•	court decisions,

in each case, as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions may adversely affect the tax considerations contained in this discussion. Any change of this type could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary applies only to persons who hold the Outstanding 3.25% Notes, the Outstanding 8.50% Notes, the New Notes, Units, Warrants or our common stock as capital assets within the meaning of Section 1221 of the Code (that is, generally for investment purposes) and, with respect to the New Notes, Units, Warrants and our common stock, only the New Notes, Units, Warrants and our common stock acquired in the Exchange Offer or upon exercise of the Subscription Rights or Warrants and does not address the tax consequences to subsequent purchasers of the New Notes, Warrants or our common stock. This summary does not discuss all aspects of federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships (including any entity classified as a partnership for U.S. federal income tax purposes), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the New Notes, Warrants or our common stock through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the New Notes, Warrants or our common stock as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the tender of Outstanding 3.25% Notes for cash, or the Outstanding 8.50% Notes for cash;

•	the exchange of Outstanding 3.25% Notes for New Notes, New Notes and cash or New Notes and cash received for a fractional note;

•	the receipt, exercise and lapse of the Subscription Rights;

•	the ownership and sale or other disposition of Units, the New Notes and Warrants;

•	the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

As used in this summary, the term “U.S. holder” means a beneficial owner of Outstanding 3.25% Notes, Outstanding 8.50% Notes, New Notes, Subscription Rights, Units, Warrants or our common stock, as the case may be, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person (as defined under the Code).

As used in this summary, the term “non-U.S. holder” means a beneficial owner of Outstanding 3.25% Notes, Outstanding 8.50% Notes, New Notes, Subscription Rights, Units, Warrants or our common stock, that is not a U.S. holder.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Outstanding 3.25% Notes, Outstanding 8.50% Notes, New Notes, Subscription Rights, Units, Warrants or our common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in those partnerships are urged to consult their tax advisor.

THIS IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER, THE OUTSTANDING 3.25% TENDER OFFER, THE OUTSTANDING 8.50% NOTES TENDER OFFER, THE RIGHTS OFFERING, OR THE OWNERSHIP AND DISPOSITION OF NEW NOTES, UNITS, WARRANTS AND OUR COMMON STOCK ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to Tendering U.S. Holders

Treatment of Tender of Outstanding 3.25% Notes Solely for Cash or Outstanding 8.50% Notes Solely for Cash

Upon the tender of a U.S. holder’s Outstanding 3.25% Notes or Outstanding 8.50% Notes solely for cash, a U.S. holder will recognize capital gain or loss equal to the difference between (1) the cash received (except to the extent the cash is attributable to accrued but unpaid interest, which, if not previously included in gross income, will be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the Outstanding 3.25% Notes or Outstanding 8.50% Notes. Generally, a U.S. holder’s “adjusted tax basis” for an Outstanding 3.25% Note or 8.50% Outstanding Note is equal to the cost of the note to the U.S. holder increased, if applicable, by any previously accrued original issue discount (“OID”) and any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the tender prior to the date of the tender), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the note. The capital gain or loss is long-term capital gain or loss if, at the time of the tender, the U.S. holder has held the note for more than one year. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Treatment of Exchange of Outstanding 3.25% Notes for New Notes, or a Combination of New Notes and Cash, or New Notes and Cash Received for Any Fractional Note

Because the yield of the New Notes exceeds the yield of the Outstanding 3.25% Notes by more than the greater of .25% and 5% of the annual yield of the Outstanding 3.25% Notes, the exchange of the Outstanding 3.25% Notes for the New Notes will be treated for U.S. federal income tax purposes as an exchange of the Outstanding 3.25% Notes for the New Notes (and not a continuation of the Outstanding 3.25% Notes).

Exchange as a Recapitalization

The tax consequences of the exchange of Outstanding 3.25% Notes for New Notes depend on whether the Outstanding 3.25% Notes and the New Notes are considered “securities” for U.S. federal income tax purposes. If the Outstanding 3.25% Notes and the New Notes are securities, the exchange of Outstanding 3.25% Notes for New Notes and cash (if any) will be treated as a recapitalization for U.S. federal income tax purposes. Whether the Outstanding 3.25% Notes and the New Notes are considered securities for United States federal income tax purposes is not clear and no authority on point addresses whether notes with features of the Outstanding 3.25% Notes and the New Notes would be considered securities. In the opinion of our tax counsel, both the Outstanding 3.25% Notes and New Notes should be considered securities for purposes of the Exchange Offer, and the Company intends to take the position that exchange will be a recapitalization. The determination of whether a debt instrument constitutes a security depends upon an evaluation of all of the terms and conditions of, and other facts and circumstances relating to, the instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years generally is considered to be a security, and a debt instrument with a short maturity (e.g., one year) generally is not considered to be a security, no authority clearly addresses the impact of the redemption, repurchase and conversion rights of the type applicable to the Outstanding 3.25% Notes on the determination of the term of a debt instrument for purposes of determining whether the debt instrument is a security. It is possible that these rights would result in a deemed maturity of less than ten years for the Outstanding 3.25% Notes, which could result in the Outstanding 3.25% Notes not being considered securities. Further, the maturity of the New Notes is five years, which could result in the New Notes not being considered securities.

If a U.S. holder receives a combination of cash and New Notes in the exchange, assuming that the recapitalization treatment applies, the U.S. holder will not recognize any loss. However, the holder will recognize gain in an amount equal to the lesser of (i) the amount of cash received (except that any portion of the cash that is attributable to accrued but unpaid interest which, if not previously included in income, will in most cases be taxable as ordinary income, and any cash paid for fractional notes) and (ii) the amount of total gain on the exchange. The amount of gain will equal the excess of (i) the issue price of the New Notes received in the exchange (described below) plus the amount of cash received (other than any cash attributable to accrued but unpaid interest) over (ii) the U.S. holder’s adjusted tax basis in the Outstanding 3.25% Notes (described below). Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Outstanding 3.25% Notes and not previously included in income by the U.S. holder (as further described below), or to the extent attributable to accrued but unpaid interest, any gain is capital gain and is long-term capital gain if the U.S. holder has held the Outstanding 3.25% Notes for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. Assuming that the recapitalization treatment applies, the tax basis in the New Notes to a U.S. holder receiving a combination of the New Notes (including a fractional New Note deemed received) and cash will equal the U.S. holder’s tax basis in the Outstanding 3.25% Notes plus any gain recognized minus any cash received in the exchange (other than any portion attributable to accrued but unpaid interest), and the holding period of the New Notes will include the holding period for the Outstanding 3.25% Notes.

If a U.S. holder receives only New Notes in the exchange (other than any cash received for any fractional note), assuming that the recapitalization treatment applies, a U.S. holder of the Outstanding 3.25% Notes will not recognize gain or loss on the exchange (other than with respect to any cash received for any fractional note, as described below). In this event, a U.S. holder will have a tax basis in the New Notes equal to its tax basis in the Outstanding 3.25% Notes exchanged therefor (other than the portion of basis in the Outstanding 3.25% Notes allocable to any fractional note) and will have a holding period for the New Notes that includes the holding period for the Outstanding 3.25% Notes. Any portion of the New Notes (or the rights associated therewith) received in the exchange attributable to accrued but unpaid interest, if not previously included in income, will be generally taxable as ordinary income, and will have a tax basis equal to the amount of such accrued but unpaid interest and a holding period that begins on the day immediately after the issue date of the New Notes.

While no direct authority applies to the receipt of cash for a fractional note, if a U.S. holder receives cash for a fractional New Note, the U.S. holder should be treated as receiving a fractional New Note and then selling such fractional New Note for cash for U.S. federal income tax purposes. Accordingly, such U.S. holder should recognize gain or loss in an amount equal to (i) the amount of cash for the fractional New Note received; and (ii) the tax basis of the Outstanding 3.25% Note allocable to the fractional New Note deemed received and sold. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Outstanding 3.25% Notes and not previously included in income by the U.S. holder (as further described below) and except to the extent of accrued and unpaid interest on the Outstanding 3.25% Notes, which will be taxed as ordinary income, any gain or loss on the deemed sale should be capital gain or loss and should be long-term capital gain or loss if the U.S. holder has held the Outstanding 3.25% Notes for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Alternative Treatment

If the exchange of the Outstanding 3.25% Notes for New Notes, or Outstanding 3.25% Notes for New Notes and cash, or Outstanding 3.25% Notes for New Notes and cash received for any fractional New Note does not qualify for treatment as a recapitalization, a U.S. holder of the Outstanding 3.25% Notes will recognize gain or loss for U.S. federal income tax purposes upon the exchange of the Outstanding 3.25% Notes for the New Notes, New Notes and cash, or New Notes and cash received for any fractional New Note in an amount equal to the difference between (i) the U.S. holder’s adjusted tax basis in the Outstanding 3.25% Notes and (ii) the issue price of the New Notes deemed to be received in exchange (described below) plus the cash, if any, received (including cash received for a fractional New Note), except to the extent attributable to accrued but unpaid interest which, if not previously included in income, would be taxable as ordinary income. In most cases, a U.S. holder’s “adjusted tax basis” for an Outstanding 3.25% Note is equal to the cost of the note to the U.S. holder, increased, if applicable, by any previously accrued OID and any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the Outstanding 3.25% Note. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Outstanding 3.25% Notes and not previously included in income by the U.S. holder (described below), or to the extent attributable to accrued but unpaid interest not previously included in income, any gain or loss is capital gain or loss and is long-term capital gain or loss if the U.S. holder has held the Outstanding 3.25% Notes for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations. If this alternative treatment applies, a U.S. holder’s holding period for a New Note will commence on the date immediately following the issue date of the New Note exchange, and the U.S. holder’s initial tax basis in the New Note will equal the issue price of the New Note. A deemed exchange of an Outstanding 3.25% Note for a New Note may be treated as a wash sale within the meaning of Section 1091 of the Code if the exchange is treated as the sale of securities followed by the acquisition of substantially identical securities. If so, U.S. holders would not be allowed to recognize currently any loss resulting from the deemed exchange. Instead, this loss is deferred, and is reflected as an increase in the tax basis of the New Notes. U.S. holders are urged to consult their tax advisors regarding whether a deemed exchange of Outstanding 3.25% Notes for New Notes may be subject to the wash sale rules.

Market Discount

Subject to a statutory de minimis exception, market discount is the excess of the principal amount (or if the note is issued with OID, its adjusted issue price) of the note over a U.S. holder’s tax basis in the note immediately after its acquisition. Unless a U.S. holder has elected to include market discount in income currently as it accrues, any gain realized by the U.S. holder on the sale, exchange or other disposition of a note having market discount is treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. holder, on a constant yield basis) while the note was held by the U.S. holder. If the exchange qualifies as a recapitalization, any market discount on the Outstanding 3.25% Notes that accrued prior to the exchange will survive the exchange and become accrued market discount on the New Notes. In addition, to the extent a U.S. holder’s tax basis in the New Notes immediately after the exchange is lower than the issue price of the New Notes, the remaining market discount will carry over and accrue on the New Notes.

OID on the New Notes

The New Notes will have OID equal to the excess of a New Note’s stated redemption price at maturity over its issue price. A New Note’s stated redemption price at maturity is the sum of all payments provided by the terms of the New Note, other than qualified stated interest. The stated interest on the New Note will be qualified stated interest, and the stated redemption price of a New Note is the stated principal amount. If a substantial amount of the debt instruments in an issue are issued for money, the issue price of each debt instrument in an issue is the first price at which a substantial amount of the debt instruments are sold for money. For these purposes, sales to bond houses, brokers, placement agents or wholesalers are ignored. What is a “substantial amount” of debt instruments in an issue is not defined. In the opinion of our tax counsel, the New Notes purchased for cash upon exercise of the Subscription Rights should be a substantial amount of the issue of the New Notes though the matter is not free from doubt. In that case, the issue price of a New Note will equal the amount of Subscription Price allocated to the New Note. See “—Issue Price of a New Note and Warrants,” below The Company intends to take this position for purposes of determining OID with respect to the New Notes.

Alternatively, the issue price of a New Note may not equal the Subscription Price allocated to the New Note. In this event, the amount of OID on the New Notes could be different. For example, if either the Outstanding 3.25% Notes or the New Notes (or both) are treated as traded on an established securities market within the meaning of Section 1273(b) of the Code (“publicly traded”), the IRS may deem the issue price of the New Notes to equal the fair market value of the Outstanding 3.25% Notes exchanged for the New Notes (if the New Notes are not publicly traded) or the New Notes (if the New Notes are publicly traded), as applicable, at the time of the exchange. If neither the Outstanding 3.25% Notes nor the New Notes are publicly traded, then the IRS may deem the issue price of the New Notes to equal their stated principal amount. In this regard, we have concluded that the Outstanding 3.25% Notes should generally be treated as publicly traded. We anticipate that the New Notes also will be traded on an established market, though this cannot be known until after the New Notes are issued. If the issue price of the New Notes was determined based on their fair market value, the New Notes likely would be issued with OID.

A U.S. holder is required to include any OID in respect of the New Notes in income on a constant yield to maturity basis over the term of the New Notes and in advance of the receipt of cash payments attributable to such income. A U.S. holder’s tax basis in the New Notes will be increased by the amount of OID that accrues on the New Notes. If a U.S. holder has bond premium with respect to the New Notes because such U.S. holder’s initial tax basis in the New Notes exceeds the principal amount of the New Notes, such U.S. holder will not be required to accrue any OID. In addition, subject to applicable limitations, a U.S. holder may elect to amortize any bond premium in respect of the New Notes as an offset to interest income otherwise required to be included in income in respect of the New Notes during the taxable year.

If a U.S. holder has acquisition premium, such U.S. holder may reduce the amount of any OID accruing on the New Notes for any taxable year by a portion of the acquisition premium properly allocable to that year. A U.S. holder will have acquisition premium with respect to the New Notes if such U.S. holder’s initial basis in the New Notes exceeds the issue price (or adjusted issue price) of the New Notes but does not exceed the note’s stated redemption price at maturity.

Stated Interest on the New Notes

Subject to the bond premium rules described above, U.S. holders will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the New Notes in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Upon the sale, exchange, redemption or other taxable disposition of a New Note, subject to the market discount rules described above, U.S. holders will recognize capital gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued but unpaid interest which, if not previously included in income, would be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the New Note. The capital gain or loss is long-term capital gain or loss if, at the time of the disposition, the U.S. holder has held the New Note for more than one year (including, if applicable, the holding period of an Outstanding 3.25% Note). Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Receipt, Exercise and Expiration of Subscription Rights

The tax treatment of the receipt, exercise and expiration of the Subscription Rights is subject to substantial uncertainty, and there are several alternative characterizations that could apply. Our tax counsel is unable to opine on the correct treatment of the receipt, exercise and expiration of the Subscription Rights.

A U.S. holder that exercises a Subscription Right could be treated as separately purchasing a Unit for cash in an amount equal to the Subscription Price. If such treatment applies, the U.S. holder would have a tax basis in a New Note and Warrant equal to the amount of the Subscription Price allocated to each (see below) and a holding period in a New Note and Warrant beginning the day after the exercise. While not free from doubt, the Company intends to take the position that a U.S. holder exercising a Subscription Right has purchased a Unit in exchange for the Subscription Price.

Alternatively, the issuance of the Units pursuant to the exercise of the Subscription Rights could be treated as part of an exchange in which a U.S. holder of Outstanding 3.25% Notes who exercises a Subscription Right is deemed to exchange an Outstanding 3.25% Notes and cash (equal to the Subscription Price) for the New Notes (issued in exchange for the Outstanding 3.25% Notes) and the Units. If so treated, the tax treatment of the receipt of Units (including the tax basis and holding period of the Units) will, in part, depend on whether the Outstanding 3.25% Notes and the Units qualify as securities and whether the issuance is part of a recapitalization. See above for a discussion of whether the Outstanding 3.25% Notes qualify as securities. Treasury Regulations generally treat the right to acquire stock of the issuer as a security with a zero principal amount for purposes of a recapitalization. If the Outstanding 3.25% Notes and the Units qualify as securities, then a U.S. holder should not recognize gain or loss on the receipt of the Subscription Rights.

Under another alternative, the Subscription Rights could be viewed as payments on the Outstanding 3.25% Notes, regardless of whether they are exercised. If treated as such, the Subscription Rights could be considered a payment of additional interest to all holders of Outstanding 3.25% Notes, which would be taxed as such in an amount equal to the value of the Subscription Rights (if any). In such case, a U.S. holder would have a basis in its Subscription Right equal to its value. If a Subscription Right was exercised, the U.S. holder would have a basis in a Unit equal to the Subscription Price plus its basis in its Subscription Right. If a Subscription Right expired unexercised, while not clear, the U.S. holder may be able to claim a corresponding loss. It is also possible that, if the Subscription Rights are treated as distributions on the Outstanding 3.25% Notes, they could be considered a payment of a portion of the principal (in an amount equal to the value of the Subscription Rights). In such event, a U.S holder’s basis in its Outstanding 3.25% Note and the adjusted issue price of the Outstanding 3.25% Notes would be reduced by a corresponding amount.

U.S. holders are urged to consult their tax advisors regarding the proper federal income tax treatment of the Subscription Rights.

Issue Price of a New Note and Warrants

The issue price of a New Note, and the rules governing how it is determined, depend on the issue price of a Unit, which, as discussed above, is subject to substantial uncertainty. A Unit consisting of a New Note and Warrants received upon exercise of a Subscription Right should be considered an investment unit under the Treasury Regulations. The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument. Therefore, if a substantial amount of the investment units in an issue are issued for money, then the issue price of the investment units is the first price at which a substantial amount of the debt instruments is sold for money. What is a “substantial amount” of investment units is not defined. As described above, the taxation of the receipt of the Subscription Rights and the exercise thereof is unclear and our tax counsel is unable to opine on the correct treatment of the receipt, exercise and expiration of the Subscription Rights. In the opinion of our tax counsel, the Units purchased for cash upon the exercise of the Subscription Rights should be a substantial amount of the Units, though the matter is not free from doubt. We intend to take the position that the issue price for a Unit will be the Subscription Price. The issue price of an investment unit is then allocated between the debt instrument and the property right that comprises the investment unit based on their relative fair market values. The Company’s determination of the allocation of the issue price may be requested from the Company by writing to the Company at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, Attention: Treasurer and Director of Investor Relations. An issuer’s allocation of the issue price of an investment unit is binding on all holders of the investment unit unless a holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

It is possible the issue price of the Units should be determined in a different manner, which would in turn affect the issue price of the New Notes. For example, because U.S. holders are required to exchange Outstanding 3.25% Notes in order to exercise a Subscription Right, it is possible that the Units would be issued for a combination of cash and property. In that event, the issue price of a Unit could be equal to the cash paid and the value of a Subscription Right. See “—Receipt, Exercise and Expiration of Subscription Rights,” above. It is also possible the issue price of the Units, and the New Notes, would be determined based on the fair market value of the New Notes on the issue date. See “—OID on the New Notes.” U.S. holders should consult their tax advisors regarding the determination of the issue price of the Units and the New Notes.

Taxation of the Warrants

The tax treatment of the Warrants is unclear. In the opinion of our tax counsel, the Warrants should be considered essentially our common stock in the hands of a U.S. holder even prior to their exercise. The Warrants have an exercise price of $.01 per share, which is materially less than the current fair market value of our common stock. Additionally, U.S. holders of Warrants are entitled to participate pro rata in any dividends or distributions paid to holders of our common stock on an as-exercised basis and U.S. holders of Warrants are protected from the dilutive effect of recapitalizations, reclassifications, stock splits and similar transactions prior to exercise. In this case, U.S. holders should be taxed on their Warrants as described in “—Ownership of Common Stock,” below.

This paragraph describes the alternative treatment of the warrants. If U.S. holders of the Warrants are not considered as owning the common stock underlying the Warrants prior to the exercise of the Warrants, because they cannot vote the Warrants or for other reasons, then a U.S. holder will not realize a gain or loss upon the exercise of a Warrant. A U.S. holder’s adjusted tax basis in the common stock acquired on the exercise of a Warrant will be equal to the aggregate of the U.S. holder’s adjusted tax basis of the Warrants exercised plus the exercise price paid for the common stock. A U.S. holder’s tax basis in a Warrant will be the amount of Subscription Price allocated to it, described above. A U.S. holder’s holding period will begin on the day the Warrant is exercised. In the event of the expiration of an unexercised Warrant, a U.S. holder generally will realize a capital loss equal to the U.S. holder’s adjusted tax basis of such Warrant. The deductibility of capital losses is subject to limitations. A holder may undertake a cashless exercise of Warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in this paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants. A U.S. holder who disposes of or is deemed to have disposed of a Warrant (other than a disposition arising on the exercise or expiration of a Warrant) will realize a capital gain or loss equal to the difference between the proceeds on disposition and the adjusted tax basis of such Warrant. Any such capital gain or loss will be long-term capital gain or loss if the Warrant has been held by the U.S. holder for more than one year. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations. Under Section 305 of the Code, an adjustment to the amount of common stock that will be issued on the exercise of the Warrants may be treated as a constructive distribution to a U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment. U.S. holders should consult their tax advisors regarding the possible application of Section 305 to the Warrants. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a dividend on our common stock as described in “Ownership of Common Stock—Distribution.” Alternatively, the distribution could be considered a distribution that is not a dividend and for this and other reasons, fail to be considered qualified dividend income which is taxed at a favorable rate if other requirements are met.

Ownership of Common Stock

Distributions

A distribution paid by us in respect of common stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. holder will be included in the gross income of the U.S. holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. holder to the extent that such distributions to the U.S. holder do not exceed the U.S. holder’s adjusted tax basis in the shares of common stock with respect to which the distribution is paid, but rather will reduce the U.S. holder’s adjusted tax basis in such common stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. holder’s adjusted tax basis in the common stock, such distributions will be taxable as capital gain realized in respect of the common stock.

Under current U.S. federal income tax law, dividends paid prior to December 31, 2012 to certain non-corporate U.S. holders, including individuals, will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of common stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of common stock to qualify as dividends for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. holder will recognize capital gain or loss upon the sale or other taxable disposition of common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. holder’s adjusted tax basis in the common stock at the time of the disposition. Any such capital gain or loss will be long-term capital gain or loss if the common stock has been held by the U.S. holder for more than one year. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the U.S. holders of the Outstanding 3.25% Notes, the Outstanding 8.50% Notes, the New Notes, Warrants or our common stock, other than exempt holders, and to the IRS, information with respect to consideration received under the Exchange Offer, the Outstanding 3.25% Notes Tender Offer, the Outstanding 8.50% Notes Tender Offer, payments of interest (including any OID) on the New Notes and dividends on our common stock and any dividends or cash distributions paid with respect to the Warrants.

A U.S. holder may be subject to backup withholding with respect to the Exchange Offer, the Outstanding 3.25% Notes Tender Offer, the Outstanding 8.50% Notes Tender Offer, payments of interest (including any OID) on the New Notes, dividends on our common stock and any dividends or cash distributions paid with respect to the Warrants, or with respect to proceeds received from a disposition of the New Notes, our common stock or the Warrants. Certain U.S. holders (including, among others, certain tax-exempt organizations) generally are not subject to backup withholding. Each U.S. holder is subject to backup withholding if such U.S. holder is not otherwise exempt and such U.S. holder (1) fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that such U.S. holder has failed to report properly payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that such U.S. holder has furnished a correct TIN and that the IRS has not notified such U.S. holder that such U.S. holder is subject to backup withholding. Backup withholding is not an additional tax. A U.S. holder is entitled to credit any amounts withheld under the backup withholding rules against such U.S. holder’s federal income tax liability which may entitle such U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering U.S. Holders

There will be no tax consequences to U.S. holders who do not sell or exchange their Outstanding 3.25% Notes or Outstanding 8.50% Notes in the Exchange Offer, the Outstanding 3.25% Notes Tender Offer or the Outstanding 8.50% Tender Offer. See “—Tax Consequences to Tendering U.S. Holders—Receipt, Exercise and Expiration of the Subscription Rights,” above, regarding the tax consequences of the Subscription Rights.

Tax Consequences to Tendering Non U.S. Holders

Treatment of Tender of Outstanding 3.25% Notes for Cash or Outstanding 8.50% Notes for Cash, Treatment of Exchange of Outstanding 3.25% Notes for New Notes, a Combination of New Notes and Cash, or New Notes and Cash Received for Any Fractional Note

Non-U.S. holders may recognize gain or loss in connection with the Exchange Offer, the Outstanding 3.25% Notes Tender Offer and the Outstanding 8.50% Notes Tender Offer under the same principles as those applicable to U.S. holders described above. See “Tax Consequences to Tendering U.S. Holders” above. Any gain so recognized will be subject to the U.S. tax rules described below for a sale, exchange, redemption or other taxable disposition by a Non-U.S. holder of a New Note, assuming that the rules applicable to the New Notes equally apply to the Outstanding 3.25% Notes and Outstanding 8.50% Notes, and assuming that we have not been a United States real property holding corporation for the last five years. See “—Tax Consequences to Tendering Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes or Common Stock,” below. Any amount received for accrued and unpaid interest will be governed by the rules described below under “—Interest on the New Notes,” assuming the same rules applied to interest paid on the Outstanding 3.25% Notes and Outstanding 8.50% Notes. The U.S. federal income tax treatment of a non-U.S. holder’s receipt of Subscription Rights and ownership and exercise of the Warrants should be taxed under the same principles as those applicable to U.S. holders described above. See “—Tax Consequences to Tendering U.S. Holders—Receipt, Exercise and Expiration of Subscription Rights” and “—Tax Consequences to U.S. Holders—Taxation of the Warrants.”

Interest on the New Notes

A non-U.S. holder is not subject to the 30% United States federal withholding tax with respect to payments of interest or OID on the New Notes, provided that:

•	the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	the holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the holder provides the holder’s name and address, and certifies, under penalties of perjury, that the holder is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or the holder holds the New Notes through certain foreign intermediaries and the holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, the holder will be subject to the 30% United States federal withholding tax with respect to payments of interest on the New Notes, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty (including treaty benefits relating to a permanent establishment of a non-U.S. holder) or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID) is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If a non-U.S. holder is engaged in a trade or business in the United States and interest (including OID) on a New Note is effectively connected with the holder’s conduct of that trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), the holder will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the holder is a United States person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, the holder may be subject to an additional branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a New Note (except with respect to accrued and unpaid interest, which is taxable as described above) is not subject to U.S. federal income tax unless:

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); or

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

If a non-U.S. holder’s gain is described in the first bullet point above, the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the sale. If the non-U.S. holder is a corporation, then the holder may also be required to pay a branch profits tax at a 30% rate (or a lower rate as may be prescribed under an applicable United States income tax treaty). If the non-U.S. holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, each non-U.S. holder is urged to consult the holder’s tax advisor regarding the tax consequences of the acquisition, ownership and disposition of the New Notes or the common stock.

Common Stock

Distributions

Except as described below, dividends paid to a non-U.S. holder in respect of common stock will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a non-U.S. holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. holder were a U.S. holder, as described above. See “—Tax Consequences to Tendering U.S. Holder — Common Stock — Distributions” above. Non-U.S. holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); (ii) the Non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a United States real property holding corporation for U.S. federal income tax purposes at any time during the five-year period (or shorter period in some situations) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a non-U.S. holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. holder, as described above. See “—Tax Consequences to Tendering U.S. Holders—Common Stock—Sale or Other Taxable Distribution,” above. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments.

Legislative Developments

The Hiring Incentives to Restore Employment Act has, among other things, added new sections 1471 to 1474 of the Code, which will, effective January 1, 2013, impose new information reporting and withholding tax requirements for interest, dividends and sale proceeds paid to certain non-U.S. entities that own debt obligations of, or shares in, U.S. corporations. In general, to avoid a 30% withholding tax under these provisions, (1) foreign financial institutions will be required to identify each U.S. account owner who is a beneficial owner of such account receiving the relevant payments and to provide certain information regarding the account, and also to agree to comply with certain other requirements, and (2) other foreign entities (aside from public companies) that are beneficial owners receiving the relevant payments will be required to identify United States persons who own a 10% or greater interest in such foreign entity. These withholding obligations do not apply to interest payments on, or gross sale proceeds from the sale or disposition of, obligations outstanding prior to March 18, 2012. As such the New Notes will not be subject to these provisions if issued prior to March 18, 2012 (unless significantly modified after such date). However, the common stock will be subject to these provisions regardless of its issue date. Foreign entities, and other foreign persons who plan to have their shares or Warrants held through a foreign financial institution, should consider the potential applicability of these new provisions and consult their tax advisors.

Backup Withholding and Information Reporting

A non-U.S. holder, in general, is not subject to backup withholding with respect to consideration received in connection with the exchange or payments that we make on the New Notes or our common stock to such holder provided that we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, and the holder has given us the statement described above under “—Tax Consequences to Tendering Non-U.S. Holders—Interest on the New Notes.” In addition, a non-U.S. holder is not subject to backup withholding with respect to the proceeds of the sale of an Outstanding 3.25% Note, Outstanding 8.50% Note, or a New Note or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to each non-U.S. holder the amount of, and the tax withheld with respect to, any payments of interest (including any accrued OID) or distributions to the holder, regardless of whether any tax actually is withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the holder resides.

A non-U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability which may entitle such non-U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering Non-U.S. Holders

There will be no tax consequences to non-U.S. holders who do not sell or exchange their Outstanding 3.25% Notes or Outstanding 8.50% Notes in the Exchange Offer, the Outstanding 3.25% Notes Tender Offer or the Outstanding 8.50% Tender Offer. See “—Tax Consequences to Tendering U.S. Holders—Receipt, Exercise and Expiration of the Subscription Rights,” above, regarding the tax consequences of the Subscription Rights.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 6, 2011, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director and director nominee, each named executive officer listed in the Summary Compensation Table, and all executive officers and directors as a group. At December 6, 2011, there were 23,398,624 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares (2)
Directors, director nominees and executive officers:
Jeffrey W. Green	157,281	(3)	*
Wayne M. Fortun	782,219	(4)	3.3%
Mark A. Augusti	15,515	(5)	*
Martha Goldberg Aronson	5,000	(6)	*
Russell Huffer	62,193	(7)	*
William T. Monahan	67,724	(8)	*
Frank P. Russomanno	7,306		*
Philip E. Soran	6,546		*
Thomas R. VerHage	92,824	(9)	*
David P. Radloff	69,258	(10)	*
Richard J. Penn	241,008	(11)	*
R. Scott Schaefer	169,050	(12)	*
Connie L. Pautz	36,275	(13)	*
Kathleen S. Skarvan	6,026		*
Executive officers and directors as a group (13 persons)	1,712,199	(14)	7.0%

Other beneficial owners:
Van Den Berg Management Inc.	2,033,217	(15)	8.7%
805 Las Cimas Parkway, Suite 430
Austin, Texas 78746

Dimensional Fund Advisors LP	1,800,177	(16)	7.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable or exercisable within 60 days of December 6, 2011. Excludes fractional shares held by any listed beneficial owner.
(2)	For purposes of computing percentage ownership of each listed beneficial owner or group, shares subject to options held by that person or members of the group that are currently exercisable or exercisable within 60 days of December 6, 2011 are deemed to be outstanding and beneficially owned by that person or group. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife, and 183 shares are held by a limited partnership of which Mr. Green is a limited partner.
(4)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 460,000 shares covered by options granted to Mr. Fortun.

(5)	Includes 5,000 shares covered by options granted to Mr. Augusti.
(6)	These shares are held in a trust of which Ms. Goldberg Aronson is the trustee.
(7)	Includes 26,500 shares covered by options granted to Mr. Huffer.
(8)	Includes 32,500 shares covered by options granted to Mr. Monahan.
(9)	Of these shares, Mr. VerHage holds 62,900 in joint tenancy with his wife. Includes 20,500 shares covered by options granted to Mr. VerHage.
(10)	Includes 59,250 shares covered by options granted to Mr. Radloff.
(11)	Includes 183,550 shares covered by options granted to Mr. Penn.
(12)	Includes 122,550 shares covered by options granted to Mr. Schaefer.
(13)	Includes 36,275 shares covered by options granted to Ms. Pautz.
(14)	Group consists of all directors and executive officers as of December 6, 2011. Includes 946,125 shares covered by options granted to our executive officers and directors.
(15)	The number of shares indicated and the percentage of outstanding shares are based on information reported to the SEC in a Schedule 13G/A filed by Van Den Berg Management Inc. on January 14, 2011 and reflects beneficial ownership as of December 31, 2010.
(16)	The number of shares indicated and the percentage of outstanding shares are based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 11, 2011 and reflects beneficial ownership as of December 31, 2010. Dimensional Fund Advisors LP has sole voting power with respect to 1,753,164 shares and disclaims beneficial ownership of all reported shares.

PLAN OF DISTRIBUTION

On or about February 6, 2012, we distributed copies of the initial prospectus, the Outstanding 3.25% Notes Letter of Transmittal and the Rights Offering Subscription Form to holders of Outstanding 3.25% Notes, and we will distribute revised version of those documents if and when they are amended during the course of the Rights Offering. It is our expectation that holders of record who hold interests in the Outstanding 3.25% Notes will forward a copy of this prospectus and the related subscription information and forms to those beneficial owners in adequate time to permit beneficial holders to deliver to such holders of record instructions as to the investment decisions made by the beneficial owners.

We have engaged D.F. King & Co., Inc. as our subscription agent to assist in the distribution of this prospectus and the related subscription information and forms. The subscription agent will process all Rights Offering Subscription Forms submitted by Participating Holders. The Rights Offering Subscription Form must be received by the subscription agent at the following address, facsimile number or electronic mail address by 9:00 a.m., New York City time, on the 3.25% Expiration Date:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

Facsimile (for eligible institutions only): (212) 809-8838

Attn: Elton Bagley

Confirmation: (212) 493-6996

E-mail: hutchinson@dfking.com

Unless other arrangements have been made before the 3.25% Expiration Date with respect to the timing of payment, payment of the Subscription Price for Subscription Rights exercised in the Basic Offering must be delivered to the Company by 9:00 a.m., New York City time, on the 3.25% Expiration Date, and we will retain such funds until the Units are issued. Full payment of the Subscription Price for all Subscription Rights corresponding to Outstanding 3.25% Notes tendered into the Exchange Offer must be delivered by wire transfer of immediately available funds to the following account maintained by the Company:

Bank of America

100 West 33rd Street

New York, NY 10001

Wire Routing # 0260-0959-3

ACH Routing # 0710-0003-9

SWIFT Code: BOFAUS3N

for credit to:

Hutchinson Technology Inc. General Acct.

Acct. # 5800404450

Participating Holders who elect to subscribe for Additional Units in the Oversubscription Opportunity will be required to deliver payment for the Subscription Price for all Subscription Rights exercised in the Oversubscription Opportunity to the Company within two business days of delivery of the notice of how many Additional Units were allocated to such holder, unless other arrangements have been made with the Company before the 3.25% Expiration Date with respect to the timing of payment.

If you are eligible to participate in the Rights Offering and wish to exercise your Subscription Rights to purchase Units, carefully follow the instructions contained in “The Rights Offering—Subscription Procedures,” and, if applicable, “The Rights Offering—Oversubscription Procedures.”

If you have any questions or require assistance regarding the procedures for exercising your Subscription Rights or requests for additional copies of this prospectus or related subscription forms, you should contact D.F. King & Co., Inc. at the address above or by calling (212) 269-5550 (for bankers and brokers) or (800) 758-5880 (for all others).

Prior to the commencement of the Rights Offering, certain holders of Outstanding 3.25% Notes have agreed to subscribe for a total of 21,802 Units in the Rights Offering, subject to certain conditions. We have not agreed to enter into any standby or other arrangement regarding the Subscription Rights.

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the Rights Offering. Other than as described herein, we are not aware of any existing agreements between any note holder, broker, dealer or underwriter or agreement relating to the sale or distribution of the Units underlying the Subscription Rights.

Houlihan Lokey has assisted us as a financial advisor in connection with the transactions contemplated hereby and we have engaged them as dealer manager for the Tender/Exchange Offers, for which they are receiving a fee and the reimbursement for certain expenses.

LEGAL MATTERS

Certain legal matters with respect to the validity of the New Notes, Subscription Rights, Units, Warrants and common stock offered under this prospectus and certain tax matters will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Latham & Watkins LLP, New York, New York, advised the dealer manager in connection with the Tender/Exchange Offers.

EXPERTS

The financial statements, and the related financial statement schedule, included in this prospectus and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CONSOLIDATED STATEMENTS OF OPERATIONS

Hutchinson Technology Incorporated and Subsidiaries

	Fiscal Years Ended
	September 25, 2011	September 26, 2010	September 27, 2009
	(In thousands, except per share data)
Net sales	$278,090	$347,189	$408,022
Cost of sales	267,739	314,224	400,488

Gross profit	10,351	32,965	7,534
Research and development expenses	14,592	21,429	26,776
Selling, general and administrative expenses	40,844	55,848	54,880
Severance and other expenses (Note 1)	6,745	3,674	29,586
Asset impairment and other charges (Note 1)	—	—	71,809

Loss from operations	(51,830)	(47,986)	(175,517)
Other income, net	1,868	2,357	1,536
Gain on extinguishment of long-term debt	8,382	6	17,253
Interest income	188	1,311	3,184
Interest expense, including non-cash accretion of $7,576, $8,456 and $8,793	(15,065)	(15,876)	(19,762)
Gain (loss) on short- and long-term investments	978	(319)	4,390

Loss before income taxes	(55,479)	(60,507)	(168,916)
Provision (benefit) for income taxes	86	(1,585)	(209)

Net loss	$(55,565)	$(58,922)	$(168,707)

Basic loss per share	$(2.38)	$(2.52)	$(7.27)

Diluted loss per share	$(2.38)	$(2.52)	$(7.27)

Weighted-average common shares outstanding	23,377	23,362	23,214

Weighted-average diluted shares outstanding	23,377	23,362	23,214

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

Hutchinson Technology Incorporated and Subsidiaries

	September 25, 2011	September 26, 2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents (Note 1)	$57,554	$55,639
Short-term investments including $1,612 and $4,174 restricted (Note 1)	1,612	48,899
Trade receivables, net	44,998	47,629
Other receivables	7,064	7,849
Inventories	55,018	53,568
Other current assets	4,312	2,353

Total current assets	170,558	215,937

Property, plant and equipment:
Land, buildings and improvements	225,644	225,987
Equipment	760,109	771,977
Construction in progress	12,571	12,880
Less: Accumulated depreciation	(775,190)	(752,611)

Net property, plant and equipment	223,134	258,233
Other assets	7,313	5,542

Total assets	$401,005	$479,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,681	$1,280
Accounts payable	18,373	15,788
Accrued expenses	7,759	8,593
Accrued compensation	12,431	12,911

Total current liabilities	49,244	38,572

Convertible notes, net of discount	144,159	174,920
Long-term debt, less current maturities	—	271
Other long-term liabilities	1,280	1,271
Commitments and contingencies (Notes 2, 5 and 6)
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,387,000 and 23,371,000 issued and outstanding	234	234
Additional paid-in capital	419,984	422,089
Accumulated other comprehensive income	190	876
Accumulated loss	(214,086)	(158,521)

Total shareholders’ equity	206,322	264,678

Total liabilities and shareholders’ equity	$401,005	$479,712

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Hutchinson Technology Incorporated and Subsidiaries

	Fiscal Years Ended
	September 25, 2011	September 26, 2010	September 27, 2009
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(55,565)	$(58,922)	$(168,707)
Adjustments to reconcile net loss to cash (used for) provided by operating activities:
Depreciation and amortization	48,086	51,849	76,566
Stock-based compensation	1,870	3,462	4,244
Gain on short- and long-term investments (Note 1)	(978)	—	(4,390)
Loss (gain) on disposal of assets	1,182	173	(1,762)
Asset impairment charge (Note 1)	—	3,274	71,640
Non-cash interest expense	7,576	8,456	8,793
Gain on extinguishment of debt	(8,382)	(6)	(17,253)
Severance expenses (Note 1)	1,741	1,150	—
Changes in operating assets and liabilities (Note 7)	1,932	4,306	50,169

Cash (used for) provided by operating activities	(2,538)	13,742	19,300

INVESTING ACTIVITIES:
Capital expenditures	(13,506)	(31,382)	(20,609)
Proceeds from the sale of PP&E	—	—	12,205
Change in restricted cash	(2,620)	—	—
Purchases of marketable securities	(12,412)	(71,739)	(46,883)
Sales/maturities of marketable securities	60,440	141,445	133,819

Cash provided by investing activities	31,902	38,324	78,532

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2	55	1,508
Proceeds from revolving credit line and loan	15,341	—	55,699
Repayment of revolving credit line	(4,932)	—	—
Repayment of short- and long-term debt	(34,370)	(102,873)	(110,957)
Debt issuance costs	(3,490)	—	—

Cash used for financing activities	(27,449)	(102,818)	(53,750)

Net increase (decrease) in cash and cash equivalents	1,915	(50,752)	44,082
Cash and cash equivalents at beginning of year	55,639	106,391	62,309

Cash and cash equivalents at end of year	$57,554	$55,639	$106,391

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Hutchinson Technology Incorporated and Subsidiaries

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Total Shareholders’ Equity
	Shares	Amount
	(In thousands)
Balance, September 28, 2008	22,941	$229	$412,824	$(869)	$69,108	$481,292

Exercise of stock options	—	—	32	—	—	32
Issuance of common stock	418	5	1,472	—	—	1,477
Stock-based compensation (Note 5)	—	—	4,244	—	—	4,244
Components of comprehensive income:
Unrealized gain on securities available for sale, net of income taxes of $0	—	—	—	2,069
Unrealized gain on derivatives, net of income taxes of $0	—	—	—	1,303
Net loss	—	—	—	—	(168,707)
Total comprehensive loss						(165,335)

Balance, September 27, 2009	23,359	$234	$418,572	$2,503	$(99,599)	$321,710

Issuance of common stock	12	—	55	—	—	55
Stock-based compensation (Note 5)	—	—	3,462	—	—	3,462
Components of comprehensive income:
Unrealized loss on securities available for sale, net of income taxes of $0	—	—	—	(2,027)
Unrealized loss on derivatives, net of income taxes of $0	—	—	—	(267)
Foreign currency translation, net of income taxes of $0	—	—	—	667
Net loss	—	—	—	—	(58,922)
Total comprehensive loss						(60,549)

Balance, September 26, 2010	23,371	$234	$422,089	$876	$(158,521)	$264,678

Exercise of stock options	1	—	2	—	—	2
Issuance of common stock	15	—	44	—	—	44
Stock-based compensation (Note 5)	—	—	1,826	—	—	1,826
Equity component of debt repurchase	—	—	(3,977)	—	—	(3,977)
Components of comprehensive income:
Unrealized loss on securities available for sale, net of income taxes of $0	—	—	—	(209)
Foreign currency translation, net of income taxes of $0	—	—	—	(477)
Net loss	—	—	—	—	(55,565)
Total comprehensive loss						(56,251)

Balance, September 25, 2011	23,387	$234	$419,984	$190	$(214,086)	$206,322

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries

1. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Hutchinson Technology Incorporated and its subsidiaries (“we,” “our” and “us”), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. If these estimates differ materially from actual results, the impact on the consolidated financial statements may be material.

Accounting Pronouncements

In May 2011, the FASB issued authoritative guidance related to fair value measurements. The updated guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between accounting principles generally accepted in the United States (U.S. GAAP) and International Financial Reporting Standards (IFRS). The updated guidance is effective for us for our second quarter of 2012. We do not expect the adoption of this pronouncement will have a material impact on our consolidated financial statements.

In June 2011, the FASB updated the disclosure requirements for comprehensive income. The updated guidance requires companies to disclose the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance does not affect how earnings per share is calculated or presented. The updated guidance is effective for us for our fiscal year 2013. We do not expect the adoption of this pronouncement will have a material impact on our consolidated financial statements.

Fiscal Year

Our fiscal year is the fifty-two/fifty-three week period ending on the last Sunday in September. The fiscal years ended September 27, 2009, September 26, 2010 and September 25, 2011 are fifty-two week periods.

Revenue Recognition

We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.

For all sales, we use a binding purchase order as evidence of an arrangement. Delivery generally occurs when the product is delivered to a common carrier. Certain of our products are delivered on a FOB destination basis. We defer our revenue associated with these transactions until the product has been delivered and accepted to the customer’s premises.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

We also store Disk Drive Components Division inventory in “vendor managed inventory,” or VMI, facilities, which are warehouses located close to the customer’s manufacturing facilities. Revenue is recognized on sales from such facilities upon the transfer of title and risk of loss, following the customer’s acknowledgement of the receipt of the goods.

We also enter into arrangements with customers that provide us with reimbursement for engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate. The deferred revenue related to these reimbursements as recorded on our consolidated balance sheets as of September 25, 2011, and September 26, 2010, was $542,000 and $1,090,000, respectively, included in “Accrued expenses” and $355,000 and $412,000, respectively, included in “Other long-term liabilities.”

Cash and Cash Equivalents

Cash equivalents consist of all highly liquid investments with original maturities of ninety days or less.

As of September 25, 2011 and September 26, 2010, we had $2,620,000 and $0, respectively, of cash and cash equivalents that were restricted in use, which are classified in other current assets. As of September 25, 2011 this amount covered outstanding letters of credit.

The revolving credit and security agreement between us and PNC Bank requires that we maintain a $15,000,000 compensating balance to draw proceeds on the corresponding credit facility. The $15,000,000 balance is to be maintained under the credit agreement to assure future credit availability.

Investments

Our short-term investments are comprised of United States government debt securities. We account for securities available for sale in accordance with FASB guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive income (“OCI”) within shareholders’ equity. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “Gain (loss) on short- and long-term investments” on our consolidated statements of operations. Trading gains and losses also are included in “Gain (loss) on short- and long-term investments.” Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments.

A summary of our investments as of September 25, 2011, and September 26, 2010, is as follows:

	September 25, 2011
	Cost Basis	Gross Realized		Gross Unrealized		Recorded Basis
		Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments Marketable securities	$1,612	$—	$—	$—	$—	$1,612

	September 26, 2010
	Cost Basis	Gross Realized		Gross Unrealized		Recorded Basis
		Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments Marketable securities	$48,690	$—	$—	$209	$—	$48,899

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

As of September 25, 2011, our short-term investments mature within one year.

Effective December 19, 2008, we entered into a settlement with UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) that provided liquidity for our ARS portfolio held with UBS and to resolve pending litigation between the parties. The settlement provided for certain arrangements, one of which was our acceptance of an offer by UBS to issue to us ARS rights (the “Rights Offering”), which allowed us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010, through July 2, 2012 (if our ARS had not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). During the fourth quarter of 2010, we exercised the rights issued to us in the Rights Offering for the remaining ARS held by us and subject to the Rights Offering.

As part of the settlement with UBS, we also entered into a loan agreement with UBS Credit Corp. (“UBS Credit”), which provided us with a line of credit secured only by the ARS we held in accounts with UBS. Following our exercise of the rights issued to us in the Rights Offering, the proceeds of the repurchase of ARS were applied to repay borrowings under the loan agreement. As of September 26, 2010, we had repaid all of the line of credit available to us from UBS Credit.

On March 19, 2010, we entered into a settlement agreement with Citigroup Global Markets Inc. (“CGMI”), providing for the sale of a portion of our ARS. We received approximately $19,313,000 in cash (plus accrued interest) in exchange for $22,600,000 in principal amount of our ARS. As a result, we recorded an additional realized loss on the sale of these ARS of $528,000 during the quarter ended March 28, 2010. As of December 27, 2009, we had recorded an other than temporary realized loss of $2,793,000 on these ARS. For a three-year period, the settlement agreement with CGMI provides us with the option to repurchase some or all of these ARS at the price for which we sold them, and the potential for additional recoveries in the event of issuer redemptions. As of September 25, 2011, we had recovered $978,000, which was recorded as a realized gain. As part of the settlement agreement, we agreed to dismiss with prejudice an arbitration proceeding between us and CGMI and an affiliate of CGMI relating to these ARS.

As of September 25, 2011 and September 26, 2010, we had $1,612,000 and $4,174,000, respectively, of short-term investments. For September 25, 2011, this amount covered a security for our self-insured workers compensation programs. For September 26, 2010, these amounts covered outstanding letters of credit and a security for our self-insured workers compensation programs.

Trade Receivables

We grant credit to our customers, but generally do not require collateral or any other security to support amounts due. Trade receivables of $44,998,000 at September 25, 2011, and $47,629,000 at September 26, 2010, are net of allowances of $185,000 and $372,000, respectively. As of September 25, 2011, allowances of $185,000 consisted of a $23,000 allowance for doubtful accounts and a $162,000 allowance for sales returns. As of September 26, 2010, allowances of $372,000 consisted of a $119,000 allowance for doubtful accounts and a $253,000 allowance for sales returns.

We generally warrant that the products sold by us will be free from defects in materials and workmanship for a period of one year or less following delivery to our customer. Upon determination that the products sold are defective, we typically accept the return of such products and refund the purchase price to our customer. We record a provision against revenue for estimated returns on sales of our products in the same period that the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

related revenues are recognized. We base the allowance on historical product returns, as well as existing product return authorizations. The following table reconciles the changes in our allowance for sales returns under warranties:

Fiscal Year	Beginning Balance	Increases in the Allowance Related to Warranties Issued	Reductions in the Allowance for Returns Under Warranties	Ending Balance
2011	$253	$705	$(796)	$162
2010	$275	$868	$(890)	$253

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances. Inventories consisted of the following at September 25, 2011 and September 26, 2010:

	2011	2010
Raw materials	$21,566	$24,559
Work in process	14,656	10,601
Finished goods	18,796	18,408

	$55,018	$53,568

Property and Depreciation

Property, plant and equipment are stated at cost. Costs of renewals and betterments are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred.

Buildings and leasehold improvements are depreciated on a straight-line basis and equipment is depreciated primarily using straight-line basis for financial reporting purposes. Property is depreciated using primarily accelerated methods for tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

Buildings	25 to 35 years
Leasehold improvements	5 to 10 years
Equipment	1 to 15 years

We lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments resulted in an initial $686,000 lease obligation and related leased asset.

Foreign Currency Translation

Our Thailand operation uses their local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of accumulated OCI.

Transaction gains and losses that arise from the exchange rate changes on transactions denominated in a currency other than the local currency are included in “Other income, net” in the consolidated statements of operations. We recognized a foreign currency loss of $381,000 in 2011 and a gain of $744,000 in 2010 primarily related to purchases denominated in U.S. dollars made by our Thailand operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

Engineering and Process Development

Our engineers and technicians are responsible for the implementation of new technologies, as well as process and product development and improvements. Expenditures related to these activities totaled $40,750,000 in 2011, $51,059,000 in 2010 and $61,545,000 in 2009. Of these amounts, $14,592,000 in 2011, $21,429,000 in 2010 and $26,776,000 in 2009 are classified as research and development expenses, with the remainder relating to quality, engineering and manufacturing support, classified as cost of sales.

Severance and Other Expenses

A summary of our severance and other expenses as of September 25, 2011, is as follows:

	Severance and Benefits	Other Expenses	Total
Accrual balances, September 28, 2008	$—	$—	$—
Restructuring charges	28,731	855	29,586
Cash payments	(28,731)	(855)	(29,586)
Accrual balances, September 27, 2009	$—	$—	$—
Restructuring charges	3,674	—	3,674
Cash payments	(2,524)	—	(2,524)
Accrual balances, September 26, 2010	$1,150	$—	$1,150
Restructuring charges	5,947	798	6,745
Cash payments	(5,356)	(798)	(6,154)
Accrual balances, September 25, 2011	$1,741	$—	$1,741

In response to weakened demand for suspension assemblies and due to changing and uncertain market and economic conditions, we took actions to reduce our cost structure in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which was included in our financial results for the thirteen weeks ended December 28, 2008. As of June 28, 2009, the full amount of that severance had been paid.

During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated photoetching operations into our Hutchinson, Minnesota site and trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin by approximately 100 positions. Our total workforce reductions, including these reductions in Sioux Falls, South Dakota and Eau Claire, Wisconsin and the approximately 1,380 positions we eliminated in the first quarter of 2009, total approximately 1,700 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000, which was paid by the end of 2009.

During the third quarter of 2009, we took additional actions to further restructure the company to adjust to market conditions and the expected phase out of suspension assembly shipments to our customer, Seagate Technology. The restructuring actions included eliminating approximately 300 additional positions, bringing our overall employment to about 2,500 positions at the end of the third quarter of 2009. The third quarter 2009 workforce reductions resulted in charges for severance and other expenses of $4,894,000 recorded in the third quarter and $378,000 recorded in the fourth quarter of 2009, which were paid by the end of 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

During 2009, other expenses included $855,000 of costs related to the Sioux Falls, South Dakota facility closure and assembly consolidation actions.

During the fourth quarter of 2010, we announced actions to reduce costs and preserve cash, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $3,674,000, of which $1,150,000 remains to be paid.

During the second quarter of 2011, we recorded $6,745,000 of severance and other expenses related to the 2011 manufacturing consolidation and restructuring plan that includes eliminating approximately 800 positions from our U.S. workforce. The workforce reduction resulted in a charge for severance expenses of $5,947,000, of which $692,000 was related to our BioMeasurement Division. At the end of 2011, $1,741,000 remained to be paid. Subsequent to year-end, due to the flooding in Thailand, we are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand. This is expected to result in our retaining approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate and that were included in our expected 2011 severance charges. This will result in a reduction of our severance expense by approximately $750,000 during our quarter ending December 25, 2011. The workforce reductions are expected to be completed by the end of our second quarter 2012.

As part of the 2011 consolidation and restructuring plan, we expect to incur approximately $900,000 of total other expenses, primarily internal labor, contractors and freight, related to the consolidation of the Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. As of September 25, 2011, $798,000 of the other expenses had been paid. The remaining amount has not been recognized and was not accrued on our balance sheet as of September 25, 2011.

Asset Impairment

During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies, uncertain future market conditions and the restructuring plan, as discussed above. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.

During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. In addition, we consolidated our Eau Claire, Wisconsin site’s photoetching operations into our Hutchinson, Minnesota site and our Hutchinson, Minnesota site’s trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. As a result of these restructuring actions, we recorded additional non-cash impairment charges of $18,688,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.

During the third quarter of 2009, we took additional actions to further restructure the company to adjust to market conditions and the expected phase out of suspension assembly shipments to our customer, Seagate Technology. We recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The impairment charges in 2009 were recorded on the line item “Asset impairment charge” within operating expenses due to the assets being deemed excess and no longer utilized due to the restructuring actions discussed above.

During the third quarter of 2010, we recorded non-cash impairment charges of $2,294,000 for the impairment of long-lived assets related to the manufacturing and selling of InSpectra StO2 systems in our BioMeasurement Division. The impairment review was triggered by slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 systems and spending constraints in healthcare markets world-wide, along with our planned operating changes within the BioMeasurement Division. As we evaluated the impact of these changes on our forecast of future operating results in our BioMeasurement Division, we determined that the recorded values of many of the assets in this division were no longer deemed recoverable. Since these assets are no longer expected to generate future positive cash flows in excess of the recorded values, the assets were impaired but will continue to be used on an ongoing basis. Accordingly, for 2010, we recorded impairment charges related to these assets as shown in the following line items on our consolidated statements of operations:

Cost of sales	$1,110,000
Research and development expenses	394,000
Selling, general and administrative expenses	790,000

Total	$2,294,000

When indicators of impairment exist and assets are held for use, we estimate future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets or based on appraisals. Factors affecting impairment of assets held for use include the ability of the specific assets to generate positive cash flows. Changes in any of these factors could necessitate impairment recognition in future periods for other assets held for use.

Income Taxes

We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our consolidated statement of operations.

Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 25, 2011 and September 26, 2010, we had valuation allowances of $186,447,000 and $168,991,000, respectively. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance was appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share identifies the dilutive effect of potential common shares using net income available to common shareholders and is computed (i) using the treasury stock method for outstanding stock options and the if-converted method for the $150,000,000 aggregate principal amount of the 2.25% Convertible Subordinated Notes that were retired in March of 2010 (the “2.25% Notes”) and for the 8.50% Convertible Senior Notes due 2026 (the “8.50% Notes”); and (ii) in accordance with FASB guidance relating to the effect of contingently convertible instruments on diluted earnings per share for the $225,000,000 original aggregate principal amount of 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”). A reconciliation of these amounts is as follows:

	2011	2010	2009
Net loss	$(55,565)	$(58,922)	$(168,707)
Plus: Interest expense on convertible subordinated notes	—	—	—
Less: Additional profit-sharing expense and income tax provisions	—	—	—

Net loss available to common shareholders	$(55,565)	$(58,922)	$(168,707)

Weighted-average common shares outstanding	23,377	23,362	23,214
Dilutive potential common shares	—	—	—

Weighted-average diluted shares outstanding	23,377	23,362	23,214

Basic loss per share	$(2.38)	$(2.52)	$(7.27)
Diluted loss per share	$(2.38)	$(2.52)	$(7.27)

Options to purchase 3,782,000, 3,903,000 and 3,570,000 shares were not included in the 2011, 2010 and 2009 computations of diluted earnings per share, respectively, because they would have been antidilutive.

Diluted loss per share for 2011 excludes potential common shares of 0 using the treasury stock method and potential common shares of 6,356,000 using the if-converted method for the 8.50% Notes, as they were antidilutive. Diluted loss per share for 2010 excludes potential common shares of 187,000 using the treasury stock method and potential common shares of 667,000 using the if-converted method for the 2.25% Notes, as they were antidilutive. Diluted loss per share for 2009 excludes potential common shares of 80,000 using the treasury stock method and potential common shares of 3,044,000 using the if-converted method for the 2.25% Notes, as they were antidilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

2. Financing Arrangements

Short- and Long-Term Debt

	2011	2010
3.25% Notes	$76,243	$197,500
3.25% Notes debt discount	(5,156)	(22,580)
8.50% Notes	85,170	—
8.50% Notes debt discount	(12,098)	—
Eau Claire building mortgage	—	945
PNC Bank Credit Line	10,409	—
Capital lease obligation	272	606

Total debt	154,840	176,471
Less: Current maturities	(10,681)	(1,280)

Total long-term debt	$144,159	$175,191

Contractual maturities of short- and long-term debt subsequent to September 25, 2011, are as follows:

2012	$10,681
2013	76,243
2014	—
2015	85,170
2016	—
Thereafter	—

$172,094

3.25% Notes

In January 2006, we issued $225,000,000 aggregate principal amount of the 3.25% Notes, which mature in 2026. The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006. Issuance costs of $6,029,000 were capitalized and are being amortized over seven years in consideration of the holders’ ability to require us to repurchase all or a portion of the 3.25% Notes on January 15, 2013, as described below.

Since January 21, 2011, we have had the right to redeem for cash all or a portion of the 3.25% Notes at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016 and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100 percent of the principal amount of the 3.25% Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of the 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of the 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance specifies that convertible debt instruments that may be settled in cash upon conversion shall be separately accounted for by allocating a portion of the fair value of the instrument as a liability and the remainder as equity. The excess of the principal amount of the liability component over its carrying amount shall be amortized to interest cost over the effective term. The provisions of this guidance apply to the 3.25% Notes. We adopted the provisions of this guidance beginning in our first quarter of 2010. This guidance requires us to recognize additional (non-cash) interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature.

The adoption of this guidance required us to allocate the original $225,000,000 proceeds received from the issuance of the 3.25% Notes between the applicable debt and equity components. Accordingly, we allocated $160,584,000 of the proceeds to the debt component of the 3.25% Notes and $40,859,000, net of deferred taxes of $23,557,000, to the equity conversion feature. Subsequent to the original issuance date of the 3.25% Notes, a full valuation allowance was recorded against our deferred tax assets (see Note 3 for discussion of income taxes). The debt component allocation was based on the estimated fair value of similar debt instruments without a conversion feature as determined by using a discount rate of 8.75 percent, which represents our estimated borrowing rate for such debt as of the date of the 3.25% Notes issuance. The difference between the cash proceeds associated with the 3.25% Notes and the debt component was recorded as a debt discount with a corresponding offset to additional paid-in capital, net of applicable deferred taxes, representing the equity conversion feature. The debt discount that we recorded is being amortized over seven years, the expected term of our 3.25% Notes (January 19, 2006 through January 15, 2013), using the effective interest method resulting in additional non-cash interest expense. As of September 25, 2011, the remaining period over which the debt discount will be amortized is approximately 15 months.

The carrying amounts of the 3.25% Notes included in our consolidated balance sheets were as follows:

	2011	2010
Principal balance	$76,243	$197,500
Debt discount	(5,156)	(22,580)

Convertible subordinated notes, net	$71,087	$174,920

We have recorded the following interest expense related to the 3.25% Notes in the periods presented:

	2011	2010	2009
Coupon rate of interest (cash interest)	$4,598	$6,402	$7,260
Debt discount amortization (non-cash interest)	6,618	8,456	8,793

Total interest expense for the 3.25% Notes	$11,216	$14,858	$16,053

During September 2009, we spent $19,987,000 to repurchase $27,500,000 par value of the 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase, the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 was included in our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

A total of $76,243,000 aggregate principal amount of the 3.25% Notes remained outstanding after completion of the fourth quarter 2009 repurchase, the February 2011 tender/exchange and the July 2011 exchange, as discussed below.

8.50% Notes

In February 2011, we completed a tender/exchange. In connection with the tender/exchange, we issued $40,000,000 of the 8.50% Notes pursuant to an indenture dated as of February 11, 2011. The 8.50% Notes are senior in right of payment to any of our existing and future subordinated indebtedness, including the 3.25% Notes that remain outstanding. Interest is payable on the 8.50% Notes on January 15 and July 15 of each year, beginning July 15, 2011. The 8.50% Notes mature on January 15, 2026. Each $1,000 principal amount of the 8.50% Notes is convertible into 116.2790 shares of our common stock (which is equal to an initial conversion price of approximately $8.60 per share), subject to adjustment.

We have the right to redeem the 8.50% Notes (i) on or after January 15, 2013 to, but excluding, January 15, 2015, if the closing price of our common stock equals or exceeds 150 percent of the conversion price, and (ii) at any time on or after January 15, 2015, in either case in whole or in part, for cash equal to 100 percent of the principal amount of the 8.50% Notes to be redeemed plus any accrued but unpaid interest to but excluding the redemption date. Holders of the 8.50% Notes may require us to repurchase all or a portion of their 8.50% Notes at par on each of January 15, 2015, January 15, 2016 and January 15, 2021 for cash equal to 100 percent of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date. If a fundamental change (as defined in the indenture) occurs, each holder of 8.50% Notes will have the right to require us to repurchase all or any portion of that holder’s 8.50% Notes for cash equal to 100 percent of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date.

As a result of the February 2011 tender/exchange, we retired an aggregate principal amount of $75,294,000 of the 3.25% Notes in February 2011. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the 3.25% Notes and we issued $40,000,000 aggregate principal amount of the 8.50% Notes in exchange for $40,000,000 aggregate principal amount of the 3.25% Notes. We determined that the tender/exchange was a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as a $5,467,000 gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was applied as reacquisition of the equity component, which resulted in a $3,371,000 reduction to additional paid-in capital.

In July 2011, we completed an offer to exchange for new securities an additional portion of our outstanding 3.25% Notes. In connection with the July 2011 exchange, we issued $45,170,000 aggregate principal amount of the 8.50% Notes and made aggregate cash payments of $3,091,000 in exchange for $45,963,000 aggregate principal amount of the 3.25% Notes. We determined that the exchange was a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as a $2,915,000 gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was applied as reacquisition of the equity component, which resulted in a $606,000 reduction to additional paid-in capital.

At a special meeting held June 17, 2011, our shareholders approved the issuance of up to $40,000,000 aggregate principal amount of additional 8.50% Notes (and the issuance of our common stock upon conversion thereof) for cash in one or more future private placements or registered offerings. Accordingly, we may, but are not obligated to, issue a limited amount of additional 8.50% Notes without further shareholder approval.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

2.25% Notes

In February 2003, we issued and sold $150,000,000 aggregate principal amount of the 2.25% Notes. The remaining outstanding 2.25% Notes matured and were retired on March 15, 2010. During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discounts to face value. After the repurchases, we had $45,554,000 par value of the 2.25% Notes outstanding. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.

During 2010, we spent $11,488,000 to repurchase $11,500,000 par value of the 2.25% Notes on the open market using our available cash and cash equivalents. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $6,000 was included in our consolidated financial statements. On the maturity date of March 15, 2010, we used available cash and cash equivalents to pay par value of $34,054,000 to retire all of the remaining outstanding 2.25% Notes. None of the 2.25% Notes remain outstanding.

PNC Bank Credit Line

On September 16, 2011, we entered into a revolving credit and security agreement with PNC Bank under which $10,409,000 was outstanding at the end of 2011. The credit agreement provides us with a revolving credit facility in a principal amount of up to $35,000,000, subject to a borrowing base. The credit facility is secured by substantially all of the personal property of Hutchinson Technology Incorporated. The maturity date of the credit facility is October 1, 2014 if, by October 1, 2012, the aggregate outstanding principal amount of the 3.25% Notes is reduced to $50,000,000 or less and we have at least $50,000,000 of liquidity remaining; otherwise the maturity date is October 1, 2012. The credit agreement contains customary representations, warranties, covenants and events of default, including, but not limited to, limitations on the payment of dividends and repurchases of stock, financial covenants requiring a minimum fixed charge coverage ratio, minimum EBITDA and minimum liquidity. We maintain an account at PNC Bank with a minimum balance of $15,000,000, as required under the credit agreement.

At September 25, 2011, we had borrowed $10,409,000 under the credit facility. Subsequent to year end, we repaid all such borrowings. Currently we have no borrowings under the credit facility. If we borrow additional amounts under the credit facility in the future, such amounts will be subject to cash interest, at our election, at a rate equal to either (i) PNC Bank’s alternate base rate (as defined in the credit agreement) plus 2.0% per annum or (ii) LIBOR plus 4.5% per annum. After March 25, 2012, such loans, if any, will be eligible to bear cash interest at a reduced rate equal to either (i) PNC Bank’s alternate base rate plus 1.0% per annum or (ii) LIBOR plus 3.5% per annum if no defaults or events of default exist under the credit agreement.

Eau Claire Building Mortgage

During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin, manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us with a 7.15 percent interest rate that matured in April 2011. At June 26, 2010, the mortgage had been paid in full.

Capital Leases

We also lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments resulted in an initial $686,000 lease obligation and related leased asset.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

3. Income Taxes

The (benefit) provision for income taxes consists of the following:

	2011	2010	2009
Current:
Federal	$(216)	$(2,046)	$(530)
Foreign	292	447	307
State	10	14	14
Deferred	—	—	—

	$86	$(1,585)	$(209)

In the fourth quarter of 2008, we recorded a charge of $76,610,000 related to establishing a full valuation allowance against our deferred tax assets. The guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under that standard, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

The deferred provision (benefit) is composed of the following:

	2011	2010	2009
Asset bases, lives and depreciation methods	$12,162	$19,637	$(4,217)
Reserves and accruals not currently deductible	(296)	(3,489)	5,166
Tax credits and net operating loss (“NOL”) carryforwards	(23,117)	(34,189)	(58,591)
Deferred tax liability on 3.25% Notes	(6,194)	(3,059)	(4,831)
Valuation allowance	17,445	21,100	62,473

	$—	$—	$—

A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	2011	2010	2009
Statutory federal income tax rate	(35.0)%	(35.0)%	(35.0)%
Effect of:
State income taxes, net of federal income tax benefits	—	—	—
Foreign income taxes, net of federal income tax benefits	0.5	0.8	0.4
Valuation allowance on deferred tax assets and/or use of tax credits	36.7	30.9	35.1
Other permanent differences	(2.1)	0.7	(0.4)

	0.1%	(2.6)%	0.1%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The following table shows the significant components of our deferred tax assets:

	2011	2010
Current deferred tax assets:
Receivable allowance	$58	$132
Inventories	6,798	7,089
Accruals and other reserves	2,234	2,652
Valuation allowance	(9,090)	(9,873)

Total current deferred tax assets	—	—
Long-term deferred tax assets:
Property, plant and equipment	(2,620)	9,543
Deferred income	6,750	5,659
Tax credits	31,467	30,674
NOL carryforwards	143,593	121,269
3.25% Notes	(1,833)	(8,027)
Valuation allowance	(177,357)	(159,118)

Total long-term deferred tax assets	—	—

Total deferred tax assets	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 25, 2011, our deferred tax assets included $31,467,000 of unused tax credits, of which $3,252,000 can be carried forward indefinitely and $28,215,000 expire at various dates beginning in 2018. In addition, at September 25, 2011, our deferred tax assets included $143,593,000 of NOL carryforwards that will begin to expire in 2021 if not otherwise used by us. As of September 25, 2011, we had an estimated NOL carryforward of approximately $396,926,000 for United States federal tax return purposes. A valuation allowance of $186,447,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the deferred tax assets before they expire. Gross unrecognized tax benefits as of September 25, 2011 and September 26, 2010 were $7,653,000 and $7,516,000, respectively. For 2011, $7,131,000 of our gross unrecognized tax benefits would decrease our effective tax rate if realized.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

2011
Gross unrecognized tax benefits at September 26, 2010	$7,516
Gross increases in tax positions for prior year	78
Gross decreases in tax positions for prior year	(30)
Gross increases in tax positions for current year	89
Fiscal 2011 settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at September 25, 2011	$7,653

Our policy is to record interest expense and penalties within the provision for income taxes on the consolidated statements of operations. No interest expense or penalties have been included in the gross amount of unrecognized tax benefits due to existing tax credits and NOL carryforwards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The major jurisdictions in which we file income tax returns are United States federal, various U.S. states and Thailand. In the United States federal jurisdiction we are no longer subject to examination for fiscal years prior to 2008. For state jurisdictions we are no longer subject to examination for fiscal years prior to 2007. Although certain years are no longer subject to examinations by the IRS and various state taxing authorities, NOL carryforwards generated in those years may still be adjusted upon examination by the IRS or state taxing authorities if they either have been or will be used in a future period. In Thailand we operate under various tax holidays that currently are scheduled to fully expire as early as 2024. For 2011 and prior fiscal years, these holidays had no impact on our tax provision or our net loss.

The timing of the resolution of uncertain tax positions is dependent on numerous factors and therefore is highly uncertain; however, we believe it is unlikely that the gross unrecognized tax benefits would materially change in the next 12 months.

4. Fair Value of Financial Instruments

We follow fair value measurement accounting with respect to (i) nonfinancial assets and liabilities that are recognized or disclosed at fair value in our financial statements on a recurring basis and (ii) all financial assets and liabilities.

The fair value measurement guidance defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. Under the guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability, developed based upon the best information available in the circumstances. The fair value hierarchy prescribed by the guidance is broken down into three levels as follows:

Level 1—Unadjusted quoted prices in an active market for the identical assets or liabilities at the measurement date.

Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in nonactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that reflect the use of significant management judgment. These values are generally determined using pricing models for which assumptions utilize management’s estimates of market participant assumptions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements at September 25, 2011
	Level 1	Level 2	Level 3
Assets
Available-for-sale
U.S. government debt securities	$1,612	$—	$—

Total assets	$1,612	$—	$—

	Fair Value Measurements at September 26, 2010
	Level 1	Level 2	Level 3
Assets
Available-for-sale
Corporate notes	$17,869	$—	$—
U.S. government debt securities	15,894	—	—
Certificates of deposit	11,539	—	—
Commercial paper	3,597	—	—

Total assets	$48,899	$—	$—

For receivables, accounts payable and accrued expenses, we believe that the carrying amounts approximate fair value because of their short-term nature.

Cash and Cash Equivalents

The fair value is based on quoted market prices.

Short- and Long-Term Debt

The fair values of the 3.25% Notes and the 8.50% Notes are estimated based on the closing market price of the respective Notes as of the end of the fiscal year. The estimated fair values of our short- and long-term debt are as follows:

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
3.25% Notes	$76,243	$63,282	$197,500	$144,669
8.50% Notes	85,170	58,608	—	—
PNC Bank Credit Line	10,409	10,409	—	—
Eau Claire building mortgage	—	—	945	945

5. Employee Benefits

In March 2009, our board of directors approved the suspension of our employee stock purchase plan, effective April 1, 2009. Prior to this date, our employee stock purchase plan provided for the sale of our common stock at discounted purchase prices. The cost per share under this plan was 85 percent of the lesser of the fair market value of our common stock on the first or last day of the purchase period, as defined.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

Stock Options

As of September 25, 2011, we had an option plan under which up to 2,824,888 common shares are reserved for issuance. Under the plan, options may be granted to any employee, including our officers, and to our non-employee directors, and have been granted with an exercise price equal to the closing sale price of a share of our common stock on the NASDAQ Global Select Market on the date the options were granted. Options also may be granted to certain non-employees at a price not less than the closing sale price of a share of our common stock on the NASDAQ Global Select Market on the date the options were granted. Options generally expire ten years from the date of grant or at an earlier date as determined by the committee of our board of directors that administers the plan. Options granted under the plan before November 2005 generally became exercisable in full one year from the date of grant, and options granted since November 2005 generally become exercisable two to three years from the date of grant.

We recorded stock-based compensation expense, included in selling, general and administrative expenses, of $1,870,000, $3,462,000 and $4,244,000 for 2011, 2010 and 2009, respectively. As of September 25, 2011, $2,471,000 of unrecognized compensation costs related to non-vested awards is expected to be recognized over a weighted-average period of approximately 17 months.

We use the Black-Scholes option pricing model to determine the weighted-average fair value of options. The weighted-average fair value of options granted during 2011, 2010 and 2009 was $2.24, $5.41 and $1.89, respectively. The fair value of options at the date of grant and the weighted-average assumptions utilized to determine such values are indicated in the following table:

	2011	2010	2009
Risk-free interest rate	2.3%	2.6%	1.9%
Expected volatility	80%	80%	60%
Expected life (in years)	7.2	7.3	7.7
Dividend yield	—	—	—

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of our stock options. We considered historical data in projecting expected stock price volatility. We estimated the expected life of stock options and stock option forfeitures based on historical experience.

Option transactions during 2011 are summarized in the following table:

	Number of Shares	Weighted- Average Exercise Price ($)	Weighted- Average Remaining Contractual Life (yrs.)
Outstanding at September 26, 2010	3,910,909	18.39	5.8
Granted	833,831	3.04
Exercised	(500)	3.03
Expired/Canceled	(962,222)	16.66

Outstanding at September 25, 2011	3,782,018	15.44	5.9

Options exercisable at September 25, 2011	2,115,372	23.76	3.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The aggregate intrinsic value at year-end of our stock options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) outstanding for 2011, 2010 and 2009 was $0, $197,000 and $2,601,000, respectively. The aggregate intrinsic value at year-end of our stock options exercisable for 2011, 2010 and 2009 was $0.

The following table summarizes the status of options that remain subject to vesting:

	Number of Shares	Weighted- Average Grant Date Fair Value ($)
Nonvested at September 26, 2010	1,638,907	5.13
Granted	833,831	2.24
Vested	(402,441)	6.42
Canceled	(403,651)	4.40

Nonvested at September 25, 2011	1,666,646	3.55

The following table summarizes information about stock options outstanding at September 25, 2011:

Range of Exercise Prices ($)	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted-Average Remaining Contractual Life (yrs)	Weighted-Average Exercise Price ($)	Number Exercisable	Weighted-Average Exercise Price ($)
3.03 – 5.00	1,187,363	8.4	3.04	235,000	3.03
5.01 – 10.00	714,283	8.2	7.34	—	—
10.01 – 20.00	20,000	6.4	15.96	20,000	15.96
20.01 – 25.00	834,042	2.6	23.17	834,042	23.17
25.01 – 30.00	603,990	5.3	26.79	603,990	26.79
30.01 – 45.06	422,340	2.7	32.52	422,340	32.52

Total	3,782,018	5.9	15.44	2,115,372	23.76

Employee Benefit Plans

We have a defined contribution plan covering our employees in the U.S. Our contributions to the plan were $29,000 in 2011, $0 in 2010 and $4,998,000 in 2009. From June 2009 to July 2011, we had suspended our employer contributions to our defined contribution plan. We also have a provident fund covering our employees in Thailand. Our contributions to the plan were $49,000 in 2011.

We sponsor a self-insured comprehensive medical and dental plan for qualified employees that is funded by contributions from plan participants and from us. Contributions are made through a Voluntary Employee’s Benefit Association Trust. We recognized expense related to these plans of $12,841,000 in 2011, $13,128,000 in 2010 and $18,158,000 in 2009.

6. Commitments and Contingencies

Operating and Capital Leases

We are committed under various operating lease agreements. Total rent expense under these operating leases was $4,077,000 in 2011, $4,314,000 in 2010 and $9,858,000 in 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

We lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments resulted in an initial $686,000 lease obligation and related leased asset.

Future minimum payments for all operating leases and capital leases with initial or remaining terms of one year or more subsequent to September 25, 2011 are as follows:

	Operating Leases	Capital Leases
2012	$3,264	$280
2013	2,554	—
2014	1,110	—
2015	526	—
2016	6	—
Thereafter	—	—

Total minimum lease payments	$7,460	$280

Amount representing interest		$(8)
Present value of minimum lease payments		$272

Legal Proceedings

We and certain users of our products have from time to time received, and may in the future receive, communications from third parties asserting patents against us or our customers which may relate to certain of our manufacturing equipment or products or to products that include our products as a component. In addition, certain of our customers have been sued on patents having claims closely related to products sold by us. If any third party makes a valid infringement claim and a license was not available on terms acceptable to us, our operating results could be adversely affected. We expect that, as the number of patents issued continues to increase, and as we grow, the volume of intellectual property claims could increase. We may need to engage in litigation to enforce patents issued or licensed to us, protect trade secrets or know-how owned by us or determine the enforceability, scope and validity of the intellectual property rights of others. We could incur substantial costs in such litigation or other similar legal actions, which could have a material adverse effect on our results of operations.

We are a party to ordinary routine litigation incidental to our business. The outcome of such claims is not expected to materially affect our current or future financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

7. Supplementary Cash Flow Information

	2011	2010	2009
Changes in operating assets and liabilities:
Receivables, net	$3,416	$16,415	$37,882
Inventories	(1,450)	(6,690)	28,902
Other assets	(48)	1,758	3,615
Accounts payable and accrued expenses	5	(6,743)	(18,927)
Other long-term liabilities	9	(434)	(1,303)

	$1,932	$4,306	$50,169

Cash paid for:
Interest (net of amount capitalized)	$6,929	$14,805	$9,994
Income taxes	327	443	240
Non-cash investing activities:
Capital expenditures in accounts payable	1,208	1,683	656

Capitalized interest was $821,000 in 2011, $1,071,000 in 2010 and $589,000 in 2009. Interest is capitalized using an overall borrowing rate for assets that are being constructed or otherwise produced for our own use. Interest capitalized during 2011 was primarily for additional manufacturing equipment for new process technology and capability improvements and tooling.

During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us.

Purchase price of building and related equipment	$12,924
Cash paid for building and related equipment	(5,069)

Mortgage assumed	$7,855

The mortgage was paid in full in May 2011.

8. Other Comprehensive Income

Other comprehensive income

The components of accumulated OCI, net of income taxes, are as follows:

	September 25, 2011	September 26, 2010
Available-for-sale securities	$—	$209
Foreign currency translation	190	667

Total accumulated other comprehensive income	$190	$876

Derivatives

During 2008 and 2009, we entered into contracts to hedge gold commodity price risks through February 2010. The contracts essentially established a fixed price for the underlying commodity and were designated and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

qualified as effective cash flow hedges of purchases of gold. Actual amounts ultimately reclassified to net income are dependent on the average monthly London PM gold fix rates in effect when our outstanding contracts mature.

As of September 25, 2011, we did not have any outstanding derivative contracts on our consolidated balance sheet.

The following table summarizes the gross activity in OCI related to these contracts:

	2011	2010
Beginning of period unrealized gain (loss) in accumulated OCI	$—	$266
(Increase) decrease in fair value of derivative instruments	—	(195)
(Loss) gains reclassified from OCI into cost of sales	—	(373)
Gains on dedesignated derivative instruments reclassified from OCI into cost of sales	—	—
Settlements	—	302

End of period unrealized gain in accumulated OCI	$—	$—

Foreign Currency Translation

Our Thailand operation uses their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of accumulated OCI.

9. Shareholders’ Equity

Stock Repurchase Program

On February 4, 2008, we announced that our board of directors had approved a share repurchase program authorizing us to spend up to $130,000,000 to repurchase shares of our common stock from time to time in the open market or through privately negotiated transactions. As of September 28, 2008, we had spent $57,632,000 to repurchase 3,600,000 shares at an average price of $16.21. The maximum dollar value of shares that may yet be purchased under the share repurchase plan is $72,368,000. All of our repurchases during 2008 were made in the open market. There have been no repurchases since 2008.

10. Share Rights Plan

In July 2010, our board of directors declared a dividend of one common share purchase right for each outstanding share of common stock held by shareholders of record as of the close of business on August 10, 2010. Under certain conditions, each right may be exercised to purchase one-tenth of a share of common stock at an exercise price of $3.00, subject to adjustment. The rights generally will become exercisable after any person or group acquires beneficial ownership of 15 percent or more of our common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 15 percent or more of our common stock. If any person or group becomes a beneficial owner of 15 percent or more of our common stock, each right will entitle its holder (other than the 15 percent owner) to purchase, at an adjusted exercise price equal to ten times the previous purchase price, shares of our common stock having a market value of two times the right’s adjusted exercise price.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The rights, which do not have voting rights, expire in on August 10, 2020 and may be redeemed by us at a price of $0.001 per right, subject to adjustment, at any time prior to their expiration or a person’s or group’s acquisition of beneficial ownership of at least 15 percent of our common stock. In certain circumstances, at the option of our Board of Directors, we may exchange the rights for shares of our common stock, delay or temporarily suspend the exercisability of the rights or reduce the stock-ownership threshold of 15 percent to not less than 10 percent.

In the event that we are acquired in certain merger or other business-combination transactions, or sell 50 percent or more of our assets or earnings power, each holder of a right shall have the right to receive, at the right’s adjusted exercise price, common shares of the acquiring company having a market value of twice the right’s adjusted exercise price.

11. Segment Reporting

We follow the provisions of FASB guidance, which establish annual and interim reporting standards for an enterprise’s business segments and related disclosures about each segment’s products, services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performance. Our Chief Executive Officer is considered to be our chief operating decision maker.

We have determined that we have two reportable segments: the Disk Drive Components Division and the BioMeasurement Division. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following table represents net sales by product for each reportable segment:

	2011	2010	2009
Net sales:
Disk Drive Components Division
Suspension assemblies	$270,769	$337,931	$397,942
Other products	4,969	6,844	8,325

Total Disk Drive Components Division	275,738	344,775	406,267
BioMeasurement Division	2,352	2,414	1,755

	$278,090	$347,189	$408,022

The following table represents operating loss for each reportable segment:

	2011	2010	2009
Loss from operations:
Disk Drive Components Division	$(42,669)	$(24,027)	$(152,032)
BioMeasurement Division	(9,161)	(23,959)	(23,485)

	$(51,830)	$(47,986)	$(175,517)

The following table represents long-lived assets for each reportable segment:

	2011	2010	2009
Long-lived assets:
Disk Drive Components Division	$222,746	$257,739	$276,283
BioMeasurement Division	388	494	3,053

	$223,134	$258,233	$279,336

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The following table represents depreciation expenses for each reportable segment:

	2011	2010	2009
Depreciation and amortization expense:
Disk Drive Components Division	$47,960	$50,619	$75,132
BioMeasurement Division	126	1,230	1,434

	$48,086	$51,849	$76,566

Sales to foreign locations were as follows:

	2011	2010	2009
Foreign-based enterprises	$85,164	$157,611	$182,417
Foreign subsidiaries of United States corporations	187,256	182,474	217,900

	$272,420	$340,085	$400,317

The majority of these foreign location sales were to the Pacific Rim region. In addition, we have sales to United States corporations that used our products in their offshore manufacturing sites.

Revenue assigned based on product shipment location and long-lived assets by geographic area are as follows:

	2011	2010	2009
Revenue:
Thailand	$184,948	$174,627	$211,960
Hong Kong	34,535	114,541	152,068
Japan	—	—	14,299
Philippines	49,568	32,725	5,954
China	—	9,365	7,789
Malaysia	2,687	7,847	5,940
United States	5,669	7,104	7,705
Other foreign countries	683	980	2,307

	$278,090	$347,189	$408,022

Long-lived assets:
United States	$205,597	$242,704	$278,334
Other foreign countries	17,537	15,529	1,002

	$223,134	$258,233	$279,336

Sales to customers in excess of 10% of net sales are as follows:

	2011	2010	2009
Western Digital Corporation	56%	43%	36%
SAE Magnetics, Ltd./TDK Corporation	19	37	39
Hitachi and affiliates	11	—	—
Seagate Technology, LLC	11	10	18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

12. Summary of Quarterly Information (unaudited)

The following table summarizes unaudited financial data for 2011 and 2010. The price range per share reflects the highest and lowest bids as quoted on the NASDAQ Global Select Market during each quarter.

	2011 by Quarter				2010 by Quarter
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net sales	$68,244	$63,281	$72,180	$74,385	$108,256	$87,614	$77,293	$74,026
Gross profit (loss)	3,324	(2,298)	4,190	5,136	20,777	7,315	4,907	(34)
Income (loss) from operations	(14,359)	(23,444)[1]	(7,772)	(6,254)	3,129	(11,320)	(15,332)[2]	(24,463)[3]
(Loss) income before income taxes	(16,953)	(20,482)[4]	(10,936)	(7,108)[5]	(32)	(15,111)	(18,419)	(26,945)
Net income (loss)	(16,950)	(20,482)	(10,940)	(7,193)	2,220	(15,590)	(18,500)	(27,052)
Net income (loss) per share:
Basic	(0.73)	(0.88)	(0.47)	(0.31)	0.10	(0.67)	(0.79)	(1.16)
Diluted	(0.73)	(0.88)	(0.47)	(0.31)	0.09	(0.67)	(0.79)	(1.16)
Price range per share:
High	4.30	4.04	2.84	3.30	9.98	11.40	7.98	5.11
Low	2.80	2.41	2.07	2.00	5.82	5.96	4.22	2.74

[1]	During the second quarter of 2011, we recorded $6,725,000 for severance and other expenses related to a manufacturing consolidation and restructuring plan.
[2]

During the third quarter of 2010, we recorded $2,294,000 for asset impairments. The impairments were triggered by slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 system and spending constraints in healthcare markets world-wide, along with our planned operating changes within the BioMeasurement Division.

[3]	During the fourth quarter of 2010, we recorded $3,674,000 for severance and other costs.
[4]	During the second quarter of 2011, we recorded $5,467,000 gain on extinguishment of debt as a result of our February 2011 debt tender/exchange.
[5]	During the fourth quarter of 2011, we recorded $2,915,000 gain on extinguishment of debt as a result of our July 2011 debt exchange.

13. Subsequent Events (unaudited)

Subsequent to our 2011 year-end, severe flooding in Thailand required us to suspend assembly operations at our Thailand manufacturing facility in the second week of October 2011. During our fourth quarter 2011, approximately 1/3 of our sales originated out of our Thailand assembly facility. By the end of that quarter, our Thailand operations had an assembly capacity of four to five million parts per week. Based on the information we currently have, although we expect it will take multiple quarters, we intend to fully resume operations in Thailand, restore our operation to its previous assembly capacity and work with third parties to mitigate the impact that future flooding could have on our operations.

The floodwaters have recently receded and we have started to assess the damage to our operations and the financial impact of our recovery effort and insurance proceeds. At the time our Thailand facility flooded, it had a book value of approximately $12,000,000, our manufacturing and office equipment in Thailand had book value of approximately $4,000,000, and we had approximately $11,000,000 of inventories in Thailand, including inventory hubs at off-site locations in Thailand. The replacement value of our manufacturing equipment is higher

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

than the recorded book values. In the first quarter of 2012, we expect to record impairment charges estimated at between $10,000,000 to $20,000,000 related to facility equipment and fixtures, manufacturing equipment and tooling and inventories that were damaged due to the floodwater.

In 2012, we estimate we will spend $25,000,000 to $35,000,000 (excluding any reimbursements from insurance coverage) related to our Thailand operation (including Thailand facility equipment and restoration expenses, manufacturing equipment and tooling and other expenses), and expenses associated with the higher cost of our U.S. manufacturing. All of these estimates are based on our preliminary damage assessment and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. Our insurance policies provides for $25,000,000 of flood coverage for property and casualty damages and business interruption. We currently expect that our claims will exceed this amount. Subsequent to year-end, we received an initial insurance payment of $9,000,000. The timing of our cash flows for flood-related expenditures and insurance proceeds is uncertain at this time. However, we have modeled various scenarios and we believe we have sufficient cash to manage through the recovery.

We are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand. This will result in our retaining approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate and that were included in our expected 2011 severance charges. This will result in a reduction of approximately $750,000 in our severance expense during our 2011 first quarter ending December 25, 2011.

Our available assembly capacity and vertically integrated components operations in the U.S. are enabling us to meet current levels of customer demand and should provide us with the flexibility to respond to increases in demand as the supply chain recovers. In this uncertain environment, we estimate our first quarter suspension assembly shipments will be 80 million to 100 million. As the industry and the supply chain recover, inventories will likely need to be replenished and we expect suspension assembly demand to recover.

The suspension of production in our Thailand facility subsequent to our fiscal 2011 year-end triggered an event of default provision related to business interruptions under the revolving credit and security agreement with PNC Bank and we have obtained a waiver of the event of default. We currently have no borrowings drawn under the credit agreement and the event of default did not trigger any cross-default provisions in our other financing arrangements. Due to the expected material negative impact of the Thailand flooding on our results of operations, we may also be out of compliance with one financial covenant in the credit agreement at the end of our 2012 first quarter. If necessary, we intend to negotiate a waiver of any non compliance or an amendment of the financial covenant specific to the applicable period. We evaluated subsequent events after the balance sheet date through the date the consolidated financial statements were issued. We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Hutchinson Technology Incorporated:

We have audited the accompanying consolidated balance sheets of Hutchinson Technology Incorporated and subsidiaries (the “Company”) as of September 25, 2011 and September 26, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended September 25, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15 (a)2. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 25, 2011 and September 26, 2010, and the results of their operations and their cash flows for each of the three years in the period ended September 25, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 25, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 8, 2011, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 8, 2011

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Hutchinson Technology Incorporated and Subsidiaries

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Other Changes Add (Deduct)	Balance at End of Period
	(In thousands)
2009:
Allowance for doubtful accounts receivable	$32	$192	$—	$224
Reserve for sales returns and allowances	699	1,158	(1,582)[1]	275

	$731	$1,350	$(1,582)	$499

2010:
Allowance for doubtful accounts receivable	$224	$74	$(179)[2]	$119
Reserve for sales returns and allowances	275	868	(890)[1]	253

	$499	$942	$(1,069)	$372

2011:
Allowance for doubtful accounts receivable	$119	$(35)	$(61)[3]	$23
Reserve for sales returns and allowances	253	705	(796)[1]	162

	$372	$670	$(857)	$185

[1]	Returns honored and credit memos issued.
[2]	Uncollectible accounts receivable written off.
[3]	Recovery of uncollectible accounts receivable written off.

HUTCHINSON TECHNOLOGY INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS—UNAUDITED

(In thousands, except shares and per share data)

	December 25, 2011	September 25, 2011
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$54,635	$57,554
Short-term investments-restricted	1,200	1,612
Trade receivables, net	35,143	44,998
Other receivables	12,426	7,064
Inventories	52,912	55,018
Other current assets	3,946	4,312

Total current assets	160,262	170,558

Property, plant and equipment, net	211,643	223,134
Other assets	7,043	7,313

Total assets	$378,948	$401,005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$184	$10,681
Accounts payable	16,744	18,373
Accrued expenses	10,185	7,759
Accrued compensation (Note 9)	10,976	12,431

Total current liabilities	38,089	49,244

Convertible notes, net of discount (Note 7)	145,831	144,159
Other long-term liabilities	1,208	1,280
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,399,000 and 23,387,000 issued and outstanding	234	234
Additional paid-in capital	420,392	419,984
Accumulated other comprehensive (loss) income	(244)	190
Accumulated loss	(226,562)	(214,086)

Total shareholders’ equity	193,820	206,322

Total liabilities and shareholders’ equity	$378,948	$401,005

See accompanying notes to condensed consolidated financial statements—unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except per share data)

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
Net sales	$58,475	$68,244
Cost of sales	56,174	64,920

Gross profit	2,301	3,324

Research and development expenses	3,948	4,049
Selling, general and administrative expenses	7,173	13,634
Severance and other expenses (Note 9)	(711)	—
Flood-related costs, net of insurance recoveries (Note 11)	—	—

Loss from operations	(8,109)	(14,359)

Other (expense) income, net	(87)	831
Interest income	17	55
Interest expense	(4,283)	(3,844)
Gain on short- and long-term investments	30	364

Loss before income taxes	(12,432)	(16,953)
Provision (benefit) for income taxes	44	(3)

Net loss	$(12,476)	$(16,950)

Basic loss per share	$(0.53)	$(0.73)

Diluted loss per share	$(0.53)	$(0.73)

Weighted-average common shares outstanding	23,395	23,371

Weighted-average common and diluted shares outstanding	23,395	23,371

See accompanying notes to condensed consolidated financial statements—unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME—UNAUDITED

(In thousands)

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
Net loss	$(12,476)	$(16,950)
Other comprehensive (loss) income
Gain on available-for-sale securities, net of income taxes of $0	—	37
Foreign currency translation, net of income taxes of $0	(434)	164

Other comprehensive (loss) income	(434)	201

Comprehensive loss	$(12,910)	$(16,749)

See accompanying notes to condensed consolidated financial statements—unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

(In thousands)

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
OPERATING ACTIVITIES:
Net loss	$(12,476)	$(16,950)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	9,334	11,797
Stock-based compensation	388	750
Gain on short- and long-term investments	(30)	(364)
(Gain) loss on disposal of assets	(38)	227
Severance and other expenses (Note 9)	(1,624)	290
Asset impairment charge (Notes 10 and 11)	8,338	—
Non-cash interest expense	1,672	2,238
Flood insurance receivable (Note 11)	(4,727)	—
Changes in operating assets and liabilities	11,665	3,416

Cash provided by operating activities	12,502	1,404

INVESTING ACTIVITIES:
Capital expenditures	(5,384)	(4,686)
Change in restricted cash	(2)
Purchases of short-term investments	(1,613)	(5,700)
Sales/maturities of short-term investments	2,055	18,732

Cash (used for) provided by investing activities	(4,944)	8,346

FINANCING ACTIVITIES:
Repayments of revolving credit line and debt	(65,219)	(485)
Proceeds from revolving credit line	54,722	—
Proceeds from issuance of common stock	20	—

Cash used for financing activities	(10,477)	(485)

Net (decrease) increase in cash and cash equivalents	(2,919)	9,265
Cash and cash equivalents at beginning of period	57,554	55,639

Cash and cash equivalents at end of period	$54,635	$64,904

Supplemental cash flow disclosure:
Cash interest paid (net of amount capitalized)	$73	$—
Income taxes paid	$1	$261

See accompanying notes to condensed consolidated financial statements—unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

(Columnar dollar amounts in thousands, except per share amounts)

When we refer to “we,” “our,” “us,” the “company” or “HTI,” we mean Hutchinson Technology Incorporated and its subsidiaries. Unless otherwise indicated, references to “2013” mean our fiscal year ending September 29, 2013, references to “2012” mean our fiscal year ending September 30, 2012, references to “2011” mean our fiscal year ended September 25, 2011, and references to “2010” mean our fiscal year ended September 26, 2010.

(1) BASIS OF PRESENTATION

The condensed consolidated financial statements have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of our management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. Although we believe that the disclosures are adequate to make the information presented not misleading, we suggest that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in our latest Annual Report on Form 10-K. The quarterly results are not necessarily indicative of the actual results that may occur for the entire fiscal year.

(2) CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all highly liquid investments with original maturities of ninety days or less. As of December 25, 2011 and September 25, 2011, we had $2,622,000 and $2,620,000 of cash and cash equivalents that were restricted in use, respectively, which are classified in other current assets. These amounts covered outstanding letters of credit.

(3) FAIR VALUE MEASUREMENTS

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements at December 25, 2011
	Level 1	Level 2	Level 3
Assets
Available-for-sale securities
U.S. government debt securities	$1,200	$—	$—

Total assets	$1,200	$—	$—

	Fair Value Measurements at September 25, 2011
	Level 1	Level 2	Level 3
Assets
Available-for-sale securities
U.S. government debt securities	$1,612	$—	$—

Total assets	$1,612	$—	$—

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

The fair value measurement guidance defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. Under the guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability, developed based upon the best information available in the circumstances. The fair value hierarchy prescribed by the guidance is broken down into three levels as follows:

Level 1—Unadjusted quoted prices in an active market for the identical assets or liabilities at the measurement date.

Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in nonactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that reflect the use of significant management judgment. These values are generally determined using pricing models for which assumptions utilize management’s estimates of market participant assumptions.

(4) INVESTMENTS

Our short-term investments are comprised of U.S. government debt securities. We account for securities available for sale in accordance with Financial Accounting Standards Board (“FASB”) guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive (loss) income (“OCI”) within shareholders’ equity. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “Gain on short- and long-term investments” on our condensed consolidated statements of operations. Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments.

A summary of our investments as of December 25, 2011, is as follows:

		Gross Realized		Gross Unrealized		Recorded Basis
	Cost Basis	Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments
Marketable securities	$1,200	$—	$—	$—	$—	$1,200

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

A summary of our investments as of September 25, 2011, is as follows:

		Gross Realized		Gross Unrealized		Recorded Basis
	Cost Basis	Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments
Marketable securities	$1,612	$—	$—	$—	$—	$1,612

As of December 25, 2011, our short-term investments mature within one year.

As of December 25, 2011, and September 25, 2011, we had $1,200,000 and $1,612,000, respectively, of short-term investments that were restricted in use. These amounts covered a security for our self-insured workers compensation programs.

(5) TRADE RECEIVABLES

We grant credit to our customers, but generally do not require collateral or any other security to support amounts due. Trade receivables of $35,143,000 at December 25, 2011, and $44,998,000 at September 25, 2011, are net of allowances of $127,000 and $185,000, respectively. As of December 25, 2011, allowances of $127,000 consisted of a $24,000 allowance for doubtful accounts and a $103,000 allowance for sales returns. As of September 25, 2011, allowances of $185,000 consisted of a $23,000 allowance for doubtful accounts and a $162,000 allowance for sales returns.

We generally warrant that the products sold by us will be free from defects in materials and workmanship for a period of one year or less following delivery to our customer. Upon determination that the products sold are defective, we typically accept the return of such products and refund the purchase price to our customer. We record a provision against revenue for estimated returns on sales of our products in the same period that the related revenues are recognized. We base the allowance on historical product returns, as well as existing product return authorizations. The following table reconciles the changes in our allowance for sales returns under warranties:

September 25, 2011	Reductions in the Allowance for Returns Under Warranties	December 25, 2011
$162	$(59)	$103

(6) INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances. Inventories consisted of the following at December 25, 2011, and September 25, 2011:

	December 25, 2011	September 25, 2011
Raw materials	$19,164	$21,566
Work in process	15,258	14,656
Finished goods	18,490	18,796

	$52,912	$55,018

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

(7) SHORT- AND LONG-TERM DEBT

Short- and long-term debt consisted of the following at December 25, 2011, and September 25, 2011:

	December 25, 2011	September 25, 2011
3.25% Notes	$76,243	$76,243
3.25% debt discount	(4,213)	(5,156)
8.50% Notes	85,170	85,170
8.50% debt discount	(11,369)	(12,098)
PNC Bank Credit Line	—	10,409
Capital lease obligations	184	272

Total debt	146,015	154,840
Less: Current maturities	(184)	(10,681)

	$145,831	$144,159

As of December 25, 2011, we had fixed rate debt of $161,413,000. At December 25, 2011, our fixed rate debt had a fair market value of approximately $110,148,000.

3.25% Notes

In January 2006, we issued $225,000,000 aggregate principal amount of 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”). The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006. Issuance costs of $6,029,000 were capitalized and are being amortized over seven years in consideration of the holders’ ability to require us to repurchase all or a portion of the 3.25% Notes on January 15, 2013, as described below.

Since January 21, 2011, we have had the right to redeem for cash all or a portion of the 3.25% Notes at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016 and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100 percent of the principal amount of the 3.25% Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of the 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of the 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

We follow FASB authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance specifies that convertible debt instruments that may be settled in cash upon conversion shall be separately accounted for by allocating a portion

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

of the fair value of the instrument as a liability and the remainder as equity. The excess of the principal amount of the liability component over its carrying amount shall be amortized to interest cost over the effective term. The provisions of this guidance apply to the 3.25% Notes. This guidance requires us to recognize additional (non-cash) interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature.

The adoption of this guidance required us to allocate the original $225,000,000 proceeds received from the issuance of our 3.25% Notes between the applicable debt and equity components. Accordingly, we allocated $160,584,000 of the proceeds to the debt component of our 3.25% Notes and $40,859,000, net of deferred taxes of $23,557,000, to the equity conversion feature. Subsequent to the original issuance date of the 3.25% Notes, a full valuation allowance was recorded against our deferred tax assets (see Note 12 for a discussion of income taxes). The debt component allocation was based on the estimated fair value of similar debt instruments without a conversion feature as determined by using a discount rate of 8.75%, which represents our estimated borrowing rate for such debt as of the date of our 3.25% Notes issuance. The difference between the cash proceeds associated with our 3.25% Notes and the debt component was recorded as a debt discount with a corresponding offset to additional paid-in capital, net of applicable deferred taxes, representing the equity conversion feature. The debt discount that we recorded is being amortized over seven years, the expected term of our 3.25% Notes (January 19, 2006 through January 15, 2013), using the effective interest method resulting in additional non-cash interest expense. As of December 25, 2011, the remaining period over which the debt discount will be amortized is approximately 12 months.

The carrying amounts of our 3.25% Notes included in our condensed consolidated balance sheets were as follows:

	December 25, 2011	September 25, 2011
Principal balance	$76,243	$76,243
Debt discount	(4,213)	(5,156)

Convertible subordinated notes, net	$72,030	$71,087

We have recorded the following interest expense related to our 3.25% Notes in the periods presented:

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
Coupon rate of interest (cash interest)	$619	$1,605
Debt discount amortization (non-cash interest)	943	2,238

Net interest expense for the 3.25% Notes	$1,562	$3,843

8.50% Notes

In February 2011, we issued as part of a tender/exchange $40,000,000 of 8.50% Convertible Senior Notes due 2026 (the “8.50% Notes”) pursuant to an indenture dated as of February 11, 2011. The 8.50% Notes are senior in right of payment to any of our existing and future subordinated indebtedness, including the 3.25% Notes that remain outstanding. Interest is payable on the 8.50% Notes on January 15 and July 15 of each year, beginning July 15, 2011. The 8.50% Notes mature on January 15, 2026. Each $1,000 principal amount of the 8.50% Notes is convertible into 116.2790 shares of our common stock (which is equal to an initial conversion price of approximately $8.60 per share), subject to adjustment.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

We have the right to redeem the 8.50% Notes (i) on or after January 15, 2013 to, but excluding, January 15, 2015, if the closing price of our common stock equals or exceeds 150 percent of the conversion price, and (ii) at any time on or after January 15, 2015, in either case in whole or in part, for cash equal to 100 percent of the principal amount of the 8.50% Notes to be redeemed plus any accrued but unpaid interest to but excluding the redemption date. Holders of the 8.50% Notes may require us to repurchase all or a portion of their 8.50% Notes at par on each of January 15, 2015, January 15, 2016 and January 15, 2021 for cash equal to 100 percent of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date. If a fundamental change (as defined in the indenture) occurs, each holder of 8.50% Notes will have the right to require us to repurchase all or any portion of that holder’s 8.50% Notes for cash equal to 100 percent of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date.

As a result of the February 2011 tender/exchange, we retired an aggregate principal amount of $75,294,000 of the 3.25% Notes in February 2011. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the 3.25% Notes and we issued the $40,000,000 aggregate principal amount of the 8.50% Notes in exchange for $40,000,000 aggregate principal amount of the 3.25% Notes. We determined that the tender/exchange was a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as a $5,467,000 gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was applied as reacquisition of the equity component, which resulted in a $3,371,000 reduction to additional paid-in capital.

In July 2011, we completed an exchange for an additional portion of our outstanding 3.25% Notes. In connection with the July 2011 exchange, we issued $45,170,000 aggregate principal amount of the 8.50% Notes and made aggregate cash payments of $3,091,000 in exchange for $45,963,000 aggregate principal amount of the 3.25% Notes. We determined that the exchange was a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as a $2,915,000 gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was applied as reacquisition of the equity component, which resulted in a $606,000 reduction to additional paid-in capital.

At a special meeting held June 17, 2011, our shareholders approved the issuance of up to $40,000,000 aggregate principal amount of additional 8.50% Notes (and the issuance of our common stock upon conversion thereof) for cash in one or more future private placements or registered offerings. Accordingly, we may, but are not obligated to, issue a limited amount of additional 8.50% Notes without further shareholder approval.

PNC Bank Credit Line

On September 16, 2011, we entered into a revolving credit and security agreement with PNC Bank. The credit agreement provides us with a revolving credit facility in a principal amount of up to $35,000,000, subject to a borrowing base. The credit facility is secured by substantially all of the personal property of Hutchinson Technology Incorporated. The maturity date of the credit facility is October 1, 2014 if, by October 1, 2012, the aggregate outstanding principal amount of the 3.25% Notes is reduced to $50,000,000 or less and we have at least $50,000,000 of liquidity remaining; otherwise the maturity date is October 1, 2012. The credit agreement contains customary representations, warranties, covenants and events of default, including, but not limited to, limitations on the payment of dividends and repurchases of stock, financial covenants requiring a minimum fixed charge coverage ratio, minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) and minimum liquidity. We maintain an account at PNC Bank with a minimum balance of $15,000,000, as required under the credit agreement.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

As of December 25, 2011 we had no borrowings under the credit facility. If we borrow additional amounts under the credit facility in the future, such amounts will be subject to cash interest, at our election, at a rate equal to either (i) PNC Bank’s alternate base rate (as defined in the credit agreement) plus 2.0% per annum or (ii) LIBOR plus 4.5% per annum. After March 25, 2012, such loans, if any, will be eligible to bear cash interest at a reduced rate equal to either (i) PNC Bank’s alternate base rate plus 1.0% per annum or (ii) LIBOR plus 3.5% per annum if no defaults or events of default exist under the credit agreement.

The previously announced suspension of production in our Thailand facility during October 2011 triggered an event of default provision related to business interruptions under the credit agreement with PNC Bank, and we have obtained a waiver of the event of default. The event of default did not trigger any cross-default provisions in our other financing arrangements. As of December 25, 2011, we were in compliance with the covenants of our credit facility.

Capital Leases

We lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments under these leases resulted in an initial $686,000 of related leased assets. The outstanding lease obligations as of December 25, 2011 were $184,000.

(8) OTHER COMPREHENSIVE (LOSS) INCOME

The components of accumulated OCI, net of income taxes (see Note 12 for a discussion of income taxes), were as follows:

	December 25, 2011	September 25, 2011
Foreign currency translation	$(244)	$190

Total accumulated OCI	$(244)	$190

Our Thailand operation uses their local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of accumulated OCI. Foreign currency translation, net of income taxes (see Note 12 for a discussion of income taxes), for the thirteen weeks ended December 25, 2011 was a $434,000 loss, compared to a $164,000 gain for the thirteen weeks ended December 26, 2010.

Transaction gains and losses that arise from the exchange rate changes on transactions denominated in a currency other than the local currency are included in “Other (expense) income, net” in the consolidated statements of operations. We recognized a foreign currency loss of $530,000 for the thirteen weeks ended December 25, 2011, primarily related to purchases and advances denominated in U.S. dollars made by our Thailand operation.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

(9) SEVERANCE AND OTHER EXPENSES

A summary of our severance and benefits and other expenses as of December 25, 2011, is as follows:

	Severance and Benefits	Other Expenses	Total
Accrual balances, September 25, 2011	$1,741	$—	$1,741
Reduction of severance accrual	(895)	—	(895)
Restructuring charges	—	184	184
Cash payments	(729)	(184)	(913)

Accrual balances, December 25, 2011	$117	$—	$117

During the second quarter of 2011, we announced a manufacturing consolidation and restructuring plan that consolidated our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. We also took additional actions to resize the company, reduce costs and improve cash flow, including severance actions. Due to the flooding in Thailand, we are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand and have retained approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that were previously expected to terminate and that were included in our 2011 severance and benefits charges. This resulted in a reduction of $895,000 of our severance and benefits expense during the first quarter of 2012. We expect the remaining severance and benefits payments of $117,000 will be complete by the end of our second quarter of 2012.

As part of the consolidation and restructuring plan, we incurred approximately $184,000 of other expenses for the thirteen weeks ended December 25, 2011 for a total of $985,000 of other expenses recorded in 2011 and 2012, primarily internal labor, contractors and freight, related to consolidation of the Hutchinson components operations into our operations in Eau Claire, Wisconsin.

(10) ASSET IMPAIRMENT

When indicators of impairment exist and assets are held for use, we estimate future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets or based on appraisals. Factors affecting impairment of assets held for use include the ability of the specific assets to generate positive cash flows. Changes in any of these factors could necessitate impairment recognition in future periods for other assets held for use.

During the first quarter of 2012, flooding in Thailand required us to suspend our Thailand assembly operations and constrained the disk drive manufacturing supply chain, which affected demand for our products. We believe that the flooding, together with our continued operating losses, was a triggering event that required an impairment analysis. Based on our forecast model and impairment analysis for our first quarter of 2012, there was a cushion in excess of 10% between our expected undiscounted cash flows and the carrying value of our assets. However, impairments were recognized on specific identification of assets that were destroyed by the floodwaters (see Note 11 regarding the Thailand flood). Changes in our forecast model estimates could require additional impairment charges related to our long-lived assets.

(11) THAILAND FLOOD

In October 2011, severe flooding in Thailand required us to suspend assembly operations at our Thailand manufacturing facility. During our fourth quarter of 2011, prior to the flooding, approximately one-third of our sales originated out of our Thailand assembly facility. By the end of that quarter, our Thailand operations had an assembly capacity of four to five million parts per week.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

After review of the flood mitigation plans of the Thai government and those of the industrial park where our plant is located, we are proceeding with plans to restore our Thailand manufacturing facility to pre-flood output levels. We expect to resume production there by the end of June 2012 and that it will take until the middle of 2013 to return production to pre-flood output levels.

As a result of the flooding in Thailand, during our first quarter of 2012, we recorded flood-related costs, net of insurance recoveries, as follows:

Impairment charges for damaged building and equipment	$8,338
Inventory write-offs	2,744
Continuing costs during site shutdown	2,543
Site restoration	102

13,727
Insurance recoveries	(13,727)

Flood-related costs, net of insurance recoveries	$—

The total carrying value of our Thailand building and equipment was approximately $18,700,000 at the time of the flood. Of the total, $8,338,000 was destroyed by the floodwaters and was impaired and written off. The inventory write-off of $2,744,000 included the cost of raw materials, work-in-process and finished goods inventories that were not able to be used or sold due to the flood damage. We expect the remaining $2,600,000 of inventory that was not written off will be usable or sellable. As we repair and restore our facility and equipment in Thailand, we may determine that additional property, plant and equipment and inventory may be damaged. This could result in additional impairments and write-offs. Our estimates of our flood-related costs are based on current damage assessments and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. We expect any remaining impairments and write-offs related to the floodwaters would be less than $2,000,000.

After the suspension of production in Thailand in our first quarter of 2012, we have and will continue to incur costs for wages, salaries and benefits, depreciation and other items, which continued regardless of the suspension of production. Some employees normally engaged in the assembly manufacturing operation are being utilized in the clean-up and repairs of the facility and equipment, assessment and recovery of inventories and other aspects of the site restoration. In addition, we have and will continue to hire contractors to assist in the repair and restoration of our facility and equipment. These expenses totaled $2,645,000 for the thirteen weeks ended December 25, 2011. These amounts are shown, net of insurance recoveries, in the line item Flood-related costs, net of insurance recoveries, on our consolidated statement of operations.

In total, we estimate we will spend $25,000,000 to $30,000,000 in 2012 and an additional $5,000,000 in 2013 to restore our Thailand manufacturing operation and bring it back to pre-flood capacity levels and to cover the incremental costs of manufacturing in the United States. These estimates do not include lost profits. These costs will be partially offset by $25,000,000 in insurance proceeds.

Our insurance policies provide for $25,000,000 of flood coverage for property and casualty damage and business interruption. Our total claims exceeded this amount. Insurance proceeds are recognized in the consolidated financial statements to the extent of losses incurred when realization is deemed probable. During the first quarter of 2012, we received an initial insurance payment of $9,000,000 which is included in cash provided by operating activities on our consolidated statement of cash flows. Subsequent to December 25, 2011, we received the final

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

insurance payment of $16,000,000. The insurance recoveries, to the extent of losses incurred, were deemed probable at December 25, 2011. Accordingly, we recorded a flood insurance receivable in the amount of $4,727,000 included in the line item Other receivables on our condensed consolidated balance sheets. Recoveries in excess of losses incurred were assessed for recognition in accordance with gain contingency guidance and will be recognized when no contingencies remain. There are no restrictions on the insurance proceeds received. We plan to use the proceeds to repair and restore our Thailand facility and replace equipment.

(12) INCOME TAXES

We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our consolidated statements of operations.

Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 25, 2011, we had a valuation allowance of $186,447,000. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance was appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

The income tax provision for the thirteen weeks ended December 25, 2011 was $44,000 compared to a benefit of $3,000 for the thirteen weeks ended December 26, 2010. The income tax provision for the thirteen weeks ended December 25, 2011, consists primarily of foreign income tax expense. The income tax benefit for the thirteen weeks ended December 26, 2010, was primarily due to a change in U.S. tax law that enabled us to carry back some of our operating losses to prior years and apply for a refund of taxes paid in those years. This benefit was partially offset by foreign income tax expense.

(13) STOCK-BASED COMPENSATION

Under our equity incentive plan, stock options were granted to employees, including our officers, and directors at an exercise price not less than the fair market value of our common stock at the date the options are granted. The options granted generally expire ten years from the date of grant or at an earlier date as determined by the committee of our board of directors that administered the plan. Options granted under the plan prior to November 2005 generally were exercisable one year from the date of grant. Options granted under the plan from November 2005 to October 2011 are exercisable two to three years from the date of grant. Options granted under the plan since November 2011 are exercisable one to three years from the date of grant.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

On January 20, 2011, our shareholders approved (i) our 2011 Equity Incentive Plan, which authorizes the issuance of 1,200,000 shares of our common stock (plus any shares that remained available on that date for future grants under our 1996 Incentive Plan) for equity-based awards (no further awards will be made under our 1996 Incentive Plan), and (ii) the amendment and restatement of our employee stock purchase plan, to increase the maximum number of shares of our common stock authorized for issuance under that plan by 1,000,000 shares, to a total of 2,500,000, and provide means by which eligible employees of our foreign subsidiaries may participate in that plan.

We recorded stock-based compensation expense, included in selling, general and administrative expenses, of $388,000 and $750,000 for the thirteen weeks ended December 25, 2011, and December 26, 2010, respectively. As of December 25, 2011, $2,902,000 of unrecognized compensation expense related to non-vested awards is expected to be recognized over a weighted-average period of approximately 18 months.

We use the Black-Scholes option pricing model to determine the weighted-average fair value of options. The weighted-average fair value of options granted during the thirteen weeks ended December 25, 2011, and December 26, 2010, were $1.29 and $2.22, respectively. The fair value of options at the date of grant and the weighted-average assumptions utilized to determine such values are indicated in the following table:

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
Risk-free interest rate	1.7%	2.2%
Expected volatility	80.0%	80.0%
Expected life (in years)	8.0	7.3
Dividend yield	—	—

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of our stock options. We considered historical data in projecting expected stock price volatility. We estimated the expected life of stock options and stock option forfeitures based on historical experience.

Option transactions during the thirteen weeks ended December 25, 2011, are summarized as follows:

	Number of Shares	Weighted- Average Exercise Price ($)	Weighted- Average Remaining Contractual Life (yrs.)	Aggregate Intrinsic Value ($)
Outstanding at September 25, 2011	3,782,018	15.44	5.9	—
Granted	193,500	1.70
Exercised	—	—
Expired/Canceled	(278,342)	20.99

Outstanding at December 25, 2011	3,697,176	14.31	6.3	—

Options exercisable at December 25, 2011	2,418,372	19.72	4.9	—

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

The following table summarizes the status of options that remain subject to vesting:

	Number of Shares	Weighted- Average Grant Date Fair Value ($)
Non-vested at September 25, 2011	1,666,646	3.55
Granted	193,500	1.29
Vested	(558,967)	4.01
Canceled	(22,375)	2.99

Non-vested at December 25, 2011	1,278,804	3.02

The following table summarizes information concerning currently outstanding and exercisable stock options:

Range of Exercise Prices ($)	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted-Average Remaining Contractual Life (yrs.)	Weighted-Average Exercise Price ($)	Number Exercisable	Weighted- Average Exercise Price ($)
1.70-3.00	193,500	9.9	1.70	0	0.00
3.01-5.00	1,171,188	8.2	3.04	454,925	3.03
5.01-10.00	708,083	8.0	7.34	339,042	7.36
10.01-20.00	20,000	6.1	15.96	20,000	15.96
20.01-25.00	601,567	3.2	23.71	601,567	23.71
25.01-30.00	590,740	5.0	26.79	590,740	26.79
30.01-45.06	412,098	2.4	32.52	412,098	32.52

Total	3,697,176	6.3	14.31	2,418,372	19.72

Under our equity incentive plan, we also issue restricted stock units (“RSUs”) to employees, including our officers. RSUs generally vest over three years in annual installments commencing one year after the date of grant. We recognize compensation expense for the RSUs over the service period equal to the fair market value of the stock units on the date of issuance. Upon vesting, RSUs convert to shares in accordance with the terms of our equity incentive plan.

RSU transactions during the thirteen weeks ended December 25, 2011, are summarized as follows:

	Number of RSUs	Weighted- Average Grant Date Fair Value ($)
Non-vested at September 25, 2011	—	—
Granted	501,100	1.70
Vested	—	—
Canceled	(3,750)	1.70

Non-vested at December 25, 2011	497,350	1.70

(14) EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share identifies the dilutive effect of

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

potential common shares using net income (loss) available to common shareholders and is computed (i) using the treasury stock method for outstanding stock options and the if-converted method for the 8.50% Notes, and (ii) in accordance with FASB guidance relating to the effect of contingently convertible instruments on diluted earnings per share for the 3.25% Notes. A reconciliation of these amounts is as follows:

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
Net loss	$(12,476)	$(16,950)

Weighted-average common shares outstanding	23,395	23,371
Dilutive potential common shares	—	—

Weighted-average common and diluted shares outstanding	23,395	23,371

Basic loss per share	$(0.53)	$(0.73)

Diluted loss per share	$(0.53)	$(0.73)

Options to purchase common stock and RSUs that will convert to common stock upon vesting to 4,195,000 and 2,885,000 shares were not included for the thirteen weeks ended December 25, 2011 and December 26, 2010, respectively, because they were anti-dilutive.

Diluted loss per share for the thirteen weeks ended December 25, 2011, excludes potential common shares of 0, using the treasury stock method, and 9,903,000, using the if-converted method for the 8.50% Notes, as they were anti-dilutive. Diluted loss per share for the thirteen weeks ended December 26, 2010, excludes potential common shares of 95,000 using the treasury stock method as they were anti-dilutive.

(15) SEGMENT REPORTING

We follow the provisions of FASB guidance, which establish annual and interim reporting standards for an enterprise’s business segments and related disclosures about each segment’s products, services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performance. Our Chief Executive Officer is considered to be our chief operating decision maker.

We have determined that we have two reportable segments: the Disk Drive Components Division and the BioMeasurement Division. The accounting policies of the segments are the same as those described in the summary of significant accounting policies disclosed in our Annual Report on Form 10-K for the fiscal year ended September 25, 2011.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands, except per share amounts)

The following table represents net sales by product for each reportable segment and operating loss for each reportable segment.

	Thirteen Weeks Ended
	December 25, 2011	December 26, 2010
Net sales:
Disk Drive Components Division:
Suspension assemblies	$54,011	$66,240
Other products	4,048	1,462

Total Disk Drive Components Division	58,059	67,702
BioMeasurement Division	416	542

	$58,475	$68,244

Loss from operations:
Disk Drive Components Division	$(6,986)	$(11,448)
BioMeasurement Division	(1,123)	(2,911)

	$(8,109)	$(14,359)

(16) SUBSEQUENT EVENTS

Our insurance policies provide for $25,000,000 of flood coverage for property and casualty damages and business interruption. Our total claims exceeded this amount. During our first quarter of 2012, we received an initial insurance payment of $9,000,000. Subsequent to our first quarter of 2012, we received a final insurance payment of $16,000,000. There are no restrictions on the insurance proceeds received. We plan to use the proceeds to repair and restore our Thailand facility and replace equipment.

We evaluated subsequent events after the balance sheet date through the date the consolidated financial statements were issued. We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these consolidated financial statements.

The exchange agent for the Tender/Exchange Offers

and the subscription agent for the Rights Offering is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

By Facsimile Transmission	For Confirmation:
(for eligible institutions only):	(212) 493-6996
(212) 809-8838
Attn: Elton Bagley

The information agent for the Tender/Exchange Offers and the Rights Offering is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

Banks and brokers call: (212) 269-5550

All others call toll-free: (800) 758-5880

Questions, requests for assistance and requests for additional copies of this prospectus may be directed to the exchange agent, information agent and subscription agent

The dealer manager for the Tender/Exchange Offers is:

Houlihan Lokey

245 Park Avenue

20th Floor

New York, New York 10167

Call collect: (212) 497-7864

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimated, except the registration fee:

Dealer Manager	$1,200,000
Securities and Exchange Commission registration fee	$12,818
FINRA	$13,000
Printing fees and expense	$80,000
Legal fees and expenses	$1,100,000
Accounting fees and expenses	$125,000
Exchange agent fees and expenses	$30,000
Trustee fees and expenses	$10,000
Miscellaneous	$10,000

Total	$2,580,818

Item 14.	Indemnification of Officers and Directors.

We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by us, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Pursuant to the terms of dealer manager agreement executed in connection with offerings of securities pursuant to this registration statement, our directors and officers will be indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this registration statement and any prospectus thereto.

We also maintain a director and officer insurance policy to cover us, our directors and our officers against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See Exhibit Index immediately following the signature pages, which is incorporated herein by reference.

(b) Schedule II—Valuation and Qualifying Accounts.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hutchinson, State of Minnesota, on February 24, 2012.

HUTCHINSON TECHNOLOGY INCORPORATED (Registrant)

By	/s/ DAVID P. RADLOFF
David P. Radloff,
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed on February 24, 2012 by the following persons in the capacities with Hutchinson Technology Incorporated indicated:

/S/ WAYNE M. FORTUN	/S/ DAVID P. RADLOFF
Wayne M. Fortun,	David P. Radloff,
President and Chief Executive Officer (Principal Executive Officer) and Director	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*	*
Martha Goldberg Aronson, Director	William T. Monahan, Director

*	*
Mark A. Augusti, Director	Frank P. Russomanno, Director

*	*
Jeffrey W. Green, Director	Philip E. Soran, Director

*	*
Russell Huffer, Director	Thomas R. VerHage, Director

*	Wayne M. Fortun, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ WAYNE M. FORTUN
Wayne M. Fortun,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Dealer Manager Agreement, dated as of February 6, 2012, between the Company and Houlihan Lokey Capital, Inc.*

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002; File No. 0-14709).

3.2	Restated By-Laws of the Company, as amended December 3, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed December 9, 2008; File No. 0-14709).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(j) to the Company’s Registration Statement on Form S-3, dated January 19, 2006).

4.2	Rights Agreement, dated as of July 29, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, dated July 30, 2010).

4.3	First Amendment to Rights Agreement between the Company and Wells Fargo Bank, N.A. as Rights Agent (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A1A, dated May 6, 2011).

4.4	Indenture, dated as of January 25, 2006, between the Company and LaSalle Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed January 26, 2006; File No. 0-14709), and Instrument of Resignation, Appointment and Acceptance dated as of October 29, 2008 by and among the Company, LaSalle Bank National Association, as prior trustee, and Wells Fargo Bank, National Association, as successor trustee.

4.5	Form of 3.25% Convertible Subordinated Note due 2026 (included as part of Exhibit 4.4).

4.6	Form of Indenture dated as of February 21, 2011 between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.5 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed January 26, 2011; File No. 333-171614).

4.7	Form of 8.50% Convertible Senior Notes Due 2026 (included in Exhibit 4.6).

4.8	First Supplemental Indenture, dated as of June 17, 2011, to 8.50% Convertible Senior Notes due 2026 Indenture, dated as of February 11, 2011, between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.8 to the Company’s Amendment No. 3 to Registration Statement on Form S-4 filed June 17, 2011; File No. 333-173970).

4.9	Form of 8.50% Senior Secured Second Lien Notes Due 2017 Indenture between the Company and Wells Fargo Bank, National Association, as Trustee.**

4.10	Form of 8.50% Senior Secured Second Lien Notes Due 2017 (included in Exhibit 4.9).**

4.11	Form of Warrant Agreement between the Company and Wells Fargo Bank, National Association, as Warrant Agent.**

4.12	Form of Warrant (included in Exhibit 4.11).**

4.13	Form of Intercreditor Agreement by and between PNC Bank, National Association and Wells Fargo Bank, National Association.**

4.14	Second Amendment to Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A, dated February 24, 2012).

5.1	Faegre Baker Daniels LLP Opinion.**

8.1	Faegre Baker Daniels LLP Tax Opinion.**

Exhibit Number	Description

10.1	Revolving Credit and Security Agreement, between PNC Bank, National Association and the Company and Borrowers, dated September 16, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 21, 2011; File No. 1-34838).

10.2	Consent and Amendment No. 1 to Revolving Credit and Security Agreement, between PNC Bank, National Association, as agent and lender, and the Company dated February 6, 2012.**

10.3	Form of Support Agreement, dated January 12, 2012, between the Company and a holder of Outstanding 3.25% Notes regarding participation in the Exchange Offer and in the Rights Offering.**

10.4	Form of Support Agreement, dated January 12, 2012, between the Company and a holder of Outstanding 3.25% Notes regarding participation in the Outstanding 3.25% Notes Tender Offer.**

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	Subsidiaries of the registrant.*

23.1	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).**

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 8.1).**

23.3	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.**

24.1	Power of Attorney.*

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1.**

99.1	Outstanding 3.25% Notes Letter of Transmittal.*

99.2	Outstanding 8.50% Notes Letter of Transmittal.**

99.3	Rights Offering Subscription Form.*

99.4	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**

99.5	Letter to Clients.**

*	Previously filed.
**	Filed herewith.